As filed with the Securities and Exchange Commission on January 15, 2010 Registration No. 333-_________

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
_____________________

Form S-4
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
CCH II, LLC
and
CCH II Capital Corp.
(Exact name of registrants as specified in their charters)

Delaware Delaware	4841 4841	03-0511293 13-4257703
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

12405 Powerscourt Drive
St. Louis, Missouri 63131
(314) 965-0555
(Address, including zip code, and telephone number, including area code, of registrants’ principal executive offices)

Gregory L. Doody
Executive Vice President and General Counsel
12405 Powerscourt Drive
St. Louis, Missouri 63131
(314) 965-0555
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Christian O. Nagler
Kirkland & Ellis LLP
601 Lexington Avenue
New York, New York 10022-4611
(212) 446-4800

Approximate date of commencement of proposed sale to the public:  As soon as practicable after the effective date of this Registration Statement.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee (1)
13.50% Senior Notes Due 2016	$976,826,462	100%	$976,826,462	$69,648

(1)           The amount of the registration fee paid herewith was calculated, pursuant to Rule 457(f)(1) under the Securities Act of 1933, as amended.

The Registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed.  We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective.  This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where such offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JANUARY 15, 2010

PROSPECTUS
CCH II, LLC
CCH II Capital Corp.

Offer to Exchange
$976,826,462 in Aggregate Principal Amount
of 13.50% Senior Notes due 2016
which have been registered under the Securities Act
for certain outstanding 13.50% Senior Notes due 2016
Issued by CCH II, LLC and
CCH II Capital Corp. on November 30, 2009

•	This exchange offer expires at 5:00 p.m., New York City time, on ______________, 2010, unless extended.

•
No public market currently exists for the original notes or the new notes. We do not intend to list the new notes on any securities exchange or to seek approval for quotation through any automated quotation system.

_____________________________

CCH II, LLC and CCH II Capital Corp. hereby offer to exchange any and all of the $976,826,462 aggregate principal amount of their 13.50% Senior Notes due 2016 (the “new notes”), which have been registered under the Securities Act of 1933, as amended, pursuant to a Registration Statement of which this prospectus is part, for a like principal amount of their 13.50% Senior Notes due 2016 (the “original notes”) outstanding on the date hereof upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal (which together constitute the exchange offer). This exchange offer is only being made for those original notes that were issued pursuant to Section 4(2) of the Securities Act of 1933, as amended and which are indentified by CUSIP No. 12502C AT8. The terms of the new notes are identical in all material respects to those of the original notes, except for certain transfer restrictions and registration rights relating to the original notes. The new notes will be issued pursuant to, and entitled to the benefits of our indenture, dated as of November 30, 2009, among CCH II, LLC, CCH II Capital Corp. and The Bank of New York Mellon Trust Company, NA, as trustee.

You should carefully consider the risk factors beginning on page 11 of this prospectus before deciding whether or not to participate in the exchange offer.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is __________________, 2010.

TABLE OF CONTENTS

Page

ADDITIONAL INFORMATION	i
DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS	ii
SUMMARY	4
RISK FACTORS	11
SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA	26
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	27
BUSINESS	51
REGULATION AND LEGISLATION	63
MANAGEMENT	68
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	72
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	76
DESCRIPTION OF OTHER INDEBTEDNESS	80
THE EXCHANGE OFFER	89
DESCRIPTION OF NOTES	95
IMPORTANT UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS	131
PLAN OF DISTRIBUTION	136
LEGAL MATTERS	137
EXPERTS	138
WHERE YOU CAN FIND MORE INFORMATION	139
INDEX TO FINANCIAL STATEMENTS	F-1

______________________________

ADDITIONAL INFORMATION

We have filed with the Securities and Exchange Commission a registration statement on Form S-4 (Registration No. 333-            ) with respect to the securities we are offering for exchange. This prospectus, which forms part of this registration statement, does not contain all the information included in the registration statement, including its exhibits and schedules. For further information about us and the securities described in this prospectus, you should refer to the registration statement and its exhibits and schedules. Statements we make in this prospectus about certain contracts or other documents are not necessarily complete. When we make such statements, we refer you to the copies of the contracts or documents that are filed as exhibits to the registration statement, because those statements are qualified in all respects by reference to those exhibits. The registration statement, including the exhibits and schedules, is on file at the offices of the Securities and Exchange Commission and may be inspected without charge. Our Securities and Exchange Commission filings are also available to the public at the Securities and Exchange Commission’s website at www.sec.gov.

You may also obtain this information without charge by writing or telephoning us at the following address and phone number: Charter Plaza, 12405 Powerscourt Drive, St. Louis, Missouri 63131.  Our telephone number is (314) 965-0555. To obtain timely delivery, you must request this information no later than five business days before the date you must make your investment decision. Therefore, you must request this information no later than _____________________, 2010.

i

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, which we refer to as the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, regarding, among other things, our plans, strategies and prospects, both business and financial, including, without limitation, the forward-looking statements set forth in the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this prospectus.  Although we believe that our plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, we cannot assure you that we will achieve or realize these plans, intentions or expectations.  Forward-looking statements are inherently subject to risks, uncertainties and assumptions, including, without limitation, the factors described in the sections titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this prospectus.  Many of the forward-looking statements contained in this prospectus may be identified by the use of forward-looking words such as “believe,” “expect,” “anticipate,” “should,” “planned,” “will,” “may,” “intend,” “estimated,” “aim,” “on track,” “target,” “opportunity” and “potential,” among others.  Important factors that could cause actual results to differ materially from the forward-looking statements we make in this prospectus are set forth in this prospectus and in other reports or documents that we file from time to time with the Securities and Exchange Commission, which we refer to as the SEC, and include, but are not limited to:

·
the availability and access, in general, of funds to meet our debt obligations and to fund our operations and necessary capital expenditures, either through cash on hand, cash flows from operating activities, further borrowings or other sources and, in particular, our ability to fund debt obligations (by dividend, investment or otherwise) to the applicable obligor of such debt;

·
our ability to comply with all covenants in our indentures and credit facilities, any violation of which, if not cured in a timely manner, could trigger a default of our other obligations under cross-default provisions;

·
our ability to repay debt prior to or when it becomes due and/or successfully access the capital or credit markets to refinance that debt through new issuances, exchange offers or otherwise, especially given recent volatility and disruption in the capital and credit markets;

·
the impact of competition from other distributors, including but not limited to incumbent telephone companies, direct broadcast satellite operators, wireless broadband providers, and digital subscriber line ("DSL") providers;

·	difficulties in growing and operating our telephone services, while adequately meeting customer expectations for the reliability of voice services;

·	our ability to adequately meet demand for installations and customer service;

·
our ability to sustain and grow revenues and cash flows from operating activities by offering video, high-speed Internet, telephone and other services, and to maintain and grow our customer base, particularly in the face of increasingly aggressive competition and the weak economic conditions in the United States;

·	our ability to obtain programming at reasonable prices or to adequately raise prices to offset the effects of higher programming costs (including retransmission consents);

·	general business conditions, economic uncertainty or downturn and the significant downturn in the housing sector and overall economy; and

·	the effects of governmental regulation on our business.

ii

All forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by this cautionary statement.  We are under no duty or obligation to update any of the forward-looking statements after the date of this prospectus.

iii

SUMMARY

This summary contains a general discussion of our business, the exchange offer and summary financial information. It does not contain all the information that you should consider before making a decision whether to tender your original notes in exchange for new notes. For a more complete understanding of the exchange offer, you should read this entire prospectus and the related documents to which we refer.

For a chart showing our ownership structure, see page 5. Unless otherwise noted, all business data included in this summary is as of September 30, 2009.

CCH II, LLC (“CCH II”) is a direct subsidiary of CCH I, LLC (“CCH I”), which is an indirect subsidiary of Charter Communications Holdings, LLC (“Charter Holdings”). Charter Holdings is an indirect subsidiary of Charter Communications, Inc. (“Charter”). CCH II is a holding company with no operations of its own. CCH II Capital Corp. (“CCH II Capital”) is a wholly owned subsidiary of CCH II. CCH II Capital is a company with no operations of its own and no subsidiaries.  CCH II and CCH II Capital, which are the co-obligors with respect to both the original notes and new notes, are sometimes referred to in this prospectus collectively as the "Issuers" and individually as an "Issuer."

Unless otherwise stated, the discussion in this prospectus of our business and operations includes the business of CCH II and its direct and indirect subsidiaries. The terms “we,” “us” and “our” refer to CCH II and its direct and indirect subsidiaries on a consolidated basis.

Our Business

We are among the largest providers of cable services in the United States, offering a variety of entertainment, information and communications solutions to residential and commercial customers. Our infrastructure consists of a hybrid of fiber and coaxial cable plant passing approximately 11.9 million homes, through which we offer our customers traditional video cable programming, high-speed Internet access, advanced broadband cable services (such as high definition television, OnDemandTM (“OnDemand”) video programming, an interactive program guide and digital video recorder, or digital video recorder (“DVR”) service) and telephone service.  See “Business -- Products and Services” for further description of these terms and services.

As of September 30, 2009, we served approximately 5.3 million customers.  We served approximately 4.9 million video customers, of which approximately 65% were digital video customers.  We also served approximately 3.0 million high-speed Internet customers and we provided telephone service to approximately 1.5 million customers.  We sell our cable video programming, high-speed Internet and telephone services primarily on a subscription basis, often in a bundle of two or more services, providing savings to our customers.  Approximately 56% of our customers subscribe to a bundle of services.

Through Charter Business®, we provide scalable, tailored broadband communications solutions to business organizations, such as business-to-business Internet access, data networking, fiber connectivity to cell towers, video and music entertainment services and business telephone.  As of September 30, 2009, we served approximately 180,000 business customers, including small- and medium-sized commercial customers.

Our principal executive offices are located at Charter Plaza, 12405 Powerscourt Drive, St. Louis, Missouri 63131. Our telephone number is (314) 965-0555 and we have a website accessible at www.charter.com. The information posted or linked on this website is not part of this prospectus and you should rely solely on the information contained in this prospectus and the related documents to which we refer herein when deciding whether or not to tender your original notes in exchange for new notes.

Legal Entity Structure

The chart below sets forth our legal entity structure and that of our direct and indirect parent companies and subsidiaries. This chart does not include all of our affiliates and subsidiaries and, in some cases, we have combined separate entities for presentation purposes. The equity ownership, voting percentages and indebtedness amounts shown below are approximations as of December 31, 2009 and do not give effect to any exercise, conversion or exchange of then outstanding options, preferred stock, convertible notes and other convertible or exchangeable securities.

Common stock, preferred stock and warrants
Paul G. Allen
Beneficially owns 39.91% voting interest
100%
Charter Communications, Inc. ("CCI")
Charter Investment, Inc. ("CII")
.19% common equity interest (exchangeable for New Class A Common Stock)
CCI Exchange I, Inc.
.81% common equity interest
99% common equity interest
Charter Communications Holding Company, LLC ("Charter Holdco")
CCHC, LLC ("CCHC")
Charter Communications Holdings, LLC ("Charter Holdings")
CCH I Holdings, LLC ("CIH")
CCH I, LLC ("CCH I")
CCH II, LLC(1) / CCH II Capital Corp. ("CCH II") (co-issuers of the original notes)
CCO Holdings, LLC(2) / CCO Holdings Capital Corp. ("CCO Holdings") (obligor under $350 million credit facility - $350 million outstanding) (co-issuers of $800 million senior notes)
Charter Communications Operating, LLC(3) / Charter Communications Operating Capital Corp. ("Charter Operating") (obligor under $8.5 billion credit facilities – $8.2 billion outstanding) (co-issuer of $2.4 billion senior second lien notes)
Charter Operating Subsidiaries
CCO NR Holdings, LLC
100% common equity
CC V Holdings, LLC
Charter Operating Subsidiaries
100% Class B units
70% Preferred Equity in CC VIII, LLC
CC VIII, LLC ("CC VIII")
30% Preferred Equity in CC VIII, LLC
CC VIII Operating Subsidiaries

________________________
(1) CCH II, LLC (“CCH II”):
13.500% senior notes due 2016 ($1.8 billion principal amount outstanding)

Guarantee:  None.
Security Interest:  None.

(2) CCO Holdings, LLC (“CCO Holdings”):
8 ¾% senior notes due November 15, 2013 ($800 million principal amount outstanding)
CCO Holdings Credit Facility ($350 million principal amount outstanding)

Guarantee:  None
Security Interest: The obligations of CCO Holdings under the junior credit facility are secured by a junior lien on CCO Holdings’ equity interest in Charter Communications Operating, LLC and all proceeds of such equity interest, junior to the liens of the holders of the notes listed under item (3) below.

(3) Charter Communications Operating, LLC (“Charter Operating”):
8.000% senior second-lien notes due April 30, 2012 ($1.1 billion principal amount outstanding)
8.375% senior second-lien notes due April 30, 2014 ($770 million principal amount outstanding)
10.875% senior second-lien notes due September 15, 2014 ($546 million principal amount outstanding)
Charter Operating Credit Facility ($8.2 billion principal amount outstanding)

Guarantee:  All Charter Operating notes are guaranteed by CCO Holdings and those subsidiaries of Charter Operating that are guarantors of, or otherwise obligors with respect to, indebtedness under the Charter Operating credit facilities.  The Charter Operating Credit Facility is guaranteed by CCO Holdings and certain subsidiaries of Charter Operating.

Security Interest:  The Charter Operating notes and related note guarantees are secured by a second-priority lien on substantially all of Charter Operating’s and certain of its subsidiaries’ assets that secure the obligations of Charter Operating or any subsidiary of Charter Operating with respect to the Charter Operating senior secured credit facilities.  The Charter Operating Credit Facility is secured by a first-priority lien on substantially all of the assets of Charter Operating and its subsidiaries and a pledge by CCO Holdings of its equity interests in Charter Operating.

RECENT DEVELOPMENTS

On March 27, 2009, we filed voluntary petitions in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”), to reorganize under Chapter 11 of the United States Bankruptcy Code (the “Bankruptcy Code”).  The Chapter 11 cases were jointly administered under the caption In re Charter Communications, Inc., et al., Case No. 09-11435. We continued to operate our businesses and owned and managed our properties as a debtor-in-possession under the jurisdiction of the Bankruptcy Court in accordance with the applicable provisions of the Bankruptcy Code until we emerged from protection under Chapter 11 of the Bankruptcy Code on November 30, 2009.

On May 7, 2009, we filed a Joint Plan of Reorganization (the "Plan") and a related disclosure statement (the “Disclosure Statement”) with the Bankruptcy Court.  The Plan was confirmed by the Bankruptcy Court on November 17, 2009, and became effective on November 30, 2009, the date on which we emerged from protection under Chapter 11 of the Bankruptcy Code.

The Exchange Offer
Original Notes	13.50% Senior Notes due 2016, which we issued on November 30, 2009.
New Notes	13.50% Senior Notes due 2016, the issuance of which will be registered under the Securities Act of 1933.
Exchange Offer
We are offering to issue registered new notes in exchange for a like principal amount and like denomination of our original notes. We are offering to issue these registered new notes to satisfy our obligations under an exchange and registration rights agreement that we entered into with the initial purchasers of the original notes when we sold the original notes in a transaction that was exempt from the registration requirements of the Securities Act as part of the Plan. You may tender your original notes for exchange by following the procedures described under the caption “The Exchange Offer.”

This exchange offer is only being made for those original notes that were issued pursuant to Section 4(2) of the Securities Act of 1933, as amended and which are indentified by CUSIP No. 12502C AT8.

Tenders; Expiration Date; Withdrawal
The exchange offer will expire at 5:00 p.m., New York City time, on ______, 2010, which is within 21 business days after the exchange offer registration statement is declared effective, unless we extend it. If you decide to exchange your original notes for new notes, you must acknowledge that you are not engaging in, and do not intend to engage in, a distribution of the new notes. You may withdraw any original notes that you tender for exchange at any time prior to the expiration of the exchange offer. If we decide for any reason not to accept any original notes you have tendered for exchange, those original notes will be returned to you without cost promptly after the expiration or termination of the exchange offer. See “The Exchange Offer — Terms of the Exchange Offer” for a more complete description of the tender and withdrawal provisions.

Accrued Interest on the New Notes and Original Notes
The new notes will bear interest from _______ (the date of the last interest payment in respect of the original notes). Holders of original notes that are accepted for exchange will be deemed to have waived the right to receive any payment in respect of interest on such original notes accrued to the date of issuance of the new notes.

Conditions to the Exchange Offer
The exchange offer is subject to customary conditions, some of which we may waive. See “The Exchange Offer — Conditions to the Exchange Offer” for a description of the conditions. Other than the federal securities laws, we are not subject to federal or state regulatory requirements in connection with the exchange offer.

Certain Federal Income Tax Considerations
The exchange of outstanding notes for exchange notes in the exchange offer will not be a taxable event for United States federal income tax purposes. See “Important United States Federal Income Tax Considerations.”

Exchange Agent	The Bank of New York Mellon Trust Company, NA is serving as exchange agent.
Use of Proceeds	We will not receive any proceeds from the exchange offer.
Consequences of failure to	Original notes that are not tendered or that are tendered but not accepted will 7 exchange your original notes
continue to be subject to the restrictions on transfer that are described in the legend on those notes. In general, you may offer or sell your original notes only if they are registered under, or offered or sold under an exemption from, the Securities Act and applicable state securities laws. Except in limited circumstances with respect to specific types of holders of original notes, we, however, will have no further obligation to register the original notes. If you do not participate in the exchange offer, the liquidity of your original notes could be adversely affected.

Consequences of exchanging your original notes
Based on interpretations of the staff of the SEC, we believe that you may offer for resale, resell or otherwise transfer the new notes that we issue in the exchange offer without complying with the registration and prospectus delivery requirements of the Securities Act if you:

· acquire the new notes issued in the exchange offer in the ordinary course of your business;
· are not participating, do not intend to participate, and have no arrangement or undertaking with anyone to participate, in the distribution of the new notes issued to you in the exchange offer, and
· are not an “affiliate” of our company as defined in Rule 405 of the Securities Act.

If any of these conditions is not satisfied and you transfer any new notes issued to you in the exchange offer without delivering a proper prospectus or without qualifying for a registration exemption, you may incur liability under the Securities Act. We will not be responsible for or indemnify you against any liability you may incur.

Any broker-dealer that acquires new notes in the exchange offer for its own account in exchange for outstanding notes which it acquired through market-making or other trading activities, must acknowledge that it will deliver a prospectus when it resells or transfers any new notes issued in the exchange offer. See “Plan of Distribution” for a description of the prospectus delivery obligations of broker-dealers in the exchange offer.

Summary Terms of the New Notes

The terms of the new notes we are issuing in this exchange offer and the terms of the original notes of the same series are identical in all material respects, except the new notes offered in the exchange offer:

·   will have been registered under the Securities Act;

·   will not contain transfer restrictions and registration rights that relate to the outstanding notes; and

·   will not contain provisions relating to the payment of additional interest to be made to the holders of the outstanding notes under circumstances related to the timing of the exchange offer.

A brief description of the material terms of the new notes follows:

Issuers	CCH II and CCH II Capital.
Notes Offered	$976,826,462 million aggregate principal amount of 13.50% Senior Notes due 2016.
Maturity	November 30, 2016. 8

Interest Payment Dates	February 15 and August 15 of each year, beginning on February 15, 2010.
Forms and Terms
The form and terms of the new notes will be the same as the form and terms of the original notes except that:

· the new notes have been registered under the Securities Act of 1933 and, therefore, will not bear legends restricting their transfer; and

· you will not be entitled to any exchange or registration rights with respect to the new notes and the new notes will not provide for additional interest in connection with registration defaults.

The new notes will evidence the same debt as the original notes. They will be entitled to the benefits of the indenture governing the original notes and will be treated under the indenture as a single class with the original notes.

Ranking
The new notes will be:

· our senior unsecured securities;

· effectively subordinated in right of payment to any of our secured indebtedness, to the extent of the value of the assets securing such indebtedness;

· equal in right of payment to any future unsubordinated, unsecured indebtedness;

· senior in right of payment to any future subordinated indebtedness; and

· structurally subordinated to all indebtedness and other liabilities (including trade payables) of our subsidiaries, including indebtedness under our subsidiaries’ credit facilities and senior notes.

As of September 30, 2009, the indebtedness of CCH II and its subsidiaries reflected on our consolidated balance sheet totaled approximately $14.2 billion, and the new notes are structurally subordinated to approximately $11.7 billion of that amount.

Optional Redemption
The new notes may be redeemed in whole or in part at our option at any time on or after November 30, 2012 at the redemption prices specified in this prospectus under “Description of the Notes — Optional Redemption.”

At any time prior to November 30, 2012, we may, on one or more occasions, redeem up to 35% of the new notes on a pro rata basis (or as nearly to pro rata as practicable), at a redemption price of 113.50% of the principal amount thereof, plus accrued and unpaid interest to the redemption date, with the net cash proceeds of one or more Equity Offerings; provided that (1) at least 65% of the aggregate principal amount of the Notes remain outstanding immediately after the occurrence of such redemption (excluding original notes held by the Issuers and their Subsidiaries, and (2) the redemption must occur within 60 days of the date of the closing of such Equity Offering.

At any time prior to November 30, 2012, the new notes may be redeemed, in whole or in part, at our option upon no less than 30 nor more than 60 days’ prior notice at a redemption price equal to 100% of the principal amount of

9

such new notes redeemed plus accrued and unpaid interest to the applicable redemption date and a make-whole premium. See “Description of the Notes – Optional Redemption.”
Restrictive Covenants	The indenture governing the new notes will, among other things, restrict our ability and the ability of certain of our subsidiaries to:

· incur additional debt;

· repurchase or redeem equity interests and debt;

· issue equity;

· make certain investments or acquisitions;

· pay dividends or make other distributions;

· dispose of assets or merge;

· enter into related party transactions; and

· grant liens and pledge assets.

These covenants are subject to important exceptions and qualifications as described under “Description of the Notes — Certain Covenants,” including provisions allowing us, as long as our leverage ratio is below 5.75 to 1.0, to incur additional indebtedness.

Change of Control
Following a Change of Control, as defined in “Description of the Notes — Certain Definitions,” we will be required to offer to purchase all of the new notes at a purchase price of 101% of their principal amount plus accrued and unpaid interest, if any, to the date of purchase thereof.

Events of Default	For a discussion of events that will permit acceleration of the payment of the principal of and accrued interest on the new notes, see “Description of Notes — Events of Default and Remedies.”
Absence of Established Markets for the Notes
The new notes are new issues of securities, and currently there are no markets for them. We do not intend to apply for the new notes to be listed on any securities exchange or to arrange for any quotation system to quote them. Accordingly, we cannot assure you that liquid markets will develop for the new notes.

United States Federal Income Tax Considerations	For a discussion of the U.S. federal income tax consequences of holding the new notes, see “Important United States Federal Income Tax Considerations.”

You should carefully consider all of the information in this prospectus. In particular, you should evaluate the information beginning on page 11 under “Risk Factors” for a discussion of risks associated with an investment in the new notes.

For more complete information about the new notes, see the “Description of the Notes” section of this prospectus.

RISK FACTORS

      The new notes, like the original notes, entail the following risks. You should carefully consider these risk factors, as well as the other information contained in this prospectus, before making a decision to continue your investment in the notes or to tender your original notes in exchange for the new notes.  In this prospectus, when we refer to “notes,” we are referring to both the original notes and the new notes.

Risks Related to Our Emergence From Bankruptcy

Our actual financial results may vary significantly from the projections filed with the Bankruptcy Court.

In connection with the Plan, Charter was required to prepare projected financial information to demonstrate to the Bankruptcy Court the feasibility of the Plan and our ability to continue operations upon emergence from bankruptcy.  Charter filed projected financial information with the Bankruptcy Court most recently on May 7, 2009 and furnished it to the SEC, and as part of the Disclosure Statement approved by the Bankruptcy Court.  The projections reflect numerous assumptions concerning anticipated future performance and prevailing and anticipated market and economic conditions that were and continue to be beyond our control and that may not materialize.  Projections are inherently subject to uncertainties and to a wide variety of significant business, economic and competitive risks.  Our actual results will vary from those contemplated by the projections for a variety of reasons, including the fact that, given our emergence from bankruptcy, we have adopted the provisions of Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 852, Reorganizations (“ASC 852”), regarding fresh start accounting.  As indicated in the Disclosure Statement, the projections did not apply fresh start accounting provisions and as a result, variations from the projections may be material.  The projections have not been incorporated by reference into this prospectus, and neither the projections nor any version of the Disclosure Statement should be considered or relied upon in connection with the notes offered hereby.

Because our consolidated financial statements will reflect fresh start accounting adjustments made upon emergence from bankruptcy, and because of the effects of the transactions that became effective pursuant to the Plan, financial information in our future financial statements will not be comparable to our financial information from prior periods.

      Upon our emergence from bankruptcy, we adopted fresh start accounting in accordance with ASC 852, pursuant to which our reorganization value, which represents the fair value of the entity before considering liabilities and approximates the amount a willing buyer would pay for the assets of the entity immediately after the reorganization, will be allocated to the fair value of assets and liabilities, other than deferred taxes, in conformity with ASC 805, Business Combinations.  The amount remaining after allocation of the reorganization value to the fair value of identified tangible and intangible assets will be reflected as goodwill, which is subject to periodic evaluation for impairment.  In addition, under fresh start accounting the accumulated deficit will be eliminated.  In addition to fresh start accounting, our consolidated financial statements will reflect all effects of the transactions contemplated by the Plan.  Thus, our future statements of financial position and statements of operations data will not be comparable in many respects to our consolidated statements of financial position and consolidated statements of operations data for periods prior to our adoption of fresh start accounting and prior to accounting for the effects of the reorganization.

Risks Related to the Exchange Offer and the New Notes

There is currently no public market for the new notes, and an active trading market may not develop for the new notes. The failure of a market to develop for the new notes could adversely affect the liquidity and value of the new notes.

The new notes will be new securities for which there is currently no public market.  Further, we do not intend to apply for listing of the new notes, on any securities exchange or for quotation of the new notes on any automated dealer quotation system. Accordingly, notwithstanding any existing market for the notes, a market may not develop for the new notes, and if a market does develop, it may not be sufficiently liquid for your purposes. If an active, liquid market does not develop for the new notes, the market price and liquidity of the new notes may be adversely affected.

The liquidity of the trading market, if any, and future trading prices of the new notes will depend on many factors, including, among other things, prevailing interest rates, our operating results, financial performance and prospects, the market for similar securities and the overall securities market, and may be adversely affected by unfavorable changes in these factors. The market for the new notes may be subject to disruptions that could have a negative effect on the holders of the new notes, regardless of our operating results, financial performance or prospects.

We may not have the ability to raise the funds necessary to fulfill our obligations under the new notes following a change of control, which would place us in default under the indenture governing the new notes.

Under the indenture governing the new notes, upon the occurrence of specified change of control events, we will be required to offer to repurchase all of the outstanding new notes. However, we may not have sufficient funds at the time of the change of control event to make the required repurchases of the new notes. In addition, a change of control would require the repayment of borrowings under credit facilities and publicly held debt of our subsidiaries. Our failure to make or complete an offer to repurchase the new notes would place us in default under the indentures governing the new notes.

If we do not fulfill our obligations to you under the new notes, you will not have any recourse against our parent entities, any of our shareholders or their affiliates.

None of our direct or indirect equity holders, directors, officers, employees or affiliates, including, without limitation, Charter and Charter Communications Holding Company, LLC ("Charter Holdco"), are an obligor or guarantor under the new notes or the original notes.  The indentures governing the new notes and original notes expressly provide that these parties will not have any liability for our obligations under the new notes or the original notes or the indentures governing these notes.  By accepting the new notes, you waive and release all such liability as consideration for issuance of the new notes.  If we do not fulfill our obligations to you under the new notes, you will have no recourse against any of our direct or indirect equity holders, directors, officers, employees or affiliates including, without limitation, Charter and Charter Holdco.

If you do not exchange your original notes for new notes, you will continue to have restrictions on your ability to resell them.

The original notes were not registered under the Securities Act of 1933 or under the securities laws of any state and may not be resold, offered for resale or otherwise transferred unless they are subsequently registered or resold pursuant to an exemption from the registration requirements of the Securities Act of 1933 and applicable state securities laws. If you do not exchange your original notes for new notes pursuant to the exchange offers, you will not be able to resell, offer to resell or otherwise transfer the original notes unless they are registered under the Securities Act of 1933 or unless you resell them, offer to resell them or otherwise transfer them under an exemption from the registration requirements of, or in a transaction not subject to, the Securities Act of 1933. In addition, once the exchange offers have terminated, we will no longer be under an obligation to register the original notes under the Securities Act of 1933 except in the limited circumstances provided in the exchange and registration rights agreement. In addition, to the extent that original notes are tendered for exchange and accepted in the exchange offers, any trading market for the untendered and tendered but unaccepted original notes could be adversely affected.

Risks Related to Our Significant Indebtedness

We have a significant amount of debt, and we and our parent companies may incur significant additional debt, including secured debt, in the future, which could adversely affect our and our parent companies’ financial health and our and their ability to react to changes in our business.

As of September 30, 2009, our total debt was approximately $14.2 billion.  We initiated a Chapter 11 bankruptcy proceeding on March 27, 2009 and consummated the Plan on November 30, 2009 resulting in a reduction in the principal amount of our debt of $708 million and elimination of our parent companies’ debt in the principal amount of approximately $7.5 billion.  However, we continue to have a significant amount of debt and may (subject to applicable restrictions in our debt instruments) incur additional debt in the future.

Because of our significant indebtedness, our and our parent companies’ ability to raise additional capital at reasonable rates, or at all, is uncertain, and our and our parent companies’ ability to make distributions or payments to our and their respective parent companies is subject to availability of funds and restrictions under our applicable debt instruments and under applicable law.

Our significant amount of debt could have other important consequences.  For example, the debt will or could:

·
require us to dedicate a significant portion of our cash flow from operating activities to make payments on our debt, reducing our funds available for working capital, capital expenditures, and other general corporate expenses;

·	limit our flexibility in planning for, or reacting to, changes in our business, the cable and telecommunications industries, and the economy at large;

·	place us at a disadvantage compared to our competitors that have proportionately less debt;

·	make us vulnerable to interest rate increases, because as of September 30, 2009, approximately 60% of our borrowings are, and may continue to be, subject to variable rates of interest;

·	expose us to increased interest expense to the extent we refinance existing debt with higher cost debt;

·	adversely affect our relationship with customers and suppliers;

·
limit our and our parent companies’ ability to borrow additional funds in the future, or to access financing at the necessary level of the capital structure, due to applicable financial and restrictive covenants in our debt;

·	make it more difficult for us and our parent companies to obtain financing given the deterioration of general economic conditions;

·	make it more difficult for us to satisfy our obligations to the holders of our notes and for us to satisfy our obligations to the lenders under our credit facilities; and

·	limit future increases in the value, or cause a decline in the value of Charter’s equity, which could limit Charter’s ability to raise additional capital by issuing equity.

A default by us under our debt obligations could result in the acceleration of those obligations, which in turn could trigger cross-defaults under other agreements governing our long-term indebtedness.  In addition, the secured lenders under the Charter Operating credit facilities, the holders of the Charter Operating senior second-lien notes and the secured lenders under the CCO Holdings credit facility could foreclose on the collateral, which includes equity interests in certain of our subsidiaries, and exercise other rights of secured creditors.  Any default under our debt could adversely affect our growth, our financial condition, our results of operations and our ability to make payments on our debt.  We and our parent companies may incur significant additional debt in the future.  If current debt amounts increase, the related risks that we now face will intensify.

The agreements and instruments governing our debt contain restrictions and limitations that could significantly affect our ability to operate our business, as well as significantly affect our liquidity.

Our credit facilities and the indentures governing our debt contain a number of significant covenants that could adversely affect our ability to operate our business, as well as significantly affect our liquidity, and therefore could adversely affect our results of operations.  These covenants restrict, among other things, our ability to:

·	incur additional debt;

·	repurchase or redeem equity interests and debt;

·	issue equity;

·	make certain investments or acquisitions;

·	pay dividends or make other distributions;

·	dispose of assets or merge;

·	enter into related party transactions; and

·	grant liens and pledge assets.

The breach of any covenants or obligations in our indentures or credit facilities, not otherwise waived or amended, could result in a default under the applicable debt obligations and could trigger acceleration of those obligations, which in turn could trigger cross defaults under other agreements governing our long-term indebtedness.  In addition, the secured lenders under the Charter Operating credit facilities, the holders of the Charter Operating senior second-lien notes and the secured lenders under the CCO Holdings credit facility could foreclose on their collateral, which includes equity interests in our subsidiaries, and exercise other rights of secured creditors.  Any default under those credit facilities or the indentures governing our debt could adversely affect our growth, our financial condition, our results of operations and our ability to make payments on our notes and our credit facilities, and could force us to seek the protection of the bankruptcy laws.

We depend on generating (and having available to the applicable obligor) sufficient cash flow to fund our debt obligations, capital expenditures, and ongoing operations.  Our access to additional financing may be limited, which could adversely affect our financial condition and our ability to conduct our business.

We are dependent on our cash on hand and cash flows from operating activities to fund our debt obligations, capital expenditures and ongoing operations.  Our ability to service our debt and to fund our planned capital expenditures and ongoing operations will depend on our ability to generate and grow cash flow and our and our parent companies’ access (by dividend or otherwise) to additional liquidity sources.  Our ability to generate and grow cash flow is dependent on many factors, including:

·	the impact of competition from other distributors, including but not limited to incumbent telephone companies, direct broadcast satellite operators, wireless broadband providers and DSL providers;

·	difficulties in growing and operating our telephone services, while adequately meeting customer expectations for the reliability of voice services;

·	our ability to adequately meet demand for installations and customer service;

·
our ability to sustain and grow revenues and cash flows from operating activities by offering video, high-speed Internet, telephone and other services, and to maintain and grow our customer base, particularly in the face of increasingly aggressive competition;

·	our ability to obtain programming at reasonable prices or to adequately raise prices to offset the effects of higher programming costs;

·	general business conditions, economic uncertainty or downturn, including the significant downturn in the housing sector and overall economy; and

·	the effects of governmental regulation on our business.

Some of these factors are beyond our control.  It is also difficult to assess the impact that the general economic downturn will have on future operations and financial results.  The general economic downturn has resulted in reduced spending by customers and advertisers, which has impacted our revenues and our cash flows from operating activities from those that otherwise would have been generated.  If we are unable to generate sufficient cash flow or we and our parent companies are unable to access additional liquidity sources, we and our parent companies may not be able to service and repay our debt, operate our business, respond to competitive challenges, or fund our and our parent companies’ other liquidity and capital needs.  It is uncertain whether we will be able, under applicable law and restrictions in our subsidiaries’ debt instruments, to make distributions or otherwise move cash to the relevant entities for payment of interest and principal.   See “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Liquidity and Capital Resources – Limitations on Distributions” and “–Because of our holding company structure, our outstanding notes are structurally subordinated in right of payment to all liabilities of our subsidiaries.  Restrictions in our debt instruments and under applicable law limit their ability to provide funds to us or our various debt issuers.”

Because of our holding company structure, our outstanding notes are structurally subordinated in right of payment to all liabilities of our subsidiaries.  Restrictions in our subsidiaries’ debt instruments and under applicable law limit their ability to provide funds to us or our various debt issuers.

Our primary assets are our equity interests in our subsidiaries.  Our operating subsidiaries are separate and distinct legal entities and are not obligated to make funds available to us for payments on our notes or other obligations in the form of loans, distributions, or otherwise.  Charter Operating’s and CCO Holdings’ ability to make distributions to us or the applicable debt issuers to service debt obligations is subject to their compliance with the terms of their credit facilities and indentures, and restrictions under applicable law.  See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources — Limitations on Distributions” and “— Summary of Restrictive Covenants of Our High Yield Notes – Restrictions on Distributions.”  Under the Delaware Limited Liability Company Act, we and our subsidiaries may only make distributions if the relevant entity has “surplus” as defined in the act.  Under fraudulent transfer laws, we and our subsidiaries may not pay dividends if the relevant entity is insolvent or are rendered insolvent thereby.  The measures of insolvency for purposes of these fraudulent transfer laws vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, an entity would be considered insolvent if:

·	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all its assets;

·
the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

·	it could not pay its debts as they became due.

While we believe that our relevant subsidiaries currently have surplus and are not insolvent, there can otherwise be no assurance that these subsidiaries will not become insolvent or will be permitted to make distributions in the future in compliance with these restrictions in amounts needed to service our indebtedness.  Our direct or indirect subsidiaries include the borrowers under the CCO Holdings credit facility and the borrowers and guarantors under the Charter Operating credit facilities.  Charter Operating is also an obligor and guarantor under senior second-lien notes and CCO Holdings is an obligor under senior notes.  As of September 30, 2009, our total debt was approximately $14.2 billion, of which approximately $11.7 billion was structurally senior to the CCH II notes.

In the event of bankruptcy, liquidation, or dissolution of one or more of our subsidiaries, that subsidiary's assets would first be applied to satisfy its own obligations, and following such payments, such subsidiary may not have sufficient assets remaining to make payments to its parent company as an equity holder or otherwise.  In that event:

·
the lenders under CCO Holdings’ credit facility and Charter Operating's credit facilities and senior second-lien notes, whose interests are secured by substantially all of our operating assets, and all holders of other debt of CCO Holdings and Charter Operating, will have the right to be paid in full before us from any of our subsidiaries' assets; and

·
the holders of preferred membership interests in our subsidiary, CC VIII, LLC (“CC VIII”), would have a claim on a portion of its assets that may reduce the amounts available for repayment to holders of our outstanding notes.

All of our outstanding debt is subject to change of control provisions.  We and our parent companies may not have the ability to raise the funds necessary to fulfill our obligations under our indebtedness following a change of control, which would place us in default under the applicable debt instruments.

We and our parent companies may not have the ability to raise the funds necessary to fulfill our obligations under our notes and our credit facilities following a change of control.  Under the indentures governing our notes, upon the occurrence of specified change of control events, the applicable note issuer is required to offer to repurchase all of its outstanding notes.  However, we may not have sufficient access to funds at the time of the change of control event to make the required repurchase of the applicable notes, and all of the notes issuers are limited in their ability to make distributions or other payments to their respective parent company to fund any required repurchase.  In addition, a change of control under the Charter Operating credit facilities would result in a default under those credit facilities.  Because such credit facilities and the CCO Holdings and Charter Operating notes are obligations of our subsidiary, the credit facilities and the CCO Holdings and Charter Operating notes would have to be repaid by CCO Holdings and Charter Operating, respectively, before their assets could be available to us to repurchase our notes.  Any failure to make or complete a change of control offer would place the applicable issuer or borrower in default under its notes.  The failure of our subsidiaries to make a change of control offer or repay the amounts accelerated under their notes and credit facilities would place them in default.

None of Charter’s shareholders are obligated to purchase equity from, contribute to, or loan funds to us or any of our parent companies.

Charter has shareholders with significant ownership in its equity, and as a result of such ownership, several of these shareholders have exercised their right to appoint members of Charter’s board of directors.  None of Charter’s shareholders nor any of its affiliates are obligated to purchase equity from, contribute to, or loan funds to us or any of our parent companies.

Risks Related to Our Business

We operate in a very competitive business environment, which affects our ability to attract and retain customers and can adversely affect our business and operations.

The industry in which we operate is highly competitive and has become more so in recent years.  In some instances, we compete against companies with fewer regulatory burdens, easier access to financing, greater personnel resources, greater resources for marketing, greater and more favorable brand name recognition, and long-established relationships with regulatory authorities and customers.  Increasing consolidation in the cable industry and the repeal of certain ownership rules have provided additional benefits to certain of our competitors, either through access to financing, resources, or efficiencies of scale.

Our principal competitors for video services throughout our territory are DBS providers.  The two largest DBS providers are DirecTV and Echostar.  Competition from DBS, including intensive marketing efforts with aggressive pricing, exclusive programming and increased high definition broadcasting has had an adverse impact on our ability to retain customers. DBS has grown rapidly over the last several years.  DBS companies have also recently announced plans and technical actions to expand their activities in the multiple dwelling unit (“MDU”)

market.  The cable industry, including us, has lost a significant number of video customers to DBS competition, and we face serious challenges in this area in the future.

Telephone companies, including two major telephone companies, AT&T and Verizon, and utility companies can offer video and other services in competition with us, and we expect they will increasingly do so in the future.  Upgraded portions of these networks carry two-way video and data services (DSL and FiOS) and digital voice services that are similar to ours.  In the case of Verizon, high-speed data services (FiOS) operate at speeds as high as or higher than ours.  These services are offered at prices similar to those for comparable Charter services.  Based on our internal estimates, we believe that AT&T and Verizon are offering these services in areas serving approximately 24% to 28% of our estimated homes passed as of September 30, 2009 and we have experienced increased customer losses in these areas.  AT&T and Verizon have also launched campaigns to capture more of the MDU market.  Additional upgrades and product launches are expected in markets in which we operate. With respect to our Internet access services, we face competition, including intensive marketing efforts and aggressive pricing, from telephone companies and other providers of DSL.  DSL service is competitive with high-speed Internet service and is often offered at prices lower than our Internet services, although often at speeds lower than the speeds we offer.  In addition, in many of our markets, these companies have entered into co-marketing arrangements with DBS providers to offer service bundles combining video services provided by a DBS provider with DSL and traditional telephone and wireless services offered by the telephone companies and their affiliates.  These service bundles substantially resemble our bundles.  Moreover, as we expand our telephone offerings, we will face considerable competition from established telephone companies and other carriers.

The existence of more than one cable system operating in the same territory is referred to as an overbuild.  Overbuilds could adversely affect our growth, financial condition, and results of operations, by creating or increasing competition.  Based on internal estimates and excluding telephone companies, as of September 30, 2009, we are aware of traditional overbuild situations impacting approximately 8% to 9% of our estimated homes passed, and potential traditional overbuild situations in areas servicing approximately an additional 1% of our estimated homes passed.  Additional overbuild situations may occur in other systems.

In order to attract new customers, from time to time we make promotional offers, including offers of temporarily reduced price or free service.  These promotional programs result in significant advertising, programming and operating expenses, and also may require us to make capital expenditures to acquire and install customer premise equipment.  Customers who subscribe to our services as a result of these offerings may not remain customers following the end of the promotional period.  A failure to retain customers could have a material adverse effect on our business.

Mergers, joint ventures, and alliances among franchised, wireless, or private cable operators, DBS providers, local exchange carriers, and others, may provide additional benefits to some of our competitors, either through access to financing, resources, or efficiencies of scale, or the ability to provide multiple services in direct competition with us.

In addition to the various competitive factors discussed above, our business is subject to risks relating to increasing competition for the leisure and entertainment time of consumers. Our business competes with all other sources of entertainment and information delivery, including broadcast television, movies, live events, radio broadcasts, home video products, console games, print media, and the Internet.  Technological advancements, such as video-on-demand, new video formats, and Internet streaming and downloading, have increased the number of entertainment and information delivery choices available to consumers, and intensified the challenges posed by audience fragmentation. The increasing number of choices available to audiences could also negatively impact advertisers’ willingness to purchase advertising from us, as well as the price they are willing to pay for advertising.  If we do not respond appropriately to further increases in the leisure and entertainment choices available to consumers, our competitive position could deteriorate, and our financial results could suffer.

We cannot assure you that the services we provide will allow us to compete effectively.  Additionally, as we expand our offerings to include other telecommunications services, and to introduce new and enhanced services, we will be subject to competition from other providers of the services we offer.  The impacts of competition to our revenue growth in 2009 along with its expected impact to future revenue growth contributed to the preliminary franchise impairment charge of $2.9 billion incurred in the third quarter of 2009.  Competition may further reduce our expected growth of future cash flows and additional impairments may occur.  We cannot predict the extent to which competition may affect our business and results of operations.

Economic conditions in the United States may adversely impact the growth of our business.

We believe that the weakening economic conditions in the United States, including a continued downturn in the housing market over the past year and increases in unemployment, have adversely affected consumer demand for our services, especially premium services, and have contributed to an increase in the number of homes that replace their traditional telephone service with wireless service thereby impacting the growth of our telephone business and also had a negative impact on our advertising revenue.  These conditions have affected our net customer additions and revenue growth during the first three quarters of 2009, all of which contributed to the preliminary franchise impairment charge of $2.9 billion incurred in the third quarter of 2009.  If these conditions do not improve, we believe the growth of our business and results of operations will be adversely affected.

We may not have the ability to reduce the high growth rates of, or pass on to our customers, our increasing programming costs, which would adversely affect our cash flow and operating margins.

Programming has been, and is expected to continue to be, our largest operating expense item.  In recent years, the cable industry has experienced a rapid escalation in the cost of programming.  We expect programming costs to continue to increase, and at a higher rate than in 2009, because of a variety of factors including amounts paid for retransmission consent, annual increases imposed by programmers and additional programming, including high definition and OnDemand programming, being provided to customers.  The inability to fully pass these programming cost increases on to our customers has had an adverse impact on our cash flow and operating margins associated with the video product.  We have programming contracts that have expired and others that will expire at or before the end of 2010.  There can be no assurance that these agreements will be renewed on favorable or comparable terms.  To the extent that we are unable to reach agreement with certain programmers on terms that we believe are reasonable we may be forced to remove such programming channels from our line-up, which could result in a further loss of customers.

Increased demands by owners of some broadcast stations for carriage of other services or payments to those broadcasters for retransmission consent are likely to further increase our programming costs.  Federal law allows commercial television broadcast stations to make an election between “must-carry” rights and an alternative “retransmission-consent” regime.  When a station opts for the latter, cable operators are not allowed to carry the station’s signal without the station’s permission.  In some cases, we carry stations under short-term arrangements while we attempt to negotiate new long-term retransmission agreements.  If negotiations with these programmers prove unsuccessful, they could require us to cease carrying their signals, possibly for an indefinite period.  Any loss of stations could make our video service less attractive to customers, which could result in less subscription and advertising revenue.  In retransmission-consent negotiations, broadcasters often condition consent with respect to one station on carriage of one or more other stations or programming services in which they or their affiliates have an interest.  Carriage of these other services, as well as increased fees for retransmission rights, may increase our programming expenses and diminish the amount of capacity we have available to introduce new services, which could have an adverse effect on our business and financial results.

We face risks inherent in our telephone business.

We may encounter unforeseen difficulties as we increase the scale of our telephone service offerings.  First, we face heightened customer expectations for the reliability of telephone services as compared with our video and high-speed data services.  We have undertaken significant training of customer service representatives and technicians, and we will continue to need a highly trained workforce.  If the service is not sufficiently reliable or we otherwise fail to meet customer expectations, our telephone business could be adversely affected. Second, the competitive landscape for telephone services is intense; we face competition from providers of Internet telephone services, as well as incumbent telephone companies.  Further, we face increasing competition for residential telephone services as more consumers in the United States are replacing traditional telephone service with wireless service.  All of this may limit our ability to grow our telephone service.  Third, we depend on interconnection and related services provided by certain third parties.  As a result, our ability to implement changes as the service grows may be limited.  Finally, we expect advances in communications technology, as well as changes in the marketplace and the regulatory and legislative environment. Consequently, we are unable to predict the effect that ongoing or future developments in these areas might have on our telephone business and operations.

Our inability to respond to technological developments and meet customer demand for new products and services could limit our ability to compete effectively.

Our business is characterized by rapid technological change and the introduction of new products and services, some of which are bandwidth-intensive.  We cannot assure you that we will be able to fund the capital expenditures necessary to keep pace with technological developments, or that we will successfully anticipate the demand of our customers for products and services requiring new technology or bandwidth beyond our expectations.  Our inability to maintain and expand our upgraded systems and provide advanced services in a timely manner, or to anticipate the demands of the marketplace, could materially adversely affect our ability to attract and retain customers.  Consequently, our growth, financial condition and results of operations could suffer materially.

Our exposure to the credit risks of our customers, vendors and third parties could adversely affect our cash flow, results of operations and financial condition.

We are exposed to risks associated with the potential financial instability of our customers, many of whom have been adversely affected by the general economic downturn.  Dramatic declines in the housing market over the past year, including falling home prices and increasing foreclosures, together with significant increases in unemployment, have severely affected consumer confidence and caused increased delinquencies or cancellations by our customers or lead to unfavorable changes in the mix of products purchased.  The general economic downturn has also affected advertising sales, as companies seek to reduce expenditures and conserve cash.  These events have adversely affected, and may continue to adversely affect, our cash flow, results of operations and financial condition.

In addition, we are susceptible to risks associated with the potential financial instability of the vendors and third parties on which we rely to provide products and services or to which we delegate certain functions.  The same economic conditions that may affect our customers, as well as volatility and disruption in the capital and credit markets, also could adversely affect vendors and third parties and lead to significant increases in prices, reduction in output or the bankruptcy of our vendors or third parties upon which we rely.  Any interruption in the services provided by our vendors or by third parties could adversely affect our cash flow, results of operation and financial condition.

We depend on third party service providers, suppliers and licensors; thus, if we are unable to procure the necessary services, equipment, software or licenses on reasonable terms and on a timely basis, our ability to offer services could be impaired, and our growth, operations, business, financial results and financial condition could be materially adversely affected.

We depend on third party service providers, suppliers and licensors to supply some of the services, hardware, software and operational support necessary to provide some of our services.  We obtain these materials from a limited number of vendors, some of which do not have a long operating history or which may not be able to continue to supply the equipment and services we desire.  Some of our hardware, software and operational support vendors, and service providers represent our sole source of supply or have, either through contract or as a result of intellectual property rights, a position of some exclusivity.  If demand exceeds these vendors’ capacity or if these vendors experience operating or financial difficulties, or are otherwise unable to provide the equipment or services we need in a timely manner and at reasonable prices, our ability to provide some services might be materially adversely affected, or the need to procure or develop alternative sources of the affected materials or services might delay our ability to serve our customers.  These events could materially and adversely affect our ability to retain and attract customers, and have a material negative impact on our operations, business, financial results and financial condition.  A limited number of vendors of key technologies can lead to less product innovation and higher costs.  For these reasons, we generally endeavor to establish alternative vendors for materials we consider critical, but may not be able to establish these relationships or be able to obtain required materials on favorable terms.

In that regard, we currently purchase set-top boxes from a limited number of vendors, because each of our cable systems use one or two proprietary conditional access security schemes, which allows us to regulate subscriber access to some services, such as premium channels.  We believe that the proprietary nature of these conditional access schemes makes other manufacturers reluctant to produce set-top boxes.  Future innovation in set-top boxes may be restricted until these issues are resolved.  In addition, we believe that the general lack of compatibility among set-top box operating systems has slowed the industry’s development and deployment of digital set-top box applications.

Malicious and abusive Internet practices could impair our high-speed Internet services.

Our high-speed Internet customers utilize our network to access the Internet and, as a consequence, we or they may become victim to common malicious and abusive Internet activities, such as peer-to-peer file sharing, unsolicited mass advertising (i.e., “spam”) and dissemination of viruses, worms, and other destructive or disruptive software. These activities could have adverse consequences on our network and our customers, including degradation of service, excessive call volume to call centers, and damage to our or our customers' equipment and data.  Significant incidents could lead to customer dissatisfaction and, ultimately, loss of customers or revenue, in addition to increased costs to service our customers and protect our network.  Any significant loss of high-speed Internet customers or revenue, or significant increase in costs of serving those customers, could adversely affect our growth, financial condition and results of operations.

For tax purposes, Charter experienced a deemed ownership change upon emergence from Chapter 11 bankruptcy, resulting in a material limitation on Charter’s future ability to use a substantial amount of Charter’s existing net operating loss carryforwards.  Charter could experience another deemed ownership change in the future that could further limit Charter’s ability to use its net operating loss carryforwards.

As of September 30, 2009, Charter had approximately $8.9 billion of federal tax net operating losses, resulting in a gross deferred tax asset of approximately $3.1 billion, expiring in the years 2009 through 2028.  In addition, as of September 30, 2009, Charter had state tax net operating losses, resulting in a gross deferred tax asset (net of federal tax benefit) of approximately $331 million, generally expiring in years 2009 through 2028.  Due to uncertainties in projected future taxable income, valuation allowances have been established against the gross deferred tax assets for book accounting purposes, except for deferred benefits available to offset certain deferred tax liabilities.  Such tax net operating losses can accumulate and be used to offset Charter’s future taxable income.  The consummation of the Plan generated an “ownership change” as defined in Section 382 of the Internal Revenue Code of 1986, as amended (the "Code"), upon emergence from Chapter 11.  As a result, Charter is subject to significant annual limitations on the use of its net operating losses.  Further, Charter’s net operating loss carryforwards have been reduced by the amount of any cancellation of debt income resulting from the Plan that was allocable to Charter.  The limitation on Charter’s ability to use its net operating losses, in conjunction with the net operating loss expiration provisions, reduces its ability to use a significant portion of Charter’s net operating losses to offset any future taxable income which may result in Charter being required to make material cash tax payments.  Charter’s ability to make such income tax payments, if any, will depend at such time on its liquidity or its ability to raise additional capital, and/or on receipt of payments or distributions from Charter Holdco and its subsidiaries, including us.

If Charter were to experience a second ownership change following its emergence from Chapter 11, its ability to use its net operating losses could become subject to further limitations.  In accordance with the Plan, Charter’s common stock is subject to certain transfer restrictions contained in Charter’s amended and restated certificate of incorporation.  These restrictions are designed to minimize the likelihood of any potential adverse federal income tax consequences resulting from an ownership change; however, these restrictions may not prevent an ownership change from occurring.  These restrictions, which are designed to minimize the likelihood of an ownership change occurring and thereby preserve Charter’s ability to utilize its NOLs, are not currently operative but could become operative in the future if certain events occur and the restrictions are imposed by Charter’s board of directors.  However, there can be no assurance that Charter’s board of directors would choose to impose these restrictions or that such restrictions, if imposed, would prevent an ownership change from occurring.

If we are unable to attract new key employees, the ability of our parent company to manage our business could be adversely affected.

The operational results of the Company during the recent prolonged economic downturn and the

Company's bankruptcy have depended, and our future results will depend, upon the retention and continued performance of the Company's management team.  Our parent companies' ability to hire new key employees for management positions could be impacted adversely by the competitive environment for management talent in the telecommunications industry.  The loss of the services of key members of management and the inability to hire new key employees could adversely affect our parent companies' ability to manage our business and our future operational and financial results.

Risks Related to Ownership Positions of Charter’s Principal Shareholders

The failure by Paul G. Allen to maintain a minimum voting interest in us could trigger a change of control default under our subsidiary's credit facilities.

The Charter Operating credit facilities provide that the failure by (a) Mr. Allen, (b) his estate, spouse, immediate family members and heirs and (c) any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners or other owners of which consist exclusively of Mr. Allen or such other persons referred to in (b) above or a combination thereof to maintain a 35% direct or indirect voting interest in the applicable borrower would result in a change of control default.  Such a default could result in the acceleration of repayment of our and our subsidiary's indebtedness, including borrowings under the Charter Operating credit facilities.

Pursuant to the Plan, on November 30, 2009, Charter, Charter Investment, Inc. (“CII”) and Mr. Allen entered into a lock up agreement (the “Lock-Up Agreement”) pursuant to which Mr. Allen and any permitted affiliate of Mr. Allen that will hold shares of New Class B Stock, from and after the Effective Date to, but not including, the earliest to occur of (i) September 15, 2014, (ii) the repayment, replacement, refinancing or substantial modification, including any waiver, to the change of control provisions of the CCO Credit Facility and (iii) a Change of Control (as defined in the Lock-Up Agreement), Mr. Allen and/or any such permitted affiliate shall not transfer or sell shares of New Class B Stock received by such person under the Plan or convert shares of New Class B Stock received by such person under the Plan into New Class A Stock except to Mr. Allen and/or such permitted affiliates.

Mr. Allen maintains a substantial voting interest in us and may have interests that conflict with the interests of the holders of our notes; Charter’s principal stockholders, other than Mr. Allen, own a significant amount of Charter’s common stock, giving them influence over corporate transactions and other matters.

As of December 31, 2009, Mr. Allen beneficially owned approximately 40% of the voting power of the capital stock of our manager, Charter, and he has the right to elect four of Charter’s eleven board members.  Mr. Allen thus has the ability to influence fundamental corporate transactions requiring equity holder approval, including, but not limited to, the election of Charter’s directors, approval of merger transactions involving Charter and the sale of all or substantially all of Charter’s assets.  Charter’s other principal stockholders have appointed members to Charter’s board of directors in accordance with the Plan, including Messrs. Zinterhofer and Glatt who are employees of Apollo and Mr. Karsh who is the president of Oaktree Capital Management, L.P.  Funds affiliated with AP Charter Holdings, L.P. beneficially hold 31% of the Class A Common Stock of Charter representing 20% of the vote.  Oaktree Opportunities Investments, L.P. and certain affiliated funds beneficially hold 18% of the Class A Common Stock of Charter representing 11% of the vote.  Funds advised by Franklin Advisers, Inc. beneficially hold 19% of the Class A Common Stock of Charter representing 12% of the vote.  Charter’s principal stockholders may be able to exercise substantial influence over all matters requiring stockholder approval, including the election of directors and approval of significant corporate action, such as mergers and other business combination transactions should these stockholders retain a significant ownership interest in us.  If two or more of these stockholders vote their shares in the same manner, their combined stock ownership may effectively give them the power to elect our entire board of directors and control our management, operations and affairs.

Charter’s principal stockholders are not restricted from investing in, and have invested in, and engaged in, other businesses involving or related to the operation of cable television systems, video programming, high-speed Internet service, telephone or business and financial transactions conducted through broadband interactivity and Internet services.  The principal stockholders may also engage in other businesses that compete or may in the future compete with us.

The principal stockholders’ substantial influence over our management and affairs could create conflicts of interest if any of them were faced with decisions that could have different implications for them, us and the holders of our notes.  Current and future agreements between us and either Charter’s principal stockholders or their affiliates may not be the result of arm's-length negotiations.  Consequently, such agreements may be less favorable to us than agreements that we could otherwise have entered into with unaffiliated third parties.

Risks Related to Regulatory and Legislative Matters

Our business is subject to extensive governmental legislation and regulation, which could adversely affect our business.

Regulation of the cable industry has increased cable operators' operational and administrative expenses and limited their revenues.  Cable operators are subject to, among other things:

·	rules governing the provision of cable equipment and compatibility with new digital technologies;

·	rules and regulations relating to subscriber and employee privacy;

·	limited rate regulation;

·	rules governing the copyright royalties that must be paid for retransmitting broadcast signals;

·	requirements governing when a cable system must carry a particular broadcast station and when it must first obtain consent to carry a broadcast station;

·	requirements governing the provision of channel capacity to unaffiliated commercial leased access programmers;

·	rules limiting our ability to enter into exclusive agreements with multiple dwelling unit complexes and control our inside wiring;

·	rules, regulations, and regulatory policies relating to provision of voice communications and high-speed Internet service;

·	rules for franchise renewals and transfers; and

·	other requirements covering a variety of operational areas such as equal employment opportunity, technical standards, and customer service requirements.

Additionally, many aspects of these regulations are currently the subject of judicial proceedings and administrative or legislative proposals.  There are also ongoing efforts to amend or expand the federal, state, and local regulation of some of our cable systems, which may compound the regulatory risks we already face, and proposals that might make it easier for our employees to unionize.  Certain states and localities are considering new cable and telecommunications taxes that could increase operating expenses.

Our cable system franchises are subject to non-renewal or termination. The failure to renew a franchise in one or more key markets could adversely affect our business.

Our cable systems generally operate pursuant to franchises, permits, and similar authorizations issued by a state or local governmental authority controlling the public rights-of-way.  Many franchises establish comprehensive facilities and service requirements, as well as specific customer service standards and monetary penalties for non-compliance.  In many cases, franchises are terminable if the franchisee fails to comply with significant provisions set forth in the franchise agreement governing system operations.  Franchises are generally granted for fixed terms and must be periodically renewed.  Franchising authorities may resist granting a renewal if either past performance or the prospective operating proposal is considered inadequate.  Franchise authorities often demand concessions or other commitments as a condition to renewal.  In some instances, local franchises have not been renewed at expiration, and we have operated and are operating under either temporary operating agreements or without a franchise while negotiating renewal terms with the local franchising authorities.  Approximately 6% of our franchises, covering approximately 7% of our video customers, were expired as of September 30, 2009.  Approximately 1% of additional franchises, covering approximately an additional 1% of our video customers, expired on or before December 31, 2009.

The traditional cable franchising regime is currently undergoing significant change as a result of various federal and state actions.  Some of the new state franchising laws do not allow us to immediately opt into statewide franchising until (i) we have completed the term of the local franchise, in good standing, (ii) a competitor has entered the market, or (iii) in limited instances, where the local franchise allows the state franchise license to apply.  In many cases, state franchising laws, and their varying application to us and new video providers, will result in less franchise imposed requirements for our competitors who are new entrants than for us until we are able to opt into the applicable state franchise.

We cannot assure you that we will be able to comply with all significant provisions of our franchise agreements and certain of our franchisors have from time to time alleged that we have not complied with these agreements.  Additionally, although historically we have renewed our franchises without incurring significant costs, we cannot assure you that we will be able to renew, or to renew as favorably, our franchises in the future.  A termination of or a sustained failure to renew a franchise in one or more key markets could adversely affect our business in the affected geographic area.

Our cable system franchises are non-exclusive. Accordingly, local and state franchising authorities can grant additional franchises and create competition in market areas where none existed previously, resulting in overbuilds, which could adversely affect results of operations.

Our cable system franchises are non-exclusive.  Consequently, local and state franchising authorities can grant additional franchises to competitors in the same geographic area or operate their own cable systems.  In some cases, local government entities and municipal utilities may legally compete with us without obtaining a franchise from the local franchising authority.  In addition, certain telephone companies are seeking authority to operate in communities without first obtaining a local franchise.  As a result, competing operators may build systems in areas in which we hold franchises.

In a series of recent rulemakings, the FCC adopted new rules that streamline entry for new competitors (particularly those affiliated with telephone companies) and reduce franchising burdens for these new entrants.  At the same time, a substantial number of states recently have adopted new franchising laws.  Again, these new laws were principally designed to streamline entry for new competitors, and they often provide advantages for these new entrants that are not immediately available to existing operators.  As a result of these new franchising laws and regulations, we have seen an increase in the number of competitive cable franchises or operating certificates being issued, and we anticipate that trend to continue.

Local franchise authorities have the ability to impose additional regulatory constraints on our business, which could further increase our expenses.

In addition to the franchise agreement, cable authorities in some jurisdictions have adopted cable regulatory ordinances that further regulate the operation of cable systems.  This additional regulation increases the cost of operating our business.  We cannot assure you that the local franchising authorities will not impose new and more restrictive requirements.  Local franchising authorities who are certified to regulate rates in the communities where they operate generally have the power to reduce rates and order refunds on the rates charged for basic service and equipment.

Further regulation of the cable industry could cause us to delay or cancel service or programming enhancements, or impair our ability to raise rates to cover our increasing costs, resulting in increased losses.

Currently, rate regulation is strictly limited to the basic service tier and associated equipment and installation activities.  However, the FCC and Congress continue to be concerned that cable rate increases are exceeding inflation.  It is possible that either the FCC or Congress will further restrict the ability of cable system operators to implement rate increases.  Should this occur, it would impede our ability to raise our rates.  If we are unable to raise our rates in response to increasing costs, our losses would increase.

There has been legislative and regulatory interest in requiring cable operators to offer historically bundled programming services on an á la carte basis, or to at least offer a separately available child-friendly “family tier.”  It is possible that new marketing restrictions could be adopted in the future. Such restrictions could adversely affect our operations.

Actions by pole owners might subject us to significantly increased pole attachment costs.

Pole attachments are cable wires that are attached to utility poles.  Cable system attachments to public utility poles historically have been regulated at the federal or state level, generally resulting in favorable pole attachment rates for attachments used to provide cable service.  The FCC previously determined that the lower cable rate was applicable to the mixed use of a pole attachment for the provision of both cable and Internet access services.  However, in late 2007, the FCC issued a Notice of Proposed Rulemaking in which it “tentatively concludes” that this approach should be modified.  The change could affect the pole attachment rates we pay when we offer either data or voice services over our broadband facility.  Any changes in the FCC approach could result in a substantial increase in our pole attachment costs.

Increasing regulation of our Internet service product adversely affect our ability to provide new products and services.

There has been continued advocacy by certain Internet content providers and consumer groups for new federal laws or regulations to adopt so-called “net neutrality” principles limiting the ability of broadband network owners (like us) to manage and control their own networks.  In August 2005, the FCC issued a nonbinding policy statement identifying four principles to guide its policymaking regarding high-speed Internet and related services.  These principles provide that consumers are entitled to:  (i) access lawful Internet content of their choice; (ii) run applications and services of their choice, subject to the needs of law enforcement; (iii) connect their choice of legal devices that do not harm the network; and (iv) enjoy competition among network providers, application and service providers, and content providers.  In August 2008, the FCC issued an order concerning one Internet network management practice in use by another cable operator, effectively treating the four principles as rules and ordering a change in network management practices.  This decision is on appeal.  In October 2009, the FCC released a Notice of Proposed Rulemaking seeking additional comment on draft rules to codify these principles and to consider further network neutrality requirements.  This Rulemaking and additional proposals for new legislation could impose additional obligations on high-speed Internet providers.   Any such rules or statutes could limit our ability to manage our cable systems (including use for other services), to obtain value for use of our cable systems and respond to competitive competitions.

Changes in channel carriage regulations could impose significant additional costs on us.

Cable operators also face significant regulation of their channel carriage.  We can be required to devote substantial capacity to the carriage of programming that we might not carry voluntarily, including certain local broadcast signals; local public, educational and government access (“PEG”) programming; and unaffiliated, commercial leased access programming (required channel capacity for use by persons unaffiliated with the cable operator who desire to distribute programming over a cable system).  The FCC adopted a transition plan in 2007 addressing the cable industry’s broadcast carriage obligations once the broadcast industry migration from analog to digital transmission is completed, which occurred in June 2009.  Under the FCC’s transition plan, most cable systems will be required to offer both an analog and digital version of local broadcast signals for three years after the digital transition date which occurred on June 12, 2009.  This burden could increase further if we are required to carry multiple programming streams included within a single digital broadcast transmission (multicast carriage) or if our broadcast carriage obligations are otherwise expanded.  The FCC also adopted new commercial leased access rules which dramatically reduce the rate we can charge for leasing this capacity and dramatically increase our associated administrative burdens.  These regulatory changes could disrupt existing programming commitments, interfere with our preferred use of limited channel capacity, and limit our ability to offer services that would maximize our revenue potential.  It is possible that other legal restraints will be adopted limiting our discretion over programming decisions.

Offering voice communications service may subject us to additional regulatory burdens, causing us to incur additional costs.

We offer voice communications services over our broadband network and continue to develop and deploy voice over Internet protocol (“VoIP”) services.  The FCC has declared that certain VoIP services are not subject to traditional state public utility regulation.  The full extent of the FCC preemption of state and local regulation of VoIP services is not yet clear. Expanding our offering of these services may require us to obtain certain authorizations, including federal and state licenses.  We may not be able to obtain such authorizations in a timely manner, or conditions could be imposed upon such licenses or authorizations that may not be favorable to us.  The FCC has extended certain traditional telecommunications requirements, such as E911, Universal Service fund collection, CALEA, Customer Proprietary Network Information and telephone relay requirements to many VoIP providers such as us.  Telecommunications companies generally are subject to other significant regulation which could also be extended to VoIP providers.  If additional telecommunications regulations are applied to our VoIP service, it could cause us to incur additional costs.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

The following tables present summary financial and other data for CCH II and its subsidiaries and has been derived from the audited consolidated financial statements of CCH II and its subsidiaries for the five years ended December 31, 2008 and the unaudited consolidated financial statements of CCH II and its subsidiaries for the nine months ended September 30, 2008 and 2009. The following information should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and the historical consolidated financial statements and related notes included elsewhere in this prospectus.

The following table presents selected consolidated financial data for the periods indicated (dollars in millions):

	Year Ended December 31,					Nine Months Ended September 30,
	2004 (a)	2005 (a)	2006 (a)	2007	2008	2008	2009

Statement of Operations Data:
Revenues	$4,760	$5,033	$5,504	$6,002	$6,479	$4,823	$5,045
Operating income (loss) from continuing operations	$(1,942)	$304	$367	$548	$(614)	$643	$(1,956)
Interest expense, net	$(726)	$(858)	$(975)	$(1,014)	$(1,064)	$(783)	$(682)
Loss from continuing operations before income taxes and cumulative effect of accounting change	$(2,597)	$(455)	$(633)	$(568)	$(1,763)	$(147)	$(3,108)
Net loss	$(3,506)	$(425)	$(402)	$(588)	$(1,723)	$(153)	$(2,960)

Balance Sheet Data (end of period):
Investment in cable properties	$15,988	$15,626	$14,404	$14,014	$12,343	$13,967	$9,317
Total assets	$16,979	$16,101	$14,854	$14,470	$13,764	$15,032	$10,840
Total debt (including debt subject to compromise)	$9,895	$10,624	$11,062	$12,311	$14,244	$13,509	$14,181
Loans payable – related party	$29	$22	$108	$123	$13	$115	$13
Temporary equity (b)	$197	$188	$192	$199	$203	$204	$179
Noncontrolling interest (c)	$459	$434	$449	$464	$473	$477	$417
Members’ equity (deficit)	$4,913	$3,402	$1,553	$(368)	$(3,090)	$(1,009)	$(6,013)

(a)
In 2006, we sold certain cable television systems in West Virginia and Virginia to Cebridge Connections, Inc.  We determined that the West Virginia and Virginia cable systems comprise operations and cash flows that for financial reporting purposes meet the criteria for discontinued operations.  Accordingly, the results of operations for the West Virginia and Virginia cable systems have been presented as discontinued operations, net of tax, for the year ended December 31, 2006 and all prior periods presented herein have been reclassified to conform to the current presentation.

(b)
Temporary equity represents Mr. Allen’s previous 5.6% preferred membership interests in our indirect subsidiary, CC VIII. Mr. Allen’s CC VIII interest is classified as temporary equity as a result of Mr. Allen’s previous ability to put his interest to the Company upon a change in control. Mr. Allen has subsequently transferred his CC VIII interest to Charter pursuant to the Plan.

(c)	Noncontrolling interest represents CCH I’s 13% membership interests in CC VIII.

Comparability of the above information from year to year is affected by acquisitions and dispositions completed by us.  See Note 4 to our accompanying December 31, 2008 consolidated financial statements and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in this prospectus.

Upon application of fresh start accounting in accordance with ASC 852, we will adjust our assets and liabilities to reflect fair value.  This adjustment will be material.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS

Unless otherwise stated, the terms “we,” “us” and “our” used in this “Management’s Discussion and Analysis of Financial Condition and Results of Operations” refer to CCH II and its direct and indirect subsidiaries on a consolidated basis.

Reference is made to “Risk Factors” and “Disclosure Regarding Forward-Looking Statements,” which describe important factors that could cause actual results to differ from expectations and non-historical information contained herein. In addition, the following discussion should be read in conjunction with the audited consolidated financial statements of CCH II and subsidiaries as of and for the years ended December 31, 2008, 2007 and 2006 and the unaudited consolidated financial statements of CCH II and its subsidiaries as of and for the nine months ended September 30, 2009.

Overview

We are a broadband communications company operating in the United States with approximately 5.3 million customers at September 30, 2009.  CCH II is a holding company whose principal assets at September 30, 2009 are the equity interests in its operating subsidiaries.  CCH II is a direct subsidiary of CCH I, which is an indirect subsidiary of Charter Holdings.  Charter Holdings is an indirect subsidiary of Charter. We offer our customers traditional cable video programming (basic and digital, which we refer to as "video" service), high-speed Internet access, and telephone services, as well as advanced broadband services (such as OnDemand, high definition television service and DVR).  See " Business — Products and Services" for further description of these services, including "customers."

Approximately 88% and 86% of our revenues for the nine months ended September 30, 2009 and the year ended December 31, 2008, respectively, are attributable to monthly subscription fees charged to customers for our video, high-speed Internet, telephone, and commercial services provided by our cable systems.  Generally, these customer subscriptions may be discontinued by the customer at any time.  The remaining 12% and 14% of revenue for the nine months ended September 30, 2009 and the year ended December 31, 2008, respectively, is derived primarily from advertising revenues, franchise fee revenues (which are collected by us but then paid to local franchising authorities), pay-per-view and OnDemand programming (where users are charged a fee for individual programs viewed), installation or reconnection fees charged to customers to commence or reinstate service, and commissions related to the sale of merchandise by home shopping services.

The cable industry's and our most significant competitive challenges stem from DBS providers and DSL service providers.  Telephone companies either offer, or are making upgrades of their networks that will allow them to offer, services that provide features and functions similar to our video, high-speed Internet, and telephone services, and they also offer them in bundles similar to ours.  See “Business — Competition.”  We believe that competition from DBS and telephone companies has resulted in net video customer losses.  In addition, we face increasingly limited opportunities to upgrade our video customer base to a new video product now that approximately 65% of our video customers subscribe to our digital video service.  These factors have contributed to decreased growth rates for digital video customers.  Similarly, competition from high-speed Internet providers along with increasing penetration of high-speed Internet service in homes with computers has resulted in decreased growth rates for high-speed Internet customers.  In the recent past, we have grown revenues by offsetting video customer losses with price increases and sales of incremental services such as high-speed Internet, OnDemand, DVR, high definition television, and telephone.  We expect to continue to grow revenues through price increases and high-speed Internet upgrades, increases in the number of our customers who purchase bundled services including high-speed Internet and telephone, and through sales of incremental services including wireless networking, high definition television, OnDemand, and DVR services.  In addition, we expect to increase revenues by expanding the sales of our services to our commercial customers.  However, we cannot assure you that we will be able to grow revenues at historical rates, if at all.  We believe that the weakening economic conditions in the United States, including a continued downturn in the housing market over the past year and increases in unemployment, and continued competition have adversely affected consumer demand for our services, especially premium services, and have contributed to an increase in the number of homes that replace their traditional telephone service with wireless service thereby impacting the growth of our telephone business and also had a negative impact on our advertising revenue.  These conditions have affected our net customer additions and revenue growth during the first three quarters of 2009, all of which contributed to the preliminary franchise impairment charge of $2.9 billion incurred in the third quarter of 2009.  If these conditions do not improve, we believe the growth of our business and results of operations will be adversely affected and additional impairments may occur.

Our expenses primarily consist of operating costs, selling, general and administrative expenses, depreciation and amortization expense, impairment of franchise intangibles and interest expense.  Operating costs primarily include programming costs, the cost of our workforce, cable service related expenses, advertising sales costs and franchise fees.  Selling, general and administrative expenses primarily include salaries and benefits, rent expense, billing costs, call center costs, internal network costs, bad debt expense, and property taxes.  We control our costs of operations by maintaining strict controls on expenses.  More specifically, we are focused on managing our cost structure by improving workforce productivity, and leveraging our scale, and increasing the effectiveness of our purchasing activities.

For the nine months ended September 30, 2009 and 2008, our loss from operations was $2.0 billion and our income from operations was $643 million, respectively.  We had negative operating margins of 39% for the nine months ended September 30, 2009, and positive operating margin of 13% for the nine months ended September 30, 2008.  The decrease in income from operations and operating margins for the nine months ended September 30, 2009 compared to the nine months ended September 30, 2008 was principally due to impairment of franchises incurred during the third quarter of 2009 offset by increased sales of our bundled services, improved cost efficiencies and favorable litigation settlements in 2009.   For the year ended December 31, 2008, our operating loss from continuing operations was $614 million and for the years ended December 31, 2007 and 2006, income from continuing operations was $548 million and $367 million, respectively.  We had a negative operating margin (defined as operating loss from continuing operations divided by revenues) of 9% for the year ended December 31, 2008 and positive operating margins (defined as operating income from continuing operations divided by revenues) of 9% and 7% for the years ended December 31, 2007 and 2006, respectively.  For the year ended December 31, 2008, the operating loss from continuing operations and negative operating margin is principally due to impairment of franchises incurred during the fourth quarter of 2008.  The improvement in operating income from continuing operations in 2007 as compared to 2006 and positive operating margin for the years ended December 31, 2007 and 2006 is principally due to increased sales of our bundled services and improved cost efficiencies.

We have a history of net losses.  Our net losses are principally attributable to insufficient revenue to cover the combination of operating expenses and interest expenses we incur because of our debt, impairment of franchises and depreciation expenses resulting from the capital investments we have made and continue to make in our cable properties.

Beginning in 2004 and continuing through 2009, we sold several cable systems to divest geographically non-strategic assets and allow for more efficient operations, while also reducing debt and increasing our liquidity.  In 2006, 2007, 2008, and through nine months of 2009, we closed the sale of certain cable systems representing a total of approximately 390,300, 85,100, 14,100, and 13,200 video customers, respectively.  As a result of these sales we have improved our geographic footprint by reducing our number of headends, increasing the number of customers per headend, and reducing the number of states in which the majority of our customers reside.  We also made certain geographically strategic acquisitions in 2006 and 2007, adding 17,600 and 25,500 video customers, respectively.

In 2006, we determined that the West Virginia and Virginia cable systems, which were part of the system sales disclosed above, comprised operations and cash flows that for financial reporting purposes met the criteria for discontinued operations.  Accordingly, the results of operations for the West Virginia and Virginia cable systems (including a gain on sale of approximately $200 million recorded in the third quarter of 2006), have been presented as discontinued operations, net of tax, for the year ended December 31, 2006.

Critical Accounting Policies and Estimates

Certain of our accounting policies require our management to make difficult, subjective or complex judgments. Management has discussed these policies with the Audit Committee of Charter’s board of directors (the “Audit Committee”), and the Audit Committee has reviewed the following disclosure.  We consider the following policies to be the most critical in understanding the estimates, assumptions and judgments that are involved in preparing our financial statements, and the uncertainties that could affect our results of operations, financial condition and cash flows:

·	capitalization of labor and overhead costs;
·	useful lives of property, plant and equipment;
·	impairment of property, plant, and equipment, franchises, and goodwill;
·	income taxes; and
·	litigation.

In addition, there are other items within our financial statements that require estimates or judgment that are not deemed critical, such as the allowance for doubtful accounts and valuations of our derivative instruments, but changes in estimates or judgment in these other items could also have a material impact on our financial statements.

Capitalization of labor and overhead costs.  The cable industry is capital intensive, and a large portion of our resources are spent on capital activities associated with extending, rebuilding, and upgrading our cable network.  As of September 30, 2009, December 31, 2008 and 2007, the net carrying amount of our property, plant and equipment (consisting primarily of cable network assets) was approximately $4.8 billion (representing 44% of total assets), $5.0 billion (representing 36% of total assets) and $5.1 billion (representing 35% of total assets), respectively.  Total capital expenditures for the nine months ended September 30, 2009 and the years ended December 31, 2008, 2007, and 2006 were approximately $819 million, $1.2 billion, $1.2 billion, and $1.1 billion, respectively.  Effective December 1, 2009, we will apply fresh start accounting in accordance with ASC 852, which requires assets and liabilities to be reflected at fair value. Upon application of fresh start accounting, we will adjust our property, plant and equipment to reflect fair value.  We expect these fresh start adjustments will result in material increases to total property, plant and equipment.

Costs associated with network construction, initial customer installations (including initial installations of new or advanced services), installation refurbishments, and the addition of network equipment necessary to provide new or advanced services, are capitalized.  While our capitalization is based on specific activities, once capitalized, we track these costs by fixed asset category at the cable system level, and not on a specific asset basis.  For assets that are sold or retired, we remove the estimated applicable cost and accumulated depreciation.  Costs capitalized as part of initial customer installations include materials, direct labor, and certain indirect costs.  These indirect costs are associated with the activities of personnel who assist in connecting and activating the new service, and consist of compensation and overhead costs associated with these support functions.  The costs of disconnecting service at a customer’s dwelling or reconnecting service to a previously installed dwelling are charged to operating expense in the period incurred.  As our service offerings mature and our reconnect activity increases, our capitalizable installations will continue to decrease and therefore our service expenses will increase.  Costs for repairs and maintenance are charged to operating expense as incurred, while equipment replacement, including replacement of certain components, and betterments, including replacement of cable drops from the pole to the dwelling, are capitalized.

We make judgments regarding the installation and construction activities to be capitalized.  We capitalize direct labor and overhead using standards developed from actual costs and applicable operational data.  We calculate standards annually (or more frequently if circumstances dictate) for items such as the labor rates, overhead rates, and the actual amount of time required to perform a capitalizable activity.  For example, the standard amounts of time required to perform capitalizable activities are based on studies of the time required to perform such activities.  Overhead rates are established based on an analysis of the nature of costs incurred in support of capitalizable activities, and a determination of the portion of costs that is directly attributable to capitalizable activities.  The impact of changes that resulted from these studies were not material in the periods presented.

Labor costs directly associated with capital projects are capitalized.  Capitalizable activities performed in connection with customer installations include such activities as:

·	Dispatching a “truck roll” to the customer’s dwelling for service connection;

·
Verification of serviceability to the customer’s dwelling (i.e., determining whether the customer’s dwelling is capable of receiving service by our cable network and/or receiving advanced or Internet services);

·
Customer premise activities performed by in-house field technicians and third-party contractors in connection with customer installations, installation of network equipment in connection with the installation of expanded services, and equipment replacement and betterment; and

·	Verifying the integrity of the customer’s network connection by initiating test signals downstream from the headend to the customer’s digital set-top box.

Judgment is required to determine the extent to which overhead costs incurred result from specific capital activities, and therefore should be capitalized.  The primary costs that are included in the determination of the overhead rate are (i) employee benefits and payroll taxes associated with capitalized direct labor, (ii) direct variable costs associated with capitalizable activities, consisting primarily of installation and construction vehicle costs, (iii) the cost of support personnel, such as dispatchers, who directly assist with capitalizable installation activities, and (iv) indirect costs directly attributable to capitalizable activities.

While we believe our existing capitalization policies are appropriate, a significant change in the nature or extent of our system activities could affect management’s judgment about the extent to which we should capitalize direct labor or overhead in the future.  We monitor the appropriateness of our capitalization policies, and perform updates to our internal studies on an ongoing basis to determine whether facts or circumstances warrant a change to our capitalization policies.  We capitalized internal direct labor and overhead of $153 million, $199 million, $194 million, and $204 million, respectively, for the nine months ended September 30, 2009 and the years ended December 31, 2008, 2007, and 2006.

Useful lives of property, plant and equipment.  We evaluate the appropriateness of estimated useful lives assigned to our property, plant and equipment, based on annual analyses of such useful lives, and revise such lives to the extent warranted by changing facts and circumstances.  Any changes in estimated useful lives as a result of these analyses are reflected prospectively beginning in the period in which the study is completed.  Our analysis completed in the fourth quarter of 2007 indicated changes in the useful lives of certain of our property, plant, and equipment based on technological changes in our plant.  As a result, depreciation expense decreased in 2008 by approximately $81 million.  The impact of such changes to our results in 2007 was not material.  Our analysis of useful lives in 2008 did not indicate a change in useful lives.  The effect of a one-year decrease in the weighted average remaining useful life of our property, plant and equipment would be an increase in depreciation expense for the year ended December 31, 2008 of approximately $356 million.  The effect of a one-year increase in the weighted average remaining useful life of our property, plant and equipment would be a decrease in depreciation expense for the year ended December 31, 2008 of approximately $244 million.

Depreciation expense related to property, plant and equipment totaled $971 million, $1.3 billion, $1.3 billion, and $1.4 billion for the nine months ended September 30, 2009 and for the years ended December 31, 2008, 2007, and 2006, respectively, representing approximately 14%, 18%, 24%, and 26% of costs and expenses for the nine months ended September 30, 2009 and the years ended December 31, 2008, 2007, and 2006, respectively.  Depreciation is recorded using the straight-line composite method over management’s estimate of the estimated useful lives of the related assets as listed below:

Cable distribution systems	7-20 years
Customer equipment and installations	3-5 years
Vehicles and equipment	1-5 years
Buildings and leasehold improvements	5-15 years
Furniture, fixtures and equipment	5 years

Impairment of property, plant and equipment, franchises, goodwill and other intangible assets.  As discussed above, the net carrying value of our property, plant and equipment is significant.  We also have recorded a significant amount of cost related to franchises, pursuant to which we are granted the right to operate our cable distribution network throughout our service areas.  The net carrying value of franchises as of September 30, 2009 and December 31, 2008 and 2007 was approximately $4.5 billion (representing 42% of total assets), $7.4 billion (representing 54% of total assets), and $8.9 billion (representing 62% of total assets), respectively.  Furthermore, our noncurrent assets included approximately $68 million of goodwill as of September 30, 2009 and December 31, 2008 and $67 million of goodwill as of December 31, 2007.

ASC 350, Intangibles – Goodwill and Other (“ASC 350”), requires that franchise intangible assets that meet specified indefinite-life criteria must be tested for impairment annually, or more frequently as warranted by events or changes in circumstances.  In determining whether our franchises have an indefinite-life, we considered the likelihood of franchise renewals, the expected costs of franchise renewals, and the technological state of the associated cable systems, with a view to whether or not we are in compliance with any technology upgrading requirements specified in a franchise agreement.  We have concluded that as of September 30, 2009, December 31, 2008 and 2007 substantially all of our franchises qualify for indefinite-life treatment under ASC 350.

Costs associated with franchise renewals are amortized on a straight-line basis over 10 years, which represents management’s best estimate of the average term of the franchises.  Franchise amortization expense for the nine months ended September 30, 2009 and the years ended December 31, 2008, 2007 and 2006 was approximately $1 million, $2 million, $3 million, and $2 million, respectively.  Other intangible assets amortization expense for the nine months ended September 30, 2009 and the years ended December 31, 2008, 2007 and 2006 was approximately $5 million, $5 million, $4 million, and $4 million,  respectively.

ASC 360, Property, Plant, Plant and Equipment (“ASC 360”) , requires that we evaluate the recoverability of our property, plant and equipment upon the occurrence of events or changes in circumstances indicating that the carrying amount of an asset may not be recoverable.  Such events or changes in circumstances could include such factors as the impairment of our indefinite-life franchises under ASC 350, changes in technological advances, fluctuations in the fair value of such assets, adverse changes in relationships with local franchise authorities, adverse changes in market conditions, or a deterioration of current or expected future operating results.  Under ASC 360, a long-lived asset is deemed impaired when the carrying amount of the asset exceeds the projected undiscounted future cash flows associated with the asset.  No impairments of long-lived assets to be held and used were recorded in the nine months ended September 30, 2009 and years ended December 31, 2008, 2007, and 2006.  However, approximately $56 million and $159 million of impairment on assets held for sale were recorded for the years ended December 31, 2007, and 2006, respectively.

We are required to evaluate the recoverability of our indefinite-life franchises, as well as goodwill, on an annual basis or more frequently as deemed necessary. Under ASC 350, if an asset is determined to be impaired, it is required to be written down to its estimated fair value as determined in accordance with accounting principles generally accepted in the United States (“GAAP”).  We determine estimated fair value utilizing an income approach model based on the present value of the estimated future cash flows assuming a discount rate. This approach makes use of unobservable factors such as projected revenues, expenses, capital expenditures, and a discount rate applied to the estimated cash flows. The determination of the discount rate is based on a weighted average cost of capital approach, which uses a market participant’s cost of equity and after-tax cost of debt and reflects the risks inherent in the cash flows.

Franchises are aggregated into essentially inseparable asset groups to conduct the valuations.  The asset groups generally represent geographic clustering of our cable systems into groups by which such systems are managed.  Management believes that such groupings represent the highest and best use of those assets.

Franchises, for ASC 350 valuation purposes, are defined as the future economic benefits of the right to solicit and service potential customers (customer marketing rights), and the right to deploy and market new services (service marketing rights).  Fair value is determined based on the discrete estimated discounted future cash flows of each unit of accounting using assumptions consistent with internal forecasts.  The franchise after-tax cash flow is calculated as the after-tax cash flow generated by the potential customers obtained (less the anticipated customer churn) and the new services added to those customers in future periods.  The sum of the present value of the franchises’ after-tax cash flow in years 1 through 10 and the continuing value of the after-tax cash flow beyond year 10 yields the fair value of the franchise.

Customer relationships, for ASC 350 valuation purposes, represent the value of the business relationship with our existing customers (less the anticipated customer churn), and are calculated by projecting future after-tax cash flows from these customers, including the right to deploy and market additional services to these customers.  The present value of these after-tax cash flows yields the fair value of the customer relationships.  Substantially all our acquisitions occurred prior to January 1, 2002.  We did not record any value associated with the customer relationship intangibles related to those acquisitions.  For acquisitions subsequent to January 1, 2002, we did assign a value to the customer relationship intangible, which is amortized over its estimated useful life.  Effective December 1, 2009, we will apply fresh start accounting in accordance with ASC 852 and as such will adjust our customer relationships to reflect fair value and will also establish any previously unrecorded intangible assets at their fair values.  As such we expect the value of customer relationships to materially increase from that recorded at September 30, 2009.

Our ASC 350 valuations, which are based on the present value of projected after tax cash flows, result in a value of property, plant and equipment, franchises, customer relationships, and our total entity value.  The value of goodwill is the difference between the total entity value and amounts assigned to the other assets.  Effective December 1, 2009, we will apply fresh start accounting in accordance with ASC 852 and as such will adjust our goodwill to reflect fair value. We expect the value of our goodwill to materially increase from that recorded at September 30, 2009.

The use of different valuation assumptions or definitions of franchises or customer relationships, such as our inclusion of the value of selling additional services to our current customers within customer relationships versus franchises, could significantly impact our valuations and any resulting impairment.

As a result of the continued economic pressure on our customers from the recent economic downturn along with increased competition, we determined that our projected future growth would be lower than previously anticipated in our annual impairment testing in December 2008.  Accordingly, we determined that sufficient indicators existed to require us to perform an interim franchise impairment analysis as of September 30, 2009.  We determined that an impairment of franchises is probable and can be reasonably estimated.  Accordingly, for the quarter ended September 30, 2009, we recorded a preliminary non-cash franchise impairment charge of $2.9 billion which represents our best estimate of the impairment of our franchise assets.  We currently expect to finalize our franchise impairment analysis during the quarter ended December 31, 2009, which could result in an impairment charge that differs from the estimate.

We completed our impairment assessment as of December 31, 2008 upon completion of our 2009 budgeting process. Largely driven by the impact of the current economic downturn along with increased competition, we lowered our projected revenue and expense growth rates, and accordingly revised our estimates of future cash flows as compared to those used in prior valuations.  As a result, we recorded $1.5 billion of impairment for the year ended December 31, 2008.  We recorded $178 million of impairment for the year ended December 31, 2007.

We estimated discounted future cash flows using reasonable and appropriate assumptions including among others, penetration rates for basic and digital video, high-speed Internet, and telephone; revenue growth rates; and expected operating margins and capital expenditures.  The assumptions are derived based on our and our peers’ historical operating performance adjusted for current and expected competitive and economic factors surrounding the cable industry.  The estimates and assumptions made in our valuations are inherently subject to significant uncertainties, many of which are beyond our control, and there is no assurance that these results can be achieved. The primary assumptions for which there is a reasonable possibility of the occurrence of a variation that would significantly affect the measurement value include the assumptions regarding revenue growth, programming expense growth rates, the amount and timing of capital expenditures and the discount rate utilized.  The assumptions used are consistent with internal forecasts, some of which differ from the assumptions used for the annual impairment testing in December 2008 as a result of the economic and competitive environment discussed previously.  The change in assumptions reflects the lower than anticipated growth in revenues experienced during the first three quarters of 2009 and the expected reduction of future cash flows as compared to those used in the December 2008 valuations.

While economic conditions applicable at the time of the valuations indicate the combination of assumptions utilized in the valuations are reasonable, as market conditions change so will the assumptions, with a resulting impact on the valuations and consequently the impairment charge.  At September 30, 2009, a 10% and 5% decline in the estimated fair value of our franchise assets in each of our units of accounting would have increased our impairment charge by approximately $446 million and $223 million, respectively.  A 10% and 5% increase in the estimated fair value of our franchise assets in each of our units of accounting would have reduced our impairment charge by approximately $446 million and $223 million, respectively.

Income Taxes. All operations are held through Charter Holdco and its direct and indirect subsidiaries.  Charter Holdco and the majority of its subsidiaries are generally limited liability companies that are not subject to income tax.  However, certain of these limited liability companies are subject to state income tax.  In addition, the subsidiaries that are corporations are subject to federal and state income tax.  All of the remaining taxable income, gains, losses, deductions and credits of Charter Holdco are passed through to its members: Charter, CII, and Vulcan Cable III Inc. (“Vulcan Cable”).  Charter is responsible for its share of taxable income or loss of Charter Holdco allocated to it in accordance with the Charter Holdco limited liability company agreement (“LLC Agreement”) and partnership tax rules and regulations.

Prior to Charter’s emergence from bankruptcy, the LLC Agreement provided for certain special allocations of net tax profits and net tax losses (such net tax profits and net tax losses being determined under the applicable federal income tax rules for determining capital accounts).  Under the LLC Agreement, through the end of 2003, net tax losses of Charter Holdco that would otherwise have been allocated to Charter based generally on its percentage ownership of outstanding common units were allocated instead to membership units held by Vulcan Cable and CII (the “Special Loss Allocations”) to the extent of their respective capital account balances.  After 2003, under the LLC Agreement, net tax losses of Charter Holdco were allocated to Charter, Vulcan Cable, and CII based generally on their respective percentage ownership of outstanding common units to the extent of their respective capital account balances.  Allocations of net tax losses in excess of the members’ aggregate capital account balances were allocated under the rules governing Regulatory Allocations, as described below. Subject to the Curative Allocation Provisions described below, the LLC Agreement further provided that, beginning at the time Charter Holdco generated net tax profits, the net tax profits that would otherwise have been allocated to Charter based generally on its percentage ownership of outstanding common membership units, would instead generally be allocated to Vulcan Cable and CII (the “Special Profit Allocations”).  The Special Profit Allocations to Vulcan Cable and CII were generally continued until the cumulative amount of the Special Profit Allocations offsets the cumulative amount of the Special Loss Allocations.  The amount and timing of the Special Profit Allocations were subject to the potential application of, and interaction with, the Curative Allocation Provisions described in the following paragraph.  The LLC Agreement generally provided that any additional net tax profits were to be allocated among the members of Charter Holdco based generally on their respective percentage ownership of Charter Holdco common membership units.

Because the respective capital account balances of each of Vulcan Cable and CII were reduced to zero by December 31, 2002, certain net tax losses of Charter Holdco that were to be allocated for 2002, 2003, 2004 and 2005, to Vulcan Cable and CII, instead were allocated to Charter (the “Regulatory Allocations”).  As a result of the allocation of net tax losses to Charter in 2005, Charter’s capital account balance was reduced to zero during 2005.  The LLC Agreement provided that once the capital account balances of all members had been reduced to zero, net tax losses were to be allocated to Charter, Vulcan Cable, and CII based generally on their respective percentage ownership of outstanding common units. Such allocations were also considered to be Regulatory Allocations.  The LLC Agreement further provided that, to the extent possible, the effect of the Regulatory Allocations were to be offset over time pursuant to certain curative allocation provisions (the “Curative Allocation Provisions”) so that, after certain offsetting adjustments were made, each member’s capital account balance would be equal to the capital account balance such member would have had if the Regulatory Allocations had not been part of the LLC Agreement.  The cumulative amount of the actual tax losses allocated to Charter as a result of the Regulatory Allocations in excess of the amount of tax losses that would have been allocated to Charter had the Regulatory Allocations not been part of the LLC Agreement through the year ended December 31, 2008 was approximately $4.1 billion.

As a result of the Special Loss Allocations and the Regulatory Allocations referred to above (and their interaction with the allocations related to assets contributed to Charter Holdco with differences between book and tax basis), the cumulative amount of losses of Charter Holdco allocated to Vulcan Cable and CII was in excess of the amount that would have been allocated to such entities if the losses of Charter Holdco had been allocated among its members in proportion to their respective percentage ownership of Charter Holdco common membership units.  The cumulative amount of such excess losses was approximately $1.0 billion through December 31, 2008.

In certain situations, the Special Loss Allocations, Special Profit Allocations, Regulatory Allocations, and Curative Allocation Provisions described above could result in Charter paying taxes in an amount that is more or less than if Charter Holdco had allocated net tax profits and net tax losses among its members based generally on the number of common membership units owned by such members.  This could occur due to differences in (i) the character of the allocated income (e.g., ordinary versus capital), (ii) the allocated amount and timing of tax depreciation and tax amortization expense due to the application of section 704(c) under the Internal Revenue Code, (iii) the potential interaction between the Special Profit Allocations and the Curative Allocation Provisions, (iv) the amount and timing of alternative minimum taxes paid by Charter, if any, (v) the apportionment of the allocated income or loss among the states in which Charter Holdco does business, and (vi) future federal and state tax laws.  As a result, it is possible under certain circumstances that Charter could receive future allocations of taxable income in excess of its currently allocated tax deductions and available tax loss carryforwards.

Effective with Charter’s emergence from bankruptcy on November 30, 2009, Charter Holdco’s LLC Agreement was amended such that section 704(b) book income and loss are to be allocated among the members of Charter Holdco such that the members' capital accounts are adjusted as nearly as possible to reflect the amount that each member would have received if Charter Holdco were liquidated at section 704(b) book values.  The allocation of taxable income and loss should follow the section 704(b) book allocations and generally reflect the member’s respective percentage ownership of Charter Holdco common membership interests, except to the extent of certain required allocations pursuant to section 704(c) of the Internal Revenue Code.

In connection with the Plan, Charter, CII, Mr. Allen and Charter Holdco entered into an exchange agreement (the “Exchange Agreement”), pursuant to which CII has the right to require Charter to (i) exchange all or a portion of CII’s membership interest in Charter Holdco or 100% of CII for $1,000 in cash and shares of Charter’s Class A common stock in a taxable transaction, or (ii) merge CII with and into Charter, or a wholly-owned subsidiary of Charter, in a tax-free transaction (or undertake a tax-free transaction similar to the taxable transaction in subclause (i)), subject to CII meeting certain conditions.  In addition, Charter has the right, under certain circumstances involving a change of control of Charter to require CII to effect an exchange transaction of the type elected by CII from subclauses (i) or (ii) above, which election is subject to certain limitations.

On December 28, 2009, CII exercised its right, under the Exchange Agreement with Charter, to exchange 81% of its common membership interest in Charter Holdco for $1,000 in cash and 907,698 shares of Charter’s Class A common stock in a fully taxable transaction.  Charter expects to receive a step-up in tax basis in Charter Holdco’s assets, under section 743 of the Code, substantially equal to the portion of CII’s negative tax basis capital account Charter acquired in the transaction.  Based upon the taxable exchange which occurred on December 28, 2009, CII has fulfilled the conditions necessary to allow it to elect a tax-free exchange at any time during the remaining term of the Exchange Agreement.  If CII elects to exchange its remaining interest in Charter Holdco in a fully or partially non-taxable transaction, then Charter’s deferred tax liabilities would be increased by the amount of taxable gain inherent in CII’s remaining Charter Holdco interest.

As of September 30, 2009, Charter had approximately $8.9 billion of federal tax net operating losses, resulting in a gross deferred tax asset of approximately $3.1 billion, expiring in the years 2009 through 2028.  In addition, as of September 30, 2009, Charter had state tax net operating losses, resulting in a gross deferred tax asset (net of federal tax benefit) of approximately $331 million, generally expiring in years 2009 through 2028.  Due to uncertainties in projected future taxable income, valuation allowances have been established against the gross deferred tax assets for book accounting purposes, except for deferred benefits available to offset certain deferred tax liabilities.  Such tax net operating losses can accumulate and be used to offset Charter’s future taxable income.  The consummation of the Plan generated an “ownership change” as defined in Section 382 of the Code upon emergence from Chapter 11.  As a result, Charter is subject to significant annual limitations on the use of its net operating losses.  Further, Charter’s net operating loss carryforwards have been reduced by the amount of any cancellation of debt income resulting from the Plan that was allocable to Charter.  The limitation on Charter’s ability to use its net operating losses, in conjunction with the net operating loss expiration provisions, reduces its ability to use a significant portion of Charter’s net operating losses to offset any future taxable income which may result in Charter being required to make material cash tax payments.  Charter’s ability to make such income tax payments, if any, will depend at such time on its liquidity or its ability to raise additional capital, and/or on receipt of payments or distributions from Charter Holdco and its subsidiaries, including us.

As of September 30, 2009, December 31, 2008 and 2007, CCH II has recorded net deferred income tax liabilities of $104 million, $179 million and $226 million, respectively.  As part of our net liability, on September 30, 2009, December 31, 2008 and 2007, CCH II had deferred tax assets of $91 million, $99 million and $119 million, respectively, which primarily relate to financial and tax losses generated by our indirect corporate subsidiaries.  We are required to record a valuation allowance when it is more likely than not that some portion or all of the deferred income tax assets will not be realized.  Given the uncertainty surrounding our ability to utilize our deferred tax assets, these items have been offset with a corresponding valuation allowance of $50 million, $60 million and $70 million at September 30, 2009, December 31, 2008 and 2007, respectively.

No tax years for Charter or Charter Holdco, our indirect parent companies, are currently under examination by the Internal Revenue Service.  Tax years ending 2006, 2007 and 2008 remain subject to examination.

Litigation. Legal contingencies have a high degree of uncertainty.  When a loss from a contingency becomes estimable and probable, a reserve is established.  The reserve reflects management's best estimate of the probable cost of ultimate resolution of the matter and is revised as facts and circumstances change.  A reserve is released when a matter is ultimately brought to closure or the statute of limitations lapses.  We have established reserves for certain matters.  If any of these matters are resolved unfavorably, resulting in payment obligations in excess of management's best estimate of the outcome, such resolution could have a material adverse effect on our consolidated financial condition, results of operations, or our liquidity.

RESULTS OF OPERATIONS

Nine Months Ended September 30, 2009 Compared to Nine Months Ended September 30, 2008

The following table sets forth the percentages of revenues that items in the accompanying condensed consolidated statements of operations constituted for the periods presented (dollars in millions):

	Nine Months Ended September 30,
	2009		2008

REVENUES	$5,045	100%	$4,823	100%

COSTS AND EXPENSES:
Operating (excluding depreciation and amortization)	2,164	43%	2,089	43%
Selling, general and administrative	1,044	21%	1,059	22%
Depreciation and amortization	977	19%	981	21%
Impairment of franchises	2,854	57%	--	--
Other operating (income) expenses, net	(38)	(1%)	51	1%

	7,001	139%	4,180	87%

Income (loss) from operations	(1,956)	(39%)	643	13%

OTHER INCOME (EXPENSES):
Interest expense, net	(682)		(783)
Change in value of derivatives	(4)		(1)
Reorganization items, net	(467)		--
Other income (expense), net	1		(6)

	(1,152)		(790)

Loss before income taxes	(3,108)		(147)

INCOME TAX BENEFIT	68		12

Consolidated net loss	(3,040)		(135)

Less: Net (income) loss – noncontrolling interest	80		(18)

Net loss – CCH II member	$(2,960)		$(153)

Revenues.  Average monthly revenue per basic video customer increased to $113 for the nine months ended September 30, 2009 from $104 for the nine months ended September 30, 2008.  Average monthly revenue per basic video customer represents total revenue, divided by the number of respective months, divided by the average number of basic video customers during the respective period.  Revenue growth primarily reflects increases in the number of telephone, high-speed Internet, and digital video customers, price increases, and incremental video revenues from OnDemand, DVR, and high-definition television services, offset by a decrease in basic video customers.  Asset sales in 2008 and 2009 reduced the increase in revenues for the nine months ended September 30, 2009 as compared to the nine months ended September 30, 2008 by approximately $13 million.

Revenues by service offering were as follows (dollars in millions):

	Nine Months Ended September 30,
	2009		2008		2009 over 2008
	Revenues	% of Revenues	Revenues	% of Revenues	Change	% Change

Video	$2,606	52%	$2,599	54%	$7	--
High-speed Internet	1,098	22%	1,009	21%	89	9%
Telephone	529	10%	399	8%	130	33%
Commercial	330	6%	289	6%	41	14%
Advertising sales	180	4%	223	5%	(43)	(19%)
Other	302	6%	304	6%	(2)	(1%)

	$5,045	100%	$4,823	100%	$222	5%

Video revenues consist primarily of revenues from basic and digital video services provided to our non-commercial customers.  Basic video customers decreased by 244,600 customers from September 30, 2008 compared to September 30, 2009, 29,700 of which were related to asset sales.  Digital video customers increased by 56,300 during the same period, reduced by asset sales with 8,800 customers.  The increase in video revenues is attributable to the following (dollars in millions):

Nine months ended September 30, 2009 compared to nine months ended September 30, 2008 Increase / (Decrease)

Incremental video services and rate adjustments	$50
Increase in digital video customers	35
Decrease in basic video customers	(70)
Asset sales	(8)

$7

Residential high-speed Internet customers grew by 151,900 customers, reduced by asset sales with 5,900 customers, from September 30, 2008 to September 30, 2009.  The increase in high-speed Internet revenues from our residential customers is attributable to the following (dollars in millions):

Nine months ended September 30, 2009 compared to nine months ended September 30, 2008 Increase / (Decrease)

Increase in high-speed Internet customers	$65
Rate adjustments and service upgrades	25
Asset sales	(1)

$89

Revenues from telephone services increased by $130 million for the nine months ended September 30, 2009 and $21 million of the increase was the result of higher average rates.  The remaining increase was the result of an increase of 261,000 telephone customers, reduced by asset sales with 700 customers.

Commercial revenues consist primarily of revenues from services provided to our commercial customers.  Commercial revenues increased primarily as a result of increased sales of the Charter Business Bundle® primarily to small and medium-sized businesses, as well as growth in our fiber-based data services, offset by asset sales of $1 million for the nine months ended September 30, 2009.

Advertising sales revenues consist primarily of revenues from commercial advertising customers, programmers, and other vendors.  Advertising sales revenues for the nine months ended September 30, 2009 decreased primarily as a result of significant decreases in revenues from the political, automotive and retail sectors.  The decrease for the nine months ended September 30, 2009 included $2 million, respectively, as a result of asset sales.  For the nine months ended September 30, 2009 and 2008, we received $30 million and $25 million, respectively, in advertising sales revenues from vendors.

Other revenues consist of franchise fees, regulatory fees, customer installations, home shopping, late payment fees, wire maintenance fees and other miscellaneous revenues.  For the nine months ended September 30, 2009 and 2008, franchise fees represented approximately 45% and 46%, respectively, of total other revenues.  The decrease in other revenues for the nine months ended September 30, 2009 as compared to the nine months ended September 30, 2008 was primarily the result of decreases in home shopping.  The decrease for the nine months ended September 30, 2009 included $1 million as a result of asset sales.

Operating expenses.  The increase in operating expenses is attributable to the following (dollars in millions):

Nine months ended September 30, 2009 compared to nine months ended September 30, 2008 Increase / (Decrease)

Programming costs	$74
Maintenance costs	13
Vehicle costs	(12)
Franchise and regulatory costs	7
Other, net	(2)
Asset sales	(5)

$75

Programming costs were approximately $1.3 billion and $1.2 billion, representing 60% and 59% of total operating expenses for the nine months ended September 30, 2009 and 2008, respectively.  Programming costs consist primarily of costs paid to programmers for basic, premium, digital, OnDemand, and pay-per-view programming.  The increase in programming costs is primarily a result of annual contractual rate adjustments and increases in amounts paid for retransmission consent, offset in part by asset sales and customer losses.  Programming costs were also offset by the amortization of payments received from programmers of $20 million and $25 million for the nine months ended September 30, 2009 and 2008, respectively.  We expect programming expenses to continue to increase, and at a higher rate than 2008, due to a variety of factors, including amounts paid for retransmission consent, annual increases imposed by programmers, and additional programming, including high-definition, OnDemand, and pay-per-view programming, being provided to our customers.

Selling, general and administrative expenses. The decrease in selling, general and administrative expenses is attributable to the following (dollars in millions):

Nine months ended September 30, 2009 compared to nine months ended September 30, 2008 Increase / (Decrease)

Employee costs	$(9)
Stock compensation costs	(1)
Other, net	(1)
Asset sales	(4)

$(15)

Depreciation and amortization. Depreciation and amortization expense decreased by $4 million for the nine months ended September 30, 2009 compared to September 30, 2008, primarily as the result of certain assets becoming fully depreciated, offset by depreciation on capital expenditures.

Impairment of franchises.  As a result of the continued economic pressure on our customers from the recent economic downturn along with increased competition, we determined that our projected future growth would be lower than previously anticipated in our annual impairment testing in December 2008.  Accordingly, we determined that sufficient indicators existed to require us to perform an interim franchise impairment analysis as of September 30, 2009.  We determined that an impairment of franchises is probable and can be reasonably estimated.  Accordingly, for the quarter ended September 30, 2009, we recorded a preliminary non-cash franchise impairment charge of $2.9 billion which represents our best estimate of the impairment of our franchise assets.  We currently expect to finalize our franchise impairment analysis during the quarter ended December 31, 2009, which could result in an impairment charge that differs from the estimate.

Other operating (income) expenses, net.  For the nine months ended September 30, 2009 compared to September 30, 2008, the increase in other operating income was primarily attributable to favorable litigation settlements in 2009, as opposed to unfavorable litigation settlements in 2008.  For more information, see Note 12 to the accompanying September 30, 2009 condensed consolidated financial statements contained in this prospectus.

Interest expense, net. For the nine months ended September 30, 2009 compared to September 30, 2008, net interest expense decreased by $101 million due to a decrease in the weighted average interest rate during the nine months ended September 30, 2009 compared to September 30, 2008, excluding the effect of interest being calculated at a prime rate compared to LIBOR and 2% penalty interest, the incremental cost of which is being recorded in reorganization items, net.

Change in value of derivatives. Interest rate swaps were held to manage our interest costs and reduce our exposure to increases in floating interest rates.  We expensed the change in fair value of derivatives that did not qualify for hedge accounting and cash flow hedge ineffectiveness on interest rate swap agreements.  Upon filing for Chapter 11 bankruptcy, the counterparties to the interest rate swap agreements terminated the underlying contracts and, upon emergence from bankruptcy, will receive payment for the market value of the interest rate swap agreement as measured on the date the counterparties terminated.  We recognized a loss from the change in value of the interest rate swaps of $4 million and $1 million for the nine months ended September 30, 2009 and 2008, respectively.

Reorganizations items, net.  Reorganization items, net of $467 million for the nine months ended September 30, 2009 represent items of income, expense, gain or loss that we realized or incurred while in reorganization under Chapter 11 of the U.S. Bankruptcy Code.  For more information, see Note 2 to the accompanying September 30, 2009 condensed consolidated financial statements contained in this prospectus.

Income tax benefit. Income tax benefit for the nine months ended September 30, 2009 was realized as a result of the decreases in certain deferred tax liabilities attributable to the write down of franchise assets for financial statement purposes and not for tax purposes, offset by current federal and state income tax expense of certain of our indirect subsidiaries. However, the actual tax provision calculations in future periods will be the result of current and future temporary differences, as well as future operating results. Income tax benefit for the three and nine months ended September 30, 2009 included $78 million of deferred tax benefit related to the impairment of franchises. Income tax benefit was recognized for the nine months ended September 30, 2008 through a change in state income tax laws, offset by current federal and state income tax expense of certain of our indirect subsidiaries.

Net loss – noncontrolling interest.  Noncontrolling interest includes the 2% accretion of the preferred membership interests in CC VIII plus approximately 18.6% of CC VIII’s income, net of accretion.

Net loss – CCH II member. Net loss – CCH II member increased by $2.8 billion for the nine months ended September 30, 2009 compared to the nine months ended September 30, 2008 primarily as a result of the impairment of franchises. The impact to net loss for the nine months ended September 30, 2009 of the impairment of franchises, net of tax, was to increase net loss by $2.7 billion.

Year Ended December 31, 2008 Compared to Years Ended December 31, 2007 and 2006

The following table sets forth the percentages of revenues that items in the accompanying consolidated statements of operations constituted for the periods presented (dollars in millions):

	Year Ended December 31,
	2008		2007		2006

Revenues	$6,479	100%	$6,002	100%	$5,504	100%

Costs and Expenses:
Operating (excluding depreciation and amortization)	2,792	43%	2,620	44%	2,438	44%
Selling, general and administrative	1,401	22%	1,289	21%	1,165	21%
Depreciation and amortization	1,310	20%	1,328	22%	1,354	25%
Impairment of franchises	1,521	23%	178	3%	--	--
Asset impairment charges	--	--	56	1%	159	3%
Other operating (income) expenses, net	69	1%	(17)	--	21	--

	7,093	109%	5,454	91%	5,137	93%

Operating income (loss) from continuing operations	(614)	(9%)	548	9%	367	7%

Interest expense, net	(1,064)		(1,014)		(975)
Change in value of derivatives	(62)		(46)		6
Loss on extinguishment of debt	(4)		(32)		(27)
Other expense, net	(19)		(24)		(4)

Loss from continuing operations, before income tax expense	(1,763)		(568)		(633)
Income tax benefit (expense)	40		(20)		(7)

Loss from continuing operations	(1,723)		(588)		(640)
Income from discontinued operations, net of tax	--		--		238

Net loss	$(1,723)		$(588)		$(402)

Revenues.  Average monthly revenue per basic video customer, measured on an annual basis, has increased from $82 in 2006 to $93 in 2007 and $105 in 2008.  Average monthly revenue per video customer represents total annual revenue, divided by twelve, divided by the average number of basic video customers during the respective period.

Revenue growth primarily reflects increases in the number of telephone, high-speed Internet, and digital video customers, price increases, and incremental video revenues from OnDemand, DVR, and high-definition television services, offset by a decrease in basic video customers.  Cable system sales, net of acquisitions, in 2006, 2007, and 2008 reduced the increase in revenues in 2008 as compared to 2007 by approximately $31 million and in 2007 as compared to 2006 by approximately $90 million.

Revenues by service offering were as follows (dollars in millions):

	Year Ended December 31,
	2008		2007		2006		2008 over 2007		2007 over 2006
	Revenues	% of Revenues	Revenues	% of Revenues	Revenues	% of Revenues	Change	% Change	Change	% Change

Video	$3,463	53%	$3,392	56%	$3,349	61%	$71	2%	$43	1%
High-speed Internet	1,356	21%	1,243	21%	1,047	19%	113	9%	196	19%
Telephone	555	9%	345	6%	137	2%	210	61%	208	152%
Commercial	392	6%	341	6%	305	6%	51	15%	36	12%
Advertising sales	308	5%	298	5%	319	6%	10	3%	(21)	(7%)
Other	405	6%	383	6%	347	6%	22	6%	36	10%

	$6,479	100%	$6,002	100%	$5,504	100%	$477	8%	$498	9%

Video revenues consist primarily of revenues from basic and digital video services provided to our non-commercial customers.  Basic video customers decreased by 174,200 and 213,400 customers in 2008 and 2007, respectively, of which 16,700 in 2008 and 97,100 in 2007 were related to asset sales, net of acquisitions.  Digital video customers increased by 213,000 and 112,000 customers in 2008 and 2007, respectively.  The increase in 2008 and 2007 was reduced by the sale, net of acquisitions, of 7,600 and 38,100 digital customers, respectively.  The increases in video revenues are attributable to the following (dollars in millions):

	2008 compared to 2007	2007 compared to 2006

Incremental video services and rate adjustments	$87	$88
Increase in digital video customers	77	59
Decrease in basic video customers	(72)	(41)
Asset sales, net of acquisitions	(21)	(63)

	$71	$43

High-speed Internet customers grew by 192,700 and 280,300 customers in 2008 and 2007, respectively.  The increase in 2008 and 2007 was reduced by asset sales, net of acquisitions, of 5,600 and 8,800 high-speed Internet customers, respectively.  The increases in high-speed Internet revenues from our residential customers are attributable to the following (dollars in millions):

	2008 compared to 2007	2007 compared to 2006

Increase in high-speed Internet customers	$113	$149
Rate adjustments and service upgrades	3	58
Asset sales, net of acquisitions	(3)	(11)

	$113	$196

Revenues from telephone services increased by $220 million and $209 million in 2008 and 2007, respectively, as a result of an increase of 389,500 and 513,500 telephone customers in 2008 and 2007, respectively, offset by a decrease of $10 million and $1 million in 2008 and 2007, respectively, related to lower average rates.

Commercial revenues consist primarily of revenues from services provided to our commercial customers.  Commercial revenues increased primarily as a result of increased sales of the Charter Business Bundle® primarily to small and medium-sized businesses.  The increases were reduced by approximately $2 million in 2008 and $6 million in 2007 as a result of asset sales.

Advertising sales revenues consist primarily of revenues from commercial advertising customers, programmers and other vendors.  In 2008, advertising sales revenues increased primarily as a result of increases in political advertising sales and advertising sales to vendors offset by significant decreases in revenues from the automotive and furniture sectors, and a decrease of $2 million related to asset sales.  In 2007, advertising sales revenues decreased primarily as a result of a decrease in national advertising sales, including political advertising, and as a result of decreases in advertising sales revenues from vendors and a decrease of $3 million as a result of system sales.  For the years ended December 31, 2008, 2007, and 2006, we received $39 million, $15 million, and $17 million, respectively, in advertising sales revenues from vendors.

Other revenues consist of franchise fees, regulatory fees, customer installations, home shopping, late payment fees, wire maintenance fees and other miscellaneous revenues.  For the years ended December 31, 2008, 2007, and 2006, franchise fees represented approximately 46%, 46%, and 51%, respectively, of total other revenues.  The increase in other revenues in 2008 was primarily the result of increases in franchise and other regulatory fees and wire maintenance fees.  The increase in other revenues in 2007 was primarily the result of increases in regulatory fee revenues, wire maintenance fees, and late payment fees.  The increases were reduced by approximately $3 million in 2008 and $7 million in 2007 as a result of asset sales.

Operating expenses.  The increases in our operating expenses are attributable to the following (dollars in millions):

	2008 compared to 2007	2007 compared to 2006

Programming costs	$90	$106
Labor costs	44	49
Franchise and regulatory fees	23	16
Maintenance costs	19	20
Costs of providing high-speed Internet and telephone services	5	33
Other, net	13	7
Asset sales, net of acquisitions	(22)	(49)

	$172	$182

Programming costs were approximately $1.6 billion, $1.6 billion, and $1.5 billion, representing 59%, 60%, and 61% of total operating expenses for the years ended December 31, 2008, 2007, and 2006, respectively.  Programming costs consist primarily of costs paid to programmers for basic, premium, digital, OnDemand, and pay-per-view programming.  The increases in programming costs are primarily a result of annual contractual rate adjustments, offset in part by asset sales and customer losses.  Programming costs were also offset by the amortization of payments received from programmers of $33 million, $25 million, and $32 million in 2008, 2007, and 2006, respectively.  We expect programming expenses to continue to increase, and at a higher rate than in 2008, due to a variety of factors, including amounts paid for retransmission consent, annual increases imposed by programmers, and additional programming, including high-definition, OnDemand, and pay-per-view programming, being provided to our customers.

Labor costs increased primarily due to an increase in employee base salary and benefits.

Selling, general and administrative expenses. The increases in selling, general and administrative expenses are attributable to the following (dollars in millions):

	2008 compared to 2007	2007 compared to 2006

Marketing costs	$32	$60
Customer care costs	23	37
Bad debt and collection costs	17	36
Stock compensation costs	14	5
Employee costs	7	17
Other, net	24	(16)
Asset sales, net of acquisitions	(5)	(15)

	$112	$124

Depreciation and amortization. Depreciation and amortization expense decreased by $18 million and $26 million in 2008 and 2007, respectively.  During 2008 and 2007, the decrease in depreciation was primarily the result of asset sales, certain assets becoming fully depreciated, and an $81 million and $8 million decrease in 2008 and 2007, respectively, due to the impact of changes in the useful lives of certain assets during 2007, offset by depreciation on capital expenditures.

Impairment of franchises. We recorded impairment of $1.5 billion and $178 million for the years ended December 31, 2008 and 2007, respectively.  The impairment recorded in 2008 was largely driven by lower expected revenue growth resulting from the current economic downturn and increased competition.  The impairment recorded in 2007 was largely driven by increased competition. The valuation completed in 2006 showed franchise values in excess of book value, and thus resulted in no impairment.

Asset impairment charges. Asset impairment charges for the years ended December 31, 2007 and 2006 represent the write-down of assets related to cable asset sales to fair value less costs to sell.  See Note 4 to the accompanying December 31, 2008 consolidated financial statements contained in this prospectus.

Other operating (income) expenses, net.  The change in other operating (income) expenses, net are attributable to the following (dollars in millions):

	2008 compared to 2007	2007 compared to 2006

Increases (decreases) in losses on sales of assets	$16	$(11)
Increases (decreases) in special charges, net	70	(27)

	$86	$(38)

For more information, see Note 16 to the accompanying December 31, 2008 consolidated financial statements contained in this prospectus.

Interest expense, net.  Net interest expense increased by $50 million in 2008 from 2007 and by $39 million in 2007 from 2006.  The increase in net interest expense from 2007 to 2008 was a result of average debt outstanding increasing from $11.9 billion in 2007 to $12.8 billion in 2008, offset by a decrease in our average borrowing rate from 8.1% in 2007 to 7.5% in 2008.  The increase in net interest expense from 2006 to 2007 was a result of an increase in average debt outstanding from $10.9 billion in 2006 to $11.9 billion in 2007 and was partially offset by a decrease in our average borrowing rate from 8.6% in 2006 to 8.1% in 2007.

Change in value of derivatives.  Interest rate swaps are held to manage our interest costs and reduce our exposure to increases in floating interest rates.  We expense the change in fair value of derivatives that do not qualify for hedge accounting and cash flow hedge ineffectiveness on interest rate swap agreements.  The loss from the change in value of interest rate swaps increased from a gain of $6 million in 2006 to a loss of $46 million in 2007 and a loss of $62 million in 2008.

Loss on extinguishment of debt. Loss on extinguishment of debt consists of the following for the years ended December 31, 2008, 2007, and 2006.

	Year Ended December 31,
	2008	2007	2006

CCO Holdings notes redemption	--	(19)	--
Charter Operating credit facilities refinancing	--	(13)	(27)
CCH II tender offer	(4)	--	--

	$(4)	$(32)	$(27)

For more information, see Notes 9 and 17 to the accompanying December 31, 2008 consolidated financial statements contained in this prospectus.

Other expense, net.  The change in other expense, net are attributable to the following (dollars in millions):

	2008 compared to 2007	2007 compared to 2006

Decrease (increase) in minority interest	$9	$(2)
Increase in investment income	1	(15)
Other, net	(5)	(3)

	$5	$(20)
For more information, see Note 18 to the accompanying December 31, 2008 consolidated financial statements contained in this prospectus.

Income tax benefit (expense). Income tax benefit for the year ended December 31, 2008 was realized as a result of the decreases in certain deferred tax liabilities of certain of our indirect subsidiaries, attributable to the write-down of franchise assets for financial statement purposes and not for tax purposes.  Income tax benefit for the year ended December 31, 2008 included $32 million of deferred tax benefit related to the impairment of franchises.  Income tax expense in 2007 and 2006 was recognized through increases in deferred tax liabilities and current federal and state income tax.  Income tax expense for the year ended December 31, 2007 includes $18 million of income tax expense previously recorded at our indirect parent company.

Income from discontinued operations, net of tax.  In 2006, income from discontinued operations, net of tax, was recognized due to a gain of $200 million recognized on the sale of the West Virginia and Virginia systems.

Net loss. The impact to net loss in 2008, 2007, and 2006 as a result of asset impairment charges, impairment of franchises, extinguishment of debt, and gain on discontinued operations, net of tax, was to increase net loss by approximately $1.5 billion and $264 million and decrease net loss by approximately $52 million, respectively.

Liquidity and Capital Resources

Introduction

This section contains a discussion of our liquidity and capital resources, including a discussion of our cash position, sources and uses of cash, access to credit facilities and other financing sources, historical financing activities, cash needs, capital expenditures and outstanding debt.

Overview of Our Debt and Liquidity

We have significant amounts of debt.  As of September 30, 2009, the accreted value of our total debt was approximately $14.2 billion, as summarized below (dollars in millions):

	September 30, 2009
	Principal Amount	Accreted Value (a)	Pro Forma Principal Amount (b)	Semi- Annual Interest Payment Dates	Maturity Date (c)
CCH II, LLC:
10.250% senior notes due 2010	$1,860	$1,857	--	3/15 & 9/15	9/15/10
10.250% senior notes due 2013	614	584	--	4/1 & 10/1	10/1/13
13.5% senior notes due 2016	--	--	1,766	2/15 & 8/15	11/30/16
CCO Holdings, LLC:
8 3/4% senior notes due 2013	800	797	800	5/15 & 11/15	11/15/13
Credit facility	350	350	350		9/6/14
Charter Communications Operating, LLC:
8.000% senior second-lien notes due 2012	1,100	1,100	1,100	4/30 & 10/30	4/30/12
8 3/8% senior second-lien notes due 2014	770	770	770	4/30 & 10/30	4/30/14
10.875% senior second-lien notes due 2014	546	529	546	3/15 & 9/15	9/15/14
Credit facilities	8,194	8,194	8,194		varies

	$14,234	$14,181	$13,526

(a)
The accreted values presented above generally represent the principal amount of the notes less the original issue discount at the time of sale, plus the accretion to the balance sheet date.  However, the current accreted value for legal purposes and notes indenture purposes (the amount that is currently payable if the debt becomes immediately due) is equal to the principal amount of notes.

(b)
The Pro forma Principal Amount reflects the amount outstanding pro forma for the consummation of the Plan.  The debt of CCH II was refinanced in accordance with the Plan, by paying a portion of the principal and interest with the proceeds from the Rights Offering and by exchanging the CCH II Notes for New CCH II Notes in the Exchange Offer.  Upon application of fresh start accounting in accordance with ASC 852, the Company will adjust its long-term debt to reflect fair value.  This adjustment may be material.

(c)
In general, the obligors have the right to redeem all of the notes set forth in the above table in whole or in part at their option, beginning at various times prior to their stated maturity dates, subject to certain conditions, upon the payment of the outstanding principal amount (plus a specified redemption premium) and all accrued and unpaid interest.  For additional information see Note 9 to the accompanying December 31, 2008 consolidated financial statements contained in this prospectus.

The following table summarizes our payment obligations as of December 31, 2008 under our long-term debt and certain other contractual obligations and commitments (dollars in millions.)  The table does not reflect consummation of the Plan and the resulting elimination of approximately $708 million of debt.  Following consummation of the Plan, $70 million of our debt matures in each of 2010 and 2011.  In 2012 and beyond, significant additional amounts will become due under our remaining long-term debt obligations.

	Payments by Period
	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
Contractual Obligations
Long-Term Debt Principal Payments (1)	$14,286	$70	$2,000	$3,969	$8,247
Long-Term Debt Interest Payments (2)	3,880	903	1,554	1,317	106
Payments on Interest Rate Instruments (3)	443	127	257	59	--
Capital and Operating Lease Obligations (4)	96	22	35	21	18
Programming Minimum Commitments (5)	687	315	206	166	--
Other (6)	475	368	88	19	--

Total	$19,867	$1,805	$4,140	$5,551	$8,371

(1)
The table presents maturities of long-term debt outstanding as of December 31, 2008.  Refer to Notes 9 and 22 to our accompanying December 31, 2008 consolidated financial statements contained in this prospectus for a description of our long-term debt and other contractual obligations and commitments.

(2)
Interest payments on variable debt are estimated using amounts outstanding at December 31, 2008 and the average implied forward London Interbank Offering Rate (LIBOR) rates applicable for the quarter during the interest rate reset based on the yield curve in effect at December 31, 2008.  Actual interest payments will differ based on actual LIBOR rates and actual amounts outstanding for applicable periods.

(3)
Represents amounts we will be required to pay under our interest rate swap agreements estimated using the average implied forward LIBOR applicable rates for the quarter during the interest rate reset based on the yield curve in effect at December 31, 2008.  Upon filing of a Chapter 11 bankruptcy, the counterparties to the interest rate swap agreements terminated the underlying contract and, upon emergence of Charter from bankruptcy, received payment for the market value of the interest rate swap agreement as measured on the date the counterparty terminated.

(4)
We lease certain facilities and equipment under noncancelable operating leases.  Leases and rental costs charged to expense for the years ended December 31, 2008, 2007, and 2006, were $24 million, $23 million, and $23 million, respectively.

(5)
We pay programming fees under multi-year contracts ranging from three to ten years, typically based on a flat fee per customer, which may be fixed for the term, or may in some cases escalate over the term.  Programming costs included in the accompanying statement of operations were approximately $1.6 billion, $1.6 billion, and $1.5 billion, for the years ended December 31, 2008, 2007, and 2006, respectively.  Certain of our programming agreements are based on a flat fee per month or have guaranteed minimum payments.  The table sets forth the aggregate guaranteed minimum commitments under our programming contracts.

(6)	“Other” represents other guaranteed minimum commitments, which consist primarily of commitments to our billing services vendors.

 The following items are not included in the contractual obligations table because the obligations are not fixed and/or determinable due to various factors discussed below.  However, we incur these costs as part of our operations:

·
We rent utility poles used in our operations.  Generally, pole rentals are cancelable on short notice, but we anticipate that such rentals will recur.  Rent expense incurred for pole rental attachments for the years ended December 31, 2008, 2007, and 2006, was $47 million, $47 million, and $44 million, respectively.

·
We pay franchise fees under multi-year franchise agreements based on a percentage of revenues generated from video service per year.  We also pay other franchise related costs, such as public education grants, under multi-year agreements.  Franchise fees and other franchise-related costs included in the accompanying statement of operations were $179 million, $172 million, and $175 million for the years ended December 31, 2008, 2007, and 2006, respectively.

·
We also have $158 million in letters of credit, primarily to our various worker’s compensation, property and casualty, and general liability carriers, as collateral for reimbursement of claims.  These letters of credit reduce the amount we may borrow under our credit facilities.

Our business requires significant cash to fund debt service costs, capital expenditures and ongoing operations.  We have historically funded these requirements through cash flows from operating activities, borrowings under our credit facilities, proceeds from sales of assets, issuances of debt and equity securities, and cash on hand.  However, the mix of funding sources changes from period to period.  For the nine months ended September 30, 2009, we generated $1.0 billion of net cash flows from operating activities, after paying cash interest of $657 million.  In addition, we used $819 million for purchases of property, plant and equipment.  Finally, we used net cash flows from financing activities of $52 million, as a result of repayments of long-term debt.  As of September 30, 2009, we had cash on hand of $1.1 billion.  We expect that our mix of sources of funds will continue to change in the future based on overall needs relative to our cash flow and on the availability of funds under the credit facilities of our subsidiaries, our access to the debt and equity markets, the timing of possible asset sales, and based on our ability to generate cash flows from operating activities.

We have utilized $1.4 billion of the $1.5 billion revolving credit facility under our Amended and Restated Credit Agreement, dated as of March 18, 1999, as amended and restated as of March 6, 2007 (the “Credit Agreement”).  Upon filing bankruptcy, Charter Operating no longer has access to the revolving feature of its revolving credit facility and will rely on cash on hand and cash flows from operating activities to fund our projected cash needs.

We expect that cash on hand and cash flows from operating activities will be adequate to meet our projected cash needs through at least the next 24 months.    Our projected cash needs and projected sources of liquidity depend upon, among other things, our actual results, and the timing and amount of our expenditures.  We continue to monitor the capital markets and we expect to undertake refinancing transactions and utilize cash flows from operating activities to further extend or reduce the maturities of our principal obligations.

Limitations on Distributions

Distributions by our subsidiaries to a parent company for payment of principal on parent company notes are restricted under any indentures and credit facilities governing the indebtedness of the subsidiaries, unless there is no default under the applicable indenture and credit facilities, and unless each applicable subsidiary’s leverage ratio test is met at the time of such distribution.  Distributions by Charter Operating for payment of principal on parent company notes are further restricted by the covenants in its credit facilities.

Distributions by CCH II, CCO Holdings, and Charter Operating to a parent company for payment of parent company interest are permitted if there is no default under the aforementioned indentures and CCO Holdings and Charter Operating credit facilities.

In addition to the limitation on distributions under the various indentures discussed above, distributions by our subsidiaries may be limited by applicable law, including the Delaware Limited Liability Company Act, under which our subsidiaries may only make distributions if they have “surplus” as defined in the act.  It is uncertain whether we will have sufficient surplus at the relevant subsidiaries to make distributions, including for payment of interest and principal on the debts of the parents of such entities.  See  Risk Factors — “Because of our holding company structure, our outstanding notes are structurally subordinated in right of payment to all liabilities of our subsidiaries.  Restrictions in our subsidiaries’ debt instruments and under applicable law limit their ability to provide funds to us or our various debt issuers”.

Historical Operating, Investing, and Financing Activities

Cash and Cash Equivalents.  We held $1.1 billion in cash and cash equivalents as of September 30, 2009 compared to $953 million as of December 31, 2008.

Operating Activities.  Net cash provided by operating activities increased $110 million from $891 million for the nine months ended September 30, 2008 to $1.0 billion for the nine months ended September 30, 2009, primarily as a result of a decrease of $105 million in cash paid for interest, and revenues increasing at a faster rate than cash expenses.  These amounts were partially offset by cash reorganization items of $368 million for the nine months ended September 30, 2009.

Net cash provided by operating activities increased $96 million from $1.1 billion for the year ended December 31, 2007 to $1.2 billion for the year ended December 31, 2008, primarily as a result of revenue growth from high-speed Internet and telephone driven by bundled services, as well as improved cost efficiencies, offset by an increase of $43 million in interest on cash pay obligations and changes in operating assets and liabilities that provided $29 million less cash during the same period.

Net cash provided by operating activities increased $93 million from $1.0 billion for the year ended December 31, 2006 to $1.1 billion for the year ended December 31, 2007, primarily as a result of revenues increasing at a faster rate than cash operating expenses, offset by an increase of $44 million in interest on cash pay obligations and changes in operating assets and liabilities that provided $7 million less cash during the same period.

Investing Activities. Net cash used in investing activities was $841 million and $980 million for the nine months ended September 30, 2009 and 2008, respectively.  The decrease is primarily due to a decrease of $119 million in purchases of property, plant, and equipment.

Net cash used in investing activities for the years ended December 31, 2008, 2007, and 2006, was $1.2 billion, $1.2 billion, and $65 million, respectively.  Investing activities used $1.1 billion more cash during the year ended December 31, 2007 than the corresponding period in 2006 primarily due to $1.0 billion of proceeds received in 2006 from the sale of assets, including cable systems.

Financing Activities. Net cash used in financing activities was $52 million for the nine months ended September 30, 2009 and net cash provided by financing activities was $642 million for the nine months ended September 30, 2008.  The decrease in cash provided during the nine months ended September 30, 2009 as compared to the corresponding period in 2008, was primarily the result of no borrowings of long-term debt in 2009.

Net cash provided by financing activities was $938 million and $26 million for the years ended December 31, 2008 and 2007, respectively, and net cash used in financing activities was $935 million for the year ended December 31, 2006.  The increase in cash provided during the year ended December 31, 2008 compared to the corresponding period in 2007 and in 2007 as compared to the corresponding period in 2006, was primarily the result of an increase in the amount by which borrowings exceeded repayments of long-term debt.

Capital Expenditures

We have significant ongoing capital expenditure requirements.  Capital expenditures were $819 million, $938 million, $1.2 billion, $1.2 billion, and $1.1 billion for the for the nine months ended September 30, 2009 and 2008 and the years ended December 31, 2008, 2007, and 2006, respectively.  See the table below for more details.

Our capital expenditures are funded primarily from cash on hand and cash flows from operating activities.  In addition, our liabilities related to capital expenditures decreased $18 million and $41 million for the nine months ended September 30, 2009 and 2008 compared to year end, respectively, and decreased by $39 million and $2 million for the years ended December 31, 2008 and 2007, respectively.  Liabilities related to capital expenditures increased by $24 million for the year ended December 31, 2006.

We have adopted capital expenditure disclosure guidance, which was developed by eleven then publicly traded cable system operators, including Charter, with the support of the National Cable & Telecommunications Association (“NCTA”).  The disclosure is intended to provide more consistency in the reporting of capital expenditures among peer companies in the cable industry.  These disclosure guidelines are not required disclosures under GAAP, nor do they impact our accounting for capital expenditures under GAAP.

The following table presents our major capital expenditures categories in accordance with NCTA disclosure guidelines for the nine months ended September 30, 2009 and 2008, and the years ended December 31, 2008, 2007, and 2006 (dollars in millions):

	Nine Months Ended September 30,		For the years ended December 31,
	2009	2008	2008	2007	2006

Customer premise equipment (a)	$460	$480	$595	$578	$507
Scalable infrastructure (b)	141	185	251	232	214
Line extensions (c)	49	63	80	105	107
Upgrade/rebuild (d)	20	37	40	52	45
Support capital (e)	149	173	236	277	230

Total capital expenditures	$819	$938	$1,202	$1,244	$1,103

(a)
Customer premise equipment includes costs incurred at the customer residence to secure new customers, revenue units and additional bandwidth revenues.  It also includes customer installation costs and customer premise equipment (e.g., set-top boxes and cable modems, etc.).

(b)
Scalable infrastructure includes costs not related to customer premise equipment or our network, to secure growth of new customers, revenue units, and additional bandwidth revenues, or provide service enhancements (e.g., headend equipment).

(c)	Line extensions include network costs associated with entering new service areas (e.g., fiber/coaxial cable, amplifiers, electronic equipment, make-ready and design engineering).
(d)	Upgrade/rebuild includes costs to modify or replace existing fiber/coaxial cable networks, including betterments.
(e)
Support capital includes costs associated with the replacement or enhancement of non-network assets due to technological and physical obsolescence (e.g., non-network equipment, land, buildings and vehicles).

Recently Issued Accounting Standards

In April 2009, the FASB issued guidance included in ASC 805-20, Business Combinations – Identifiable Assets, Liabilities and Any Noncontrolling Interest (“ASC 805-20”), which addresses application issues raised by preparers, auditors, and members of the legal profession on initial recognition and measurement, subsequent measurement and accounting, and disclosure of assets and liabilities arising from contingencies in a business combination.  This guidance included in ASC 805-20 is effective for assets or liabilities arising from contingencies in business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. We adopted this guidance included in ASC 805-20 effective January 1, 2009.  The adoption of this guidance included in ASC 805-20 did not have a material impact on our financial statements.

In December 2007, the FASB issued guidance included in ASC 810-10, Consolidation – Overall (“ASC 810-10”), which provides guidance on the accounting and reporting for minority interests in consolidated financial statements.  ASC 810-10 requires losses to be allocated to non-controlling (minority) interests even when such amounts are deficits.   This guidance included in ASC 810-10 is effective for fiscal years beginning after December 15, 2008.  We adopted this guidance included in ASC 810-10 effective January 1, 2009 and applied the effects retrospectively to all periods presented to the extent prescribed by the standard.  The adoption resulted in the presentation of Mr. Allen’s previous 5.6% preferred membership interest in CC VIII as temporary equity and CCH I’s 13% membership interest in CC VIII as noncontrolling interest in our consolidated balance sheets as of December 31, 2008 and 2007 as presented, which were previously classified as minority interest.

In April 2009, the FASB issued guidance included in ASC 820-10-65, Fair Value Measurements and Disclosures – Overall – Transition and Open Effective Date Information (“ASC 820-10-65”), which provides additional guidance for estimating fair value in accordance with ASC 820-10 when the volume and level of activity for the asset or liability have significantly decreased. This ASC also includes guidance on identifying circumstances that indicate a transaction is not orderly.  This guidance included in ASC 820-10-65 is effective for reporting periods ending after

June 15, 2009. We adopted this guidance included in ASC 820-10-65 effective April 1, 2009.  The adoption of this guidance included in ASC 820-10-65 did not have a material impact on our financial statements.

In April 2009, the FASB issued guidance included in ASC 825-10-65, Financial Instruments – Overall – Transition and Open Effective Date Information (“ASC 825-10-65”), to require disclosures about fair value of financial instruments for interim reporting periods of publicly traded companies as well as in annual financial statements. This ASC also requires those disclosures in summarized financial information at interim reporting periods.  This guidance included in ASC 825-10-65 is effective for reporting periods ending after June 15, 2009. We adopted this guidance included in ASC 825-10-65 effective April 1, 2009.  The adoption of this guidance included in ASC 825-10-65 did not have a material impact on our financial statements.

In May 2009, the FASB issued guidance included in ASC 855-10, Subsequent Events – Overall (“ASC 855-10”), to establish principles and requirements for the evaluation and disclosure of subsequent events.  This guidance included in ASC 855-10 is effective for interim or annual financial periods ending after June 15, 2009.  We adopted this guidance included in ASC 855-10 effective April 1, 2009 and have included the appropriate disclosure in our financial statements for the nine months ended September 30, 2009.

In June 2009, the FASB issued guidance included in ASC 105-10, Generally Accepted Accounting Principles – Overall (“ASC 105-10”).  ASC 105-10 is intended to be the source of GAAP and reporting standards as issued by the FASB. Its primary purpose is to improve clarity and use of existing standards by grouping authoritative literature under common topics. ASC 105-10 is effective for financial statements issued for interim and annual periods ending after September 15, 2009.  We adopted ASC 105-10 effective September 30, 2009.  The Codification does not change or alter existing GAAP and there was no impact on our financial statements.

In August 2009, the FASB issued guidance included in ASC 820-10-65 which states companies determining the fair value of a liability may use the perspective of an investor that holds the related obligation as an asset.  This guidance included in ASC 820-10-65 addresses practice difficulties caused by the tension between fair-value measurements based on the price that would be paid to transfer a liability to a new obligor and contractual or legal requirements that prevent such transfers from taking place.  This guidance included in ASC 820-10-65 is effective for interim and annual periods beginning after August 27, 2009, and applies to all fair-value measurements of liabilities required by GAAP. No new fair-value measurements are required by this guidance. We adopted this guidance included in ASC 820-10-65 effective October 1, 2009 and there was no impact on our financial statements.

In October 2009, the FASB issued guidance included in ASC 605-25, Revenue Recognition – Multiple-Element Arrangements (“ASC 605-25”), which requires entities to allocate revenue in an arrangement using estimated selling prices of the delivered goods and services based on a selling price hierarchy.  The guidance eliminates the residual method of revenue allocation and requires revenue to be allocated using the relative selling price method.  This guidance included in ASC 605-25 should be applied on a prospective basis for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010.  We will adopt this guidance included in ASC 605-25 effective January 1, 2011.  We do not expect the adoption of this guidance included in ASC 605-25 will have a material impact on our financial statements.

We do not believe that any other recently issued, but not yet effective accounting pronouncements, if adopted, would have a material effect on our accompanying financial statements.

BUSINESS

For a chart showing our ownership structure, see page 5.

Introduction

We are among the largest providers of cable services in the United States, offering a variety of entertainment, information and communications solutions to residential and commercial customers. As of September 30, 2009, our infrastructure consists of a hybrid of fiber and coaxial cable plant passing approximately 11.9 million homes, with 96% of homes passed at 550 MHZ or greater and 95% of plant miles two-way active.  A national Internet Protocol (IP) infrastructure interconnects all Charter markets.

For the nine months ended September 30, 2009, we generated approximately $5.0 billion in revenue, of which approximately 52% of our revenue was generated from our residential video service. We also generate revenue from high-speed Internet, telephone service and advertising with residential and commercial high-speed Internet and telephone service contributing the majority of the recent growth in our revenue.

As of September 30, 2009, we served approximately 5.3 million customers. We sell our cable video programming, high-speed Internet and telephone services primarily on a subscription basis, often in a bundle of two or more services, providing savings to our customers.  Triple Play is available to approximately 89% of our homes passed, and approximately 56% of our customers subscribe to a bundle of services.

As of September 30, 2009, we served approximately 4.9 million video customers, of which approximately 65% were digital video customers.  Digital video enables our customers to access advanced services such as high definition television, OnDemandTM (“OnDemand”) video programming, an interactive program guide and digital video recorder, or digital video recorder (“DVR”) service.

As of September 30, 2009, we also served approximately 3.0 million high-speed Internet customers.  Our high-speed Internet service is available in a variety of speeds up to 60 Mbps.  We also offer home networking service, or Wi-Fi, enabling our customers to connect up to five computers wirelessly in the home.

As of September 30, 2009, we provided telephone service to approximately 1.5 million customers. Our telephone services typically include unlimited local and long distance calling to the U.S., Canada and Puerto Rico, plus more than 10 features, including voicemail, call waiting and caller ID.

Through Charter Business®, we provide scalable, tailored broadband communications solutions to business organizations, such as business-to-business Internet access, data networking, fiber connectivity to cell towers, video and music entertainment services and business telephone.  As of September 30, 2009, we served approximately 180,000 business customers, including small- and medium-sized commercial customers.  Our advertising sales division, Charter Media®, provides local, regional and national businesses with the opportunity to advertise in individual markets on cable television networks.

We have a history of net losses.  Our net losses are principally attributable to insufficient revenue to cover the combination of operating expenses and interest expenses we incur because of our debt, impairment of franchises and depreciation expenses resulting from the capital investments we have made and continue to make in our cable properties.

Recent Events

On March 27, 2009, we filed voluntary petitions in the Bankruptcy Court, to reorganize under the Bankruptcy Code.  The Chapter 11 cases were jointly administered under the caption In re Charter Communications, Inc., et al., Case No. 09-11435. We continued to operate our businesses and owned and managed our properties as a debtor-in-possession under the jurisdiction of the Bankruptcy Court in accordance with the applicable provisions of the Bankruptcy Code until we emerged from protection under Chapter 11 of the Bankruptcy Code on November 30, 2009.

On May 7, 2009, we filed the Plan and Disclosure Statement with the Bankruptcy Court.  The Plan was confirmed by the Bankruptcy Court on November 17, 2009, and became effective on November 30, 2009, the date on which we emerged from protection under Chapter 11 of the Bankruptcy Code.

For more information on the events that occurred and securities issued upon our emergence from bankruptcy, see Charter’s Current Report on Form 8-K filed with the SEC on December 4, 2009.

Products and Services

Through our hybrid fiber and coaxial cable network, we offer our customers traditional cable video services (basic and digital, which we refer to as “video” services), high-speed Internet services, and telephone services, as well as advanced broadband services (such as OnDemand, high definition television, and DVR service).  Our telephone services are primarily provided using VoIP technology, to transmit digital voice signals over our systems.  Our video, high-speed Internet, and telephone services are offered to residential and commercial customers on a subscription basis, with prices and related charges that vary primarily based on the types of service selected, whether the services are sold as a “bundle” or on an individual basis, and the equipment necessary to receive the services, with some variation in prices depending on geographic location.

The following table approximates our customer statistics for video, residential high-speed Internet and telephone as of September 30, 2009 and 2008.

	Approximate as of
	September 30,	September 30,
	2009 (a)	2008 (a)

Residential (non-bulk) basic video customers (b)	4,616,100	4,860,100
Multi-dwelling (bulk) and commercial unit customers (c)	263,000	263,600
Total basic video customers (b) (c)	4,879,100	5,123,700
Digital video customers (d)	3,174,800	3,118,500
Residential high-speed Internet customers (e)	3,010,100	2,858,200
Telephone customers (f)	1,535,300	1,274,300

Total Revenue Generating Units (g)	12,599,300	12,374,700

After giving effect to sales of cable systems in 2008 and 2009, basic video customers, digital video customers, high-speed Internet customers, and telephone customers would have been 5,094,000, 3,109,700, 2,852,300, and 1,273,600, respectively, as of September 30, 2008.

(a)
Our billing systems calculate the aging of customer accounts based on the monthly billing cycle for each account. On that basis, at September 30, 2009 and 2008, “customers” include approximately 33,300 and 42,100 persons, respectively, whose accounts were over 60 days past due in payment, approximately 5,700 and 7,700 persons, respectively, whose accounts were over 90 days past due in payment, and approximately 2,500 and 3,800 persons, respectively, whose accounts were over 120 days past due in payment.

(b)	“Basic video customers” include all residential customers who receive video cable services.

(c)
Included within “basic video customers” are those in commercial and multi-dwelling structures, which are calculated on an equivalent bulk unit (“EBU”) basis.  In the second quarter of 2009, we began calculating EBUs by dividing the bulk price charged to accounts in an area by the published rate charged to non-bulk residential customers in that market for the comparable tier of service rather than the most prevalent price charged as was used previously. This EBU method of estimating basic video customers is consistent with the methodology used in determining costs paid to programmers and is consistent with the methodology used by other multiple system operators (“MSOs”). As of September 30, 2009, EBUs decreased by 12,400 as a result of the change in methodology. As we increase our published video rates to residential customers without a corresponding increase in the prices charged to commercial service or multi-dwelling customers, our EBU count will decline even if there is no real loss in commercial service or multi-dwelling customers.

(d)	"Digital video customers" include all basic video customers that have one or more digital set-top boxes or cable cards deployed.

(e)	"Residential high-speed Internet customers" represent those residential customers who subscribe to our high-speed Internet service.

(f )	“Telephone customers” include all customers receiving telephone service.

(g )
"Revenue generating units" represent the sum total of all basic video, digital video, high-speed Internet and telephone customers, not counting additional outlets within one household.  For example, a customer who receives two types of service (such as basic video and digital video) would be treated as two revenue generating units and, if that customer added on high-speed Internet service, the customer would be treated as three revenue generating units.  This statistic is computed in accordance with the guidelines of the National Cable & Telecommunications Association (“NCTA”).

Video Services

For the nine months ended September 30, 2009, video services represented approximately 52% of our total revenues.  Our video service offerings include the following:

·
Basic Video. All of our video customers receive a package of basic programming which generally consists of local broadcast television, local community programming, including governmental and public access, and limited satellite-delivered or non-broadcast channels, such as weather, shopping and religious programming.  Our basic channel line-up generally has between 9 and 35 channels.

·
Expanded Basic Video. This expanded programming level includes a package of satellite-delivered or non-broadcast channels and generally has between 20 and 60 channels in addition to the basic channel line-up.

·
Digital Video.  We offer digital video services including a digital set-top box, an interactive electronic programming guide with parental controls, an expanded menu of pay-per-view channels, including OnDemand (available nearly everywhere), digital quality music channels and the option to also receive a cable card. We also offer our customers certain digital tiers of programming including premium channels (for example, HBO®, Showtime® and Starz/Encore®) as well as tiers that offer customers a variety of programming and some tiers that emphasize, for example, sports or ethnic programming.  In addition to video programming, digital video service enables customers to receive our advanced broadband services such as OnDemand, DVRs, and high definition television.  Recently, Charter bundled its digital sports tier with premium sports content on charter.net.

·
Premium Channels. These channels provide original programming, commercial-free movies, sports, and other special event entertainment programming.  Although we offer subscriptions to premium channels on an individual basis, we offer an increasing number of digital video channel packages and premium channel packages, and we offer premium channels bundled with our advanced broadband services.

·
Pay-Per-View. These channels allow customers to pay on a per event basis to view a single showing of a recently released movie, a one-time special sporting event, music concert, or similar event on a commercial-free basis.

·
OnDemand and Subscription OnDemand. OnDemand service allows customers to select from hundreds of movies and other programming at any time.  These programming options may be accessed for a fee or, in some cases, for no additional charge.  In some systems we also offer subscription OnDemand for a monthly fee or included in a digital tier premium channel subscription.

·
High Definition Television. High definition television offers our digital customers certain video programming at a higher resolution to improve picture quality versus standard basic or digital video images.

·	Digital Video Recorder. DVR service enables customers to digitally record programming and to pause and rewind live programming.

High-Speed Internet Services

For the nine months ended September 30, 2009, residential high-speed Internet services represented approximately 22% of our total revenues.  We currently offer several tiers of high-speed Internet services with speeds ranging up to 60 megabytes to our residential customers via cable modems attached to personal computers.  We also offer home networking gateways to these customers, which permit customers to connect up to five computers in their home to the Internet simultaneously.

Telephone Services

For the nine months ended September 30, 2009, telephone services represented approximately 10% of our total revenues.  We provide voice communications services primarily using VoIP technology to transmit digital voice signals over our systems.  Charter Telephone includes unlimited nationwide and in-state calling, voicemail, call waiting, caller ID, call forwarding and other features.  Charter Telephone® also provides international calling either by the minute or in a package of 250 minutes per month.

Commercial Services

For the nine months ended September 30, 2009, commercial services represented approximately 6% of our total revenues.  Commercial services, offered through Charter Business™, include scalable broadband communications solutions for business organizations, such as business-to-business Internet access, data networking, video and music entertainment services, and business telephone.

Sale of Advertising

For the nine months ended September 30, 2009, sales of advertising represented approximately 4% of our total revenues.  We receive revenues from the sale of local advertising on satellite-delivered networks such as MTV®, CNN® and ESPN®.  In any particular market, we generally insert local advertising on up to 40 channels.  We also provide cross-channel advertising to some programmers.

From time to time, certain of our vendors, including programmers and equipment vendors, have purchased advertising from us.  For the nine months ending September 30, 2009 and 2008 we had advertising revenues from vendors of approximately $30 million and $25 million, respectively.  These revenues resulted from purchases at market rates pursuant to binding agreements.

Pricing of Our Products and Services

Our revenues are derived principally from the monthly fees customers pay for the services we offer.  We typically charge a one-time installation fee which is sometimes waived or discounted during certain promotional periods.  The prices we charge for our products and services vary based on the level of service the customer chooses and the geographic market.

In accordance with the Federal Communications Commission’s (“FCC”) rules, the prices we charge for video cable-related equipment, such as set-top boxes and remote control devices, and for installation services, are based on actual costs plus a permitted rate of return in regulated markets.

We offer reduced-price service for promotional periods in order to attract new customers, to promote the bundling of two or more services and to retain existing customers.  There is no assurance that these customers will remain as customers when the promotional pricing period expires.  When customers bundle services, generally the prices are lower per service than if they had only purchased a single service.

Our Network Technology

Our network utilizes the hybrid fiber coaxial cable (“HFC”) architecture, which combines the use of fiber optic cable with coaxial cable.  In most systems, we deliver our signals via fiber optic cable from the headend to a group of nodes, and use coaxial cable to deliver the signal from individual nodes to the homes passed served by that node.  On average, our system design enables typically up to 400 homes passed to be served by a single node and provides for six strands of fiber to each node, with two strands activated and four strands reserved for spares and future services.  We believe that this hybrid network design provides high capacity and signal quality.  The design also provides two-way signal capacity for the addition of future services.

HFC architecture benefits include:

·	bandwidth capacity to enable traditional and two-way video and broadband services;

·	dedicated bandwidth for two-way services, which avoids return signal interference problems that can occur with two-way communication capability; and

·	signal quality and high service reliability.

The following table sets forth the technological capacity of our systems as of September 30, 2009 based on a percentage of homes passed:

Less than 550		750	860/870	Two-way
megahertz	550 megahertz	megahertz	megahertz	activated

4%	5%	45%	46%	95%

Approximately 96% of our homes passed are served by systems that have bandwidth of 550 megahertz or greater.  This bandwidth capacity enables us to offer digital television, high-speed Internet services, telephone service and other advanced services.

Through system upgrades and divestitures of non-strategic systems, we have reduced the number of headends that serve our customers from 1,138 at January 1, 2001 to 260 at September 30, 2009.  Headends are the control centers of a cable system.  Reducing the number of headends reduces related equipment, service personnel, and maintenance expenditures.  As of September 30, 2009, approximately 91% of our customers were served by headends serving at least 10,000 customers.

As of September 30, 2009, our cable systems consisted of approximately 200,000 aerial and underground miles of coaxial cable, and approximately 63,200 aerial and underground miles of fiber optic cable, passing approximately 11.9 million households and serving approximately 5.3 million customers.

Management of Our Systems

Our corporate office, which includes employees of Charter, is responsible for coordinating and overseeing overall operations including establishing company-wide policies and procedures.  The corporate office performs certain financial and administrative functions on a centralized basis and performs these services on a cost reimbursement basis pursuant to a management services agreement.  Our field operations are managed within two operating groups with shared service centers for our field sales and marketing function, our human resource and training function, finance, and certain areas of customer operations.

Customer Care

Our customer care centers are managed centrally, with the deployment and execution of end-to-end care strategies and initiatives conducted on a company-wide basis.  We have eight internal customer care locations plus several third-party call center locations that through technology and procedures function as an integrated system.  We provide service to our customers 24 hours a day, seven days a week.  We also utilize our website to enable our customers to view and pay their bills online, obtain useful information, and perform various equipment troubleshooting procedures.  Our customers may also obtain support through our on-line chat and e-mail functionality.

Sales and Marketing

Our marketing strategy emphasizes our bundled services through targeted marketing programs to existing and potential customers.  Marketing expenditures were $206 million for the nine months ended September 30, 2009.  Our marketing organization creates and executes marketing programs intended to increase customer relationships, retain existing customers and cross-sell additional products to current customers.  We monitor the effectiveness of our marketing efforts, customer perception, competition, pricing, and service preferences, among other factors, to increase our responsiveness to our customers.

Programming

General

We believe that offering a wide variety of programming influences a customer’s decision to subscribe to and retain our cable services.  We rely on market research, customer demographics and local programming preferences to determine channel offerings in each of our markets.  We obtain basic and premium programming from a number of suppliers, usually pursuant to written contracts.  Our programming contracts generally continue for a fixed period of time, usually from three to ten years, and are subject to negotiated renewal.  Some program suppliers offer financial incentives to support the launch of a channel and/or ongoing marketing support.  We also negotiate volume discount pricing structures.  Programming costs are usually payable each month based on calculations performed by us and are generally subject to annual cost escalations and audits by the programmers.

Costs

Programming is usually made available to us for a license fee, which is generally paid based on the number of customers to whom we make such programming available.  Such license fees may include “volume” discounts available for higher numbers of customers, as well as discounts for channel placement or service penetration.  Some channels are available without cost to us for a limited period of time, after which we pay for the programming.  For home shopping channels, we receive a percentage of the revenue attributable to our customers’ purchases, as well as, in some instances, incentives for channel placement.

Our cable programming costs have increased in every year we have operated in excess of customary inflationary and cost-of-living type increases.  We expect them to continue to increase, and at a higher rate than in 2009, due to a variety of factors including amounts paid for retransmission consent, annual increases imposed by programmers and additional programming, including high-definition and OnDemand programming, being provided to customers.  In particular, sports programming costs have increased significantly over the past several years.  In addition, contracts to purchase sports programming sometimes provide for optional additional programming to be available on a surcharge basis during the term of the contract.

Federal law allows commercial television broadcast stations to make an election between “must-carry” rights and an alternative “retransmission-consent” regime.  When a station opts for the retransmission-consent regime, we are not allowed to carry the station’s signal without the station’s permission.  Continuing demands by owners of broadcast stations for carriage of other services or cash payments to those broadcasters in exchange for retransmission consent will likely increase our programming costs or require us to cease carriage of popular programming, potentially leading to a loss of customers in affected markets.

Over the past several years, our video service rates have not fully offset increasing programming costs, and with the impact of increasing competition and other marketplace factors, we do not expect them to do so in the foreseeable future.  In addition, our inability to fully pass these programming cost increases on to our video customers has had and is expected in the future to have an adverse impact on our cash flow and operating margins associated with the video product. In order to mitigate reductions of our operating margins due to rapidly increasing programming costs, we continue to review our pricing and programming packaging strategies, and we plan to continue to migrate certain program services from our basic level of service to our digital tiers.  As we migrate our programming to our digital tier packages, certain programming that was previously available to all of our customers via an analog signal may only be part of an elective digital tier package offered to our customers for an additional fee.  As a result, we expect that the customer base upon which we pay programming fees will proportionately decrease, and the overall expense for providing that service will also decrease.  However, reductions in the size of certain programming customer bases may result in the loss of specific volume discount benefits.

We have programming contracts that have expired and others that will expire at or before the end of 2010.  We will seek to renegotiate the terms of these agreements.  There can be no assurance that these agreements will be renewed on favorable or comparable terms.  To the extent that we are unable to reach agreement with certain programmers on terms that we believe are reasonable, we have been, and may in the future be, forced to remove such programming channels from our line-up, which may result in a loss of customers.

Franchises

As of September 30, 2009, our systems operated pursuant to a total of approximately 3,200 franchises, permits, and similar authorizations issued by local and state governmental authorities.  Such governmental authorities often must approve a transfer to another party.  Most franchises are subject to termination proceedings in the event of a material breach.  In addition, most franchises require us to pay the granting authority a franchise fee of up to 5.0% of revenues as defined in the various agreements, which is the maximum amount that may be charged under the applicable federal law.  We are entitled to and generally do pass this fee through to the customer.

Prior to the scheduled expiration of most franchises, we generally initiate renewal proceedings with the granting authorities.  This process usually takes three years but can take a longer period of time.  The Communications Act of 1934, as amended (the “Communications Act”), which is the primary federal statute regulating interstate communications, provides for an orderly franchise renewal process in which granting authorities may not unreasonably withhold renewals.  In connection with the franchise renewal process, many governmental authorities require the cable operator to make certain commitments, such as building out certain of the franchise areas, customer service requirements, and supporting and carrying public access channels.  Historically we have been able to renew our franchises without incurring significant costs, although any particular franchise may not be renewed on commercially favorable terms or otherwise.  Our failure to obtain renewals of our franchises, especially those in the major metropolitan areas where we have the most customers, could have a material adverse effect on our consolidated financial condition, results of operations, or our liquidity, including our ability to comply with our debt covenants.  Approximately 6% of our franchises, covering approximately 7% of our video customers were expired at September 30, 2009.  Approximately 1% of additional franchises, covering approximately 1% of additional video customers expired on or before December 31, 2009.  We expect to renew or continue to operate under all or substantially all of these franchises.

Proposals to streamline cable franchising recently have been adopted at both the federal and state levels.  These franchise reforms are primarily intended to facilitate entry by new competitors, particularly telephone companies, but they often include substantive relief for incumbent cable operators, like us, as well.  In many states, the local franchising process under which we have historically operated has been replaced by a streamlined state certification process.  See “— Regulation and Legislation — Video Services — Franchise Matters.”

Competition

We face competition in the areas of price, service offerings, and service reliability.  We compete with other providers of video, high-speed Internet access, telephone services, and other sources of home entertainment.  We operate in a very competitive business environment, which can adversely affect the result of our business and operations.  We cannot predict the impact on us of broadband services offered by our competitors.

In terms of competition for customers, we view ourselves as a member of the broadband communications industry, which encompasses multi-channel video for television and related broadband services, such as high-speed Internet, telephone, and other interactive video services.  In the broadband industry, our principal competitor for video services throughout our territory is direct broadcast satellite (“DBS”) and our principal competitor for high-speed Internet services is DSL provided by telephone companies.  Our principal competitors for telephone services are established telephone companies, other telephone service providers, and other carriers, including VoIP providers.  Based on telephone companies’ entry into video service and the upgrades of their networks, they will become increasingly more significant competitors for both high-speed Internet and video customers.  We do not consider other cable operators to be significant competitors in our overall market, as overbuilds are infrequent and geographically spotty (although in any particular market, a cable operator overbuilder would likely be a significant competitor at the local level).

Our key competitors include:

DBS

Direct broadcast satellite is a significant competitor to cable systems.  The DBS industry has grown rapidly over the last several years, and now serves more than 31 million subscribers nationwide.  DBS service allows the subscriber to receive video services directly via satellite using a dish antenna.

Video compression technology and high powered satellites allow DBS providers to offer more than 250 digital channels from a single satellite, thereby surpassing the traditional analog cable system.  In 2009, major DBS competitors offered a greater variety of channel packages, and were especially competitive with promotional pricing for more basic services.  In addition, while we continue to believe that the initial investment by a DBS customer exceeds that of a cable customer, the initial equipment cost for DBS has decreased substantially, as the DBS providers have aggressively marketed offers to new customers of incentives for discounted or free equipment, installation, and multiple units.  DBS providers are able to offer service nationwide and are able to establish a national image and branding with standardized offerings, which together with their ability to avoid franchise fees of up to 5% of revenues and property tax, leads to greater efficiencies and lower costs in the lower tiers of service.  Also, DBS providers are offering more high definition programming, including local high definition programming.  However, we believe that cable-delivered OnDemand and Subscription OnDemand services, which include HD programming, are superior to DBS service, because cable headends can provide two-way communication to deliver many titles which customers can access and control independently, whereas DBS technology can only make available a much smaller number of titles with DVR-like customer control.  However, joint marketing arrangements between DBS providers and telecommunications carriers allow similar bundling of services in certain areas.  DBS providers have also made attempts at deployment of high-speed Internet access services via satellite, but those services have been technically constrained and of limited appeal.

Telephone Companies and Utilities

Our telephone service competes directly with established telephone companies and other carriers, including Internet-based VoIP providers, for voice service customers.  Because we offer voice services, we are subject to considerable competition from telephone companies and other telecommunications providers.  The telecommunications industry is highly competitive and includes competitors with greater financial and personnel resources, strong brand name recognition, and long-standing relationships with regulatory authorities and customers.  Moreover, mergers, joint ventures and alliances among our competitors have resulted in providers capable of offering cable television, Internet, and telephone services in direct competition with us.  For example, major local exchange carriers have entered into joint marketing arrangements with DBS providers to offer bundled packages combining telephone (including wireless), high-speed Internet, and video services.

Most telephone companies, which already have plant, an existing customer base, and other operational functions in place (such as billing and service personnel), offer DSL service.  DSL service allows Internet access to subscribers at data transmission speeds greater than those available over conventional telephone lines.  We believe DSL service is competitive with high-speed Internet service and is often offered at prices lower than our Internet services, although often at speeds lower than the speeds we offer.  However, DSL providers may currently be in a better position to offer data services to businesses since their networks tend to be more complete in commercial areas.  They may also have the ability to bundle telephone with Internet services for a higher percentage of their customers.  We expect DSL to remain a significant competitor to our high-speed Internet services, particularly as telephone companies bundle DSL with telephone and video service.  In addition, the continuing deployment of fiber optics into telephone companies’ networks (primarily by Verizon Communications, Inc. (“Verizon”)) will enable them to provide even higher bandwidth Internet services.

Telephone companies, including AT&T Inc. (“AT&T”) and Verizon, offer video and other services in competition with us, and we expect they will increasingly do so in the future.  Upgraded portions of AT&T’s and Verizon’s networks carry two-way video and data services.  In the case of Verizon, high-speed data services (DSL and fiber optic service (“FiOS”)) operate at speeds as high as or higher than ours and provide digital voice services similar to ours.  In addition, these companies continue to offer their traditional telephone services, as well as service bundles that include wireless voice services provided by affiliated companies.  Based on internal estimates, we believe that AT&T and Verizon are offering video services in areas serving approximately 24% to 28% of our estimated homes passed as of September 30, 2009.  AT&T and Verizon have also launched campaigns to capture more of the MDU market.  Additional upgrades and product launches are expected in markets in which we operate.

In addition to telephone companies obtaining franchises or alternative authorizations in some areas and seeking them in others, they have been successful through various means in reducing or streamlining the franchising requirements applicable to them.  They have had significant success at the federal and state level, securing an FCC ruling and numerous state franchise laws that facilitate their entry into the video marketplace.  Because telephone companies have been successful in avoiding or reducing the franchise and other regulatory requirements that remain applicable to cable operators like us, their competitive posture has often been enhanced.  The large scale entry of major telephone companies as direct competitors in the video marketplace could adversely affect the profitability and valuation of our cable systems.

Additionally, we are subject to competition from utilities that possess fiber optic transmission lines capable of transmitting signals with minimal signal distortion.  Certain utilities are also developing broadband over power line technology, which may allow the provision of Internet and other broadband services to homes and offices.  Utilities have deployed broadband over power line technology in a few limited markets.  In some cases, it is the local municipalities that regulate us, which own cable systems that compete with us.

Broadcast Television

Cable television has long competed with broadcast television, which consists of television signals that the viewer is able to receive without charge using an “off-air” antenna.  The extent of such competition is dependent upon the quality and quantity of broadcast signals available through “off-air” reception, compared to the services provided by the local cable system.  Traditionally, cable television has provided higher picture quality and more channel offerings than broadcast television.  However, the recent licensing of digital spectrum by the FCC now provides traditional broadcasters with the ability to deliver high definition television pictures and multiple digital-quality program streams, as well as advanced digital services such as subscription video and data transmission.

Traditional Overbuilds

Cable systems are operated under non-exclusive franchises historically granted by local authorities.  More than one cable system may legally be built in the same area.  It is possible that a franchising authority might grant a second franchise to another cable operator and that such franchise might contain terms and conditions more favorable than those afforded us.  In addition, entities willing to establish an open video system, under which they offer unaffiliated programmers non-discriminatory access to a portion of the system’s cable system, may be able to avoid local franchising requirements.  Well-financed businesses from outside the cable industry, such as public utilities that already possess fiber optic and other transmission lines in the areas they serve, may over time become competitors.  There are a number of cities that have constructed their own cable systems, in a manner similar to city-provided utility services.  There also has been interest in traditional cable overbuilds by private companies not affiliated with established local exchange carriers.  Constructing a competing cable system is a capital intensive process which involves a high degree of risk.  We believe that in order to be successful, a competitor’s overbuild would need to be able to serve the homes and businesses in the overbuilt area with equal or better service quality, on a more cost-

effective basis than we can.  Any such overbuild operation would require access to capital or access to facilities already in place that are capable of delivering cable television programming.

As of September 30, 2009, excluding telephone companies, we are aware of traditional overbuild situations impacting approximately 8% to 9% of our total homes passed and potential traditional overbuild situations in areas servicing approximately an additional 1% of our total homes passed.  Additional overbuild situations may occur.

Private Cable

Additional competition is posed by satellite master antenna television systems, or SMATV systems, serving MDUs, such as condominiums, apartment complexes, and private residential communities.  Private cable systems can offer improved reception of local television stations, and many of the same satellite-delivered program services that are offered by cable systems.  SMATV systems currently benefit from operating advantages not available to franchised cable systems, including fewer regulatory burdens and no requirement to service low density or economically depressed communities.  The FCC recently adopted regulations that favor SMATV and private cable operators serving MDU complexes, allowing them to continue to secure exclusive contracts with MDU owners.  The FCC regulations have been appealed, and the FCC is currently considering whether to restrict their ability to enter into exclusive arrangements, but this sort of regulatory disparity, if it withstands judicial review, provides a competitive advantage to certain of our current and potential competitors.

Other Competitors

Local wireless Internet services have recently begun to operate in many markets using available unlicensed radio spectrum.  Some cellular phone service operators are also marketing PC cards offering wireless broadband access to their cellular networks.  These service options offer another alternative to cable-based Internet access.

High-speed Internet access facilitates the streaming of video into homes and businesses.  As the quality and availability of video streaming over the Internet improves, video streaming likely will compete with the traditional delivery of video programming services over cable systems.  It is possible that programming suppliers will consider bypassing cable operators and market their services directly to the consumer through video streaming over the Internet.

Legal Proceedings

Patent Litigation

Ronald A. Katz Technology Licensing, L.P. v. Charter Communications, Inc. et. al.  On September 5, 2006, Ronald A. Katz Technology Licensing, L.P. served a lawsuit on Charter and a group of other companies in the U. S. District Court for the District of Delaware alleging that Charter and the other defendants have infringed its interactive telephone patents.  Charter denied the allegations raised in the complaint.  On March 20, 2007, the Judicial Panel on Multi-District Litigation transferred this case, along with 24 others, to the U.S. District Court for the Central District of California for coordinated and consolidated pretrial proceedings.  Charter is vigorously contesting this matter.

Rembrandt Patent Litigation.  On June 6, 2006, Rembrandt Technologies, LP sued Charter and several other cable companies in the U.S. District Court for the Eastern District of Texas, alleging that each defendant's high-speed data service infringes three patents owned by Rembrandt and that Charter's receipt and retransmission of ATSC digital terrestrial broadcast signals infringes a fourth patent owned by Rembrandt (Rembrandt I).  On November 30, 2006, Rembrandt Technologies, LP again filed suit against Charter and another cable company in the U.S. District Court for the Eastern District of Texas, alleging patent infringement of an additional five patents allegedly related to high-speed Internet over cable (Rembrandt II).  Charter has denied all of Rembrandt’s allegations. On June 18, 2007, the Rembrandt I and Rembrandt II cases were combined in a multi-district litigation proceeding in the U.S. District Court for the District of Delaware. On November 21, 2007, certain vendors of the equipment that is the subject of Rembrandt I and Rembrandt II cases filed an action against Rembrandt in U.S. District Court for the District of Delaware seeking a declaration of non-infringement and invalidity on all but one of the patents at issue in those cases.  On January 16, 2008 Rembrandt filed an answer in that case and a third party counterclaim against Charter and the other MSOs for infringement of all but one of the patents already at issue in Rembrandt I and Rembrandt II cases.  On February 7, 2008, Charter filed an answer to Rembrandt’s counterclaims and added a counter-counterclaim against Rembrandt for a declaration of non-infringement on the remaining patent.  On October 28, 2009, Rembrandt filed a Supplemental Covenant Not to Sue promising not to sue Charter and the other defendants on eight of the contested patents.  One patent remains in litigation, and Charter is vigorously contesting Rembrandt's claims regarding it.

Verizon Patent Litigation. On February 5, 2008, four Verizon entities sued Charter and two other Charter subsidiaries in the U.S. District Court for the Eastern District of Texas, alleging that the provision of telephone service by Charter infringes eight patents owned by the Verizon entities (Verizon I).  On December 31, 2008, forty-four Charter entities filed a complaint in the U.S. District Court for the Eastern District of Virginia alleging that Verizon and two of its subsidiaries infringe four patents related to television transmission technology  (Verizon II).  On February 6, 2009, Verizon responded to the complaint by denying Charter’s allegations, asserting counterclaims for non-infringement and invalidity of Charter’s patents and asserting counterclaims against Charter for infringement of eight patents.  On January 15, 2009, Charter filed a complaint in the U.S. District Court for the Southern District of New York seeking a declaration of non-infringement on two patents owned by Verizon (Verizon III).  Charter is vigorously contesting the allegations made against it in Verizon I and Verizon II, and is forcefully prosecuting its claims in Verizon II and Verizon III.

We are also a defendant or co-defendant in several other unrelated lawsuits claiming infringement of various patents relating to various aspects of our businesses.  Other industry participants are also defendants in certain of these cases, and, in many cases including those described above, we expect that any potential liability would be the responsibility of our equipment vendors pursuant to applicable contractual indemnification provisions.

In the event that a court ultimately determines that we or our parent companies infringe on any intellectual property rights, we may be subject to substantial damages and/or an injunction that could require us or our vendors to modify certain products and services we offer to our subscribers, as well as negotiate royalty or license agreements with respect to the patents at issue.  While we believe the lawsuits are without merit and intend to defend the actions vigorously, all of these patent lawsuits could be material to our consolidated results of operations of any one period, and no assurance can be given that any adverse outcome would not be material to our consolidated financial condition, results of operations, or liquidity.

Employment Litigation

On August 28, 2008, a complaint, which was subsequently amended, was filed against Charter and Charter Communications, LLC (“Charter LLC”) in the US District Court for the Western District of Wisconsin (now entitled, Marc Goodell et al.  v. Charter Communications, LLC and Charter Communications, Inc.).  The plaintiffs seek to represent a class of current and former broadband, system and other types of technicians who are or were employed by Charter or Charter LLC in the states of Michigan, Minnesota, Missouri or California.  Plaintiffs allege that Charter and Charter LLC violated certain wage and hour statutes of those four states by failing to pay technicians for all hours worked.   Charter and Charter LLC continue to deny all liability, believe that they have substantial defenses, and are vigorously contesting the claims asserted.  We have been subjected, in the normal course of business, to the assertion of other wage and hour claims and could be subjected to additional such claims in the future.  We cannot predict the outcome of any such claims.

Bankruptcy Proceedings

On March 27, 2009, JPMorgan Chase Bank, N.A., for itself and as Administrative Agent under the Credit Agreement, filed an adversary proceeding (the “JPMorgan Adversary Proceeding”) in Bankruptcy Court against Charter Operating and CCO Holdings seeking a declaration that there have been events of default under the Credit Agreement.  On November 17, 2009, the Bankruptcy Court entered an order ruling in favor of Charter in the JPMorgan Adversary Proceeding and allowing Charter to consummate its Plan.  JPMorgan attempted to stay the consummation of the Plan pending appeal.  The request for the stay was denied by the Bankruptcy Court and the US District Court for the Southern District of New York.  Charter consummated its Plan on November 30, 2009 and reinstated the Credit Agreement and certain other debt of its subsidiaries.  JPMorgan continues to appeal the confirmation order and decision of the Bankruptcy Court.  We cannot predict the ultimate outcome of the appeal.

Other Proceedings

On or about March 16, 2009, Gerald Paul Bodet, Jr. filed, but did not appropriately serve, a class action against Charter and Charter Holdco (Gerald Paul Bodet, Jr. v. Charter Communications, Inc. and Charter Communications Holding Company, LLC).  This suit was filed in the US District Court for the Eastern District of Louisiana.  Plaintiff alleges that the defendants violated the Sherman Act and Louisiana Unfair Trade Practices Act by tying the provision of premium cable programming to the purchase or rental of a set top box from us.  A similar suit, Derrick Lebryk and Nicholas Gladson v. Charter Communications, Inc., Charter Communications Holding Company, LLC, CCHC, LLC and Charter Communications Holding, LLC, was filed on June 26, 2009, in the US District Court for the Southern District of Illinois.  We understand similar claims have been made against other MSOs.  At the appropriate time, Charter and Charter Holdco intend to deny any liability, are advised that they have substantial defenses, and intend to vigorously defend this case.

We also are party to other lawsuits and claims that arise in the ordinary course of conducting our business.  The ultimate outcome of these other legal matters pending against us or our subsidiaries cannot be predicted, and although such lawsuits and claims are not expected individually to have a material adverse effect on our consolidated financial condition, results of operations, or liquidity, such lawsuits could have in the aggregate a material adverse effect on our consolidated financial condition, results of operations, or liquidity.  Whether or not we ultimately prevail in any particular lawsuit or claim, litigation can be time consuming and costly and injure our reputation.

Employees

As of September 30, 2009, we had approximately 16,700 full-time equivalent employees.  At September 30, 2009, approximately 80 of our employees were represented by collective bargaining agreements.  We have never experienced a work stoppage.

REGULATION AND LEGISLATION

The following summary addresses the key regulatory and legislative developments affecting the cable industry and our three primary services: video service, high-speed Internet service, and telephone service.  Cable system operations are extensively regulated by the federal government (primarily the FCC), certain state governments, and many local governments.  A failure to comply with these regulations could subject us to substantial penalties.  Our business can be dramatically impacted by changes to the existing regulatory framework, whether triggered by legislative, administrative, or judicial rulings.  Congress and the FCC have frequently revisited the subject of communications regulation often designed to increase competition to the cable industry, and they are likely to do so in the future.  We could be materially disadvantaged in the future if we are subject to new regulations that do not equally impact our key competitors.  We cannot provide assurance that the already extensive regulation of our business will not be expanded in the future.

Video Service

Cable Rate Regulation.  The cable industry has operated under a federal rate regulation regime for more than a decade.  The regulations currently restrict the prices that cable systems charge for the minimum level of video programming service, referred to as “basic service,” and associated equipment.  All other cable offerings are now universally exempt from rate regulation.  Although basic service rate regulation operates pursuant to a federal formula, local governments, commonly referred to as local franchising authorities, are primarily responsible for administering this regulation.  The majority of our local franchising authorities have never been certified to regulate basic service cable rates (and order rate reductions and refunds), but they generally retain the right to do so (subject to potential regulatory limitations under state franchising laws), except in those specific communities facing “effective competition,” as defined under federal law.  We have already secured FCC recognition of effective competition, and become rate deregulated, in many of our communities.

There have been frequent calls to impose expanded rate regulation on the cable industry.  Confronted with rapidly increasing cable programming costs, it is possible that Congress may adopt new constraints on the retail pricing or packaging of cable programming.  For example, there has been legislative and regulatory interest in requiring cable operators to offer historically bundled programming services on an à la carte basis, or to at least offer a separately available child-friendly “family tier.”  Such mandates could adversely affect our operations.

Federal rate regulations generally require cable operators to allow subscribers to purchase premium or pay-per-view services without the necessity of subscribing to any tier of service, other than the basic service tier.  The applicability of this rule in certain situations remains unclear, and adverse decisions by the FCC could affect our pricing and packaging of services.  As we attempt to respond to a changing marketplace with competitive pricing practices, such as targeted promotions and discounts, we may face Communications Act uniform pricing requirements that impede our ability to compete.

Must Carry/Retransmission Consent.  There are two alternative legal methods for carriage of local broadcast television stations on cable systems.  Federal “must carry” regulations require cable systems to carry local broadcast television stations upon the request of the local broadcaster.  Alternatively, federal law includes “retransmission consent” regulations, by which popular commercial television stations can prohibit cable carriage unless the cable operator first negotiates for “retransmission consent,” which may be conditioned on significant payments or other concessions.  Broadcast stations must elect “must carry” or “retransmission consent” every three years, with the election date of October 1, 2008, for the current period of 2009 through 2011.  Either option has a potentially adverse effect on our business by utilizing bandwidth capacity.  In addition, popular stations invoking “retransmission consent” increasingly have been demanding cash compensation in their negotiations with cable operators.

In September 2007, the FCC adopted an order increasing the cable industry’s existing must-carry obligations by requiring cable operators to offer “must carry” broadcast signals in both analog and digital format (dual carriage) for a three year period after the broadcast television industry completed its ongoing transition from an analog to digital format, which occurred on June 12, 2009.  The burden could increase further if cable systems were ever required to carry multiple program streams included within a single digital broadcast transmission (multicast carriage), which the recent FCC order did not address.  Additional government-mandated broadcast carriage obligations could disrupt existing programming commitments, interfere with our preferred use of limited channel capacity, and limit our ability to offer services that appeal to our customers and generate revenues.  We may need to take additional operational steps and/or make further operating and capital investments to ensure that customers not otherwise equipped to receive digital programming, retain access to broadcast programming.

Access Channels.  Local franchise agreements often require cable operators to set aside certain channels for public, educational, and governmental access programming.  Federal law also requires cable systems to designate a portion of their channel capacity for commercial leased access by unaffiliated third parties, who generally offer programming that our customers do not particularly desire.  The FCC adopted new rules in 2007 mandating a significant reduction in the rates that operators can charge commercial leased access users and imposing additional administrative requirements that would be burdensome on the cable industry.  The effect of the FCC’s new rules was stayed by a federal court, pending a cable industry appeal and a finding that the new rules did not comply with the requirements of the Office of Management and Budget.  Under federal statute, commercial leased access programmers are entitled to use up to 15% of a cable system’s capacity.  Increased activity in this area could further burden the channel capacity of our cable systems, and potentially limit the amount of services we are able to offer and may necessitate further investments to expand our network capacity.

Access to Programming.  The Communications Act and the FCC’s “program access” rules generally prevent satellite cable programming vendors in which a cable operator has an attributable interest and satellite broadcast programming vendors from favoring cable operators over competing multichannel video distributors, such as DBS, and limit the ability of such vendors to offer exclusive programming arrangements to cable operators.  Given the heightened competition and media consolidation that we face, it is possible that we will find it increasingly difficult to gain access to popular programming at favorable terms.  Such difficulty could adversely impact our business.

Ownership Restrictions.  Federal regulation of the communications field traditionally included a host of ownership restrictions, which limited the size of certain media entities and restricted their ability to enter into competing enterprises.  Through a series of legislative, regulatory, and judicial actions, most of these restrictions have been either eliminated or substantially relaxed.  Changes in this regulatory area could alter the business environment in which we operate.

Pole Attachments.  The Communications Act requires most utilities owning utility poles to provide cable systems with access to poles and conduits and simultaneously subjects the rates charged for this access to either federal or state regulation.  The Communications Act specifies that significantly higher rates apply if the cable plant is providing “telecommunications” services rather than only video services.  Although the FCC previously determined that the lower rate was applicable to the mixed use of a pole attachment for the provision of both video and Internet access services (a determination upheld by the U.S. Supreme Court), the FCC issued a Notice of Proposed Rulemaking (“NPRM”) on November 20, 2007, in which it “tentatively concludes” that such mixed use determination would likely be set aside.  Under this NPRM, the FCC is seeking comment on its proposal to apply a single rate for all pole attachments over which a cable operator provides Internet access and other services, that allocates to the cable operators the additional cost associated with the “unusable space” of the pole. Such rate change could likely result in a substantial increase in our pole attachment costs.

Cable Equipment.  In 1996, Congress enacted a statute seeking to promote the “competitive availability of navigational devices” by allowing cable subscribers to use set-top boxes obtained from third parties, including third-party retailers.  The FCC has undertaken several steps to implement this statute designed to promote competition in the delivery of cable equipment and compatibility with new digital technology.  The FCC expressly ruled that cable customers must be allowed to purchase set-top boxes from third parties, and it established a multi-year phase-in during which security functions (which allow a cable operator to control who may access their services and would remain in the operator's exclusive control) would be unbundled from the basic channel navigation converter functions, which could then be provided by third party vendors.  The first phase of implementation has already passed, whereby cable operators began providing “CableCard” security modules and support to customer-owned televisions and similar devices equipped to receive one-way analog and digital video services without the need for an operator-provided set-top box.  Effective July 1, 2007, cable operators were prohibited from acquiring for deployment integrated set-top boxes that perform both channel navigation and security functions.

The FCC has been considering regulatory proposals for “plug-and-play” retail devices that could access two-way cable services.  Some of the proposals, if adopted, would impose substantial costs on us and impair our ability to innovate.  In April 2008, we joined a multi-party contract among major consumer electronics and information technology companies and the largest six cable operators in the United States, to agree on how technology we use to support our current generation set-top boxes will be deployed in cable networks and in retail navigation devices to enable retail devices to access two-way cable services without impairing our ability to innovate.  This voluntary agreement may preclude the need for additional FCC regulation in this area but there can be no assurance the FCC will not regulate this area notwithstanding this agreement.

MDUs / Inside Wiring.  The FCC has adopted a series of regulations designed to spur competition to established cable operators in MDU complexes.  These regulations allow our competitors to access certain existing cable wiring inside MDUs.  The FCC also adopted regulations limiting the ability of established cable operators, like us, to enter into exclusive service contracts for MDU complexes.  Significantly, it has not yet imposed a similar restriction on private cable operators and SMATV systems serving MDU properties but the FCC is currently considering extending the prohibition to such competitors.  In their current form, the FCC’s regulations in this area favor our competitors.

Privacy Regulation.  The Communications Act limits our ability to collect and disclose subscribers’ personally identifiable information for our video, telephone, and high-speed Internet services, as well as provides requirements to safeguard such information.  We are subject to additional federal, state, and local laws and regulations that impose additional subscriber and employee privacy restrictions.  Further, the FCC, FTC, and many states regulate and restrict the marketing practices of cable operators, including telemarketing and online marketing efforts.

Other FCC Regulatory Matters.  FCC regulations cover a variety of additional areas, including, among other things: (1) equal employment opportunity obligations; (2) customer service standards; (3) technical service standards; (4) mandatory blackouts of certain network, syndicated and sports programming; (5) restrictions on political advertising; (6) restrictions on advertising in children's programming; (7) restrictions on origination cablecasting; (8) restrictions on carriage of lottery programming; (9) sponsorship identification obligations; (10) closed captioning of video programming; (11) licensing of systems and facilities; (12) maintenance of public files; and (13) emergency alert systems.  Each of these regulations restricts our business practices to varying degrees.

It is possible that Congress or the FCC will expand or modify its regulation of cable systems in the future, and we cannot predict at this time how that might impact our business.

Copyright.  Cable systems are subject to a federal copyright compulsory license covering carriage of television and radio broadcast signals.  The possible modification or elimination of this compulsory copyright license is the subject of continuing legislative and administrative review and could adversely affect our ability to obtain desired broadcast programming.  There is uncertainty regarding certain applications of the compulsory copyright license, including the royalty treatment of distant broadcast signals that are not available to all cable system subscribers served by a single headend.  The Copyright Office is currently conducting an inquiry to consider a variety of issues affecting cable’s compulsory copyright license, including how the compulsory copyright license should apply to newly-offered digital broadcast signals.  Current uncertainty regarding the compulsory copyright license could lead to legislative proposals, new administrative rules, or judicial decisions that would increase our compulsory copyright payments for the carriage of broadcast signals including legislation that is now pending in Congress.

Copyright clearances for non-broadcast programming services are arranged through private negotiations.  Cable operators also must obtain music rights for locally originated programming and advertising from the major music performing rights organizations.  These licensing fees have been the source of litigation in the past, and we cannot predict with certainty whether license fee disputes may arise in the future.

Franchise Matters.  Cable systems generally are operated pursuant to nonexclusive franchises granted by a municipality or other state or local government entity in order to utilize and cross public rights-of-way.  Although some recently enacted state franchising laws grant indefinite franchises, cable franchises generally are granted for fixed terms and in many cases include monetary penalties for noncompliance and may be terminable if the franchisee fails to comply with material provisions.  The specific terms and conditions of cable franchises vary significantly between jurisdictions.  Each franchise generally contains provisions governing cable operations, franchise fees, system construction, maintenance, technical performance, customer service standards, and changes in the ownership of the franchisee.  A number of states subject cable systems to the jurisdiction of centralized state government agencies, such as public utility commissions.  Although local franchising authorities have considerable discretion in establishing franchise terms, certain federal protections benefit cable operators.  For example, federal law caps local franchise fees and includes renewal procedures designed to protect incumbent franchisees from arbitrary denials of renewal.  Even if a franchise is renewed, however, the local franchising authority may seek to impose new and more onerous requirements as a condition of renewal.  Similarly, if a local franchising authority's consent is required for the purchase or sale of a cable system, the local franchising authority may attempt to impose more burdensome requirements as a condition for providing its consent.

The traditional cable franchising regime is currently undergoing significant change as a result of various federal and state actions.  In a series of recent rulemakings, the FCC adopted new rules that streamlined entry for new competitors (particularly those affiliated with telephone companies) and reduced certain franchising burdens for these new entrants.  The FCC adopted more modest relief for existing cable operators.

At the same time, a substantial number of states recently have adopted new franchising laws.  Again, these new laws were principally designed to streamline entry for new competitors, and they often provide advantages for these new entrants that are not immediately available to existing cable operators.  In many instances, the new franchising regime does not apply to established cable operators until the existing franchise expires or a competitor directly enters the franchise territory.  In a number of instances, however, incumbent cable operators have the ability to immediately “opt into” the new franchising regime, which can provide significant regulatory relief.  The exact nature of these state franchising laws, and their varying application to new and existing video providers, will impact our franchising obligations and our competitive position.

Internet Service

Over the past several years, proposals have been advanced at the FCC and Congress to adopt “net neutrality” rules that would require cable operators offering Internet service to provide non-discriminatory access of customers to their networks and could interfere with the ability of cable operators to manage their networks.  The FCC issued a non-binding policy statement in 2005 establishing four basic principles to guide its ongoing policymaking activities regarding high-speed Internet and related services.  These principles provide that consumers are entitled to:  (i) access lawful Internet content of their choice; (ii) run applications and services of their choice, subject to the needs of law enforcement; (iii) connect their choice of legal devices that do not harm the network; and (iv) enjoy competition among network providers, application and service providers, and content providers.  In August 2008, the FCC issued an order concerning one Internet network management practice in use by another cable operator, effectively treating the four principles as rules and ordering a change in network management practices.  This decision is on appeal.  In October 2009, the FCC released a Notice of Proposed Rulemaking seeking additional comment on draft rules to codify these principles and to consider further network neutrality requirements.  This Rulemaking and additional proposals for new legislation could impose additional obligations on high-speed Internet providers.   Any such rules or statutes could limit our ability to manage our cable systems (including use for other services), to obtain value for use of our cable systems and respond to competition.

As the Internet has matured, it has become the subject of increasing regulatory interest.  Congress and federal regulators have adopted a wide range of measures directly or potentially affecting Internet use, including, for example, consumer privacy, copyright protections (which afford copyright owners certain rights against us that could adversely affect our relationship with a customer accused of violating copyright laws), defamation liability, taxation, obscenity, and unsolicited commercial e-mail.  Additionally, the FCC and Congress are considering subjecting high-speed Internet access services to the Universal Service funding requirements.  This would impose significant new costs on our high-speed Internet service.  State and local governmental organizations have also adopted Internet-related regulations.  These various governmental jurisdictions are also considering additional regulations in these and other areas, such as pricing, service and product quality, and intellectual property ownership.  The adoption of new Internet regulations or the adaptation of existing laws to the Internet could adversely affect our business.

Telephone Service

The 1996 Telecom Act created a more favorable regulatory environment for us to provide telecommunications services than had previously existed.  In particular, it limited the regulatory role of local franchising authorities and established requirements ensuring that providers of traditional telecommunications services can interconnect with other telephone companies to provide competitive services.  Many implementation details remain unresolved, and there are substantial regulatory changes being considered that could impact, in both positive and negative ways, our primary telecommunications competitors.  The FCC and state regulatory authorities are considering, for example, whether common carrier regulation traditionally applied to incumbent local exchange carriers should be modified and whether any of those requirements should be extended to VoIP providers.  The FCC has already determined that providers of telephone services using Internet Protocol technology must comply with 911 emergency service opportunities (“E911”), requirements for accommodating law enforcement wiretaps (CALEA), Universal Service fund collection, Customer Proprietary Network Information requirements, and telephone relay requirements.  It is unclear whether and how the FCC will apply additional types of common carrier regulations, such as inter-carrier compensation to alternative voice technology.  In March 2007, a federal appeals court affirmed the FCC’s decision concerning federal regulation of certain VoIP services, but declined to specifically find that VoIP service provided by cable companies, such as we provide, should be regulated only at the federal level.  As a result, some states have begun proceedings to subject cable VoIP services to state level regulation.  Also, the FCC and Congress continue to consider to what extent, VoIP service will have interconnection rights with telephone companies.  It is unclear how these regulatory matters ultimately will be resolved.

MANAGEMENT

Board of Directors

CCH II is a holding company with no operations. CCH II Capital is a direct, wholly owned finance subsidiary of CCH II that exists solely for the purpose of serving as co-obligor of the original notes and the new notes. Neither CCH II nor CCH II Capital has any employees. We and our direct and indirect subsidiaries are managed by Charter. See “Certain Relationships and Related Transactions — Transactions Arising Out of Our Organizational Structure and Mr. Allen’s Investment in Charter and Its Subsidiaries — Intercompany Management Arrangements.”

Set forth below are the name, age, position and a description of the business experience of each director of Charter as of December 30, 2009.

Director	Position(s)
Robert Cohn	Director
W. Lance Conn	Director
Darren Glatt	Director
Bruce A. Karsh	Director
John D. Markley, Jr	Director
William L. McGrath	Director
David C. Merritt	Director
Neil Smit	Director, President and Chief Executive Officer
Christopher M. Temple	Director
Eric L. Zinterhofer	Director

Robert Cohn, 60, was elected to the board of directors of Charter on December 1, 2009.  Most recently, Mr. Cohn has served as an independent investor and advisor to growing companies.  From 2002 to 2004, Mr. Cohn was a partner with Sequoia Capital, a high-tech venture capital firm in Silicon Valley.  Mr. Cohn was the founder of Octel Communications Corporation, the leading manufacturer of voice mail equipment, and was the company’s Chairman and CEO from its inception in 1982 until it was purchased by Lucent Technologies in 1997.  Mr. Cohn has served on various boards of public and private companies, including Octel, Trimble Navigation, Electronic Arts, Digital Domain, Ashford.com and Blue Lithium. Mr. Cohn currently serves on the board of directors of Right Hemisphere, Market Live and Taboola and is a Trustee of Robert Ballard’s Ocean Exploration Trust.  Mr. Cohn holds a Bachelor of Science degree in Mathematics and Computer Science from the University of Florida and an MBA from Stanford University.

W. Lance Conn, 41, was elected to our board of directors of Charter on November 30, 2009.  Mr. Conn has served as a member of the board of directors of Charter since September 2004.  From July 2004 to May 2009, Mr. Conn served as the President of Vulcan Capital, the investment arm of Vulcan, Inc.    Prior to joining Vulcan Inc., Mr. Conn was employed by America Online, Inc., an interactive online services company, from March 1996 to May 2003. From September 1994 to February 1996, Mr. Conn was an attorney with Shaw, Pittman, Potts & Trowbrige LLP in Washington, D.C.  Mr. Conn is a director of Plains All American Pipeline, L.P., Plains GP Holdings, L.P. and Vulcan Energy Corporation, where he previously served as chairman.  Mr. Conn also serves as an advisory director to Makena Capital Management and an advisor to Global Endowment Management.

Darren Glatt, 34, was elected to the board of directors of Charter on November 30, 2009.  Mr. Glatt is a Principal at Apollo Management, L.P. and has been with Apollo since 2006.  Prior to joining Apollo, Mr. Glatt was a member of the Media Group at Apax Partners from 2004 to 2006, a member of the Media Group at the Cypress Group from 2000 to 2002, and a member of the Mergers & Acquisitions Group at Bear, Stearns & Co. from 1998 to 2000.

Bruce A. Karsh, 54, was elected to the board of directors of Charter on November 30, 2009.  Since 1995, Mr. Karsh has served as President and co-founder of Oaktree Capital Management, L.P., formerly Oaktree Capital Management, LLC, a Los Angeles-based investment management firm with over $67 billion of assets under management as of September 30, 2009.  Prior to co-founding Oaktree, Mr. Karsh was a Managing Director of Trust

Company of the West (“TCW”) and its affiliate, TCW Asset Management Company, and the portfolio manager of the Special Credits Funds for seven years.  Prior to joining TCW, Mr. Karsh worked as Assistant to the Chairman of Sun Life Insurance Company of America and of SunAmerica, Inc., its parent.  Prior to that, he was an attorney with the law firm of O’Melveny & Myers.  Mr. Karsh holds an A.B. degree in Economics from Duke University and a J.D. from the University of Virginia School of Law.  Mr. Karsh serves as the Chairman of the Board of Directors for Duke University’s investment management company and serves as a director of Oaktree Capital Group, LLC, LBI Media Holdings, Inc. and LBI Media, Inc.

John D. Markley, Jr., 44, was elected to the board of directors of Charter on November 30, 2009.  Since 1996, Mr. Markley has been affiliated with Columbia Capital, a communications, media and technology investment firm, where he has served in a number of capacities, including portfolio company executive, general partner and venture partner.  Prior to joining Columbia Capital, Mr. Markley served at the Federal Communications Commission, where he developed U.S. Government wireless communications and spectrum auction policy. He also held positions in corporate finance for Kidder, Peabody & Co. in both New York City and Hong Kong.  Mr. Markley is a director of Telecom Transport Management, Inc., Broadsoft Inc., and Millennial Media, Inc.

William L.  McGrath, 46, was elected to the board of directors of Charter on November 30, 2009.  Since October 2007, Mr. McGrath has served as the Executive Vice President and General Counsel of Vulcan Inc.  Prior to joining Vulcan, Mr. McGrath held senior legal positions with a number of private and public technology companies.  He has also worked for two national law firms in Washington, D.C. and Seattle.  Mr. McGrath is a director of TowerCo LLC.

David C. Merritt, 55, was elected to the board of directors of Charter on December 15, 2009, and was also appointed as Chairman of Charter’s Audit Committee at that time. Mr. Merritt previously served on Charter's board and Audit Committee since 2003.   Effective March 2009, he is a managing director of BC Partners, Inc., a financial advisory firm.  From October 2007 to March 2009, Mr. Merritt served as Senior Vice President and Chief Financial Officer of iCRETE, LLC. From October 2003 to September 2007, Mr. Merritt was a Managing Director of Salem Partners, LLC, an investment banking firm. Mr. Merritt is a director of Outdoor Channel Holdings, Inc. and of Calpine Corporation and currently serves as Chairman of the Audit Committee of each company.  From 1975 to 1999, Mr. Merritt was an audit and consulting partner of KPMG serving in a variety of capacities during his years with the firm, including national partner in charge of the media and entertainment practice. Mr. Merritt holds a Bachelor of Science degree in Business and Accounting from California State University — Northridge.

Neil Smit, 51, was elected to the board of directors of Charter on November 30, 2009.  Mr. Smit has served as a director and President and Chief Executive Officer of Charter since August 2005. Prior to joining Charter, Mr. Smit worked at Time Warner, Inc. in various capacities, most recently serving as the President of Time Warner’s America Online Access Business. He also served at America Online (“AOL”) as Executive Vice President, Member Development, Chief Operating Officer of AOL Local and Chief Operating Officer of MapQuest.  Prior to that Mr. Smit was a Regional President with Nabisco and was with Pillsbury in a number of management positions.

Christopher M. Temple, 42, was elected to the board of directors of Charter on November 30, 2009.  From September 2008 to December 2009, Mr. Temple was affiliated with Vulcan, Inc., most recently as Executive Vice President, Investment Management.  Also during 2008, Mr. Temple served as a managing director at Tailwind Capital, a New York-based private equity firm. Prior to joining Tailwind, Mr. Temple was a Managing Director at Friend Skoler & Company from 2005 to 2008, and at Thayer Capital Partners from 1996 to 2004.  From 1989 to 1993, Mr. Temple worked as a staff accountant in both the audit and tax departments for KPMG LLP and held a CPA certification during that time.  Mr. Temple is a director of Plains All American GP LLC, and the managing general partner of Plains All American Pipeline, L.P.

Eric L. Zinterhofer, 38, was elected to the board of directors of Charter on November 30, 2009. Mr. Zinterhofer serves as a senior partner at Apollo Management, L.P. and has been with Apollo since 1998. From 1994 to 1996, Mr. Zinterhofer was a member of the Corporate Finance Department at Morgan Stanley Dean Witter & Co.  From 1993 to 1994, Mr. Zinterhofer was a member of the Structured Equity Group at J.P. Morgan Investment Management.  Mr. Zinterhofer is a director of Affinion Group, Inc., Central European Media Enterprises Ltd., Dish TV India Ltd., IPCS Inc. and Unity MediaSCA.

Executive Officers

      The following persons are executive officers of Charter and also hold similar positions with CCH II and CCH II Capital:

Executive Officers	Position(s)
Neil Smit	President and Chief Executive Officer
Michael J. Lovett	Executive Vice President and Chief Operating Officer
Eloise E. Schmitz	Executive Vice President and Chief Financial Officer
Marwan Fawaz	Executive Vice President and Chief Technology Officer
Ted W. Schremp	Executive Vice President and Chief Marketing Officer
Gregory L. Doody	Executive Vice President and Senior Counsel
Joshua L. Jamison	President, East Operations
Steven E. Apodaca	President, West Operations
Kevin D. Howard	Senior Vice President - Finance, Controller and Chief Accounting Officer

Information regarding our executive officers who do not serve as directors is set forth below.

Michael J. Lovett, 48, Executive Vice President and Chief Operating Officer.  Mr. Lovett was promoted to his current position in April 2005. Prior to that, he served as Executive Vice President, Operations and Customer Care from September 2004 through March 2005; as Senior Vice President, Midwest Division Operations; and as Senior Vice President of Operations Support, since joining Charter in August 2003 through September 2004. Mr. Lovett was Chief Operating Officer of Voyant Technologies, Inc., a voice conferencing hardware/software solutions provider, from December 2001 to August 2003. From November 2000 to December 2001, he was Executive Vice President of Operations for OneSecure, Inc., a startup company delivering management/monitoring of firewalls and virtual private networks. Prior to that, Mr. Lovett was Regional Vice President at AT&T from June 1999 to November 2000 where he was responsible for operations. Mr. Lovett was Regional Operating Vice President on and after October 1989 at Jones Intercable and became Senior Vice President at that company in 1997 and continued in that position to June 1999.

Eloise E. Schmitz, 45, Executive Vice President and Chief Financial Officer.  Ms. Schmitz was promoted to her current position in July 2008.  Ms. Schmitz has been employed in several management positions with Charter since July 1998, when she joined as Vice President, Finance & Acquisitions and Assistant Secretary.  Prior to joining Charter, Ms. Schmitz served as Vice President, Group Manager, of the Franchise and Communications Group for Mercantile Bank, now US Bank, in St. Louis from 1992 to 1998.  Ms. Schmitz received a bachelor's degree in Finance from Tulane University.

Marwan Fawaz, 47, Executive Vice President and Chief Technology Officer.  Mr. Fawaz joined Charter in his current position in August 2006. Prior to that, he served as Senior Vice President and Chief Technical Officer for Adelphia Communications Corporation (“Adelphia”) from March 2003 until July 2006. From May 2002 to March 2003, he served as Investment Specialist/Technology Analyst for Vulcan, Inc. Mr. Fawaz served as Regional Vice President of Operations for the Northwest Region for Charter from July 2001 to March 2002. From July 2000 to December 2000, he served as Chief Technology Officer for Infinity Broadband. He served as Vice President — Engineering and Operations at MediaOne, Inc. from January 1996 to June 2000. Mr. Fawaz received a B.S. degree in electrical engineering and a M.S. in electrical/communication-engineering from California State University — Long Beach.

     Ted W. Schremp, 38, Executive Vice President and Chief Marketing Officer.  Mr. Schremp was promoted to his current position in July 2008.  Prior to that, he served as Senior Vice President, Product Management and Strategy from February 2008 to June 2008 and Senior Vice President and General Manager of Charter Telephone from October 2005 to February 2008. Mr. Schremp joined Charter as Vice President of IP Product Management in May 2005.  He served as Segment Manager for Hewlett-Packard from February 2001 to May 2005, where he co-founded its Cable, Media and Entertainment division.  Mr. Schremp graduated from the University of Pittsburgh with a double-major in economics and business and earned an M.B.A. from Penn State University.

     Gregory L. Doody, 45, Executive Vice President and General Counsel.  Mr. Doody was appointed to his current position on December 1, 2009.  Prior to that, he served as Charter's Chief Restructuring Officer and Senior Counsel in connection with its Chapter 11 proceedings being appointed on March 25, 2009.  Prior to coming to work for Charter, Mr. Doody served as Executive Vice President, General Counsel and Secretary of Calpine Corporation from July 2006 through August 2008.  Calpine Corporation filed for Chapter 11 bankruptcy reorganization in December 2005.  From July 2003 through July 2006, Mr. Doody held various positions at HealthSouth Corporation, including Executive Vice President, General Counsel and Secretary. Mr. Doody earned a J.D. degree from Emory University School of Law and received a bachelor's degree in management from Tulane University.  Mr. Doody is a certified public accountant.

     Joshua L. Jamison, 54, President, East Operations.  Mr. Jamison was promoted to his current position in July 2006.  He joined Charter in May 1999 as Vice President of Operations for the company’s former Northeast Region and was promoted to divisional leadership in January 2003.  Prior to joining Charter, Mr. Jamison held several management positions during his 18 years at Time Warner Cable.  Mr. Jamison received a bachelor’s degree in human development from the University of Nebraska at Lincoln and a master’s degree in business administration from the University of New Haven.

     Steven E. Apodaca, 42, President, West Operations.  Mr. Apodaca was promoted to his current position in December 2008.  Prior to that, he served as Vice President of Operations Support from September 2005 to December 2008, Interim President of the former West Division from February 2007 to May 2007 and Interim Senior Vice President – Operations for the former Great Lakes Division from April 2005 to September 2005.  Mr. Apodaca joined Charter as Vice President of Marketing for the former Great Lakes Division in 2003.  Prior to joining Charter, Mr. Apodaca served as Senior Director of Marketing for nCUBE from 2002 to 2003 and Executive Director of Marketing for AT&T Broadband from 1998 to 2002.  Mr. Apodaca received a B.S. degree in marketing and an M.B.A from Colorado State University.

     Kevin D. Howard, 40, Senior Vice President - Finance, Controller and Chief Accounting Officer.  Mr. Howard was promoted to his current position in December 2009. Prior to that, he served as Vice President of Finance from April 2003 until April 2006 and as Director of Financial Reporting since joining Charter in April 2002. Mr. Howard began his career at Arthur Andersen LLP in 1993 where he was an auditor in the audit division until leaving in April 2002. Mr. Howard received a B.S.B.A. degree in finance and economics from the University of Missouri — Columbia and is a certified public accountant and certified managerial accountant.

COMPENSATION DISCUSSION AND ANALYSIS

During the fiscal year ended December 31, 2009, neither CCH II, LLC nor CCH II Capital Corp. paid any cash or other compensation. The affairs of issuers are managed by Charter. Because Charter maintains principal responsibility for managing the affairs of the issuers of the notes, we do not have employees or other full-time personnel. The officers of the issuers (who are employees of Charter) perform the responsibilities of officers, such as executing contracts and filing reports with regulatory agencies.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

CCH II is a holding company with no operations. CCH II Capital is a direct, wholly owned finance subsidiary of CCH II that exists solely for the purpose of serving as co-obligor of the original notes and the new notes. Neither CCH II nor CCH II Capital has any employees. We and our direct and indirect subsidiaries are managed by Charter.  The following table sets forth information as of December 30, 2009 regarding the beneficial ownership of Charter’s Class A Common Stock by:

·	each holder of more than 5% of Charter's outstanding shares of Common Stock;

·	each of Charter's directors and named executive officers; and

·	all of Charter's directors and executive officers as a group.

Beneficial ownership for the purposes of the following table is determined in accordance with the rules and regulations of the SEC.  These rules generally provide that a person is the beneficial owner of securities if such person has or shares the power to vote or direct the voting thereof, or to dispose or direct the disposition thereof or has the right to acquire such powers within 60 days.  Common Stock subject to options that are currently exercisable or exercisable within 60 days of December 30, 2009 are deemed to be outstanding and beneficially owned by the person holding the options.  These shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person.  Percentage of beneficial ownership is based on 112,576,262 shares of Class A Common Stock outstanding as of December 30, 2009.  Except as disclosed in the footnotes to this table, we believe that each stockholder identified in the table possesses sole voting and investment power over all shares of common stock shown as beneficially owned by the stockholder.  Unless otherwise indicated in the table or footnotes below, the address for each beneficial owner is 12405 Powerscourt Drive, St. Louis, Missouri 63131.

	Shares Beneficially Owned(1)
Name	Number	Percent of Class	Percent of Vote

5% Stockholders:
Paul G. Allen(2)	8,654,722	7.21%	39.91%
Funds affiliated with AP Charter Holdings, L.P.(3)	35,691,388	31.44%	19.68%
Oaktree Opportunities Investments, L.P.(4)	20,153,649	17.83%	11.15%
Funds advised by Franklin Advisers, Inc.(5)	21,656,332	18.80%	11.83%
Funds affiliated with Encore LLC(6)	11,071,525	9.83%	6.14%

Executive Officers and Directors:
Robert Cohn	-	-	-
W. Lance Conn	-	-	-
Darren Glatt(7)	35,691,388	31.44%	19.68%
Bruce A. Karsh(8)	20,153,649	17.83%	11.15%
John D. Markley, Jr.	-	-	-
David C. Merritt	-	-	-
William L. McGrath(9)	212,923	*	*
Christopher M. Temple	-	-	-
Eric L. Zinterhofer(10)	35,691,388	31.44%	19.68%
Neil Smit(11)	343,675	*	*
Eloise E. Schmitz(12)	84,009	*	*
Michael Lovett(13)	152,744	*	*
Marwan Fawaz(14)	76,372	*	*
All executive officers and directors as a group (18 persons)(15)	56,947,325	49.89%	31.18%
____________________

(1)
Shares shown in the table above include shares held in the beneficial owner’s name or jointly with others, or in the name of a bank, nominee or trustee for the beneficial owner’s account.  The calculation of this percentage assumes for each person the acquisition by such person of all shares that may be acquired upon exercise of warrants to purchase shares of Class A Common Stock.

(2)
Includes 2,241,299 shares of Class B Common Stock (which are convertible into a like number of shares of Class A Common Stock) entitled to thirty-five percent (35%) of the vote of the Common Stock on a fully diluted basis; and 0.19 of a Charter Holdco Unit that is exchangeable for 212,923 shares of Class A Common Stock on or prior to November 30, 2014.  Includes 5,056,614 shares of Class A Common Stock issuable upon exercise of warrants held by Mr. Allen.  The address of Mr. Allen is: c/o Vulcan Inc., 505 Fifth Avenue South, Suite 900, Seattle, WA 98104.

(3)
Includes shares and warrants beneficially owned by the listed shareholder.  Of the amount listed, 32,858,747 shares and 745,379 CIH warrants are held by AP Charter Holdings, L.P.  Of the amount listed, 1,264,996 shares and 121,989 CIH warrants are held by Red Bird, L.P.  Of the amount listed, 450,653 shares and 45,001 CIH warrants are held by Blue Bird, L.P.  Of the amount listed 185,268 shares and 19,355 CIH warrants are held by Green Bird, L.P.  (together with Blue Bird, L.P. and Red Bird, L.P., the “Apollo Partnerships”).

The general partner of AP Charter Holdings, L.P. is AP Charter Holdings GP, LLC.  The managers of AP Charter Holdings GP, LLC are Apollo Management VI, L.P. and Apollo Management VII, L.P.  The general partner of Apollo Management VI, L.P. is AIF VI Management, LLC, and the general partner of Apollo Management VII, L.P. is AIF VII Management, LLC.  Apollo Management, L.P. is the sole member and manager of each of AIF VI Management, LLC and AIF VII Management, LLC.  The general partner of Apollo Management, L.P. is Apollo Management GP, LLC.

The general partner of Red Bird, L.P. is Red Bird GP, Ltd. and the general partner of Blue Bird, L.P. is Blue Bird GP, Ltd.  The general partner of Green Bird, L.P. is Green Bird GP, Ltd.  Apollo SVF Management, L.P. is the director of each of Red Bird GP, Ltd. and Blue Bird GP, Ltd., and Apollo Value Management, L.P. is the director of Green Bird GP, Ltd.  The general partner of Apollo SVF Management, L.P. is Apollo SVF Management GP, LLC, and the general partner of Apollo Value Management, L.P. is Apollo Value Management GP, LLC.  Apollo Capital Management, L.P. is the sole member and manager of each of Apollo SVF Management GP, LLC and Apollo Value Management GP, LLC.  The general partner of Apollo Capital Management, L.P. is Apollo Capital Management GP, LLC.  Apollo Management Holdings, L.P. is the sole member and manager of each of Apollo Management GP, LLC and Apollo Capital Management GP, LLC, and Apollo Management Holdings GP, LLC is the general partner of Apollo Management Holdings, L.P.

The sole shareholder of Red Bird, L.P. is Apollo SOMA Advisors, L.P., the sole shareholder of Blue Bird, L.P. is Apollo SVF Advisors, L.P., and the sole shareholder of Green Bird, L.P. is Apollo Value Advisors, L.P.  The general partner of Apollo SOMA Advisors, L.P. is Apollo SOMA Capital Management, LLC, the general partner of Apollo SVF Advisors, L.P. is Apollo SVF Capital Management, LLC, and the general partner of Apollo Value Advisors, L.P. is Apollo Value Capital Management, LLC.  Apollo Principal Holdings II, L.P. is the sole member and manager of each of Apollo SOMA Capital Management, LLC, Apollo SVF Capital Management, LLC and Apollo Value Capital Management, LLC.  Apollo Principal Holdings II GP, LLC is the general partner of Apollo Principal Holdings II, L.P.

AP Charter Holdings, L.P. does not have voting or dispositive power over the shares owned of record by any of the Apollo Partnerships, and none of the Apollo Partnerships have any voting or dispositive power over the shares owned of record by AP Charter Holdings, L.P. or any of the other Apollo Partnerships.  AP Charter Holdings, L.P. has granted a proxy to Apollo Management VI, L.P. and Apollo Management VII, L.P. to vote the shares of Charter Communications Inc. that AP Charter Holdings, L.P. holds of record.  Leon Black, Joshua Harris and Marc Rowan are the principal executive officers and managers of Apollo Management Holdings GP, LLC and Apollo Principal Holdings II GP, LLC, and as such may be deemed to have voting and dispositive powers with respect to the shares that are beneficially owned or owned of record by the Apollo Partnerships.  Each of Messrs. Black, Harris and Rowan, and each of Apollo Management VI, L.P. and Apollo Management VII, L.P., and each of the other general partners, managers and sole shareholders described above disclaims beneficial ownership of any shares of common stock beneficially or of record owned by any of AP Charter Holdings, L.P. or the Apollo Partnerships, except to the extent of any pecuniary interest therein.

The address for AP Charter Holdings, L.P., AP Charter Holdings GP, LLC, Apollo SOMA Advisors, L.P., Apollo SVF Advisors, L.P., Apollo Value Advisors, L.P., Apollo SOMA Capital Management, LLC, Apollo SVF Capital Management, LLC, Apollo Value Capital Management, LLC, Apollo Principal Holdings II, L.P. and Apollo Principal Holdings II GP, LLC is One Manhattanville Road, Suite 201, Purchase, NY 10577.  The address for Red Bird, L.P., Red Bird GP, Ltd., Green Bird, L.P., Green Bird GP, Ltd., Blue Bird, L.P. and Blue Bird GP, Ltd. is c/o Walkers Corporate Services Limited, Walker House, 87 Mary Street, George Town, Grand Cayman, KY1-9905.  The address for Apollo Management VI, L.P.; Apollo Management VII, L.P.: AIF VI Management, LLC: AIF VII Management, LLC; Apollo Management, L.P.; Apollo Management GP, LLC; Apollo SVF Management, L.P., Apollo Value Management, L.P., Apollo SVF Management GP, LLC, Apollo Value Management GP, LLC, Apollo Capital Management, L.P., Apollo Capital Management GP, LLC, Apollo Management Holdings, L.P.; Apollo Management Holdings GP, LLC, and Messrs. Black, Rowan and Harris is 9 W. 57th Street, 43rd Floor, New York, NY 10019.

(4)
Includes shares and warrants beneficially owned by the listed shareholder.  Of the shares included, 19,725,105 are held by Oaktree Opportunities Investments, L.P.  Of the warrants included:  95,743 are held by OCM Opportunities Fund V, L.P.; 215,108 are held by OCM Opportunities Fund VI, L.P.; 104,553 are held by OCM Opportunities Fund VII Delaware, L.P.; 13,140 are held by Oaktree Value Opportunities Fund, L.P.  The mailing address for the holders listed above is c/o Oaktree Capital Management, L.P. 333 S. Grand Avenue, 28th Floor, Los Angeles, CA 90071.  The shares being offered are held by Oaktree Opportunities Investments, L.P.  The general partner of Oaktree Opportunities Investments, L.P. is Oaktree Fund GP, LLC.  The managing member of Oaktree Fund GP, LLC is Oaktree Fund GP I, L.P.  The general partner of Oaktree Fund GP I, L.P. is Oaktree Capital I, L.P.  The general partner of Oaktree Capital I, L.P. is OCM Holdings I, LLC.  The managing member of OCM Holdings I, LLC is Oaktree Holdings, LLC.  The managing member of Oaktree Holdings, LLC is Oaktree Capital Group, LLC.  The holder of a majority of the voting units of Oaktree Capital Group, LLC is Oaktree Capital Group Holdings, L.P.  The general partner of Oaktree Capital Group Holdings, L.P. is Oaktree Capital Group Holdings GP, LLC.  The members of Oaktree Capital Group Holdings GP, LLC are Kevin Clayton, John Frank, Stephen Kaplan, Bruce Karsh, Larry Keele, David Kirchheimer, Howard Marks and Sheldon Stone.  Each of the general partners, managing members, unit holders and members described above disclaims beneficial ownership of any shares of common stock beneficially or of record owned by Oaktree Opportunities Investments, L.P., except to the extent of any pecuniary interest therein.  The address for all of the entities and individuals identified above is 333 S. Grand Avenue, 28th Floor, Los Angeles, CA  90071.

(5)
Includes shares and warrants exercisable for shares of Class A Common Stock.  Of the amount listed, Franklin related funds hold 4,926,010 shares of Class A Common Stock and warrants exercisable for 2,610,619 shares of Class A Common Stock.  The business address for all entities listed in the preceding sentence is Franklin Parkway, San Mateo, California 94403.

(6)
The managing members of Encore, LLC are Crestview Partners, L.P., Crestview Partners (PF), L.P., Crestview Holdings (TE), L.P., Encore (ERISA), Ltd., Crestview Offshore Holdings (Cayman), L.P.   Crestview Partners (ERISA), L.P. is the manager of Encore (ERISA), Ltd.  The general partner of Crestview Partners, L.P. Crestview Partners (PF), L.P., Crestview Holdings (TE), L.P., Crestview Partners (ERISA), L.P., and Crestview Offshore Holdings (Cayman), L.P. is Crestview Partners GP, L.P. The general partner of Crestview Partners GP, L.P. is Crestview, LLC.

The managing members of Encore II, LLC are Crestview Partners II, L.P., Crestview Partners II (FF), L.P., Crestview Partners II (PF), L.P, Crestview Partners II (TE), L.P., Crestview Offshore Holdings II (Cayman), L.P., and Crestview Offshore Holdings II (FF Cayman), L.P.  The general partner of the managing members of Encore II, LLC is Crestview Partners II, GP. The general partner of Crestview Partners GP, L.P. is Crestview, LLC.

Crestview LLC is managed and owned by the following four members, Volpert Investors, L.P., Murphy Investors, L.P., DeMartini Investors, L.P. and RJH Investment Partners, L.P.  Each of these four limited partnerships is owned solely by family members of its related senior manager, who are: Barry Volpert, Thomas S. Murphy, Jr., Richard DeMartini and Robert J. Hurst, respectively. The officers and directors of Crestview LLC have voting and dispositive powers with respect to the shares by beneficially owned by the Encore partnerships above. The officers and directors of Crestview LLC are as follows, Barry Volpert, Chief Executive Officer, Thomas S. Murphy, Jr., President, Robert J. Hurst, Managing Director, Richard DeMartini, Managing Director, Jeff Marcus, Managing Director, and Bob Delaney, Managing Director.  The officers and directors of Crestview LLC above disclaims beneficial ownership of any shares of common stock beneficially or of record owned by the Encore partnerships except to the extent of any pecuniary interest therein.

The business address for Encore, LLC,  Encore II, LLC, Crestview Partners, L.P. Crestview Partners (PF), L.P., Crestview Holdings (TE), L.P., Crestview Partners (ERISA), L.P., Crestview Partners II, L.P., Crestview Partners II (FF), L.P., Crestview Partners II (PF), L.P, Crestview Partners II  (TE), L.P, Crestview Partners GP, L.P, Crestview Partners II, GP and Crestview, LLC  is c/o Crestview Partners 667 Madison Avenue, 10th Floor, New York, New York 10065.

The business address for Encore (ERISA), Ltd., Crestview Offshore Holdings (Cayman), L.P., Crestview Offshore Holdings II (Cayman), L.P., and Crestview Offshore Holdings II (FF Cayman), L.P. is Maples Corporate Services, Limited, PO Box 309 GT, Ugland House, George Town, Grand Cayman, Cayman Islands.

(7)
By virtue of being a principal at Apollo Management, L.P, Mr. Glatt may be deemed to have or share beneficial ownership of shares beneficially owned by AP Charter Holdings, L.P., Red Bird, L.P., Blue Bird, L.P.; and Green Bird, L.P.  Mr. Glatt expressly disclaims beneficial ownership of such shares, except to the extent of his direct pecuniary interest therein. See Note 3.

(8)
By virtue of being a member of Oaktree Capital Group Holdings GP, LLC, Mr. Karsh may be deemed to have or share beneficial ownership of shares or warrants beneficially owned by Oaktree Opportunities Investments, L.P. or certain of its affiliated funds.  Mr. Karsh expressly disclaims beneficial ownership of such shares or warrants, except to the extent of his direct pecuniary interest therein. See Note 4.

(9)
By virtue of being the Executive Vice President and General Counsel of Vulcan Inc., Mr. McGrath may be deemed to have or share beneficial ownership of shares beneficially owned by CII. CII currently holds 0.19 Holdco Units that may be exchanged for 212,923 shares of Class A Common Stock. Mr. McGrath expressly disclaims beneficial ownership of such shares, except to the extent of his direct pecuniary interest therein.

(10)
By virtue of being a senior partner at Apollo Management, L.P, Mr. Zinterhofer may be deemed to have or share beneficial ownership of shares beneficially owned by AP Charter Holdings, L.P., Red Bird, L.P., Blue Bird, L.P.; and Green Bird, L.P.  Mr. Zinterhofer expressly disclaims beneficial ownership of such shares, except to the extent of his direct pecuniary interest therein. See Note 3.

(11)	Includes 343,675 shares of restricted stock issued pursuant to the 2009 Stock Incentive Plan that are not yet vested, but eligible to be voted.

(12)	Includes 84,009 shares of restricted stock issued pursuant to the 2009 Stock Incentive Plan that are not yet vested, but eligible to be voted.

(13)	Includes 152,744 shares of restricted stock issued pursuant to the 2009 Stock Incentive Plan that are not yet vested, but eligible to be voted.

(14)	Includes 76,372 shares of restricted stock issued pursuant to the 2009 Stock Incentive Plan that are not yet vested, but eligible to be voted.

(15)
Includes shares of restricted stock issued pursuant the 2009 Stock Incentive Plan that are not yet vested, but eligible to be voted, and the shares of our Class A Common Stock beneficially owned described in footnotes (7), (8), (9), (10), (11), (12), (13) and (14).

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company maintains written policies and procedures covering related party transactions.  The Audit Committee reviews the material facts of related party transactions.  Management has various procedures in place, e.g., Charter's Code of Conduct which requires annual certifications from employees that are designed to identify potential related party transactions.  Management brings those to the Audit Committee for review as appropriate.

The following sets forth certain transactions in which we are involved and in which the directors, executive officers and affiliates of Charter have or may have a material interest.  A number of our debt instruments and those of our subsidiaries require delivery of fairness opinions for transactions with affiliates involving more than $50 million.  Such fairness opinions have been obtained whenever required.  All of our transactions with affiliates have been deemed by Charter's board of directors or a committee of the board of directors to be in our best interest.  Related party transactions are approved by the Audit Committee or another independent body of Charter's board of directors.

Recent Development – Restructuring

Paul Allen

In connection with the Plan, Charter, Mr. Allen and CII entered a separate restructuring agreement (as amended, the “Allen Agreement”), in settlement and compromise of their legal, contractual and equitable rights, claims and remedies against Charter and its subsidiaries, and in addition to any amounts received by virtue of their holding other claims against Charter and its subsidiaries, upon the effective date of the Plan, CII was issued a number of shares of the new Class B Common Stock of Charter equal to 2% of the equity value of Charter, after giving effect to the Rights Offering, but prior to issuance of warrants and equity-based awards provided for by the Plan and 35% (determined on a fully diluted basis) of the total voting power of all new capital stock of Charter.  See "Security Ownership of Certain Beneficial Owners and Management" for specific ownership information.  Each share of new Class B Common Stock is convertible, at the option of the holder, into one share of new Class A Common Stock, and is subject to significant restrictions on transfer.  Certain holders of new Class A Common Stock (and securities convertible into or exercisable or exchangeable therefor) and new Class B Common Stock will receive certain customary registration rights with respect to their shares.  Upon the effective date of the Plan, CII received: (i) warrants to purchase shares of new Class A Common Stock of Charter in an aggregate amount equal to 4% of the equity value of reorganized Charter, after giving effect to the Rights Offering, but prior to the issuance of warrants and equity-based awards provided for by the Plan, (ii) $85 million principal amount of new CCH II notes, (iii) $25 million in cash for amounts owing to CII under a management agreement described below, (iv) $20 million in cash for reimbursement of fees and expenses in connection with the Plan, and (v) an additional $150 million in cash.  The warrants described above have an exercise price per share based on a total equity value equal to the sum of the equity value of reorganized Charter, plus the gross proceeds of the Rights Offering, and shall expire seven years after the date of issuance. In addition, on the effective date of the Plan, CII retained a minority equity interest in reorganized Charter Holdco and a right to exchange such interest into new Class A Common Stock of Charter. Further, Mr. Allen transferred his preferred equity interest in CC VIII to Charter.  Mr. Allen has the right to elect up to four of Charter's eleven board members.

Holdco Exchange Agreement

On November 30, 2009, Charter, Charter Holdco, CII and Mr. Allen entered into an exchange agreement (the “Holdco Exchange Agreement”), pursuant to which Mr. Allen and certain persons and entities affiliated with Mr. Allen (together, the “Allen Entities”) have the right and option, at any time and from time to time on or prior to November 30, 2014, to require the Company to (i) exchange all or any portion of their  membership units in Charter Holdco (the “Holdco Units”) for $1,000 in cash and up to 1,120,649 shares of Class A Common Stock in a taxable transaction, (ii) exchange 100% of the equity in such Allen Entity for $1,000 in cash and 1,120,649 shares of Class A Common Stock in a taxable transaction, or (iii) permit such Allen Entity to merge with and into the Company, or a wholly-owned subsidiary of the Company, or undertake tax-free transactions similar to the taxable transactions in clauses (i) and (ii), provided that the exchange rights described in clauses (ii) and (iii) are subject to certain limitations.  The number of shares of Class A Common Stock that an Allen Entity receives is subject to certain adjustments, including for certain distributions received from Charter Holdco prior to the date the option to exchange is exercised and for certain distributions made by the Company to holders of its Class A Common Stock.  In addition, no sooner than at least 120 days following the Effective Date, in the event that a transaction that would constitute a Change of Control (as defined in the Lock-Up Agreement) is approved by a majority of the members of the Board of Directors of the Company not affiliated with the person(s) proposing such transactions, the Company will have the right to require the Allen Entities to effect an exchange transaction of the type elected by the Allen Entities from subclauses (i), (ii) or (iii) above, which election is subject to certain limitations.

As of November 30, 2009, there was an aggregate of 100 Holdco Units outstanding, of which 99 were held by Charter and one (1) was held by CII.  As permitted by the Holdco Exchange Agreement, on December 28, 2009, CII exchanged 0.81 Holdco Unit for 907,698 shares of Class A Common Stock plus $1,000.  As a result, as of December 31, 2009, Charter holds 99.81 Holdco Units and CII holds 0.19 Holdco Unit.  Pursuant to the terms of the Exchange Agreement, CII can exchange its 0.19 Holdco Unit for an additional 212,923 shares of our Class A Common Stock on or prior to November 30, 2014.

Noteholders

Our Plan was funded with cash on hand, cash from operations, an exchange of certain CCH II debt and estimated proceeds of an equity rights offering (the “Rights Offering”).  In addition to separate restructuring agreements entered into with certain holders of certain of the Company’s subsidiaries’ notes (the “Noteholders”), the Noteholders entered into commitment letters with Charter pursuant to which they agreed to exchange and/or purchase, as applicable, certain securities of Charter.   The Rights Offering resulted in holders of CCH I notes electing to purchase approximately $1.6 billion of Charter’s new Class A Common Stock and certain of the Noteholders electing to exercise an overallotment option to purchase an additional approximately $40 million of Charter’s new Class A Common Stock.  The Plan also provided that upon emergence from bankruptcy each holder of 10% or more of the voting power of the reorganized Company would have the right to nominate one member of the initial board of directors for each 10% of voting power.  Certain of the Noteholders met the 10% requirement and appointed members to Charter’s board of directors in accordance with the Plan, including Messrs. Zinterhofer and Glatt who are employees of Apollo Management, L.P.; Mr. Karsh who is an employee of Oaktree Capital Management, LLC; and Mr. Cohn who was appointed by Funds advised by Franklin Advisers, Inc.  As set forth in "Security Ownership of Certain Beneficial Owners and Management," funds affiliated with AP Charter Holdings, L.P. beneficially hold 31% of the Class A Common Stock of Charter representing 20% of the vote.  Oaktree Opportunities Investments, L.P. beneficially holds 18% of the Class A Common Stock of Charter representing 11% of the vote.  Funds advised by Franklin Advisers, Inc. beneficially holds 19% of the Class A Common Stock of Charter representing 12% of the vote.

Transactions Arising Out of Our Organizational Structure Intercompany Management Arrangements

Charter is a party to management arrangements with Charter Holdco and certain of its subsidiaries.  Under these agreements, Charter provides management services for the cable systems owned or operated by its subsidiaries, including subsidiaries of CCH II.  These management agreements provide for reimbursement to Charter for all costs and expenses incurred by it for activities relating to the ownership and operation of the managed cable systems, including corporate overhead, administration and salary expense.

The total amount paid by Charter Holdco and all of its subsidiaries is limited to the amount necessary to reimburse Charter for all of its expenses, costs, losses, liabilities and damages paid or incurred by it in connection with the performance of its services under the various management agreements and in connection with its corporate overhead, administration, salary expense and similar items.  Payment of management fees by Charter’s operating subsidiaries is subject to certain restrictions under the credit facilities and indentures of such subsidiaries.  If any portion of the management fee due and payable is not paid, it is deferred by Charter and accrued as a liability of such subsidiaries.  For the year ended December 31, 2008 and nine months ended September 30, 2009, the subsidiaries of CCH II paid a total of $156 million and $101 million, respectively, in management fees to Charter.

Mutual Services Agreement

Charter and Charter Holdco are parties to a mutual services agreement whereby each party shall provide rights and services to the other parties as may be reasonably requested for the management of the entities involved and their subsidiaries, including the cable systems owned by their subsidiaries all on a cost-reimbursement basis.  The officers and employees of each party are available to the other party to provide these rights and services, and all expenses and costs incurred in providing these rights and services are paid by Charter.  Each  party will indemnify and hold harmless the other party and its directors, officers and employees from and against any and all claims that may be made against any of them in connection with the mutual services agreement except due to its or their gross negligence or willful misconduct.  For the year ended December 31, 2008 and nine months ended September 30, 2009, Charter paid approximately $135 million and $88 million, respectively, to Charter Holdco for services rendered pursuant to the mutual services agreement.  All such amounts are reimbursable to Charter pursuant to a management arrangement with our subsidiaries.

Previous Management Agreement with Charter Investment, Inc.

Prior to November 12, 1999, CII provided management and consulting services to our operating subsidiaries for a fee equal to 3.5% of the gross revenues of the systems then owned, plus reimbursement of expenses.  Any deferred amount of this management fee was accrued with payment at the discretion of CII, bearing interest at the rate of 10% per year, compounded annually, from the date it was due and payable until the date it was paid.  As previously noted, in connection with the consummation of the Allen Agreement under the Plan, CII was paid at closing $25 million in cash in full satisfaction of amounts due and owing to CII under this management agreement.

CC VIII, LLC

Charter acquired certain cable systems owned by Bresnan Communications Company Limited Partnership in February 2000.  As part of a subsequent settlement in 2005 regarding an issue as to whether the documentation for the Bresnan transaction was correct and complete with regard to the ultimate ownership of the interest in CC VIII (the “CC VIII Settlement”), CII retained 30% of the CC VIII preferred membership interest (the “Remaining Interests”).  CCHC, LLC (“CCHC”) (a direct subsidiary of Charter Holdco and the direct parent of Charter Holdings) also issued to CII a subordinated exchangeable note with an initial accreted value of $48 million, accreting at 14% per annum, compounded quarterly, with a 15-year maturity (the “CCHC note”).

Charter settled certain litigation with its former law firm to recover damages arising from the Bresnan transaction and the CC VIII Settlement.  Charter and its subsidiaries had agreed to reimburse CII and affiliates for all reasonable expenses incurred as a result of its cooperation with Charter in the litigation.  In early 2009, Charter reimbursed Vulcan Inc. approximately $3 million in legal expenses.

As previously noted, in connection with the consummation of the Allen Agreement under the Plan, Mr. Allen transferred the Remaining Interests to Charter and the CCHC note was cancelled.

Third Party Business Relationships in which a Principal Shareholder has or had an Interest

Cingular Wireless

A subsidiary of Vulcan. Inc. ("Vulcan") has entered into an agreement with New Cingular Wireless National Accounts, LLC (“Cingular”) to receive discounted wireless services for use by Vulcan and its named affiliates.  Charter was previously named as one of Vulcan’s affiliates to receive discounted wireless services.  Charter was billed directly by Cingular with the discounts applied, and Charter’s portion of the discounted wireless services under the agreement resulted in approximately $1 million per year.  Charter paid to Cingular approximately $1 million for the year ended December 31, 2008 in connection with the discounted wireless services.  Charter made no payments to Vulcan in connection with the Cingular wireless services.  Charter no longer participates in this arrangement with Cingular.

9 OM, Inc. (formerly known as Digeo, Inc.)

Mr. Allen, through his 100% ownership of Vulcan Ventures Incorporated ("Vulcan Ventures"), previously owned a majority interest in a company formerly known as Digeo, Inc. and indirectly owns a subsidiary of same, a company formerly known as Digeo Interactive, LLC.

On June 30, 2003, Charter Holdco entered into an agreement with Motorola, Inc. for the purchase of 100,000 digital video recorder (“DVR”) units.  The software for these DVR units was being supplied by Digeo Interactive, LLC under a license agreement entered into in April 2004.  The license granted for each unit deployed under the agreement is valid for five years.  In addition, Charter paid certain other fees including a per-headend license fee and maintenance fees.  Maximum license and maintenance fees during the term of the agreement were expected to be approximately $7 million.  The agreement included an “MFN clause” pursuant to which Charter was entitled to receive contract terms, considered on the whole, and license fees, considered apart from other contract terms, no less favorable than those accorded to any other Digeo customer.  Charter paid $1 million in license and maintenance fees for each of the year ended December 31, 2008 and nine months ended September 30, 2009.

In May 2004, Charter Holdco entered into a binding term sheet with Digeo Interactive, LLC for the development, testing and purchase of 70,000 Digeo PowerKey DVR units.  The term sheet provided that the parties would proceed in good faith to negotiate, prior to year-end 2004, definitive agreements for the development, testing and purchase of the DVR units and that the parties would enter into a license agreement for Digeo’s proprietary software on terms substantially similar to the terms of the license agreement described above.  In November 2004, Charter Holdco and Digeo Interactive. LLC executed the license agreement and in December 2004, the parties executed the purchase agreement, each on terms substantially similar to the binding term sheet.  Total purchase price and license and maintenance fees during the term of the definitive agreements were expected to be approximately $41 million.  The definitive agreements were terminable at no penalty to Charter in certain circumstances.  Charter paid $1 million for capital purchases for the year ended December 31, 2008 under this agreement.  In November 2007, Charter entered into a statement of work with Digeo for the development, testing and delivery of its proprietary software over a switched digital video set-top box environment in a number of our western division systems.  The maximum amount of fees during the term of the statement of work was expected to be approximately $300,000.  Charter has paid approximately $27,000 pursuant to this statement of work.

In May 2008, Charter Operating entered into an agreement with Digeo Interactive, LLC for the minimum purchase of high-definition DVR units for approximately $21 million.  This minimum purchase commitment was subject to reduction as a result of certain specified events such as the failure to deliver units timely and catastrophic failure.  The software for these units was supplied under a software license agreement with Digeo Interactive, LLC; the cost of which was expected to be approximately $2 million for the initial licenses and on-going maintenance fees of approximately $0.3 million annually, subject to reduction to coincide with any reduction in the minimum purchase commitment.  For the year ended December 31, 2008 and nine months ended September 30, 2009, Charter purchased approximately $1 million and $15 million, respectively,of DVR units from Digeo Interactive, LLC under these agreements.

In October 2009, substantially all of Digeo, Inc. and Digeo Interactive, LLC's assets were sold to ARRIS Group, Inc., an unrelated third party.  In connection with this sale of assets, Digeo, Inc. changed its name to 9 OM, Inc. and Digeo Interactive, LLC changed its name to 9 OM, LLC.  Ms. Jo Lynn Allen was a director of Charter and a director and Vice President of Vulcan Ventures.  Mr. Lance Conn is a director of Charter and was Executive Vice President of Vulcan Ventures until his resignation in May 2009.  Mr. William McGrath is a director of Charter and is Vice President and Secretary of Vulcan Ventures, a director and Vice President of 9 OM, Inc. and a manager and Vice President of 9 OM, LLC.

DESCRIPTION OF OTHER INDEBTEDNESS

The following description of indebtedness is qualified in its entirety by reference to the relevant credit facilities, indentures and related documents governing such indebtedness.

As of September 30, 2009, our actual and pro forma total debt was approximately $14.2 billion and $13.5 billion, respectively, as summarized below (dollars in millions):

	September 30, 2009
	Principal Amount	Accreted Value (a)	Pro Forma Principal Amount (b)	Semi- Annual Interest Payment Dates	Maturity Date (c)
CCH II, LLC:
10.250% senior notes due 2010	$1,860	$1,857	--	3/15 & 9/15	9/15/10
10.250% senior notes due 2013	614	584	--	4/1 & 10/1	10/1/13
13.5% senior notes due 2016	--	--	1,766	2/15 & 8/15	11/30/16
CCO Holdings, LLC:
8 3/4% senior notes due 2013	800	797	800	5/15 & 11/15	11/15/13
Credit facility	350	350	350		9/6/14
Charter Communications Operating, LLC:
8.000% senior second-lien notes due 2012	1,100	1,100	1,100	4/30 & 10/30	4/30/12
8 3/8% senior second-lien notes due 2014	770	770	770	4/30 & 10/30	4/30/14
10.875% senior second-lien notes due 2014	546	529	546	3/15 & 9/15	9/15/14
Credit facilities	8,194	8,194	8,194		varies

	$14,234	$14,181	$13,526
__________________

(a)
The accreted values presented above generally represent the principal amount of the notes less the original issue discount at the time of sale, plus the accretion to the balance sheet date.  However, the current accreted value for legal purposes and notes indenture purposes (the amount that is currently payable if the debt becomes immediately due) is equal to the principal amount of notes.

(b)
The Pro forma Principal Amount reflects the amount outstanding pro forma for the consummation of the Plan.  The debt of CCH II was refinanced in accordance with the Plan, by paying a portion of the principal and interest with the proceeds from the Rights Offering and by exchanging the CCH II Notes for New CCH II Notes in the Exchange Offer.  Upon application of fresh start accounting in accordance with ASC 852, the Company will adjust its long-term debt to reflect fair value.  This adjustment may be material.

(c)
In general, the obligors have the right to redeem all of the notes set forth in the above table in whole or in part at their option, beginning at various times prior to their stated maturity dates, subject to certain conditions, upon the payment of the outstanding principal amount (plus a specified redemption premium) and all accrued and unpaid interest.  For additional information see Note 9 to the accompanying December 31, 2008 consolidated financial statements contained in this prospectus.

Description of Our Outstanding Debt

Overview

As of September 30, 2009, December 31, 2008 and 2007, the blended weighted average interest rate on our debt was 8.4%, 7.0% and 7.9%, respectively, including 2% penalty interest as of September 30, 2009.  The interest rate on approximately 40%, 70% and 76% of the total principal amount of our debt was effectively fixed, including the effects of our interest rate hedge agreements, as of September 30, 2009, December 31, 2008 and 2007.  The fair value of our high-yield notes was $6.1 billion, $3.5 billion and $5.0 billion at September 30, 2009, December 31, 2008 and 2007, respectively.  The fair value of our credit facilities was $8.1 billion, $6.2 billion and $6.7 billion at September 30, 2009, December 31, 2008 and 2007, respectively.  The fair value of high-yield was based on quoted market prices, and the fair value of the credit facilities was based on dealer quotations.

The following description is a summary of certain provisions of our credit facilities and our notes that remain outstanding upon the consummation of the Plan (the “Debt Agreements”).  The summary does not restate the terms of the Debt Agreements in their entirety, nor does it describe all terms of the Debt Agreements.  The agreements and instruments governing each of the Debt Agreements are complicated and you should consult such agreements and instruments for more detailed information regarding the Debt Agreements.

Credit Facilities – General

Charter Operating Credit Facilities

Following consummation of the Plan, the Charter Operating credit facilities remain outstanding although the revolving line of credit will no longer be available for new borrowings and remains substantially drawn with the same maturity and interest terms.  The Charter Operating credit facilities provide borrowing availability of up to $8.0 billion as follows:

·
a term loan with an initial total principal amount of $6.5 billion, which is repayable in equal quarterly installments, commencing March 31, 2008, and aggregating in each loan year to 1% of the original amount of the term loan, with the remaining balance due at final maturity on March 6, 2014; and

·	a revolving line of credit of $1.5 billion, with a maturity date on March 6, 2013.

The Charter Operating credit facilities also allow us to enter into incremental term loans in the future with an aggregate amount of up to $1.0 billion, with amortization as set forth in the notices establishing such term loans, but with no amortization greater than 1% prior to the final maturity of the existing term loan.  In March 2008, Charter Operating borrowed $500 million principal amount of incremental term loans (the “Incremental Term Loans”) under the Charter Operating credit facilities. The Incremental Term Loans have a final maturity of March 6, 2014 and prior to that date will amortize in quarterly principal installments totaling 1% annually beginning on June 30, 2008.  The Incremental Term Loans bear interest at LIBOR plus 5.0%, with a LIBOR floor of 3.5%, and are otherwise governed by and subject to the existing terms of the Charter Operating credit facilities.   Net proceeds from the Incremental Term Loans were used for general corporate purposes.  Although the Charter Operating credit facilities allow for the incurrence of up to an additional $500 million in incremental term loans, no assurance can be given that we could obtain additional incremental term loans in the future if Charter Operating sought to do so.

Amounts outstanding under the Charter Operating credit facilities bear interest, at Charter Operating’s election, at a base rate or the Eurodollar rate, as defined, plus a margin for Eurodollar loans of up to 2.00% for the revolving credit facility and 2.00% for the term loan, and quarterly commitment fees of 0.5% per annum is payable on the average daily unborrowed balance of the revolving credit facility.  If an event of default were to occur, such as a bankruptcy filing, Charter Operating would not be able to elect the Eurodollar rate and would have to pay interest at the base rate plus the applicable margin.

The obligations of Charter Operating under the Charter Operating credit facilities (the “Obligations”) are guaranteed by Charter Operating’s immediate parent company, CCO Holdings, and subsidiaries of Charter Operating, except for certain subsidiaries, including immaterial subsidiaries and subsidiaries precluded from guaranteeing by reason of the provisions of other indebtedness to which they are subject (the “non-guarantor subsidiaries”).  The Obligations are also secured by (i) a lien on substantially all of the assets of Charter Operating and its subsidiaries (other than assets of the non-guarantor subsidiaries), to the extent such lien can be perfected under the Uniform Commercial Code by the filing of a financing statement, and (ii) a pledge by CCO Holdings of the equity interests owned by it in Charter Operating or any of Charter Operating’s subsidiaries, as well as intercompany obligations owing to it by any of such entities.

CCO Holdings Credit Facility

In March 2007, CCO Holdings entered into a credit agreement (the “CCO Holdings credit facility”) which consists of a $350 million term loan facility.  Following consummation of the Plan, the CCO Holdings credit facility remains outstanding.  The facility matures in September 2014.  The CCO Holdings credit facility also allows us to enter into incremental term loans in the future, maturing on the dates set forth in the notices establishing such term loans, but no earlier than the maturity date of the existing term loans.  However, no assurance can be given that we could obtain such incremental term loans if CCO Holdings sought to do so.  Borrowings under the CCO Holdings credit facility bear interest at a variable interest rate based on either LIBOR or a base rate plus, in either case, an applicable margin.  The applicable margin for LIBOR term loans, other than incremental loans, is 2.50% above LIBOR.  If an event of default were to occur, such as a bankruptcy filing, CCO Holdings would not be able to elect the Eurodollar rate and would have to pay interest at the base rate plus the applicable margin.  The applicable margin with respect to incremental loans is to be agreed upon by CCO Holdings and the lenders when the incremental loans are established.  The CCO Holdings credit facility is secured by the equity interests of Charter Operating, and all proceeds thereof.

Credit Facilities — Restrictive Covenants

Charter Operating Credit Facilities

The Charter Operating credit facilities contain representations and warranties, and affirmative and negative covenants customary for financings of this type. The financial covenants measure performance against standards set for leverage to be tested as of the end of each quarter.  Additionally, the Charter Operating credit facilities contain provisions requiring mandatory loan prepayments under specific circumstances, including in connection with certain sales of assets, so long as the proceeds have not been reinvested in the business.

The Charter Operating credit facilities permit Charter Operating and its subsidiaries to make distributions to pay interest on the indebtedness of its parents and the Charter Operating second-lien notes, provided that, among other things, no default has occurred and is continuing under the credit facilities. Conditions to future borrowings include absence of a default or an event of default under the credit facilities, and the continued accuracy in all material respects of the representations and warranties, including the absence since December 31, 2005 of any event, development, or circumstance that has had or could reasonably be expected to have a material adverse effect on our business.

The events of default under the Charter Operating credit facilities include among other things:

·	the failure to make payments when due or within the applicable grace period;

·
the failure to comply with specified covenants, including, but not limited to, a covenant to deliver audited financial statements for Charter Operating with an unqualified opinion from our independent accountants and without a “going concern” or like qualification or exception;

·
the failure to pay or the occurrence of events that cause or permit the acceleration of other indebtedness owing by CCO Holdings, Charter Operating, or Charter Operating’s subsidiaries in amounts in excess of $100 million in aggregate principal amount;

·
the failure to pay or the occurrence of events that result in the acceleration of other indebtedness owing by certain of CCO Holdings’ direct and indirect parent companies in amounts in excess of $200 million in aggregate principal amount;

·
Paul Allen and/or certain of his family members and/or their exclusively owned entities (collectively, the “Paul Allen Group”) ceasing to have the power, directly or indirectly, to vote at least 35% of the ordinary voting power for the management of Charter Operating;

·
the consummation of any transaction resulting in any person or group (other than the Paul Allen Group) having power, directly or indirectly, to vote more than 35% of the ordinary voting power for the management of Charter Operating, unless the Paul Allen Group holds a greater share of ordinary voting power for the management of Charter Operating; and

·	Charter Operating ceasing to be a wholly-owned direct subsidiary of CCO Holdings, except in certain very limited circumstances.

CCO Holdings Credit Facility

The CCO Holdings credit facility contains covenants that are substantially similar to the restrictive covenants for the CCO Holdings notes except that the leverage ratio is 5.50 to 1.0.  See “—Summary of Restricted Covenants of Our High Yield Notes.”  The CCO Holdings credit facility contains provisions requiring mandatory loan prepayments under specific circumstances, including in connection with certain sales of assets, so long as the proceeds have not been reinvested in the business.  The CCO Holdings credit facility permits CCO Holdings and its subsidiaries to make distributions to pay interest on the Charter convertible senior notes, the CCHC notes, the Charter Holdings notes, the CIH notes, the CCH I notes, the CCH II notes, the CCO Holdings notes, and the Charter Operating second-lien notes, provided that, among other things, no default has occurred and is continuing under the CCO Holdings credit facility.

Notes

Provided below is a brief description of the notes in place after giving effect to the consummation of the Plan.

CCH II Notes

On November 30, 2009, CCH II and CCH II Capital Corp. issued approximately $1.8 billion in total principal amount of new 13.5% senior notes. The New CCH II Notes pay interest in cash semi-annually in arrears at the rate of 13.5% per annum and are unsecured. The New CCH II Notes will mature on November 30, 2016.

CCO Holdings, LLC Notes

In November 2003 and August 2005, CCO Holdings and CCO Holdings Capital Corp. jointly issued $500 million and $300 million, respectively, total principal amount of 8¾% senior notes due 2013 (the “CCOH 2013 Notes”).  The CCOH 2013 Notes are senior debt obligations of CCO Holdings and CCO Holdings Capital Corp. They rank equally with all other current and future unsecured, unsubordinated obligations of CCO Holdings and CCO Holdings Capital Corp., including the CCO Holdings credit facility.  The CCOH 2013 Notes are structurally subordinated to all obligations of subsidiaries of CCO Holdings, including the Charter Operating notes and the Charter Operating credit facilities.  Following consummation of the Plan, the CCO Holdings notes remain outstanding.

Charter Communications Operating, LLC Notes

In April 2004, Charter Operating and Charter Communications Operating Capital Corp. jointly issued $1.1 billion of 8% senior second-lien notes due 2012 and $400 million of 8 3/8% senior second-lien notes due 2014.  In March and June 2005, Charter Operating consummated exchange transactions with a small number of institutional holders of Charter Holdings 8.25% senior notes due 2007 pursuant to which Charter Operating issued, in private placement transactions, approximately $333 million principal amount of its 8 3/8% senior second-lien notes due 2014 in exchange for approximately $346 million of the Charter Holdings 8.25% senior notes due 2007.  In March 2006, Charter Operating exchanged $37 million of Renaissance Media Group LLC 10% senior discount notes due 2008 for $37 million principal amount of Charter Operating 8 3/8% senior second-lien notes due 2014.  In March 2008, Charter Operating issued $546 million principal amount of 10.875% senior second-lien notes due 2014, guaranteed by CCO Holdings and certain other subsidiaries of Charter Operating, in a private transaction.  Net proceeds from the senior second-lien notes were used to reduce borrowings, but not commitments, under the revolving portion of the Charter Operating credit facilities.

Subject to specified limitations, CCO Holdings and those subsidiaries of Charter Operating that are guarantors of, or otherwise obligors with respect to, indebtedness under the Charter Operating credit facilities and related obligations are required to guarantee the Charter Operating notes.  The note guarantee of each such guarantor is:

·	a senior obligation of such guarantor;

·
structurally senior to the outstanding CCO Holdings notes (except in the case of CCO Holdings’ note guarantee, which is structurally pari passu with such senior notes), the outstanding CCH II notes, the outstanding CCH I notes, the outstanding CIH notes, the outstanding Charter Holdings notes and the outstanding Charter convertible senior notes;

·	senior in right of payment to any future subordinated indebtedness of such guarantor; and

·	effectively senior to the relevant subsidiary’s unsecured indebtedness, to the extent of the value of the collateral but subject to the prior lien of the credit facilities.

The Charter Operating notes and related note guarantees are secured by a second-priority lien on all of Charter Operating’s and its subsidiaries’ assets that secure the obligations of Charter Operating or any subsidiary of Charter Operating with respect to the Charter Operating credit facilities and the related obligations.  The collateral currently consists of the capital stock of Charter Operating held by CCO Holdings, all of the intercompany obligations owing to CCO Holdings by Charter Operating or any subsidiary of Charter Operating, and substantially all of Charter Operating’s and the guarantors’ assets (other than the assets of CCO Holdings) in which security interests may be perfected under the Uniform Commercial Code by filing a financing statement (including capital stock and intercompany obligations), including, but not limited to:

·
with certain exceptions, all capital stock (limited in the case of capital stock of foreign subsidiaries, if any, to 66% of the capital stock of first tier foreign Subsidiaries) held by Charter Operating or any guarantor; and

·	with certain exceptions, all intercompany obligations owing to Charter Operating or any guarantor.

In the event that additional liens are granted by Charter Operating or its subsidiaries to secure obligations under the Charter Operating credit facilities or the related obligations, second priority liens on the same assets will be granted to secure the Charter Operating notes, which liens will be subject to the provisions of an intercreditor agreement (to which none of Charter Operating or its affiliates are parties).  Notwithstanding the foregoing sentence, no such second priority liens need be provided if the time such lien would otherwise be granted is not during a guarantee and pledge availability period (when the Leverage Condition is satisfied), but such second priority liens will be required to be provided in accordance with the foregoing sentence on or prior to the fifth business day of the commencement of the next succeeding guarantee and pledge availability period.

The Charter Operating notes are senior debt obligations of Charter Operating and Charter Communications Operating Capital Corp.  To the extent of the value of the collateral (but subject to the prior lien of the credit facilities), they rank effectively senior to all of Charter Operating’s future unsecured senior indebtedness.  Following consummation of the Plan, the Charter Operating notes remain outstanding.

Redemption Provisions of Our High Yield Notes

The various notes issued by us and our subsidiaries that remain outstanding pursuant to the Plan included in the table may be redeemed in accordance with the following table or are not redeemable until maturity as indicated:

Note Series	Redemption Dates	Percentage of Principal

CCH II:
13.5% senior notes due 2016	December 1, 2012 – November 30, 2013	106.75%
	December 1, 2103 – November 30, 2014	103.375%
	December 1, 2014 – November 30, 2015	101.6875%
	Thereafter	100.000%
CCO Holdings:
8 3/4% senior notes due 2013	November 15, 2008 – November 14, 2009	104.375%
	November 15, 2009 – November 14, 2010	102.917%
	November 15, 2010 – November 14, 2011	101.458%
	Thereafter	100.000%
Charter Operating:
8% senior second-lien notes due 2012	At any time	*
8 3/8% senior second-lien notes due 2014	April 30, 2009 – April 29, 2010	104.188%
	April 30, 2010 – April 29, 2011	102.792%
	April 30, 2011 – April 29, 2012	101.396%
	Thereafter	100.000%
10.875% senior second-lien notes due 2014	At any time	**

*
Charter Operating may, at any time and from time to time, at their option, redeem the outstanding 8% second lien notes due 2012, in whole or in part, at a redemption price equal to 100% of the principal amount thereof plus accrued and unpaid interest, if any, to the redemption date, plus the Make-Whole Premium.  The Make-Whole Premium is an amount equal to the excess of (a) the present value of the remaining interest and principal payments due on an 8% senior second-lien notes due 2012 to its final maturity date, computed using a discount rate equal to the Treasury Rate on such date plus 0.50%, over (b) the outstanding principal amount of such Note.

**
Charter Operating may redeem the outstanding 10.875% second lien notes due 2014, at their option, on or after varying dates, in each case at a premium, plus the Make-Whole Premium.  The Make-Whole Premium is an amount equal to the excess of (a) the present value of the remaining interest and principal payments due on a 10.875% senior second-lien note due 2014 to its final maturity date, computed using a discount rate equal to the Treasury Rate on such date plus 0.50%, over (b) the outstanding principal amount of such note.  The Charter Operating 10.875% senior second-lien notes may be redeemed at any time on or after March 15, 2012 at specified prices.

In the event that a specified change of control event occurs, each of the respective issuers of the notes must offer to repurchase any then outstanding notes at 101% of their principal amount or accrued value, as applicable, plus accrued and unpaid interest, if any.

Summary of Restrictive Covenants of Our High Yield Notes

The following description is a summary of certain restrictions of our Debt Agreements that remain outstanding following consummation of the Plan.  The summary does not restate the terms of the Debt Agreements in their entirety, nor does it describe all restrictions of the Debt Agreements.  The agreements and instruments governing each of the Debt Agreements are complicated and you should consult such agreements and instruments for more detailed information regarding the Debt Agreements.

The notes issued by certain of our subsidiaries (together, the “note issuers”) were issued pursuant to indentures that contain covenants that restrict the ability of the note issuers and their subsidiaries to, among other things:

·	incur indebtedness;
·	pay dividends or make distributions in respect of capital stock and other restricted payments;
·	issue equity;
·	make investments;
·	create liens;
·	sell assets;
·	consolidate, merge, or sell all or substantially all assets;
·	enter into sale leaseback transactions;
·	create restrictions on the ability of restricted subsidiaries to make certain payments; or
·	enter into transactions with affiliates.

However, such covenants are subject to a number of important qualifications and exceptions.  Below we set forth a brief summary of certain of the restrictive covenants.

Restrictions on Additional Debt

The limitations on incurrence of debt and issuance of preferred stock contained in various indentures permit each of the respective notes issuers and its restricted subsidiaries to incur additional debt or issue preferred stock, so long as, after giving pro forma effect to the incurrence, the leverage ratio would be below a specified level for each of the note issuers.  The leverage ratios for CCH II, CCO Holdings and Charter Operating are as follows:

Issuer	Leverage Ratio

CCH II	5.75 to 1
CCOH	4.5 to 1
CCO	4.25 to 1

In addition, regardless of whether the leverage ratio could be met, so long as no default exists or would result from the incurrence or issuance, each issuer and their restricted subsidiaries are permitted to issue among other permitted indebtedness:

·	up to an amount of debt under credit facilities not otherwise allocated as indicated below:
·	CCH II: $1 billion
·	CCO Holdings: $9.75 billion
·	Charter Operating: $6.8 billion
·	up to $75 million of debt incurred to finance the purchase or capital lease of new assets;
·	up to $300 million of additional debt for any purpose; and
·	other items of indebtedness for specific purposes such as intercompany debt, refinancing of existing debt, and interest rate swaps to provide protection against fluctuation in interest rates.

Indebtedness under a single facility or agreement may be incurred in part under one of the categories listed above and in part under another, and generally may also later be reclassified into another category including as debt incurred under the leverage ratio.  Accordingly, indebtedness under our credit facilities is incurred under a combination of the categories of permitted indebtedness listed above.  The restricted subsidiaries of note issuers are generally not permitted to issue subordinated debt securities.

Restrictions on Distributions

Generally, under the various indentures each of the note issuers and their respective restricted subsidiaries are permitted to pay dividends on or repurchase equity interests, or make other specified restricted payments, only if the applicable issuer can incur $1.00 of new debt under the applicable leverage ratio test after giving effect to the transaction and if no default exists or would exist as a consequence of such incurrence.  If those conditions are met, restricted payments may be made in a total amount of up to the following amounts for the applicable issuer as indicated below:

·
CCH II:  the sum of 100% of CCH II’s Consolidated EBITDA, as defined, minus 1.3 times its Consolidated Interest Expense, as defined, cumulatively from October 1, 2009 plus 100% of new cash and appraised non-cash equity proceeds received by CCH II and not allocated to certain investments, cumulatively from November 30, 2009;

·
CCO Holdings:  the sum of 100% of CCO Holdings’ Consolidated EBITDA, as defined, minus 1.3 times its Consolidated Interest Expense, as defined, plus 100% of new cash and appraised non-cash equity proceeds received by CCO Holdings and not allocated to certain investments, cumulatively from October 1, 2003, plus $100 million; and

·
Charter Operating:  the sum of 100% of Charter Operating’s Consolidated EBITDA, as defined, minus 1.3 times its Consolidated Interest Expense, as defined, plus 100% of new cash and appraised non-cash equity proceeds received by Charter Operating and not allocated to certain investments, cumulatively from April 1, 2004, plus $100 million.

In addition, each of the note issuers may make distributions or restricted payments, so long as no default exists or would be caused by transactions among other distributions or restricted payments:

·	to repurchase management equity interests in amounts not to exceed $10 million per fiscal year;
·	regardless of the existence of any default, to pay pass-through tax liabilities in respect of ownership of equity interests in the applicable issuer or its restricted subsidiaries; or
·
to make other specified restricted payments including merger fees up to 1.25% of the transaction value, repurchases using concurrent new issuances, and certain dividends on existing subsidiary preferred equity interests.

Each of CCO Holdings and Charter Operating and their respective restricted subsidiaries may make distributions or restricted payments:  (i) so long as certain defaults do not exist and even if the applicable leverage test referred to above is not met, to enable certain of its parents to pay interest on certain of their indebtedness or (ii) so long as the applicable issuer could incur $1.00 of indebtedness under the applicable leverage ratio test referred to above, to enable certain of its parents to purchase, redeem or refinance certain indebtedness.

Restrictions on Investments

Each of the note issuers and their respective restricted subsidiaries may not make investments except (i) permitted investments or (ii) if, after giving effect to the transaction, their leverage would be above the applicable leverage ratio.

Permitted investments include, among others:

·	investments in and generally among restricted subsidiaries or by restricted subsidiaries in the applicable issuer;
·	For CCH II:
· investments aggregating up to $650 million at any time outstanding;
· investments aggregating up to 100% of new cash equity proceeds received by CCH II since November 30, 2009 to the extent the proceeds have not been allocated to the restricted payments covenant;
·	For CCO Holdings:
· investments aggregating up to $750 million at any time outstanding;

·  investments aggregating up to 100% of new cash equity proceeds received by CCO Holdings since November 10, 2003 to the extent the proceeds have not been allocated to the restricted payments covenant;

·	For Charter Operating:
· investments aggregating up to $750 million at any time outstanding;
· investments aggregating up to 100% of new cash equity proceeds received by CCO Holdings since April 27, 2004 to the extent the proceeds have not been allocated to the restricted payments covenant.

Restrictions on Liens

Charter Operating and its restricted subsidiaries are not permitted to grant liens senior to the liens securing the Charter Operating notes, other than permitted liens, on their assets to secure indebtedness or other obligations, if, after giving effect to such incurrence, the senior secured leverage ratio (generally, the ratio of obligations secured by first priority liens to four times EBITDA, as defined, for the most recent fiscal quarter for which internal financial reports are available) would exceed 3.75 to 1.0.  The restrictions on liens for each of the other note issuers only applies to liens on assets of the issuers themselves and does not restrict liens on assets of subsidiaries.  With respect to all of the note issuers, permitted liens include liens securing indebtedness and other obligations under credit facilities (subject to specified limitations in the case of Charter Operating), liens securing the purchase price of financed new assets, liens securing indebtedness of up to $50 million and other specified liens.

Restrictions on the Sale of Assets; Mergers

The note issuers are generally not permitted to sell all or substantially all of their assets or merge with or into other companies unless their leverage ratio after any such transaction would be no greater than their leverage ratio immediately prior to the transaction, or unless after giving effect to the transaction, leverage would be below the applicable leverage ratio for the applicable issuer, no default exists, and the surviving entity is a U.S. entity that assumes the applicable notes.

The note issuers and their restricted subsidiaries may generally not otherwise sell assets or, in the case of restricted subsidiaries, issue equity interests, in excess of $100 million unless they receive consideration at least equal to the fair market value of the assets or equity interests, consisting of at least 75% in cash, assumption of liabilities, securities converted into cash within 60 days, or productive assets.  The note issuers and their restricted subsidiaries are then required within 365 days after any asset sale either to use or commit to use the net cash proceeds over a specified threshold to acquire assets used or useful in their businesses or use the net cash proceeds to repay specified debt, or to offer to repurchase the issuer’s notes with any remaining proceeds.

Restrictions on Sale and Leaseback Transactions

The note issuers and their restricted subsidiaries may generally not engage in sale and leaseback transactions unless, at the time of the transaction, the applicable issuer could have incurred secured indebtedness under its leverage ratio test in an amount equal to the present value of the net rental payments to be made under the lease, and the sale of the assets and application of proceeds is permitted by the covenant restricting asset sales.

Prohibitions on Restricting Dividends

The note issuers’ restricted subsidiaries may generally not enter into arrangements involving restrictions on their ability to make dividends or distributions or transfer assets to the applicable note issuer unless those restrictions with respect to financing arrangements are on terms that are no more restrictive than those governing the credit facilities existing when they entered into the applicable indentures or are not materially more restrictive than customary terms in comparable financings and will not materially impair the applicable note issuers’ ability to make payments on the notes.

Affiliate Transactions

The indentures also restrict the ability of the note issuers and their restricted subsidiaries to enter into certain transactions with affiliates involving consideration in excess of $15 million without a determination by the board of directors of the applicable note issuer that the transaction complies with this covenant, or transactions with affiliates involving over $50 million without receiving an opinion as to the fairness to the holders of such transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

Cross Acceleration

Our indentures and those of certain of our parent companies and our subsidiaries include various events of default, including cross acceleration provisions.  Under these provisions, a failure by any of the issuers or any of their restricted subsidiaries to pay at the final maturity thereof the principal amount of other indebtedness having a principal amount of $100 million or more (or any other default under any such indebtedness resulting in its acceleration) would result in an event of default under the indenture governing the applicable notes.  As a result, an event of default related to the failure to repay principal at maturity or the acceleration of the indebtedness under the New CCH II notes, CCO Holdings notes, Charter Operating notes or the Charter Operating credit facilities could cause cross-defaults under our subsidiaries’ indentures.

THE EXCHANGE OFFER

Terms of the Exchange Offer

General.  We issued the original notes on November 30, 2009 in a transaction exempt from the registration requirements of the Securities Act of 1933, as amended.

In connection with the sale of original notes, certain holders of the original notes became entitled to the benefits of the exchange and registration rights agreement, dated November 30, 2009, among us and the purchasers.

Under the exchange and registration rights agreement, we became obligated to file a registration statement in connection with an exchange offer on or before January 15, 2010 and to use our reasonable best efforts to have the exchange offer registration statement declared effective on or before June 30, 2010. The exchange offer being made by this prospectus, if consummated within the required time periods, will satisfy our obligations under the exchange and registration rights agreement. This prospectus, together with the letter of transmittal, is being sent to all beneficial holders of original notes known to us.

Upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal, we will accept for exchange all original notes properly tendered and not withdrawn on or prior to the expiration date. We will issue $1 principal amount of new notes in exchange for each $1 principal amount of outstanding original notes accepted in the exchange offer. Holders may tender some or all of their original notes pursuant to the exchange offer.

Based on no-action letters issued by the staff of the Securities and Exchange Commission to third parties, we believe that holders of the new notes issued in exchange for original notes may offer for resale, resell and otherwise transfer the new notes, other than any holder that is an affiliate of ours within the meaning of Rule 405 under the Securities Act of 1933, without compliance with the registration and prospectus delivery provisions of the Securities Act of 1933. This is true as long as the new notes are acquired in the ordinary course of the holders’ business, the holder has no arrangement or understanding with any person to participate in the distribution of the new notes and neither the holder nor any other person is engaging in or intends to engage in a distribution of the new notes. A broker-dealer that acquired original notes directly from us cannot exchange the original notes in the exchange offer. Any holder who tenders in the exchange offer for the purpose of participating in a distribution of the new notes cannot rely on the no-action letters of the staff of the Securities and Exchange Commission and must comply with the registration and prospectus delivery requirements of the Securities Act of 1933 in connection with any resale transaction.

Each broker-dealer that receives new notes for its own account in exchange for original notes, where original notes were acquired by such broker-dealer as a result of market-making or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. See “Plan of Distribution” for additional information.

We shall be deemed to have accepted validly tendered original notes when, as and if we have given oral or written notice of the acceptance of such notes to the exchange agent. The exchange agent will act as agent for the tendering holders of original notes for the purposes of receiving the new notes from the issuers and delivering new notes to such holders.

If any tendered original notes are not accepted for exchange because of an invalid tender or the occurrence of the conditions set forth under “— Conditions” without waiver by us, certificates for any such unaccepted original notes will be returned, without expense, to the tendering holder of any such original notes as promptly as practicable after the expiration date.

Holders of original notes who tender in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of original notes, pursuant to the exchange offer. We will pay all charges and expenses, other than certain applicable taxes in connection with the exchange offer.

Expiration Date; Extensions; Amendment.  We will keep the exchange offer open for not less than 21 business days, or longer if required by applicable law, after the date on which notice of the exchange offer is mailed to the holders of the original notes. The term “expiration date” means the expiration date set forth on the cover page of this prospectus, unless we extend the exchange offer, in which case the term “expiration date” means the latest date to which the exchange offer is extended.

In order to extend the expiration date, we will notify the exchange agent of any extension by oral or written notice and will issue a public announcement of the extension, each prior to 5:00 p.m., New York City time, on the next business day after the previously scheduled expiration date.

We reserve the right

(a)           to delay accepting any original notes, to extend the exchange offer or to terminate the exchange offer and not accept original notes not previously accepted if any of the conditions set forth under “— Conditions” shall have occurred and shall not have been waived by us, if permitted to be waived by us, by giving oral or written notice of such delay, extension or termination to the exchange agent, or

(b)           to amend the terms of the exchange offer in any manner deemed by us to be advantageous to the holders of the original notes.

Any delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice. If the exchange offer is amended in a manner determined by us to constitute a material change, we promptly will disclose such amendment in a manner reasonably calculated to inform the holders of the original notes of such amendment. Depending upon the significance of the amendment, we may extend the exchange offer if it otherwise would expire during such extension period.

Without limiting the manner in which we may choose to make a public announcement of any extension, amendment or termination of the exchange offer, we will not be obligated to publish, advertise, or otherwise communicate any such announcement, other than by making a timely release to an appropriate news agency.

Procedures for Tendering

To tender in the exchange offer, a holder must complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal, have the signatures on the letter of transmittal guaranteed if required by instruction 2 of the letter of transmittal, and mail or otherwise deliver such letter of transmittal or such facsimile or an agent’s message in connection with a book entry transfer, together with the original notes and any other required documents. To be validly tendered, such documents must reach the exchange agent before 5:00 p.m., New York City time, on the expiration date.  Substantially all of the Notes eligible for this exchange offer are in certificated form and must be physically tendered.

The tender by a holder of original notes will constitute an agreement between such holder and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal.

Delivery of all documents must be made to the exchange agent at its address set forth below. Holders may also request their respective brokers, dealers, commercial banks, trust companies or nominees to effect such tender for such holders.

The method of delivery of original notes and the letter of transmittal and all other required documents to the exchange agent is at the election and risk of the holders. Instead of delivery by mail, it is recommended that holders use an overnight or hand delivery service. In all cases, sufficient time should be allowed to assure timely delivery to the exchange agent before 5:00 p.m., New York City time, on the expiration date. No letter of transmittal or original notes should be sent to us.

There will be no fixed record date for determining registered holders of original notes entitled to participate in the exchange offer.

Any beneficial holder whose original notes are registered in the name of its broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact such registered holder promptly and instruct such registered holder to tender on its behalf. If such beneficial holder wishes to tender on its own behalf, such registered holder must, prior to completing and executing the letter of transmittal and delivering its original notes, either make appropriate arrangements to register ownership of the original notes in such holder’s name or obtain a properly completed bond power from the registered holder. The transfer of record ownership may take considerable time.

Signatures on a letter of transmittal or a notice of withdrawal, must be guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc. or a commercial bank or trust company having an office or correspondent in the United States referred to as an “eligible institution”, unless the original notes are tendered:

(a)           by a registered holder who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal or

(b)           for the account of an eligible institution. In the event that signatures on a letter of transmittal or a notice of withdrawal, are required to be guaranteed, such guarantee must be by an eligible institution.

If the letter of transmittal is signed by a person other than the registered holder of any original notes listed therein, such original notes must be endorsed or accompanied by appropriate bond powers and a proxy which authorizes such person to tender the original notes on behalf of the registered holder, in each case signed as the name or names of the registered holder or holders appear on the original notes.

If the letter of transmittal or any original notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and unless waived by us, evidence satisfactory to us of their authority so to act must be submitted with the letter of transmittal.

All questions as to the validity, form, eligibility, including time of receipt, and withdrawal of the tendered original notes will be determined by us in our sole discretion, which determination will be final and binding. We reserve the absolute right to reject any and all original notes not properly tendered or any original notes our acceptance of which, in the opinion of counsel for us, would be unlawful. We also reserve the right to waive any irregularities or conditions of tender as to particular original notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of original notes must be cured within such time as we shall determine. None of us, the exchange agent or any other person shall be under any duty to give notification of defects or irregularities with respect to tenders of original notes, nor shall any of them incur any liability for failure to give such notification. Tenders of original notes will not be deemed to have been made until such irregularities have been cured or waived. Any original notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned without cost to such holder by the exchange agent to the tendering holders of original notes, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date.

In addition, we reserve the right in our sole discretion to

(a)           purchase or make offers for any original notes that remain outstanding subsequent to the expiration date or, as set forth under “— Conditions,” to terminate the exchange offer in accordance with the terms of the registration rights agreement and

(b)           to the extent permitted by applicable law, purchase original notes in the open market, in privately negotiated transactions or otherwise. The terms of any such purchases or offers may differ from the terms of the exchange offer.

By tendering, each holder will represent to us that, among other things,

(a)           the new notes acquired pursuant to the exchange offer are being obtained in the ordinary course of business of such holder or other person,

(b)           neither such holder nor such other person is engaged in or intends to engage in a distribution of the new notes,

(c)           neither such holder or other person has any arrangement or understanding with any person to participate in the distribution of such new notes, and

(d)           such holder or other person is not our “affiliate,” as defined under Rule 405 of the Securities Act of 1933, or, if such holder or other person is such an affiliate, will comply with the registration and prospectus delivery requirements of the Securities Act of 1933 to the extent applicable.

We understand that the exchange agent will make a request promptly after the date of this prospectus to establish accounts with respect to the original notes at The Depository Trust Company for the purpose of facilitating the exchange offer, and subject to the establishment of such accounts, any financial institution that is a participant in The Depository Trust Company’s system may make book-entry delivery of original notes by causing The Depository Trust Company to transfer such original notes into the exchange agent’s account with respect to the original notes in accordance with The Depository Trust Company’s procedures for such transfer. Although delivery of the original notes may be effected through book-entry transfer into the exchange agent’s account at The Depository Trust Company, an appropriate letter of transmittal properly completed and duly executed with any required signature guarantee, or an agent’s message in lieu of the letter of transmittal, and all other required documents must in each case be transmitted to and received or confirmed by the exchange agent at its address set forth below on or prior to the expiration date, or, if the guaranteed delivery procedures described below are complied with, within the time period provided under such procedures. Delivery of documents to The Depository Trust Company does not constitute delivery to the exchange agent.

Withdrawal of Tenders

Except as otherwise provided in this prospectus, tenders of original notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the expiration date. However, where the expiration date has been extended, tenders of original notes previously accepted for exchange as of the original expiration date may not be withdrawn.

To withdraw a tender of original notes in the exchange offer, a written or facsimile transmission notice of withdrawal must be received by the exchange agent as its address set forth in this prospectus prior to 5:00 p.m., New York City time, on the expiration date. Any such notice of withdrawal must:

(a)           specify the name of the depositor, who is the person having deposited the original notes to be withdrawn,

(b)           identify the original notes to be withdrawn, including the certificate number or numbers and principal amount of such original notes or, in the case of original notes transferred by book-entry transfer, the name and number of the account at The Depository Trust Company to be credited,

(c)           be signed by the depositor in the same manner as the original signature on the letter of transmittal by which such original notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer sufficient to have the trustee with respect to the original notes register the transfer of such original notes into the name of the depositor withdrawing the tender, and

(d)           Specify the name in which any such original notes are to be registered, if different from that of the depositor. All questions as to the validity, form and eligibility, including time of receipt, of such withdrawal notices will be determined by us, and our determination shall be final and binding on all parties. Any original notes so withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer and no new notes will be issued with respect to the original notes withdrawn unless the original notes so withdrawn are validly retendered. Any original notes which have been tendered but which are not accepted for exchange will be returned to its holder without cost to such holder as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn original notes may be retendered by following one of the procedures described above under “— Procedures for Tendering” at any time prior to the expiration date.

Conditions

Notwithstanding any other term of the exchange offer, we will not be required to accept for exchange, or exchange, any new notes for any original notes, and may terminate or amend the exchange offer before the expiration date, if the exchange offer violates any applicable law or interpretation by the staff of the Securities and Exchange Commission.

If we determine in our reasonable discretion that the foregoing condition exists, we may

(1)           refuse to accept any original notes and return all tendered original notes to the tendering holders,

(2)           extend the exchange offer and retain all original notes tendered prior to the expiration of the exchange offer, subject, however, to the rights of holders who tendered such original notes to withdraw their tendered original notes, or

(3)           waive such condition, if permissible, with respect to the exchange offer and accept all properly tendered original notes which have not been withdrawn. If such waiver constitutes a material change to the exchange offer, we will promptly disclose such waiver by means of a prospectus supplement that will be distributed to the holders, and we will extend the exchange offer as required by applicable law.

Exchange Agent

The Bank of New York Mellon Trust Company, NA has been appointed as exchange agent for the exchange offer. Questions and requests for assistance and requests for additional copies of this prospectus or of the letter of transmittal should be directed to The Bank of New York Mellon Trust Company, NA addressed as follows:

For Information by Telephone:
[__________]

[__________]

Fees and Expenses

We have agreed to bear the expenses of the exchange offer pursuant to the exchange and registration rights agreement. We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to brokers, dealers or others soliciting acceptances of the exchange offer. We, however, will pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection with providing the services.

The cash expenses to be incurred in connection with the exchange offer will be paid by us. Such expenses include fees and expenses of The Bank of New York Mellon Trust Company, NA as exchange agent, accounting and legal fees and printing costs, among others.

Accounting Treatment

The new notes will be recorded at the same carrying value as the original notes as reflected in our accounting records on the date of exchange. Accordingly, no gain or loss for accounting purposes will be recognized by us. The expenses of the exchange offer and the unamortized expenses related to the issuance of the original notes will be amortized over the term of the notes.

Consequences of Failure to Exchange

Holders of original notes who are eligible to participate in the exchange offer but who do not tender their original notes will not have any further registration rights, and their original notes will continue to be subject to restrictions on transfer. Accordingly, such original notes may be resold only

·	to us, upon redemption of these notes or otherwise,

·
so long as the original notes are eligible for resale pursuant to Rule 144A under the Securities Act of 1933, to a person inside the United States whom the seller reasonably believes is a qualified institutional buyer within the meaning of Rule 144A in a transaction meeting the requirements of Rule 144A,

·
in accordance with Rule 144 under the Securities Act of 1933, or under another exemption from the registration requirements of the Securities Act of 1933, and based upon an opinion of counsel reasonably acceptable to us,

·	outside the United States to a foreign person in a transaction meeting the requirements of Rule 904 under the Securities Act of 1933, or

·	under an effective registration statement under the Securities Act of 1933,

in each case in accordance with any applicable securities laws of any state of the United States.

Regulatory Approvals

We do not believe that the receipt of any material federal or state regulatory approval will be necessary in connection with the exchange offer, other than the effectiveness of the exchange offer registration statement under the Securities Act of 1933.

Other

Participation in the exchange offer is voluntary and holders of original notes should carefully consider whether to accept the terms and condition of this exchange offer. Holders of the original notes are urged to consult their financial and tax advisors in making their own decision on what action to take with respect to the exchange offer.

DESCRIPTION OF NOTES

General

On March 27, 2009, CCI and certain of its subsidiaries and affiliates (collectively, the “Debtors”) filed voluntary petitions in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”) seeking relief under the provisions of the Bankruptcy Code.  On November 17, 2009 the Bankruptcy Court entered an order confirming the Plan of Reorganization, and on November 30, 2009 (the “Effective Date”), the Debtors consummated their reorganization under the Bankruptcy Code and the Plan of Reorganization became effective.  On the Effective Date, the Issuers issued $1,766,206,512 in aggregate principal amount of 13.5% senior notes due 2016 (the “Initial Notes”) pursuant to an indenture, dated as of the Effective Date, by and among CCH II, CCH II Capital Corp. and the Bank of New York Mellon Trust Company N.A., as trustee (the “Indenture”).  Approximately $977 million in aggregate principal amount of the Initial Notes (the “Initial Restricted Notes”) were issued pursuant to Section 4(2) of the Securities Act (identified with CUSIP No. 12502C AT8) and as a result contain terms with respect to transfer restrictions.

In connection with the issuance of the Initial Restricted Notes, the Issuers, certain holders of the Crossover Committee (as defined in the Plan of Reorganization) and Charter Investment, Inc. entered into an Exchange and Registration Rights Agreement (the “Registration Rights Agreement”). Pursuant to the Registration Rights Agreement, among other things, the Issuers agreed to use their commercially reasonable efforts to file under the Securities Act, on or prior to January 15, 2010, a registration statement relating to an offer to exchange all Initial Restricted Notes at the time such registration statement is declared effective by the SEC, for a like aggregate principal amount of unrestricted notes issued by the Issuers, substantially identical in all material respects to the Restricted Initial Notes (except that such unrestricted notes will not contain terms with respect to transfer restrictions).

This Description of Notes relates to the 13.50% senior notes due 2016 of CCH II, LLC and CCH II Capital Corp to be issued hereby (the “Notes”) in exchange for the Initial Restricted Notes. We refer in this Description of Notes to CCH II, LLC and CCH II Capital Corp., which are the co-obligors with respect to the Notes, as the “Issuers”, and we sometimes refer to them each as an “Issuer.” We may also refer to CCH II, LLC as “CCH II.” You can find the definitions of certain terms used in this description under the subheading “— Certain definitions.” The definitions of terms set forth in this section “Description of Notes” shall apply in this section.

The Notes will be issued pursuant to the Indenture under which the Issuers previously issued the Initial Notes.  The Notes will be issued on terms substantially identical to those of the Initial Notes and vote together as a single class on any matter submitted to noteholders. The Notes offered hereby have been registered under the Securities Act of 1933 and, therefore, will not bear legends restricting their transfer.  You will not be entitled to any exchange rights with respect to the Notes.  The terms of the Notes will include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939.

The following description is a summary of the provisions we consider material of the Indenture. It does not restate that agreement in its entirety. We urge you to read the Indenture because it, and not this description, defines your rights as holders of the respective Notes. Copies of the Indenture are available as set forth under “— Additional Information.”

Brief Description of the Notes

The Notes will be:

·	senior unsecured obligations of the Issuers;

·	effectively subordinated in right of payment to any future secured Indebtedness of the Issuers, to the extent of the value of the assets securing such Indebtedness;

·	equal in right of payment to the Initial Notes and any other future unsubordinated, unsecured Indebtedness of the Issuers;

·	senior in right of payment to any future subordinated Indebtedness of the Issuers; and

·
structurally subordinated to all indebtedness and other liabilities (including trade payables) of the Issuers’ subsidiaries, including indebtedness under our subsidiaries’ credit facilities and the senior notes of CCO Holdings and CCO.

As of September 30, 2009, the total outstanding Indebtedness and other obligations of CCH II and its subsidiaries, reflected on its consolidated balance sheet, was $16.4 billion, of which approximately $13.9 billion was Indebtedness and other liabilities of the Issuers’ Subsidiaries and, therefore, structurally senior to the Notes.

Substantially all of the Subsidiaries of CCH II (except certain non-material Subsidiaries) are “Restricted Subsidiaries.” Under the circumstances described below under “— Certain Covenants — Investments,” CCH II will be permitted to designate additional Subsidiaries as “Unrestricted Subsidiaries.” Unrestricted Subsidiaries will generally not be subject to the restrictive covenants in the Indenture.

Principal, Maturity and Interest

The Notes will be issued in denominations of $1.00 and integral multiples thereof. The Notes will mature on November 30, 2016.

Interest on the Notes will accrue at the rate of 13.50% per annum. Interest on the Notes will accrue from and including November 30, 2009 or, if interest already has been paid, from the date it was most recently paid. Interest will be payable semi-annually in arrears on February 15 and August 15, commencing on February 15, 2010. The Issuers will make each interest payment to the holders of record of the Notes on the immediately preceding February 1 and August 1. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

The Notes were issued in an initial aggregate principal amount of $1,766,206,512. Subject to the limitations set forth under “—Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock,” the Issuers may issue an unlimited principal amount of Additional Notes under the Indenture. The Notes and any Additional Notes subsequently issued under the Indenture would be treated as a single class of securities for all purposes of the Indenture. For purposes of this description, unless otherwise indicated, references to the Notes include any Additional Notes subsequently issued under the Indenture.

Optional Redemption

At any time prior to November 30, 2012, the Issuers may, on any one or more occasions, redeem up to 35% of the aggregate principal amount of the Notes on a pro rata basis (or nearly as pro rata as practicable), at a redemption price of 113.50% of the principal amount thereof, plus accrued and unpaid interest to the redemption date, with the net cash proceeds of one or more Equity Offerings; provided that

(1)           at least 65% of the aggregate principal amount of the Notes remain outstanding immediately after the occurrence of such redemption (excluding Notes held by the Issuers and their Subsidiaries), and

(2)           the redemption must occur within 60 days of the date of the closing of such Equity Offering.

Notwithstanding the above paragraph, at any time prior to November 30, 2012, the Notes may be redeemed, in  whole or in part, at the option of CCH II upon no less than 30 nor more than 60 days’ prior notice mailed by first-class mail to each holder’s registered address, at a redemption price equal to 100% of the principal amount of such Notes redeemed plus the relevant Applicable Premium as of, and accrued and unpaid interest and Special Interest, if any, to the applicable redemption date, subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date.

On or after November 30, 2012, the Issuers may redeem all or a part of the Notes upon not less than 30 nor more than 60 days notice, at the applicable redemption prices (expressed as percentages of the principal amount of the Notes) set forth below plus accrued and unpaid interest thereon, if any, to the applicable redemption date, if redeemed during the twelve-month period beginning on November 30 of the years indicated below:

Year	Percentage
2012	106.750%
2013	103.375%
2014	101.6875%
2015 and thereafter	100.000%

Repurchase at the Option of Holders

Change of Control

If a Change of Control occurs, each holder of Notes will have the right to require the Issuers to repurchase all or any part (equal to $1.00 in principal amount, or in either case an integral multiple thereof) of that holder’s Notes pursuant to a “Change of Control Offer.” In the Change of Control Offer, the Issuers will offer a “Change of Control Payment” in cash equal to 101% of the aggregate principal amount of the Notes repurchased plus accrued and unpaid interest thereon, if any, to the date of purchase.

Within ten days following any Change of Control, the Issuers will mail a notice to each holder (with a copy to the trustee) describing the transaction or transactions that constitute the Change of Control and offering to repurchase Notes on a certain date (the “Change of Control Payment Date”) specified in such notice, pursuant to the procedures required by the Indenture and described in such notice. The Issuers will comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934 or any successor rules, and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this covenant, the Issuers’ compliance with such laws and regulations shall not in and of itself cause a breach of their obligations under such covenant.

On the Change of Control Payment Date, the Issuers will, to the extent lawful:

(1)           accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer;

(2)           deposit with the paying agent an amount equal to the Change of Control Payment in respect of all Notes or portions thereof so tendered; and

(3)           deliver or cause to be delivered to the trustee the Notes so accepted together with an officers’ certificate stating the aggregate principal amount of Notes or portions thereof being purchased by the Issuers.

The paying agent will promptly mail to each holder of Notes so tendered the Change of Control Payment for such Notes, and the trustee will promptly authenticate and mail, or cause to be transferred by book entry, to each holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new Note will be in a principal amount of $1.00 or an integral multiple thereof.

The provisions described above that require the Issuers to make a Change of Control Offer following a Change of Control will be applicable regardless of whether or not any other provisions of the Indenture are applicable. Except as described above with respect to a Change of Control, the Indenture will not contain provisions that permit the holders of the Notes to require that the Issuers repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.

The Issuers will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Issuers and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

 The definition of Change of Control includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the assets of CCH II and its Subsidiaries, taken as a whole, or of a Parent and its Subsidiaries, taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of Notes to require the Issuers to repurchase Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of CCH II and its Subsidiaries, taken as a whole, or of a Parent and its Subsidiaries, taken as a whole, to another Person or group may be uncertain.

Asset Sales

CCH II will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1)           CCH II or such Restricted Subsidiary receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets or Equity Interests issued or sold or otherwise disposed of;

(2)           such fair market value is determined by the Board of Directors of CCH II and evidenced by a resolution of such Board of Directors set forth in an officers’ certificate delivered to the trustee; and

(3)           at least 75% of the consideration therefor received by CCH II or such Restricted Subsidiary is in the form of cash, Cash Equivalents or readily marketable securities.

For purposes of this provision, each of the following shall be deemed to be cash:

(a)           any liabilities (as shown on CCH II’s or such Restricted Subsidiary’s most recent balance sheet) of CCH II or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases CCH II or such Restricted Subsidiary from further liability;

(b)           any securities, notes or other obligations received by CCH II or any such Restricted Subsidiary from such transferee that are converted by the recipient thereof into cash, Cash Equivalents or readily marketable securities within 180 days after receipt thereof (to the extent of the cash, Cash Equivalents or readily marketable securities received in that conversion); and

(c)           Productive Assets.

Within 365 days after the receipt of any Net Proceeds from an Asset Sale, CCH II or a Restricted Subsidiary of CCH II may apply such Net Proceeds or an amount equal to such Net Proceeds at its option:

(1)           to repay or otherwise retire or repurchase debt under the Credit Facilities or any other Indebtedness of the Restricted Subsidiaries of CCH II (other than Indebtedness represented solely by a guarantee of a Restricted Subsidiary of CCH II); or

(2)           to invest in Productive Assets; provided that any such amount of Net Proceeds which CCH II or a Restricted Subsidiary has committed to invest in Productive Assets within 365 days of the applicable Asset Sale may be invested in Productive Assets within two years of such Asset Sale.

The amount of any Net Proceeds received from Asset Sales that are not applied or invested as provided in the preceding paragraph will constitute Excess Proceeds. When the aggregate amount of Excess Proceeds exceeds $25 million, CCH II will make an offer to purchase Notes (an “Asset Sale Offer”) to all holders of Notes and will repay, redeem or offer to purchase Indebtedness that is of equal priority with the Notes containing provisions requiring repayment, redemption or offers to purchase with the proceeds of sales of assets, to purchase, repay or redeem, on a pro rata basis, the maximum principal amount of Notes and such other Indebtedness of equal priority that may be purchased, repaid or redeemed out of the Excess Proceeds, which amount includes the entire amount of the Net Proceeds. The offer price in any Asset Sale Offer will be payable in cash and equal to 100% of the principal amount of the subject Notes plus accrued and unpaid interest, if any, to the date of purchase. If the aggregate principal amount of Notes tendered into such Asset Sale Offer and such other Indebtedness of equal priority to be purchased, repaid or redeemed out of the Excess Proceeds exceeds the amount of Excess Proceeds, the trustee shall select the Notes tendered into such Asset Sale Offer and such other Indebtedness of equal priority to be purchased, repaid or redeemed on a pro rata basis.

If any Excess Proceeds remain after consummation of an Asset Sale Offer, then CCH II or any Restricted Subsidiary thereof may use such remaining Excess Proceeds for any purpose not otherwise prohibited by the Indenture. Upon completion of any Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

Selection and Notice

If less than all of the Notes are redeemed at any time, the trustee will select Notes for redemption as follows:

(1)           if any Notes are listed, in compliance with the requirements of the principal national securities exchange on which the Notes are listed; or

(2)           if the Notes are not so listed, on a pro rata basis, by lot or by such method as the trustee shall deem fair and appropriate.

No Notes of $1.00 principal amount or less shall be redeemed in part. Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of Notes to be redeemed at its registered address. Notices of redemption may be conditional.

If any Note is to be redeemed in part only, the notice of redemption that relates to that Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion of the original Note will be issued in the name of the holder thereof upon cancellation of the original Note. Notes called for redemption become irrevocably due and payable on the date fixed for redemption at the redemption price. On and after the redemption date, interest ceases to accrue on Notes or portions of them called for redemption.

Certain Covenants

Set forth in this section are summaries of certain covenants contained in the Indenture.

During any period of time that (a) any Notes have Investment Grade Ratings from both Rating Agencies and (b) no Default or Event of Default has occurred and is continuing under the Indenture, CCH II and the Restricted Subsidiaries of CCH II will not be subject to the provisions of the Indenture described under:

·	“— Limitation on Asset Sales,”

·	“— Restricted Payments,”

·	“— Investments,”

·	“— Incurrence of Indebtedness and Issuance of Preferred Stock,”

·	“— Dividend and Other Payment Restrictions Affecting Subsidiaries,”

·	clause (D) of the first paragraph of “— Merger, consolidation, or sale of assets,”

·	“— Transactions with Affiliates” and

·	“— Sale and Leaseback Transactions.”

If CCH II and its Restricted Subsidiaries are not subject to these covenants for any period of time as a result of the above paragraph and, subsequently, one, or both, of the Rating Agencies withdraws its ratings or downgrades the ratings assigned to the Notes below the required Investment Grade Ratings or a Default or Event of Default occurs and is continuing, then CCH II and its Restricted Subsidiaries will thereafter again be subject to these covenants. The ability of CCH II and its Restricted Subsidiaries to make Restricted Payments after the time of such withdrawal, downgrade, Default or Event of Default will be calculated as if the covenant governing Restricted Payments had been in effect during the entire period of time from the Issue Date.

Restricted Payments

CCH II will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1)           declare or pay any dividend or make any other payment or distribution on account of its or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving CCH II or any of its Restricted Subsidiaries) or to the direct or indirect holders of CCH II’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than dividends or distributions payable (x) solely in Equity Interests (other than Disqualified Stock) of CCH II or (y), in the case of CCH II and its Restricted Subsidiaries, to CCH II or a Restricted Subsidiary thereof);

(2)           purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving CCH II or any of its Restricted Subsidiaries) any Equity Interests of CCH II or any direct or indirect Parent of CCH II or any Restricted Subsidiary of CCH II (other than, in the case of CCH II and its Restricted Subsidiaries, any such Equity Interests owned by CCH II or any of its Restricted Subsidiaries); or

(3)           make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value, any Indebtedness of CCH II that is subordinated in right of payment to the Notes, except a payment of interest or principal at the Stated Maturity thereof (all such payments and other actions set forth in clauses (1) through (3) above are collectively referred to as “Restricted Payments”), unless, at the time of and after giving effect to such Restricted Payment:

(a)           no Default or Event of Default under the Indenture shall have occurred and be continuing or would occur as a consequence thereof; and

(b)           CCH II would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Leverage Ratio test set forth in the first paragraph of the covenant described below under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock”; and

(c)           such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by CCH II and its Restricted Subsidiaries from and after the Issue Date (excluding Restricted Payments permitted by clauses (2), (3), (4), (5), (6), (7) or (10) of the next succeeding paragraph), shall not exceed, at the date of determination, the sum of:

(1)           an amount equal to 100% of the Consolidated EBITDA of CCH II for the period beginning on the first day of the fiscal quarter immediately preceding the Issue Date to the end of CCH II’s most recently ended full fiscal quarter for which internal financial statements are available, taken as a single accounting period, less the product of 1.3 times the Consolidated Interest Expense of CCH II for such period, plus

(2)           an amount equal to 100% of Capital Stock Sale Proceeds less any amount of such Capital Stock Sale Proceeds used in connection with an Investment made on or after the Issue Date pursuant to clause (5) of the definition of “Permitted Investments.”

So long as no Default under the Indenture has occurred and is continuing or would be caused thereby, the preceding provisions will not prohibit:

(1)           the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of the Indenture;

(2)           the redemption, repurchase, retirement, defeasance or other acquisition of any subordinated Indebtedness of CCH II in exchange for, or out of the net proceeds of, the substantially concurrent sale (other than to a Subsidiary of CCH II) of Equity Interests of CCH II (other than Disqualified Stock); provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition shall be excluded from clause (3)(b) of the preceding paragraph;

(3)           the defeasance, redemption, repurchase or other acquisition of subordinated Indebtedness of CCH II or any of its Restricted Subsidiaries with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness;

(4)           regardless of whether a Default then exists, the payment of any dividend or distribution made in respect of any calendar year or portion thereof during which CCH II or any of its Subsidiaries is a Person that is not treated as a separate tax paying entity for United States federal income tax purposes by CCH II and its Subsidiaries (directly or indirectly) to the direct or indirect holders of the Equity Interests of CCH II or its Subsidiaries that are Persons that are treated as a separate tax paying entity for United States federal income tax purposes, in an amount sufficient to permit each such holder to pay the actual income taxes (including required estimated tax installments) that are required to be paid by it with respect to the taxable income of any Parent (through its direct or indirect ownership of CCH II and/or its Subsidiaries), CCH II, its Subsidiaries or any Unrestricted Subsidiary, as applicable, in any calendar year, as estimated in good faith by CCH II or its Subsidiaries, as the case may be;

(5)           regardless of whether a Default then exists, the payment of any dividend by a Restricted Subsidiary of CCH II to the holders of its common Equity Interests on a pro rata basis;

(6)           the repurchase, redemption or other acquisition or retirement for value, or the payment of any dividend or distribution to the extent necessary to permit the repurchase, redemption or other acquisition or retirement for value, of any Equity Interests of CCH II or a Parent of CCH II held by any member of CCH II’s,  such Parent’s or any Restricted Subsidiary’s management pursuant to any management equity subscription agreement or stock option agreement entered into in accordance with the policies of CCH II, any Parent or any Restricted Subsidiary; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests shall not exceed $10 million in any fiscal year of the Issuers;

(7)           payment of fees in connection with any acquisition, merger or similar transaction in an amount that does not exceed an amount equal to 1.25% of the transaction value of such acquisition, merger or similar transaction;

(8)           Restricted Payments made in order to pay interest (including accreted or PIK interest) on (but not principal of) Specified Parent Indebtedness or Refinancing Specified Parent Indebtedness, so long as CCH II, at the time of the making of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable quarter period, would have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Leverage Ratio test set forth in the first paragraph of the covenant described below under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock”; and

(9)           Restricted Payments directly or indirectly to a Parent of (A) attorneys’ fees, investment banking fees, accountants’ fees, underwriting discounts and commissions and other customary fees and expenses actually incurred in connection with any issuance, sale or incurrence by a Parent of Equity Interests or Indebtedness, or any exchange of securities or tender for outstanding debt securities, (B) the costs and expenses of any offer to exchange privately placed securities in respect of the foregoing for publicly registered securities or any similar concept having a comparable purpose, or (C) (i) fees, taxes and expenses required to maintain the corporate existence of a Parent, (ii) income taxes to the extent such income taxes are attributable to the income of CCH II and its Restricted

Subsidiaries and, to the extent of the amount actually received from the Unrestricted Subsidiaries, in amounts required to pay such taxes to the extent attributable to the income of the Unrestricted Subsidiaries, provided, however, that in each case the amount of such payments in any fiscal year does not exceed the amount of income taxes that CCH II and its Restricted Subsidiaries would be required to pay for such fiscal year were CCH II and its Restricted Subsidiaries to pay such taxes as a stand-alone taxpayer; and (iii) general corporate overhead and operating expenses for such direct or indirect parent corporation of CCH II to the extent such expenses are attributable to the ownership or operation of CCH II and its Restricted Subsidiaries (which amounts pursuant to this subclause (C) shall not exceed $25 million in any fiscal year);

(10)           payments contemplated by the Plan of Reorganization, including, without limitation, Specified Fees and Expenses;

(11)           additional Restricted Payments directly or indirectly to CCH I or any other Parent for the purpose of enabling CCI to redeem, or pay dividends on, the Series A Preferred Stock so long as (i) such dividends do not exceed, and (ii) such redemptions do not exceed, the dividends and liquidation preference, respectively,  contemplated in the certificate of designation governing the Series A Preferred Stock as in effect on the Issue Date; and

(12)           additional Restricted Payments in an aggregate amount of $50 million.

The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by CCH II or any of its Restricted Subsidiaries pursuant to the Restricted Payment. The fair market value of any assets or securities that are required to be valued by this covenant shall be determined by the Board of Directors of CCH II, whose resolution with respect thereto shall be delivered to the trustee. Such Board of Directors’ determination must be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if the fair market value exceeds $100 million.

Not later than the date of making any Restricted Payment involving an amount or fair market value in excess of $10 million, the Issuers shall deliver to the trustee an officers’ certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by this “Restricted Payments” covenant were computed, together with a copy of any fairness opinion or appraisal required by the Indenture.

Investments

CCH II will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1)           make any Restricted Investment; or

(2)           allow any of its Restricted Subsidiaries to become an Unrestricted Subsidiary, unless, in each case:

(a)           no Default or Event of Default under the Indenture shall have occurred and be continuing or would occur as a consequence thereof; and

(b)           CCH II would, at the time of, and after giving effect to, such Restricted Investment or such designation of a Restricted Subsidiary as an Unrestricted Subsidiary, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the applicable Leverage Ratio test set forth in the first paragraph of the covenant described below under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock.”

An Unrestricted Subsidiary may be redesignated as a Restricted Subsidiary if such redesignation would not cause a Default.

Incurrence of Indebtedness and Issuance of Preferred Stock

CCH II will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt) and CCH II will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of Disqualified Stock or Preferred Stock, provided that CCH II or any of its Restricted Subsidiaries may incur Indebtedness, CCH II may issue Disqualified Stock and subject to the final paragraph of this covenant below, Restricted Subsidiaries of CCH II may incur Preferred Stock if the Leverage Ratio of CCH II and its Restricted Subsidiaries would have been not greater than 5.75 to 1.0 determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the Disqualified Stock or Preferred Stock had been issued, as the case may be, at the beginning of the most recently ended fiscal quarter.

So long as no Event of Default under clauses (1), (2), (7) or (8) under “— Event of Default and Remedies” shall have occurred and be continuing after giving effect to the incurrence thereof (and the use of proceeds therefrom), the first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):

(1)           the incurrence by CCH II and its Restricted Subsidiaries of Indebtedness under the Credit Facilities; provided that the aggregate principal amount of all Indebtedness of CCH II and its Restricted Subsidiaries outstanding under this clause (1) for all Credit Facilities of CCH II and its Restricted Subsidiaries after giving effect to such incurrence does not exceed an amount equal to $1.0 billion

(2)           the incurrence by CCH II and its Restricted Subsidiaries of Existing Indebtedness (including under the Credit Facilities);

(3)           the incurrence on the Issue Date by CCH II of Indebtedness represented by the Notes (but not including any Additional Notes);

(4)           the incurrence by CCH II or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement (including, without limitation, the cost of design, development, construction, acquisition, transportation, installation, improvement, and migration) of Productive Assets of CCH II or any of its Restricted Subsidiaries in an aggregate principal amount not to exceed, together with any related Permitted Refinancing Indebtedness permitted by clause (5) below, $75 million at any time outstanding;

(5)           the incurrence by CCH II or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace, in whole or in part, Indebtedness (other than intercompany Indebtedness) that was permitted by the Indenture to be incurred under this clause (5), the first paragraph of this covenant or clauses (2), (3) or (4) of this paragraph;

(6)           the incurrence by CCH II or any of its Restricted Subsidiaries of intercompany Indebtedness between or among CCH II and any of its Restricted Subsidiaries; provided that:

(a)           if CCH II is the obligor on such Indebtedness, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all obligations with respect to the Notes; and

(b) (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than CCH II or a Restricted Subsidiary of CCH II and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either CCH II or a Restricted Subsidiary of CCH II, shall be deemed, in each case, to constitute an incurrence of such Indebtedness that was not permitted by this clause (6);

(7)           the incurrence by CCH II or any of its Restricted Subsidiaries of Hedging Obligations that are incurred for the purpose of fixing or hedging interest rate risk with respect to any floating rate Indebtedness that is permitted by the terms of the Indenture to be outstanding;

(8)           the guarantee by CCH II or any of its Restricted Subsidiaries of Indebtedness of a Restricted Subsidiary that was permitted to be incurred by another provision of this covenant;

(9)           the incurrence by CCH II or any of its Restricted Subsidiaries of additional Indebtedness in an aggregate principal amount at any time outstanding under this clause (9), not to exceed $300 million; and

(10)           the accretion or amortization of original issue discount and the write up of Indebtedness in accordance with purchase accounting.

In the event that an item of proposed Indebtedness (a) meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (10) above or (b) is entitled to be incurred pursuant to the first paragraph of this covenant, CCH II will be permitted to classify and from time to time to reclassify such item of Indebtedness in any manner that complies with this covenant. Once any item of Indebtedness is so reclassified, it will no longer be deemed outstanding under the category of Permitted Debt, where initially incurred or previously reclassified. For avoidance of doubt, Indebtedness incurred pursuant to a single agreement, instrument, program, facility or line of credit may be classified as Indebtedness arising in part under one of the clauses listed above or under the first paragraph of this covenant, and in part under any one or more of the clauses listed above, to the extent that such Indebtedness satisfies the criteria for such classification.

Notwithstanding the foregoing, in no event shall any Restricted Subsidiary of CCH II consummate a Subordinated Debt Financing or a Preferred Stock Financing. A “Subordinated Debt Financing” or a “Preferred Stock Financing,” as the case may be, with respect to any Restricted Subsidiary of CCH II shall mean a public offering or private placement (whether pursuant to Rule 144A under the Securities Act or otherwise) of Subordinated Notes or Preferred Stock (whether or not such Preferred Stock constitutes Disqualified Stock), as the case may be, of such Restricted Subsidiary to one or more purchasers (other than to one or more Affiliates of CCH II). “Subordinated Notes” with respect to any Restricted Subsidiary of CCH II shall mean Indebtedness of such Restricted Subsidiary that is contractually subordinated in right of payment to any other Indebtedness of such Restricted Subsidiary (including, without limitation, Indebtedness under the Credit Facilities), provided that the foregoing shall not apply to priority of Liens, including by way of intercreditor arrangements. The foregoing limitation shall not apply to:

(a)           any Indebtedness or Preferred Stock of any Person existing at the time such Person is merged with or into or becomes a Subsidiary of CCH II; provided that such Indebtedness or Preferred Stock was not incurred or issued in connection with, or in contemplation of, such Person merging with or into, or becoming a Subsidiary of, CCH II, and

(b)           any Indebtedness or Preferred Stock of a Restricted Subsidiary issued in connection with, and as part of the consideration for, an acquisition, whether by stock purchase, asset sale, merger or otherwise, in each case involving such Restricted Subsidiary, which Indebtedness or Preferred Stock is issued to the seller or sellers of such stock or assets; provided that such Restricted Subsidiary is not obligated to register such Indebtedness or Preferred Stock under the Securities Act or obligated to provide information pursuant to Rule 144A under the Securities Act.

Liens

The Indenture will provide that CCH II will not, directly or indirectly, create, incur, assume or suffer to exist any Lien of any kind securing Indebtedness or trade payables on any asset of CCH II, whether owned on the Issue Date or thereafter acquired, except Permitted Liens.

Dividend and Other Payment Restrictions Affecting Subsidiaries

CCH II will not, directly or indirectly, create or permit to exist or become effective any encumbrance or restriction on the ability of any of its Restricted Subsidiaries to:

(1)           pay dividends or make any other distributions on its Capital Stock to CCH II or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any Indebtedness owed to CCH II or any of its Restricted Subsidiaries;

(2)           make loans or advances to CCH II or any of its Restricted Subsidiaries; or

(3)           transfer any of its properties or assets to CCH II or any of its Restricted Subsidiaries.

However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(1)           Existing Indebtedness, contracts and other instruments as in effect on the Issue Date and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are not materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in the most restrictive Existing Indebtedness, contracts or other instruments, as in effect on the Issue Date;

 (2)           applicable law;

(3)           any instrument governing Indebtedness or Capital Stock of a Person acquired by CCH II or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the Indenture to be incurred;

(4)           customary non-assignment provisions in leases, franchise agreements and other commercial agreements entered into in the ordinary course of business;

(5)           purchase money obligations for property acquired in the ordinary course of business that impose restrictions on the property so acquired of the nature described in clause (3) of the preceding paragraph;

(6)           any agreement for the sale or other disposition of Capital Stock or assets of a Restricted Subsidiary that restricts distributions by such Restricted Subsidiary pending such sale or other disposition;

(7)           Permitted Refinancing Indebtedness; provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not materially more restrictive at the time such restrictions become effective, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

(8)           Liens securing Indebtedness or other obligations otherwise permitted to be incurred pursuant to the provisions of the covenant described above under the caption “— Liens” that limit the right of CCH II or any of its Restricted Subsidiaries to dispose of the assets subject to such Lien;

(9)           provisions with respect to the disposition or distribution of assets or property in joint venture agreements and other similar agreements entered into in the ordinary course of business;

(10)          restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(11)           restrictions contained in the terms of Indebtedness or Preferred Stock permitted to be incurred under the covenant described under the caption “ — Incurrence of Indebtedness and Issuance of Preferred Stock”; provided that such restrictions are not materially more restrictive, taken as a whole, than the terms contained in the most restrictive, together or individually, of the Credit Facilities and other Existing Indebtedness as in effect on the Issue Date; and

(12)           restrictions that are not materially more restrictive, taken as a whole, than customary provisions in comparable financings and that the management of CCH II determines, at the time of such financing, will not materially impair the Issuers’ ability to make payments as required under the Notes.

Merger, Consolidation or Sale of Assets

Neither Issuer may, directly or indirectly, (1) consolidate or merge with or into another Person (whether or not such Issuer is the surviving Person) or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to another Person; unless:

(A) either:

(i)           such Issuer is the surviving Person; or

(ii)           the Person formed by or surviving any such consolidation or merger (if other than such Issuer) or to which such sale, assignment, transfer, conveyance or other disposition shall have been made is a Person organized or existing under the laws of the United States, any state thereof or the District of Columbia, provided that if the Person formed by or surviving any such consolidation or merger with such Issuer is a Person other than a corporation, a corporate co-issuer shall also be an obligor with respect to the Notes;

(B)           the Person formed by or surviving any such consolidation or merger (if other than such Issuer) or the Person to which such sale, assignment, transfer, conveyance or other disposition shall have been made assumes all the obligations of such Issuer under the Notes and the Indenture pursuant to agreements reasonably satisfactory to the trustee;

(C)           immediately after such transaction no Default or Event of Default exists; and

(D)           such Issuer or the Person formed by or surviving any such consolidation or merger (if other than such Issuer) will, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period,

(x) be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Leverage Ratio test set forth in the first paragraph of the covenant described above under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock;” or

(y) have a Leverage Ratio immediately after giving effect to such consolidation or merger no greater than the Leverage Ratio immediately prior to such consolidation or merger.

In addition, neither of the Issuers may, directly or indirectly, lease all or substantially all of their properties or assets, in one or more related transactions, to any other Person. The foregoing clause (D) of this “Merger, Consolidation, or Sale of Assets” covenant will not apply to a sale, assignment, transfer, conveyance or other disposition of assets between or among an Issuer and any of its Wholly Owned Restricted Subsidiaries.

Transactions with Affiliates

CCH II will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each, an “Affiliate Transaction”), unless:

(1)           such Affiliate Transaction is on terms, taken as a whole, that are not less favorable to CCH II or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by CCH II or such Restricted Subsidiary with an unrelated Person; and

(2)           CCH II delivers to the trustee:

(a)           with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration given or received by CCH II or any such Restricted Subsidiary in excess of $15 million, a resolution of the Board of Directors of CCH II or CCI set forth in an officers’ certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the members of such Board of Directors; and

(b)           with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration given or received by CCH II or any such Restricted Subsidiary in excess of $50 million, an opinion as to the fairness to the holders of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

The following items shall not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

(1)           any existing employment agreement and employee benefit arrangement (including stock purchase or options agreements, deferred compensation plans, and retirement, savings or similar plans) entered into by CCH II or any of its Subsidiaries and any employment agreement and employee benefit arrangements entered into by CCH II or any of its Restricted Subsidiaries in the ordinary course of business;

(2)           transactions between or among CCH II and/or its Restricted Subsidiaries;

(3)           payment of reasonable directors fees to Persons who are not otherwise Affiliates of CCH II;

(4)           customary indemnification and insurance arrangements in favor of directors and officers, regardless of affiliation with CCH II or any of its Restricted Subsidiaries;

(5)           payment of Management Fees;

(6)           Restricted Payments that are permitted by the provisions of the covenant described above under the caption “— Restricted Payments” and Restricted Investments that are permitted by the provisions of the covenant described above under the caption “— Investments”;

(7)           Permitted Investments;

(8)           transactions pursuant to agreements existing on the Issue Date, as in effect on the Issue Date, or as subsequently modified, supplemented, or amended, to the extent that any such modifications, supplements, or amendments comply with the applicable provisions of paragraph (1) of this covenant;

(9)           transactions contemplated by the Plan of Reorganization, including, without limitation, the payment of Specified Fees and Expenses;

(10)         contributions to the common equity capital of CCH II or the issue or sale of Equity Interests of CCH II;

(11)          the assignment and assumption of contracts (which contracts were entered into prior to the Issue Date on an arms-length basis in the ordinary course of business of the relevant Parent, reasonably related to the business of CCH II and the assignment and assumption of which would not result in the incurrence of any Indebtedness by CCH II or any Restricted Subsidiary) to a Restricted Subsidiary by a Parent; and

(12)           transactions with a Person that would otherwise be deemed Affiliate Transactions solely because any Issuer or a Restricted Subsidiary owns Equity Interests in such Person.

Sale and Leaseback Transactions

CCH II will not, and will not permit any of its Restricted Subsidiaries to, enter into any sale and leaseback transaction; provided that CCH II and its Restricted Subsidiaries may enter into a sale and leaseback transaction if:

(1)           CCH II or such Restricted Subsidiary could have

(a)           incurred Indebtedness in an amount equal to the Attributable Debt relating to such sale and leaseback transaction under the Leverage Ratio test in the first paragraph of the covenant described above under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock”; and

(b)           incurred a Lien to secure such Indebtedness pursuant to the covenant described above under the caption “— Liens” or the definition of “Permitted Liens”; and

(2)           the transfer of assets in that sale and leaseback transaction is permitted by, and CCH II or such Restricted Subsidiary applies the proceeds of such transaction in compliance with, the covenant described above under the caption “— Repurchase at the Option of Holders — Asset Sales.”

The foregoing restrictions do not apply to a sale and leaseback transaction if the lease is for a period, including renewal rights, of not in excess of three years.

Limitations on Issuances of Guarantees of Indebtedness

CCH II will not permit any of its Restricted Subsidiaries, directly or indirectly, to Guarantee or pledge any assets to secure the payment of any other Indebtedness of CCH II (the “Guaranteed Indebtedness”), unless

(1)           such Restricted Subsidiary simultaneously executes and delivers a supplemental indenture providing for the Guarantee (a “Subsidiary Guarantee”) of the payment of the Notes by such Restricted Subsidiary, and

(2)           until one year after all the Notes have been paid in full in cash, such Restricted Subsidiary waives and will not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against CCH II or any other Restricted Subsidiary of CCH II as a result of any payment by such Restricted Subsidiary under its Subsidiary Guarantee; provided that this paragraph shall not be applicable to any Guarantee or any Restricted Subsidiary that existed at the time such Person became a Restricted Subsidiary and was not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary.

If the Guaranteed Indebtedness is subordinated to the Notes, then the Guarantee of such Guaranteed Indebtedness shall be subordinated to the Subsidiary Guarantee at least to the extent that the Guaranteed Indebtedness is subordinated to the Notes.

Any Subsidiary Guarantee shall terminate upon the release of such guarantor from its guarantee of the Guaranteed Indebtedness.

Limitations on Layering

(1)           At all times, CCOH shall be a direct Restricted Subsidiary of CCH II or of a Restricted Subsidiary that Guarantees the Notes on an unsubordinated, full and unconditional basis.

(2)           CCH II shall not permit any members of the CCOH Group to guarantee or otherwise become an obligor with respect to any Indebtedness (“CCOH Guaranteed Indebtedness”) of CCH II or any Parent or any

Subsidiary of a Parent other than a member of the CCOH Group without Guaranteeing the Notes on an unsubordinated basis pursuant to the above “—Limitations on Issuances of Guarantees of Indebtedness” covenant (treating all references therein to “Guaranteed Indebtedness” as references to “CCOH Guaranteed Indebtedness”).

(3)           CCH II shall not permit any member of the CCOH Group to create a Lien on any of its assets or properties to secure the repayment of the Indebtedness of CCH II or any Parent or any Subsidiary of a Parent who is not itself a member of the CCOH Group, unless:

(i)           in the case of Liens securing Indebtedness that is subordinated in right of payment to the Notes, the Notes are secured by a Lien on such property or assets that is senior in priority to such Liens;

(ii)           and in all other cases, the Notes are equally and ratably secured;

provided that any Lien which is granted under this covenant shall be automatically discharged at the same time as the discharge of the Lien (other than through the exercise of remedies with respect thereto) that gave rise to the obligation to so secure the Notes or Guarantees.

Payments for Consent

CCH II will not, and will not permit any of its Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any holder of Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Notes unless such consideration is offered to be paid and is paid to all holders of the Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or amendment.

Reports

Whether or not required by the SEC, so long as any Notes are outstanding, the Issuers will furnish to the holders of the Notes, within the time periods specified in the SEC’s rules and regulations:

(1)           all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if the Issuers were required to file such forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section and, with respect to the annual information only, a report on the annual consolidated financial statements of CCH II of its independent public accountants; and

(2)           all current reports that would be required to be filed with the SEC on Form 8-K if the Issuers were required to file such reports.

Notwithstanding anything contained herein, so long as CCI or another entity that is a guarantor of the Notes and is a Parent, consolidated reports at such Parent level in a manner consistent with this covenant for CCH II shall satisfy this covenant; provided that (x) such reports at such Parent level do not reflect the financial information or assets of any material operations other than those of the Issuers and their Subsidiaries; (y) such Parent includes in its reports information about CCH II that is required to be provided by a parent guaranteeing debt of an operating company subsidiary pursuant to Rule 3-10 of Regulation S-X or any successor rule then in effect; and (z) such reports include reasonably detailed information regarding the outstanding Indebtedness and preferred stock (including, without limitation, any such instruments held by Parents or their Subsidiaries) of CCH II.

For any fiscal quarter or fiscal year at the end of which Subsidiaries of CCH II are Unrestricted Subsidiaries, the quarterly and annual financial information required by the preceding paragraph shall include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in Management’s Discussion and Analysis of Financial Condition and Results of Operations, of the financial condition and results of operations of CCH II and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of CCH II.

In addition, after effectiveness of a registration statement registering either the exchange or the resale of the Initial Notes, whether or not required by the SEC, the Issuers will file a copy of all of the information and reports referred to in clauses (1) and (2) above with the SEC for public availability within the time periods specified in the SEC’s rules and regulations, unless the SEC will not accept such a filing, and make such information available to securities analysts and prospective investors upon request.

Events of Default and Remedies

Each of the following is an Event of Default with respect to the Notes:

(1)           default for 30 consecutive days in the payment when due of interest on the Notes;

(2)           default in payment when due of the principal of or premium, if any, on the Notes;

(3)           failure by CCH II or any of its Restricted Subsidiaries to comply with the provisions of the Indenture described under the captions “— Repurchase at the Option of Holders — Change of Control” or “— Certain Covenants — Merger, Consolidation, or Sale of Assets”;

(4)           failure by CCH II or any of its Restricted Subsidiaries for 30 consecutive days after written notice thereof has been given to the Issuers by the trustee or to the Issuers and the trustee by holders of at least 25% of the aggregate principal amount of the Notes outstanding to comply with any of their other covenants or agreements in the Indenture;

(5)           default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by CCH II or any of its Restricted Subsidiaries (or the payment of which is guaranteed by CCH II or any of its Restricted Subsidiaries) whether such Indebtedness or guarantee now exists, or is created after the Issue Date, if that default:

(a)            is caused by a failure to pay at final stated maturity the principal amount on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a “Payment Default”); or

(b)           results in the acceleration of such Indebtedness prior to its express maturity, and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $100 million or more;

(6)           failure by CCH II or any of its Restricted Subsidiaries to pay final judgments which are non-appealable aggregating in excess of $100 million, net of applicable insurance which has not been denied in writing by the insurer, which judgments are not paid, discharged or stayed for a period of 60 days; and

(7)           CCH II or any of its Significant Subsidiaries pursuant to or within the meaning of Bankruptcy Law:

(a)           commences a voluntary case,

(b)           consents to the entry of an order for relief against it in an involuntary case,

(c)           consents to the appointment of a custodian of it or for all or substantially all of its property, or

(d)           makes a general assignment for the benefit of its creditors; or

(8)           a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(a)           is for relief against CCH II or any of its Significant Subsidiaries in an involuntary case;

(b)           appoints a custodian of CCH II or any of its Significant Subsidiaries or for all or substantially all of the property of CCH II or any of its Significant Subsidiaries; or

(c)           orders the liquidation of CCH II or any of its Significant Subsidiaries;

and the order or decree remains unstayed and in effect for 60 consecutive days.

In the case of an Event of Default described in the foregoing clauses (7) and (8) with respect to CCH II, all outstanding Notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the then outstanding Notes may declare the Notes to be due and payable immediately.

Holders of the Notes may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations, the holders of a majority in principal amount of the then outstanding Notes may direct the trustee in its exercise of any trust or power. The trustee may withhold from holders of the Notes notice of any continuing Default or Event of Default under the Indenture (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in their interest.

If a Default is deemed to occur solely because a Default (the “Initial Default”) already existed, then if such Initial Default is cured and is not continuing, the Default or Event of Default resulting solely because the Initial Default existed shall be deemed cured, and will be deemed annulled, waived and rescinded without any further action required.

The holders of a majority in aggregate principal amount of the Notes then outstanding by notice to the trustee may on behalf of the holders of all of the Notes waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest on, or the principal of, or premium, if any, on, the Notes.

The Issuers will be required to deliver to the trustee annually a statement regarding compliance with the Indenture. Upon becoming aware of any Default or Event of Default, the Issuers will be required to deliver to the trustee a statement specifying such Default or Event of Default and what action the Issuers are taking or propose to take with respect thereto.

No Personal Liability of Directors, Officers, Employees, Members and Stockholders

No director, officer, employee or incorporator of the Issuers or any Parent Guarantor, as such, and no member or stockholder of the Issuers or any Parent Guarantor, as such, shall have any liability for any obligations of the Issuers or any Parent Guarantor under the Notes, the Indenture, any Note Guarantee or the Registration Rights Agreement, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of Notes by accepting a Note and any Note Guarantee waives and releases all such liability. The waiver and release will be part of the consideration for issuance of the Notes and any Note Guarantee. The waiver may not be effective to waive liabilities under the federal securities laws.

Legal Defeasance and Covenant Defeasance

The Issuers and any Parent Guarantor may, at their option and at any time, elect to have all of their obligations discharged with respect to any outstanding Notes and any Note Guarantee (“Legal Defeasance”) except for:

(1)           the rights of holders of outstanding Notes to receive payments in respect of the principal of, premium, if any, and interest on the Notes when such payments are due from the trust referred to below;

(2)           the Issuers’ obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3)           the rights, powers, trusts, duties and immunities of the trustee, and the Issuers’ obligations in connection therewith; and

(4)           the Legal Defeasance provisions of the Indenture.

In addition, the Issuers may, at their option and at any time, elect to have the obligations of the Issuers  and any Parent Guarantor released with respect to certain covenants that are described in the Indenture and any Note Guarantee (“Covenant Defeasance”) and thereafter any omission to comply with those covenants shall not constitute a Default or Event of Default with respect to the Notes or any Note Guarantee. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under “Events of Default” will no longer constitute an Events of Default with respect to the Notes or any Note Guarantee.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(1)           the Issuers or any Parent Guarantor must irrevocably deposit, or cause to be deposited, with the trustee, in trust, for the benefit of the holders of the Notes, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as are expected to be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the outstanding Notes on the stated maturity or on the applicable redemption date, as the case may be, and the Issuers and any Parent Guarantor must specify whether the Notes will be defeased to maturity or to a particular redemption date;

(2)           in the case of Legal Defeasance, the Issuers shall have delivered to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that

(a)           the Issuers and any Parent Guarantor have received from, or there has been published by, the Internal Revenue Service a ruling or

(b)           since the Issue Date, there has been a change in the applicable federal income tax law,

in either case of (a) or (b) immediately above to the effect that, and based thereon such opinion of counsel shall confirm that, the holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3)           in the case of Covenant Defeasance, the Issuers or any Parent Guarantor shall have delivered to the trustee an opinion of counsel confirming that the holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4)           no Default or Event of Default under the Indenture shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit and the grant of any Lien securing such borrowing);

(5)           such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the Indenture) to which the Issuers or any of their Restricted Subsidiaries is a party or by which the Issuers or any of their Restricted Subsidiaries is bound;

(6)           the Issuers or any Parent Guarantor must deliver to the trustee an officers’ certificate stating that the deposit was not made by the Issuers with the intent of preferring the holders of the Notes over the other creditors of the Issuers or any Parent Guarantor with the intent of defeating, hindering, delaying or defrauding creditors of the Issuers, any Parent Guarantor or others; and

(7)           the Issuers or any Parent Guarantor must deliver to the trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Notwithstanding the foregoing, the opinion of counsel required by clause (2) above with respect to a Legal Defeasance need not be delivered and the conditions set forth in clause 4(b) shall not apply if all applicable Notes not theretofore delivered to the trustee for cancellation

(a)           have become due and payable or

(b)           will become due and payable on the maturity date or a redemption date within one year under arrangements satisfactory to the trustee for the giving of notice of redemption by the trustee in the name, and at the expense, of the Issuers.

Amendment, Supplement and Waiver

Except as provided below, the Indenture, the Notes or any Note Guarantee may be amended or supplemented with the consent of the holders of at least a majority in aggregate principal amount of the then outstanding Notes. This includes consents obtained in connection with a purchase of Notes, a tender offer for Notes or an exchange offer for Notes. Any existing Default or compliance with any provision of the Indenture, the Notes or any Note Guarantee (other than any provision relating to the right of any holder of a Note to bring suit for the enforcement of any payment of principal, premium, if any, and interest on the Note, on or after the scheduled due dates expressed in the Notes) may be waived with the consent of the holders of a majority in aggregate principal amount of the then outstanding Notes. This includes consents obtained in connection with a purchase of Notes, a tender offer for Notes or an exchange offer for Notes.

Without the consent of each holder affected thereby, an amendment or waiver may not (with respect to any Notes held by such holder):

(1)           reduce the principal amount of such Notes;

(2)           change the fixed maturity of such Notes or reduce the premium payable upon redemption of such Notes;

(3)           reduce the rate of or extend the time for payment of interest on such Notes;

(4)           waive a Default or an Event of Default in the payment of principal of or premium, if any, or interest on the Notes (except a rescission of acceleration of the Notes by the holders of at least a majority in aggregate principal amount of the Notes and a waiver of the payment default that resulted from such acceleration);

(5)           make such Notes payable in money other than that stated in such Notes;

(6)           make any change in the provisions of the Indenture relating to waivers of past Defaults applicable to any Notes or the rights of holders thereof to receive payments of principal of, or premium, if any, or interest on such Notes;

(7)           waive a redemption payment with respect to such Notes (other than a payment required by one of the covenants described above under the caption “— Repurchase at the Option of Holders”); or

(8)           make any change in the preceding amendment and waiver provisions. Notwithstanding the preceding, without the consent of any holder of Notes, the Issuers, any Parent Guarantor and the trustee may amend or supplement the Indenture, the Notes or any Note Guarantee:

(a)           to cure any ambiguity, defect or inconsistency;

(b)           to provide for uncertificated Notes in addition to or in place of certificated Notes;

(c)           to provide for or confirm the issuance of Additional Notes or any Exchange Notes;

(d)           to provide for the assumption of the Issuers’ or any Parent Guarantor’s obligations to holders of Notes in the case of a merger or consolidation or sale of all or substantially all of the Issuers’ assets;

(e)           to add a Note Guarantee;

        (f)           to release any Subsidiary Guarantee in accordance with the provisions of the Indenture;

(g)           to make any change that would provide any additional rights or benefits to the holders of Notes or that does not adversely affect the legal rights under the Indenture of any such holder;

        (h)           add a guarantor; or

        (i)           to comply with requirements of the SEC in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act or otherwise as necessary to comply with applicable law.

Governing Law

The Indenture and the Notes will be governed by the laws of the State of New York.

Concerning the Trustee

If the trustee becomes a creditor of the Issuers, the Indenture will limit its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

The holders of a majority in principal amount of the then outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The Indenture will provide that in case an Event of Default shall occur and be continuing, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any holder of Notes, unless such holder shall have offered to the trustee indemnity satisfactory to it against any loss, liability or expense.

Additional Information

Anyone who receives this prospectus may obtain a copy of the Indenture without charge by writing to the Issuers at Charter Plaza, 12405 Powerscourt Drive, St. Louis, Missouri 63131, Attention: Corporate Secretary.

Certain Definitions

This section sets forth certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

“Acquired Debt” means, with respect to any specified Person:

(1)           Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Subsidiary of, such specified Person; and

(2)           Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Additional Notes” means the Issuers’ 13.50% senior notes due 2016 issued under the Indenture in addition to the Initial Notes (other than Notes issued in exchange or replacement for the Initial Notes).

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a Person shall be deemed to be control. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” shall have correlative meanings.

“Applicable Premium” means the excess of (x) the present value at such redemption (or deposit) date of the sum of the redemption price of such Note at November 30, 2012 (such redemption price being set forth in the table under the caption “—Optional Redemption”) plus all required interest payments due on such Note through November 30, 2012 (calculated based on the interest rate and excluding accrued but unpaid interest), computed using a discount rate equal to the Treasury Rate as of such redemption (or deposit) date plus 50 basis points over (y) the then outstanding principal amount of such Note.

 “Asset Acquisition” means

(a)           an Investment by CCH II or any of its Restricted Subsidiaries in any other Person pursuant to which such Person shall become a Restricted Subsidiary of CCH II or any of its Restricted Subsidiaries or shall be merged with or into CCH II or any of its Restricted Subsidiaries, or

(b)           the acquisition by CCH II or any of its Restricted Subsidiaries of the assets of any Person which constitute all or substantially all of the assets of such Person, any division or line of business of such Person or any other properties or assets of such Person other than in the ordinary course of business.

“Asset Sale” means:

(1)           the sale, lease, conveyance or other disposition of any assets or rights, other than sales of inventory in the ordinary course of the Cable Related Business; provided that the sale, conveyance or other disposition of all or substantially all of the assets of CCH II and its Subsidiaries, taken as a whole, will be governed by the provisions of the Indenture described above under the caption “— Repurchase at the Option of Holders — Change of Control” and/or the provisions described above under the caption “— Certain Covenants — Merger, Consolidation, or Sale of Assets” and not by the provisions of the Asset Sale covenant described above under the caption “—Repurchase at the Option of Holders—Asset Sales”; and

(2)           the issuance of Equity Interests by any Restricted Subsidiary of CCH II or the sale by CCH II or any Restricted Subsidiary of CCH II of Equity Interests of any Restricted Subsidiary of CCH II.

Notwithstanding the preceding, the following items shall not be deemed to be Asset Sales:

(1)           any single transaction or series of related transactions that:

        (a)           involves assets having a fair market value of less than $100 million; or

        (b)           results in net proceeds to CCH II and its Restricted Subsidiaries of less than $100 million;

(2)           a transfer of assets between or among CCH II and its Restricted Subsidiaries;

(3)           an issuance of Equity Interests by a Restricted Subsidiary of CCH II to CCH II or to another Wholly Owned Restricted Subsidiary of CCH II;

(4)           a Restricted Payment that is permitted by the covenant described above under the caption “— Certain Covenants — Restricted Payments,” a Restricted Investment that is permitted by the covenant described above under the caption “— Certain Covenants — Investments” or a Permitted Investment;

(5)           the incurrence of Liens not prohibited by the Indenture and the disposition of assets related to such Liens by the secured party pursuant to a foreclosure;

(6)           any transaction contemplated by the Plan of Reorganization; and

(7)           any disposition of cash or Cash Equivalents.

“Attributable Debt” in respect of a sale and leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction, including any period for which such lease has been extended or may, at the option of the lessee, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP.

“Bankruptcy Code” means Title 11 of the U.S. Code.

“Bankruptcy Law” means the Bankruptcy Code or any federal or state law of any jurisdiction relating to bankruptcy, insolvency, winding up, liquidation, reorganization or relief of debtors.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as such term is used in Section 13(d)(3) of the Exchange Act) such “person” shall be deemed to have beneficial ownership of all securities that such “person” has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition.

“Board of Directors” means the board of directors or comparable governing body of CCI or if so specified CCH II, in either case, as constituted as of the date of any determination required to be made, or action required to be taken, pursuant to the Indenture.

“Cable Related Business” means the business of owning cable television systems and businesses ancillary, complementary and related thereto.

 “Capital Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.

“Capital Stock” means:

(1)           in the case of a corporation, corporate stock;

(2)           in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3)           in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4)           any other interest (other than any debt obligation) or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Capital Stock Sale Proceeds” means, without duplication, the aggregate net proceeds (including the fair market value of the non-cash proceeds, as determined by an independent appraisal firm) received by CCH II or its Restricted Subsidiaries after the Issue Date, in each case

(x)           as a contribution to the common equity capital or from the issue or sale of Equity Interests (other than Disqualified Stock and other than issuances or sales to a Subsidiary of CCH II) of CCH II after the Issue Date, or

(y)           from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of CCH II that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Subsidiary of CCH II).

provided, however, that there shall be excluded from (x) and (y) any such contribution, issuance or sale made from or attributable to “Net Proceeds” under and as defined in the Plan of Reorganization.

“Cash Equivalents” means:

(1)           United States dollars;

(2)           securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than twelve months from the date of acquisition;

(3)           certificates of deposit and eurodollar time deposits with maturities of twelve months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding six months and overnight bank deposits, in each case, with any domestic commercial bank having combined capital and surplus in excess of $500 million and a Thompson Bank Watch Rating at the time of acquisition of “B” or better;

(4)           repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5)           commercial paper having a rating at the time of acquisition of at least “P-1” from Moody’s or at least “A-1” from S&P and in each case maturing within twelve months after the date of acquisition;

(6)           corporate debt obligations maturing within twelve months after the date of acquisition thereof, rated at the time of acquisition at least “Aaa” or “P-1” by Moody’s or “AAA” or “A-1” by S&P;

(7)           auction-rate Preferred Stocks of any corporation maturing not later than 45 days after the date of acquisition thereof, rated at the time of acquisition at least “Aaa” by Moody’s or “AAA” by S&P;

(8)           securities issued by any state, commonwealth or territory of the United States, or by any political subdivision or taxing authority thereof, maturing not later than six months after the date of acquisition thereof, rated at the time of acquisition at least “A” by Moody’s or S&P; and

(9)           money market or mutual funds at least 90% of the assets of which constitute Cash Equivalents of the kinds described in clauses(1) through(8) of this definition.

“CCH I” means CCH I, LLC, a Delaware limited liability company, and any successor Person thereto.

“CCH II” means CCH II, LLC, a Delaware limited liability company, and any successor Person thereto.

“CCHC” means CCHC, LLC, a Delaware limited liability company, and any successor Person thereto.

“CCI” means Charter Communications, Inc., a Delaware corporation, and any successor Person thereto.

“CCO” means Charter Communications Operating, LLC, a Delaware limited liability company and any successor Person thereto.

“CCOH” means CCO Holdings, LLC, a Delaware limited liability company, and any successor Person thereto.

“CCOH Group” means (i) CCOH (or any successor thereto) and (ii) each Subsidiary thereof that is a Restricted Subsidiary.

“CCOH Group Indebtedness” means any Indebtedness of any member or members of the CCOH Group, so long as such Indebtedness does not constitute a Guarantee of, or other credit support for, any Indebtedness of any Person other than a member of the CCOH Group.

“Change of Control” means the occurrence of any of the following:

(1)           the sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of CCH II and its Subsidiaries, taken as a whole, or of a Parent and its Subsidiaries, taken as a whole, to any “person” (as such term is used in Section 13(d)(3) of the Exchange Act) other than a Parent, CCH II or a Restricted Subsidiary;

(2)           the adoption of a plan relating to the liquidation or dissolution of CCH II or a Parent (except the liquidation of any Parent into any other Parent);

(3)           the consummation of any transaction, including, without limitation, any merger or consolidation, the result of which is that any “person” (as defined above) other than a Parent becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of CCH II or a Parent, measured by voting power rather than the number of shares;

(4)           after the Issue Date, the first day on which a majority of the members of the Board of Directors of CCI are not Continuing Directors; or

(5)           CCH II or a Parent consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, CCH II or a Parent, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of CCH II or such Parent is converted into or exchanged for cash, securities or other property, other than any such transaction where the Voting Stock of CCH II or such Parent outstanding immediately prior to such transaction is converted into or exchanged for Voting Stock (other than Disqualified Stock) of the surviving or transferee Person constituting a majority of the outstanding shares of such Voting Stock of such surviving or transferee Person immediately after giving effect to such issuance.

Notwithstanding the foregoing, (A) a “person” shall not be deemed to have beneficial ownership of securities subject to a stock purchase agreement, merger agreement or similar agreement (or voting or option agreement related thereto) until the consummation of the transactions contemplated by such agreement and (B) any holding company whose only material asset is Equity Interests of CCH II or any Parent shall not itself be considered a “person” for purposes of clause (1) or (3) of this definition.

“Charter Holdings” means Charter Communications Holdings, LLC, a Delaware limited liability company, and any successor Person thereto.

“Charter Refinancing Subsidiary” means any direct or indirect wholly owned Subsidiary (and any related corporate co-obligor if such Subsidiary is a limited liability company or other association not taxed as a corporation) of CCI or Charter Communications Holding Company, LLC, which is or becomes a Parent.

“CIH” means CCH I Holdings, LLC, a Delaware limited liability company, and any successor Person thereto.

“Consolidated EBITDA” means with respect to any Person, for any period, the  consolidated net income (or net loss) of such Person and its Restricted Subsidiaries for such period calculated in accordance with GAAP plus, to the extent such amount was deducted in calculating such net income:

(1)           Consolidated Interest Expense;

(2)           income taxes;

(3)           depreciation expense;

(4)           amortization expense;

(5)           all other non-cash items, extraordinary items and nonrecurring and unusual items (including without limitation any restructuring charges and charges related to litigation settlements or judgments) and the cumulative effects of changes in accounting principles reducing such net income, less all non-cash items, extraordinary items, nonrecurring and unusual items and cumulative effects of changes in accounting principles increasing such net income;

(6)           amounts actually paid during such period pursuant to a deferred compensation plan; and

(7)           for purposes of the covenant described above under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock,” Management Fees;

all as determined on a consolidated basis for such Person and its Restricted Subsidiaries in conformity with GAAP, provided that Consolidated EBITDA shall not include, without duplication:

         (x)           the net income (or net loss) of any Person that is not a Restricted Subsidiary (“Other Person”), except

        (i)           with respect to net income, to the extent of the amount of dividends or other distributions actually paid to such Person or any of its Restricted Subsidiaries by such Other Person during such period; and

        (ii)           with respect to net losses, to the extent of the amount of investments made by such Person or any Restricted Subsidiary of such Person in such Other Person during such period;

         (y)           solely for the purposes of calculating the amount of Restricted Payments that may be made pursuant to the second clause (3) in the first paragraph of the covenant described under the caption “— Certain Covenants — Restricted Payments” (and in such case, except to the extent includable pursuant to clause (x) above), the net income (or net loss) of any Other Person accrued prior to the date it becomes a Restricted Subsidiary or is merged into or consolidated with such Person or any Restricted Subsidiaries or all or substantially all of the property and assets of such Other Person are acquired by such Person or any of its Restricted Subsidiaries; and

         (z)           any effects of fresh-start accounting adjustments.

 “Consolidated Indebtedness” means, with respect to any Person as of any date of determination, the sum, without duplication, of:

 (1)           the total amount of outstanding Indebtedness of such Person and its Restricted Subsidiaries, plus

 (2)           the total amount of Indebtedness of any other Person that has been Guaranteed by the referent Person or one or more of its Restricted Subsidiaries, plus

 (3)           the aggregate liquidation value of all Disqualified Stock of such Person and all Preferred Stock of Restricted Subsidiaries of such Person, in each case, determined on a consolidated basis in accordance with GAAP.

“Consolidated Interest Expense” means, with respect to any Person for any period, without duplication, the sum of:

 (1)           the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued (including, without limitation, amortization or original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net payments (if any) pursuant to Hedging Obligations); and

 (2)           the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period; and

 (3)           any interest expense on Indebtedness of another Person that is guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries (whether or not such Guarantee or Lien is called upon); in each case, on a consolidated basis and in accordance with GAAP, excluding, however, any amount of such interest of any Restricted Subsidiary of the referent Person if the net income of such Restricted Subsidiary is excluded in the calculation of Consolidated EBITDA pursuant to clause (z) of the definition thereof (but only in the same proportion as the net income of such Restricted Subsidiary is excluded from the calculation of Consolidated EBITDA pursuant to clause (z) of the definition thereof).

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of CCI who:

 (1)           was a member of the Board of Directors of CCI on the Issue Date; or

 (2)           was nominated for election or elected to the Board of Directors of CCI with the approval of a majority of the Continuing Directors who were members of such Board of Directors of CCI at the time of such nomination or election or whose election or appointment was previously so approved.

“Credit Facilities” means, with respect to CCH II and/or its Restricted Subsidiaries, one or more debt facilities or commercial paper facilities, in each case with banks or other lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Disposition” means, with respect to any Person, any merger, consolidation or other business combination involving such Person (whether or not such Person is the Surviving Person) or the sale, assignment, transfer, lease or conveyance, or other disposition of all or substantially all of such Person’s assets or Capital Stock.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder thereof) or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is 91 days after the date on which the Notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require CCH II to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale shall not constitute Disqualified Stock if the terms of such Capital Stock provide that CCH II may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption “— Certain Covenants — Restricted Payments.”

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means any private or public offering of Qualified Capital Stock of CCH II (other than to a Parent or one of its Subsidiaries) or a Parent of which the gross cash proceeds to CCH II or received by CCH II as a capital contribution from such Parent (directly or indirectly), as the case may be, are at least $25 million, other than public offerings with respect to CCH II’s membership interests or a Parent’s membership interests or common stock, as applicable, registered on Form S-8, provided that the offering of Qualified Capital Stock issued pursuant to the Plan of Reorganization shall not constitute an “Equity Offering”.

“Existing Indebtedness” means Indebtedness of CCH II and its Restricted Subsidiaries in existence on the Issue Date, until such amounts are repaid.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the Issue Date.

“Guarantee” or “guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness, measured as the lesser of the aggregate outstanding amount of the Indebtedness so guaranteed and the face amount of the guarantee.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under:

(1)           interest rate swap agreements, interest rate cap agreements and interest rate collar agreements;

(2)           interest rate option agreements, foreign currency exchange agreements, foreign currency swap agreements; and

(3)           other agreements or arrangements designed to protect such Person against fluctuations in interest and currency exchange rates.

“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person, whether or not contingent:

(1)           in respect of borrowed money;

(2)           evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(3)           in respect of banker’s acceptances;

(4)           representing Capital Lease Obligations;

(5)           in respect of the balance deferred and unpaid of the purchase price of any property, except any such balance that constitutes an accrued expense or trade payable; or

(6)           represented by Hedging Obligations only to the extent an amount is then owed and is payable pursuant to the terms of such Hedging Obligations, if and to the extent any of the preceding items would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the guarantee by such Person of any indebtedness of any other Person.

The amount of any Indebtedness outstanding as of any date shall be:

(1)           the accreted value thereof, in the case of any Indebtedness issued with original issue discount; and

(2)           the principal amount thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P.

“Investments” means, with respect to any Person, all investments by such Person in other Persons, including Affiliates, in the forms of direct or indirect loans (including guarantees of Indebtedness or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business) and purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.

“Issue Date” means November 30, 2009.

“Leverage Ratio” means, as to CCH II, as of any date, the ratio of:

(1)           the Consolidated Indebtedness of CCH II on such date to

(2)           the aggregate amount of Consolidated EBITDA for CCH II for the most recently ended fiscal quarter for which internal financial statements are available (the “Reference Period”) multiplied by four.

In addition to the foregoing, for purposes of this definition, “Consolidated EBITDA” shall be calculated on a pro forma basis after giving effect to

(1)           the issuance of the Notes;

(2)           the incurrence of the Indebtedness or the issuance of the Disqualified Stock by CCH II or a Restricted Subsidiary or Preferred Stock of a Restricted Subsidiary (and the application of the proceeds therefrom) giving rise to the need to make such calculation and any incurrence or issuance (and the application of the proceeds therefrom) or repayment of other Indebtedness, Disqualified Stock or Preferred Stock of a Restricted Subsidiary, other than the incurrence or repayment of Indebtedness for ordinary working capital purposes, at any time subsequent to the beginning of the Reference Period and on or prior to the date of determination, as if such incurrence (and the application of the proceeds thereof), or the repayment, as the case may be, occurred on the first day of the Reference Period; and

(3)           any Dispositions or Asset Acquisitions (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of such Person or one of its Restricted Subsidiaries (including any person that becomes a Restricted Subsidiary as a result of such Asset Acquisition) incurring, assuming or otherwise becoming liable for or issuing Indebtedness, Disqualified Stock or Preferred Stock) made on or subsequent to the first day of the Reference Period and on or prior to the date of determination, as if such Disposition or Asset Acquisition (including the incurrence, assumption or liability for any such Indebtedness, Disqualified Stock or Preferred Stock and also including any Consolidated EBITDA associated with such Asset Acquisition, including any cost savings adjustments in compliance with Regulation S-X promulgated by the SEC) had occurred on the first day of the Reference Period.

In calculating the Leverage Ratio, the Consolidated Indebtedness of CCH II on such date shall not include Indebtedness incurred pursuant to paragraph (1) under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock” that is or was incurred in connection with the transaction for which the calculation is being made.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

“Management Fees” means the fees (including expense reimbursements) payable to any Parent pursuant to the management and mutual services agreements between any Parent of CCH II and CCO or between any Parent of CCH II and other Restricted Subsidiaries of CCH II or pursuant to the limited liability company agreements of certain Restricted Subsidiaries as such management, mutual services or limited liability company agreements exist on the Issue Date (or, if later, on the date any new Restricted Subsidiary is acquired or created), including any amendment or replacement thereof, provided, that any such new agreements or amendments or replacements of existing agreements, taken as a whole, are not more disadvantageous to the holders of the Notes in any material respect than such agreements existing on the Issue Date and further provided, that such new, amended or replacement management agreements do not provide for percentage fees, taken together with fees under existing agreements, any higher than 3.5% of CCI’s consolidated total revenues for the applicable payment period.

“Moody’s” means Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.

“Net Proceeds” means the aggregate cash proceeds received by CCH II or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result thereof or taxes paid or payable as a result thereof (including amounts distributable in respect of owners’, partners’ or members’ tax liabilities resulting from such sale), in each case after taking into account any available tax credits or deductions and any tax sharing arrangements and amounts required to be applied to the repayment of Indebtedness.

“Non-Recourse Debt” means Indebtedness:

(1)           as to which neither CCH II nor any of its Restricted Subsidiaries

(a)           provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness);

(b)           is directly or indirectly liable as a guarantor or otherwise; or

(c)           constitutes the lender;

(2)           no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness (other than the Notes) of CCH II or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity; and

(3)           as to which the lenders have been notified in writing that they will not have any recourse to the Capital Stock or assets of CCH II or any of its Restricted Subsidiaries.

  “Note Guarantee” means the unconditional Guarantee by any Parent of the Issuers’ payment Obligations under the Notes.

 “Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages, Guarantees and other liabilities payable under the documentation governing any Indebtedness, in each case, whether now or hereafter existing, renewed or restructured, whether or not from time to time decreased or extinguished and later increased, created or incurred, whether or not arising on or after the commencement of a case under Title 11, U.S. Code or any similar federal or state law for the relief of debtors (including post-petition interest) and whether or not allowed or allowable as a claim in any such case.

“Parent” means CCH I, CIH, Charter Holdings, CCHC, Charter Communications Holding Company, LLC, CCI and/or any direct or indirect Subsidiary of the foregoing 100% of the Capital Stock of which is owned directly or indirectly by one or more of the foregoing Persons, as applicable, and that directly or indirectly beneficially owns 100% of the Capital Stock of CCH II, and any successor Person to any of the foregoing.

“Parent Guarantor” means any Parent that executes a Note Guarantee in accordance with the provisions of the Indenture, and their respective successors and assigns.

“Permitted Investments” means:

(1)           any Investment by CCH II in a Restricted Subsidiary thereof, or any Investment by a Restricted Subsidiary of CCH II in CCH II or in another Restricted Subsidiary of CCH II;

(2)           any Investment in Cash Equivalents;

(3)           any Investment by CCH II or any of its Restricted Subsidiaries in a Person, if as a result of such Investment:

        (a)           such Person becomes a Restricted Subsidiary of CCH II; or

        (b)           such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, CCH II or a Restricted Subsidiary of CCH II;

(4)           any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption “— Repurchase at the Option of Holders — Asset Sales”;

(5)           any Investment made out of the net cash proceeds of the issue and sale (other than to a Subsidiary of CCH II) of Equity Interests (other than Disqualified Stock) or cash contributions to the common equity of CCH II, in each case after the Issue Date, to the extent that such net cash proceeds have not been applied to make a Restricted Payment or to effect other transactions pursuant to the covenant described under “— Certain Covenants — Restricted Payments” (with the amount of usage of the basket in this clause (5) being determined net of the aggregate amount of principal, interest, dividends, distributions, repayments, proceeds or other value otherwise returned or recovered in respect of any such Investment, but not to exceed the initial amount of such Investment);

(6)           other Investments (which Investments shall not be used for the payment of dividends or distributions with respect to Equity Interests of CCH II or for the repayment, prepayment, purchase, defeasance or other retirement of indebtedness that is subordinated in right of payment to the Notes) in any Person (other than any Parent) having an aggregate fair market value when taken together with all other Investments in any Person made by CCH II and its Restricted Subsidiaries (without duplication) pursuant to this clause (6) from and after the Issue Date, not to exceed $650 million (initially measured on the date each such Investment was made and without giving effect to subsequent changes in value, but reducing the amount outstanding by the aggregate amount of principal, interest, dividends, distributions, repayments, proceeds or other value otherwise returned or recovered in respect of any such Investment, but not to exceed the initial amount of such Investment) at any one time outstanding;

 (7)           Investments in customers and suppliers in the ordinary course of business which either

        (A) generate accounts receivable, or

        (B) are accepted in settlement of bona fide disputes.

(8)           Investments consisting of payments by CCH II or any of its subsidiaries of amounts that are neither dividends nor distributions but are payments of the kind described in clause (4) of the second paragraph of the covenant  described above under the caption “— Certain Covenants — Restricted Payments” to the extent such payments constitute Investments;

(9)           regardless of whether a Default then exists, Investments in any Unrestricted Subsidiary made by CCH II and/or any of its Restricted Subsidiaries with the proceeds of distributions from any Unrestricted Subsidiary; and

(10)           any Investment by CCH II or any of its Restricted Subsidiaries so long as the proceeds of such Investment are used to pay Specified Fees and Expenses.

“Permitted Liens” means:

(1)           Liens on the assets of the CCOH Group securing CCOH Group Indebtedness and related Obligations;

(2)           Liens on property of a Person existing at the time such Person is merged with or into or consolidated with CCH II; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with CCH II and related assets, such as the proceeds thereof;

(3)           Liens on property existing at the time of acquisition thereof by CCH II; provided that such Liens were in existence prior to the contemplation of such acquisition;

(4)           Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

(5)           purchase money mortgages or other purchase money Liens (including, without limitation, any Capitalized Lease Obligations) incurred by CCH II upon any fixed or capital assets acquired after the Issue Date or purchase money mortgages (including, without limitation, Capital Lease Obligations) on any such assets, whether or not assumed, existing at the time of acquisition of such assets, whether or not assumed, so long as

        (a)           such mortgage or lien does not extend to or cover any of the assets of CCH II, except the asset so developed, constructed, or acquired, and directly related assets such as enhancements and modifications thereto, substitutions, replacements, proceeds (including insurance proceeds), products, rents and profits thereof, and

        (b)           such mortgage or lien secures the obligation to pay all or a portion of the purchase price of such asset, interest thereon and other charges, costs and expenses (including, without limitation, the cost of design, development, construction, acquisition, transportation, installation, improvement, and migration) and is incurred in connection therewith (or the obligation under such Capitalized Lease Obligation) only;

(6)           Liens existing on the Issue Date and replacement Liens therefor that do not encumber additional property;

(7)           Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor;

(8)           statutory and common law Liens of landlords and carriers, warehousemen, mechanics, suppliers, materialmen, repairmen or other similar Liens arising in the ordinary course of business and with respect to amounts not yet delinquent or being contested in good faith by appropriate legal proceedings promptly instituted and diligently conducted and for which a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made;

(9)           Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security;

(10)           Liens incurred or deposits made to secure the performance of tenders, bids, leases, statutory or regulatory obligation, bankers’ acceptance, surety and appeal bonds, government contracts, performance and return-of-money bonds and other obligations of a similar nature incurred in the ordinary course of business (exclusive of obligations for the payment of borrowed money);

(11)           easements, rights-of-way, municipal and zoning ordinances and similar charges, encumbrances, title defects or other irregularities that do not materially interfere with the ordinary course of business of CCH II or any of its Restricted Subsidiaries;

(12)           Liens of franchisors or other regulatory bodies arising in the ordinary course of business;

(13)           Liens arising from filing Uniform Commercial Code financing statements regarding leases or other Uniform Commercial Code financing statements for precautionary purposes relating to arrangements not constituting Indebtedness;

(14)           Liens arising from the rendering of a final judgment or order against CCH II or any of its Restricted Subsidiaries that does not give rise to an Event of Default;

(15)           Liens securing reimbursement obligations with respect to letters of credit that encumber documents and other property relating to such letters of credit and the products and proceeds thereof;

(16)           Liens encumbering customary initial deposits and margin deposits, and other Liens that are within the general parameters customary in the industry and incurred in the ordinary course of business, in each case, securing Indebtedness under Hedging Obligations and forward contracts, options, future contracts, future options or similar agreements or arrangements designed solely to protect CCH II or any of its Restricted Subsidiaries from fluctuations in interest rates, currencies or the price of commodities;

(17)           Liens consisting of any interest or title of licensor in the property subject to a license;

(18)           Liens on the Capital Stock of Unrestricted Subsidiaries;

(19)           Liens arising from sales or other transfers of accounts receivable which are past due or otherwise doubtful of collection in the ordinary course of business;

(20)           Liens incurred with respect to obligations which in the aggregate do not exceed $50 million at any one time outstanding;

(21)           Liens in favor of the trustee arising under the Indenture and similar provisions in favor of trustees or other agents or representatives under indentures or other agreements governing debt instruments entered into after the date hereof;

(22)           Liens in favor of the trustee for its benefit and the benefit of holders of the Notes, as their respective interests appear; and

(23)           Liens securing Permitted Refinancing Indebtedness, to the extent that the Indebtedness being refinanced was secured or was permitted to be secured by such Liens.

“Permitted Refinancing Indebtedness” means any Indebtedness of CCH II or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used within 60 days after the date of issuance thereof to extend, refinance, renew, replace, defease or refund, other Indebtedness of CCH II or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that unless permitted otherwise by the Indenture, no Indebtedness of any Restricted Subsidiary may be issued in exchange for, nor may the net proceeds of Indebtedness be used to extend, refinance, renew, replace, defease or refund, Indebtedness of CCH II; provided further that:

(1)           the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount of (or accreted value, if applicable) plus accrued interest and premium, if any, on the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus the amount of reasonable expenses incurred in connection therewith), except to the extent that any such excess principal amount  (or accreted value, as applicable) would be then permitted to be incurred by other provisions of the covenant described above under the caption “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock.”

(2)           such Permitted Refinancing Indebtedness has a final maturity date no earlier than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

(3)           if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Notes, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the Notes on terms at least as favorable to the holders of Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

“Person” means any individual, corporation, partnership, joint venture, association, limited liability company, joint stock company, trust, unincorporated organization, government or agency or political subdivision thereof or any other entity.

“Plan of Reorganization” means the Plan of Reorganization of Charter Communications, Inc., et al. dated March 27, 2009 and confirmed by the United States Bankruptcy Court for the Southern District of New York on November 17, 2009.

“Preferred Stock,” as applied to the Capital Stock of any Person, means Capital Stock of any class or classes (however designated) which, by its terms, is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.

“Productive Assets” means assets (including assets of a Person owned directly or indirectly through ownership of Capital Stock) of a kind used or useful in the Cable Related Business.

“Qualified Capital Stock” means any Capital Stock that is not Disqualified Stock.

“Rating Agencies” means Moody’s and S&P.

“Refinancing Specified Parent Indebtedness” means, with respect to Specified Parent Indebtedness, new Indebtedness incurred by a Parent to refinance (a) such Specified Parent Indebtedness or (b) Refinancing Specified Parent Indebtedness in respect of such Specified Parent Indebtedness; provided that while such  new Indebtedness is outstanding, the Specified Parent Indebtedness being refinanced (if it had remained outstanding) would continue to qualify as Specified Parent Indebtedness.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

“S&P” means Standard & Poor’s Ratings Service, a division of the McGraw-Hill Companies, Inc. or any successor to the rating agency business thereof.

“SEC” means the Securities and Exchange Commission.

“Series A Preferred Stock” means the 15% Series A Preferred Stock of CCI issued pursuant to the Plan of Reorganization, including any Series A Preferred Stock issued, or deemed issued pursuant to the terms thereof as they exist on the Issue Date.

“Significant Subsidiary” means (a) with respect to any Person, any Restricted Subsidiary of such Person which would be considered a “Significant Subsidiary” as defined in Rule 1-02(w) of Regulation S-X under the Securities Act and (b) in addition, with respect to CCH II, Capital Corp.

“Special Interest” means special or additional interest in respect of the Notes that is payable by the Issuers as liquidated damages upon specified registration defaults pursuant to the Registration Rights Agreement.

“Specified Fees and Expenses” has the meaning assigned to such term in the Plan of Reorganization.

“Specified Parent Indebtedness” means Indebtedness incurred by a Parent whose proceeds are contributed to CCH II (whether as an equity investment or in the form of an exchange for Indebtedness of CCH II) and used to benefit the business of CCH II and its Restricted Subsidiaries and not used directly or indirectly to pay a dividend from CCH II; provided that CCH II shall, within 5 business days of such incurrence, deliver to the trustee an officers’ certificate specifying such Indebtedness as “Specified Parent Indebtedness” and disclosing the use of proceeds therefrom.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the documentation governing such Indebtedness on the Issue Date, or, if none, the original documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subsidiary” means, with respect to any Person:

(1)           any corporation, association or other business entity of which at least 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof) and, in the case of any such entity of which 50% of the total voting power of shares of Capital Stock is so owned or controlled by such Person or one or more of the other Subsidiaries of such Person, such Person and its Subsidiaries also have the right to control the management of such entity pursuant to contract or otherwise; and

(2)           any partnership

        (a)           the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person, or

        (b)           the only general partners of which are such Person or of one or more Subsidiaries of such Person (or any combination thereof).

“Treasury Rate” means, as of the applicable redemption date, the yield to maturity as of such redemption (or deposit) date of the United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two business days prior to such redemption (or deposit) date (or, if such Statistical Release is no longer published, any publicly available source of similar market date)) most nearly equal to the period from such redemption (or deposit) date to November 30, 2012; provided, however, that if the period from such redemption (or deposit) date to November 30, 2012, is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Unrestricted Subsidiary” means any Subsidiary of CCH II that is designated by the Board of Directors of CCH II as an Unrestricted Subsidiary pursuant to a board resolution, but only to the extent that such Subsidiary:

(1)           has no Indebtedness other than Non-Recourse Debt;

(2)           is not party to any agreement, contract, arrangement or understanding with CCH II or any Restricted Subsidiary of CCH II unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to CCH II or such Restricted Subsidiary of CCH II than those that might be obtained at the time from Persons who are not Affiliates of CCH II unless such terms constitute Investments permitted by the covenant described above under the caption “— Certain Covenants — Investments,” Permitted Investments, Asset Sales permitted under the covenant described above under the caption “— Repurchase at the Option of the Holders — Asset Sales” or sale-leaseback transactions permitted by the covenant described above under the caption “Certain Covenants — Sale and Leaseback Transactions”;

(3)           is a Person with respect to which neither CCH II nor any of its Restricted Subsidiaries has any direct or indirect obligation

        (a)           to subscribe for additional Equity Interests or

        (b)           to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results;

        (4)           has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of CCH II or any of its Restricted Subsidiaries; and

(5)           does not own any Capital Stock of any Restricted Subsidiary of CCH II.

Any designation of a Subsidiary of CCH II as an Unrestricted Subsidiary shall be evidenced to the trustee by filing with the trustee a certified copy of the board resolution giving effect to such designation and an officers’ certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption “— Certain Covenants — Investments.” If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of CCH II as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock,” CCH II shall be in default of such covenant. The Board of Directors of CCH II may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if:

(1)           such Indebtedness is permitted under the covenant described under the caption “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock,” calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and

(2)           no Default or Event of Default would be in existence immediately following such designation.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the board of directors or comparable governing body of such Person.

 “Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1)           the sum of the products obtained by multiplying

        (a)           the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by

        (b)           the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2)           the then outstanding principal amount of such Indebtedness.

“Wholly Owned Restricted Subsidiary” of any Person means a Restricted Subsidiary of such Person all of the outstanding common equity interests or other ownership interests of which (other than directors’ qualifying shares) shall at the time be owned by such Person and/or by one or more Wholly Owned Restricted Subsidiaries of such Person.

IMPORTANT UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

General

The following is a general discussion of the material U.S. federal income tax consequences of the purchase, ownership and disposition of the new notes by a person who acquires new notes pursuant to this exchange offer. Except where noted, the summary deals only with the new notes held as capital assets within the meaning of section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”), and does not deal with special situations, such as those of broker-dealers, tax exempt organizations, individual retirement accounts and other tax deferred accounts, financial institutions, insurance companies, holders whose functional currency is not the U.S. dollar, or persons holding new notes as part of a hedging or conversion transaction or a straddle, or a constructive sale. Further, the discussion below is based upon the provisions of the Code and Treasury regulations, rulings and judicial decisions thereunder as of the date hereof, and such authorities may be repealed, revoked, or modified, possibly with retroactive effect, so as to result in United States federal income tax consequences different from those discussed below. In addition, except as otherwise indicated, the following does not consider the effect of any applicable foreign, state, local or other tax laws or estate or gift tax considerations. Furthermore, this discussion does not consider the tax treatment of holders of the new notes who are partnerships or other pass-through entities for U.S. federal income tax purposes, or who are former citizens or long-term residents of the United States.

This summary addresses tax consequences relevant to a holder of the new notes that is either a U.S. Holder or a Non-U.S. Holder. As used herein, a “U.S. Holder” is a beneficial owner of a new note who is, for U.S. federal income tax purposes, either an individual who is a citizen or resident of the United States, a corporation or other entity taxable as a corporation for U.S. federal income tax purposes created in, or organized in or under the laws of, the United States or any political subdivision thereof, an estate the income of which is subject to U.S. federal income taxation regardless of its source, or a trust the administration of which is subject to the primary supervision of a U.S. court and which has one or more United States persons who have the authority to control all substantial decisions of the trust or that was in existence on, August 20, 1996, was treated as a United States person under the Code on that date and has made a valid election to be treated as a United States person under the Code. A “Non-U.S. Holder” is a beneficial owner of a new note that is, for U.S. federal income tax purposes, not a U.S. Holder or a partnership or other pass-through entity for U.S. federal income tax purposes.

The U.S. federal income tax treatment of a partner in a partnership (or other entity classified as a partnership for U.S. federal income tax purposes) that holds the new notes generally will depend on such partner’s particular circumstances and on the activities of the partnership. Partners in such partnerships should consult their own tax advisors.

PROSPECTIVE INVESTORS ARE ADVISED TO CONSULT THEIR OWN TAX ADVISORS WITH REGARD TO THE APPLICATION OF THE TAX CONSIDERATIONS DISCUSSED BELOW TO THEIR PARTICULAR SITUATIONS, AS WELL AS THE APPLICATION OF ANY STATE, LOCAL, FOREIGN, ESTATE, GIFT OR OTHER TAX LAWS, OR SUBSEQUENT REVISIONS THEREOF.

United States Federal Income Taxation of U.S. Holders

Exchange Offer

Pursuant to the exchange offer holders are entitled to exchange the original notes for new notes that will be substantially identical in all material respects to the original notes, except that the new notes will be registered and therefore will not be subject to transfer restrictions. Accordingly,

(1)           no gain or loss will be realized by a U.S. Holder upon receipt of a new note,

(2)           the holding period of the new note will include the holding period of the original note exchanged therefor,

(3)           the adjusted tax basis of the new notes will be the same as the adjusted tax basis of the original notes exchanged at the time of the exchange, and

(4)           the U.S. Holder will continue to take into account income in respect of the new note in the same manner as before the exchange.

Payments of Interest on the New Notes

Subject to the bond premium rules discussed below, interest on the new notes constitutes qualified stated interest and will be taxable to a U.S. Holder as ordinary income at the time such interest is accrued or actually or constructively received in accordance with the U.S. Holder’s regular method of accounting for U.S. federal income tax purposes.

Bond Premium

If a holder has a tax basis in a new note immediately after the new note is acquired that is greater than the stated redemption price at maturity, the holder has acquired the new note with “bond premium.”  A holder may elect to amortize such bond premium over the life of the new note to offset a portion of the stated interest that would otherwise be includible in income. Such an election generally applies to all taxable debt instruments held by the holder on or after the first day of the first taxable year to which the election applies, and may be revoked only with the consent of the IRS.   If a U.S. holder does not make this election, such U.S. holder must include the full amount of each interest payment in income as described in “Payments of Interest on the New Notes” above.  The U.S. holder will receive a tax benefit from the premium only in computing gain or loss upon the sale or other disposition or retirement of the note.  Holders that acquire a new note with bond premium should consult their tax advisors regarding the manner in which such premium is calculated and the election to amortize bond premium over the life of the instrument.

Effect of Optional Redemption on Yield to Maturity

At any time prior to November 30, 2012 we may redeem up to 35% of the new notes upon the occurrence of certain Equity Offerings. Computation of the yield and maturity of the new notes is not affected by such redemption rights if, based on all the facts and circumstances as of the date of issuance, the stated payment schedule of the new notes (that does not reflect the equity offering event) is significantly more likely than not to occur. We have determined that, based on all of the facts and circumstances as of the date of issuance, it is significantly more likely than not that the new notes will be paid according to their stated schedule.

We may redeem the new notes, in whole or in part, at any time on or after November 30, 2012 at redemption prices specified elsewhere herein plus accrued and unpaid interest, if any. The Treasury Regulations contain rules for determining the “maturity date” and the stated redemption price at maturity of an instrument that may be redeemed prior to its stated maturity date at the option of the issuer. Under such Treasury Regulations, solely for the purposes of the accrual of original issue discount, it is assumed that an issuer will exercise any option to redeem a debt instrument only if such exercise would lower the yield to maturity of the debt instrument. Because the exercise of such options would not lower the yield to maturity of the new notes, we believe that we will not be presumed under these rules to redeem the new notes prior to their stated maturity.

Sale, Redemption, Retirement or Other Taxable Disposition of the New Notes

Unless a non-recognition event applies, upon the sale, redemption, retirement or other taxable disposition of a new note, the U.S. Holder will generally recognize gain or loss in an amount equal to the difference between (1) the amount of cash and the fair market value of other property received in exchange therefor and (2) the holder’s adjusted tax basis in such new note. Amounts attributable to accrued but unpaid interest on the new notes will be treated as ordinary interest income as described above. A U.S. Holder’s adjusted tax basis in a new note will generally equal the purchase price of the new note (or the original note exchanged therefor) increased by any market discount, if any, that the U.S. Holder elected to include in income and decreased by any bond premium amortized by the holder and the amount of any payment on such new note other than qualified stated interest.

Except as discussed below with respect to market discount, gain or loss realized on the sale, redemption, retirement or other taxable disposition of a new note will be capital gain or loss and will be long term capital gain or loss at the time of sale, redemption, retirement or other taxable disposition, if the new note has been held for more than one year. The deductibility of capital losses is subject to certain limitations.

Market Discount

The resale of new notes may be affected by the impact on a purchaser of the market discount provisions of the Code. For this purpose, the market discount on a new note generally will be equal to the amount, if any, by which the adjusted issue price of the new note immediately after its acquisition exceeds the amount paid for the new note. To the extent a U.S. holder had market discount on an original note, the U.S. holder will have market discount on a new note exchanged therefor. Subject to a de minimis exception, these provisions generally require a U.S. Holder who acquires a new note at a market discount to treat as ordinary income any gain recognized on the disposition of such new note to the extent of the accrued market discount on such new note at the time of disposition, unless the U.S. Holder elects to include accrued market discount in income currently. In general, market discount will be treated as accruing on a straight line basis over the remaining term of the new note at the time of acquisition, or at the election of the U.S. Holder, under a constant yield method. If an election is made, the holder’s basis in the new notes will be increased to reflect the amount of income recognized and the rules described below regarding deferral of interest deductions will not apply. The election to include market discount in income currently, once made, applies to all market discount obligations acquired on or after the first taxable year to which the election applies and may not be revoked without the consent of the Internal Revenue Service.

A U.S. Holder who acquires a new note at a market discount and who does not elect to include accrued market discount in income currently may be required to defer the deduction of a portion of the interest on any indebtedness incurred or maintained to purchase or carry such new note.

Information Reporting and Backup Withholding

Backup withholding and information reporting requirements may apply to certain payments of principal and interest on a new note and to certain payments of the proceeds of the sale or redemption of a new note. We or our paying agent, as the case may be, will be required to withhold from any payment that is subject to backup withholding tax at a rate of 28 percent if a U.S. Holder fails to furnish his U.S. taxpayer identification number (“TIN”), certify that such number is correct, certify that such holder is not subject to backup withholding or otherwise comply with the applicable backup withholding rules. Unless extended by future legislation, however, the reduction in the backup withholding rate to 28 percent expires and the 31 percent backup withholding rate will be reinstated for payments made after December 31, 2010. Exempt holders (including, among others, all corporations) are not subject to these backup withholding and information reporting requirements.

Any amounts withheld under the backup withholding rules from a payment to a U.S. Holder of the new notes will be allowed as a refund or a credit against such holder’s U.S. federal income tax liability, provided that the required information is furnished to the Internal Revenue Service.

United States Federal Income Taxation of Non-U.S. Holders

Exchange Offer

The exchange of original notes for the new notes pursuant to this exchange offer will not constitute a taxable event for a Non-U.S. Holder.

Payments of Interest

Subject to the discussion of information reporting and backup withholding below, and assuming that the DTC’s book-entry procedures set forth in the section entitled “Description of the Notes — Book-Entry, Delivery and Form” are observed upon issuance and throughout the term of the Notes, the payment to a Non-U.S. Holder of interest on a new note will not be subject to United States federal withholding tax pursuant to the “portfolio interest exception,” provided that:

(1)           the interest is not effectively connected with the conduct of a trade or business in the United States;

(2)           the Non-U.S. Holder (A) does not actually or constructively own 10 percent or more of the combined voting power of all classes of stock of CCH II Capital Corp entitled to vote nor 10 percent or more of the capital or profits interests of CCH II, LLC and (B) is neither a controlled foreign corporation that is related to us through stock ownership within the meaning of the Code, nor a bank that received the new notes on an extension of credit in the ordinary course of its trade or business; and

(3)           either (A) the beneficial owner of the new notes certifies to us or our paying agent, under penalties of perjury, that it is not a U.S. Holder and provides its name and address on Internal Revenue Service Form W-8BEN (or a suitable substitute form) or (B) a securities clearing organization, bank or other financial institution that holds the new notes on behalf of such Non-U.S. Holder in the ordinary course of its trade or business (a “financial institution”) certifies under penalties of perjury that such an Internal Revenue Service Form W-8BEN or W-8IMY (or suitable substitute form) has been received from the beneficial owner by it or by a financial institution between it and the beneficial owner and, in case of a non-qualified intermediary, furnishes the payor with a copy thereof.

If a Non-U.S. Holder cannot satisfy the requirements of the portfolio interest exception described above, payments of interest made to such Non-U.S. Holder will be subject to a 30 percent withholding tax, unless the beneficial owner of the Note provides us or our paying agent, as the case may be, with a properly executed (1) Internal Revenue Service Form W-8BEN (or successor form) providing a correct TIN and claiming an exemption from or reduction in the rate of withholding under the benefit of a income tax treaty or (2) Internal Revenue Service Form W-8ECI (or successor form) providing a correct TIN and stating that interest paid on the new note is not subject to withholding tax because it is effectively connected with the beneficial owner’s conduct of a trade or business in the United States.

Notwithstanding the foregoing, if a Non-U.S. Holder of a new note is engaged in a trade or business in the United States and interest on the new note is effectively connected with the conduct of such trade or business, and, where an income tax treaty applies, is attributable to a U.S. permanent establishment or, in the case of an individual, a fixed base in the United States, such Non-U.S. Holder generally will be subject to U.S. federal income tax on such interest in the same manner as if it were a U.S. Holder (that is, will be taxable on a net basis at applicable graduated individual or corporate rates). In addition, if such Non-U.S. Holder is a foreign corporation, it may be subject to a branch profits tax equal to 30 percent of its effectively connected earnings and profits for that taxable year unless it qualifies for a lower rate under an applicable income tax treaty.

Sale, Redemption, Retirement or Other Taxable Disposition of New Notes

Generally, any gain realized on the sale, redemption, retirement or other taxable disposition of a new note by a Non-U.S. Holder will not be subject to U.S. federal income tax, unless:

(1)           such gain is effectively connected with the conduct by such holder of a trade or business in the United States, and, where an income tax treaty applies, the gain is attributable to a permanent establishment maintained in the United States or, in the case of an individual, a fixed base in the United States, or

(2)           in the case of gains derived by an individual, such individual is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met.

If a Non-U.S. Holder of a new note is engaged in the conduct of a trade or business in the United States, gain on the taxable disposition of a new note that is effectively connected with the conduct of such trade or business and, where an income tax treaty applies, is attributable to a U.S. permanent establishment or, in the case of an individual, a fixed base in the United States, generally will be taxed on a net basis at applicable graduated individual or corporate rates. Effectively connected gain of a foreign corporation may, under certain circumstances, be subject as well to a branch profits tax at a rate of 30 percent or a lower applicable income tax treaty rate.

If an individual Non-U.S. Holder is present in the United States for 183 days or more in the taxable year of the disposition of the Note and is nevertheless a “Non-U.S. Holder”, such Non-U.S. Holder generally will be subject to U.S. federal income tax at a rate of 30 percent (or a lower applicable income tax treaty rate) on the amount by which capital gains allocable to U.S. sources (including gain, if such gain is allowable to U.S. sources, from the sale, exchange, retirement or other disposition of the Note) exceed capital losses which are allocable to U.S. sources and recognized during the same taxable year.

Information Reporting and Backup Withholding

When required, we or our paying agent will report annually to the Internal Revenue Service and to each Non-U.S. Holder the payment of any interest, regardless of whether withholding was required, and any tax withheld with respect to the interest. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement of the tax authorities of the country in which the Non-U.S. Holder resides.

Certain Non-U.S. Holders may, under applicable U.S. Treasury regulations, be presumed to be U.S. persons. Interest paid to such holders generally will be subject to information reporting and backup withholding at a 28 percent rate unless such holders provide to us or our paying agent, as the case maybe, an Internal Revenue Service Form W-8BEN (or satisfy certain certification documentary evidence requirements for establishing that such holders are non-United States persons under U.S. Treasury regulations) or otherwise establish an exemption. Unless extended by future legislation, however, the reduction in the backup withholding rate to 28 percent expires and the 31 percent backup withholding rate will be reinstated for payments made after December 31, 2010. Backup withholding will not apply to interest that was subject to the 30 percent withholding tax (or at applicable income tax treaty rate) applicable to certain Non-U.S. Holders, as described above.

Information reporting and backup withholding will also generally apply to a payment of the proceeds of a disposition of a new note (including a redemption) if payment is effected by or through a U.S. office of a broker, unless a Non-U.S. Holder provides us or our paying agent, as the case may be, with such Non-U.S. Holder’s name and address and either certifies non-United States status or otherwise establishes an exemption. In general, backup withholding and information reporting will not apply to the payment of the proceeds from the disposition of the Notes by or through a foreign office of a broker. If, however, such broker is (i) a United States person, (ii) a foreign person 50 percent or more of whose gross income is from a U.S. trade or business for a specified three-year period, (iii) a “controlled foreign corporation” as to the United States, or (iv) a foreign partnership that, at any time during its taxable year, is 50 percent or more (by income or capital interest) owned by United States persons or is engaged in the conduct of a U.S. trade or business, such payment will be subject to information reporting, but not backup withholding, unless such broker has documentary evidence in its records that the holder is a Non-U.S. Holder and certain other conditions are met, or the holder otherwise establishes an exemption.

Any amounts withheld under the backup withholding rules from a payment to a holder of the new notes will be allowed as a refund or a credit against such holder’s U.S. federal income tax liability, provided that the required information is furnished to the Internal Revenue Service.

PLAN OF DISTRIBUTION

A broker-dealer that is the holder of original notes that were acquired for the account of such broker-dealer as a result of market-making or other trading activities, other than original notes acquired directly from us or any of our affiliates may exchange such original notes for new notes pursuant to the exchange offer. This is true so long as each broker-dealer that receives new notes for its own account in exchange for original notes, where such original notes were acquired by such broker-dealer as a result of market-making or other trading activities acknowledges that it will deliver a prospectus in connection with any resale of such new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for original notes where such original notes were acquired as a result of market-making activities or other trading activities. We have agreed that for a period of 180 days after consummation of the exchange offer or such time as any broker-dealer no longer owns any registrable securities, we will make this prospectus, as it may be amended or supplemented from time to time, available to any broker-dealer for use in connection with any such resale. All dealers effecting transactions in the new notes will be required to deliver a prospectus.

We will not receive any proceeds from any sale of new notes by broker-dealers or any other holder of new notes. New notes received by broker-dealers for their own account in the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such new notes. Any broker-dealer that resells new notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such new notes may be deemed to be an “underwriter” within the meaning of the Securities Act of 1933, and any profit on any such resale of new notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act of 1933. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act of 1933.

For a period of 180 days after consummation of the exchange offer (or, if earlier, until such time as any broker-dealer no longer owns any registrable securities), we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer and to our performance of, or compliance with, the exchange and registration rights agreement (other than commissions or concessions of any brokers or dealers) and will indemnify the holders of the notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act of 1933.

LEGAL MATTERS

The validity of the new notes offered in this prospectus will be passed upon for the Issuers by Kirkland & Ellis LLP, New York, New York.

EXPERTS

The consolidated financial statements of CCH II, LLC and subsidiaries as of December 31, 2008 and 2007, and for each of the years in the three-year period ended December 31, 2008, have been included herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.  The report on the consolidated financial statements referred to above includes an explanatory paragraph regarding the adoption, effective January 1, 2009, of Statement of Financial Accounting Standards No. 160, Noncontrolling Interests in Consolidated Financial Statements – An Amendment of ARB No. 51.

WHERE YOU CAN FIND MORE INFORMATION

The indenture governing the notes provides that, regardless of whether they are at any time required to file reports with the SEC, the Issuers will file with the SEC and furnish to the holders of the notes all such reports and other information as would be required to be filed with the SEC if the Issuers were subject to the reporting requirements of the Exchange Act.

While any notes remain outstanding, the Issuers will make available upon request to any holder and any prospective purchaser of notes the information required pursuant to Rule 144A(d)(4) under the Securities Act during any period in which the Issuers are not subject to Section 13 or 15(d) of the Exchange Act. This prospectus contains summaries, believed to be accurate in all material respects, of certain terms of certain agreements regarding this exchange offer and the notes (including but not limited to the indenture governing your notes), but reference is hereby made to the actual agreements, copies of which will be made available to you upon request to us or the initial purchasers, for complete information with respect thereto, and all such summaries are qualified in their entirety by this reference. Any such request for the agreements summarized herein should be directed to Investor Relations, CCH II, LLC, Charter Plaza, 12405 Powerscourt Drive, St. Louis, Missouri 63131, telephone number (314) 965-0555.

Page

Financial Statements
Condensed Consolidated Balance Sheets as of September 30, 2009 and December 31, 2008	F-39
Condensed Consolidated Statements of Operations for the Three and Nine Months Ended September 30, 2009 and 2008	F-40
Condensed Consolidated Statements of Cash Flows for the Nine Months Ended September 30, 2009 and 2008	F-41
Notes to Condensed Consolidated Financial Statements	F-42

Effective December 1, 2009, the Company will apply fresh start accounting in accordance with ASC 852 which requires assets and liabilities to be reflected at fair value. Upon application of fresh start accounting, the Company will adjust its property, plant and equipment, franchise, goodwill, and other intangible assets to reflect fair value and will also establish any previously unrecorded intangible assets at their fair values.  The Company expects these fresh start adjustments will result in material increases to total tangible and intangible assets, primarily as a result of adjustments to property, plant and equipment, goodwill and customer relationships.

Report of Independent Registered Public Accounting Firm

The Manager and Member of
CCH II, LLC:

We have audited the accompanying consolidated balance sheets of CCH II, LLC and subsidiaries (the Company) as of December 31, 2008 and 2007, and the related consolidated statements of operations, changes in member’s equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 2008. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of CCH II, LLC and subsidiaries as of December 31, 2008 and 2007, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2008, in conformity with U.S. generally accepted accounting principles.

As discussed in Note 24 to the consolidated financial statements, effective January 1, 2009, the Company adopted Statement of Financial Accounting Standards No. 160, Noncontrolling Interests in Consolidated Financial Statements – An Amendment of ARB No. 51.

/s/ KPMG LLP

St. Louis, Missouri
October 6, 2009, except as to Note 24
and Note 26, which are as of January 15, 2010

CCH II, LLC AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(dollars in millions)

	December 31,
	2008	2007
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$953	$7
Accounts receivable, less allowance for doubtful accounts of
$18 and $18, respectively	221	220
Prepaid expenses and other current assets	23	24
Total current assets	1,197	251

INVESTMENT IN CABLE PROPERTIES:
Property, plant and equipment, net of accumulated
depreciation of $7,191 and $6,432, respectively	4,959	5,072
Franchises, net	7,384	8,942
Total investment in cable properties, net	12,343	14,014

OTHER NONCURRENT ASSETS	224	205

Total assets	$13,764	$14,470

LIABILITIES AND MEMBER’S EQUITY (DEFICIT)

CURRENT LIABILITIES:
Accounts payable and accrued expenses	$980	$1,001
Payables to related party	232	181
Current portion of long-term debt	70	--
Total current liabilities	1,282	1,182

LONG-TERM DEBT	14,174	12,311
LOANS PAYABLE – RELATED PARTY	13	123
DEFERRED MANAGEMENT FEES – RELATED PARTY	14	14
OTHER LONG-TERM LIABILITIES	695	545
TEMPORARY EQUITY	203	199

MEMBER’S EQUITY (DEFICIT):
Accumulated other comprehensive loss	(303)	(123)
Member’s deficit	(2,787)	(245)
Total CCH II member’s deficit	(3,090)	(368)

Noncontrolling interest	473	464
Total member’s equity (deficit)	(2,617)	96

Total liabilities and member’s equity (deficit)	$13,764	$14,470

The accompanying notes are an integral part of these consolidated financial statements.

CCH II, LLC AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(dollars in millions)

	Year Ended December 31,
	2008	2007	2006

REVENUES	$6,479	$6,002	$5,504

COSTS AND EXPENSES:
Operating (excluding depreciation and amortization)	2,792	2,620	2,438
Selling, general and administrative	1,401	1,289	1,165
Depreciation and amortization	1,310	1,328	1,354
Impairment of franchises	1,521	178	--
Asset impairment charges	--	56	159
Other operating (income) expenses, net	69	(17)	21

	7,093	5,454	5,137

Operating income (loss) from continuing operations	(614)	548	367

OTHER INCOME AND EXPENSES:
Interest expense, net	(1,064)	(1,014)	(975)
Change in value of derivatives	(62)	(46)	6
Loss on extinguishment of debt	(4)	(32)	(27)
Other expense, net	(19)	(24)	(4)

	(1,149)	(1,116)	(1,000)

Loss from continuing operations, before income tax expense	(1,763)	(568)	(633)

INCOME TAX BENEFIT (EXPENSE)	40	(20)	(7)

Loss from continuing operations	(1,723)	(588)	(640)

INCOME FROM DISCONTINUED OPERATIONS, NET OF TAX	--	--	238

Net loss	$(1,723)	$(588)	$(402)

The accompanying notes are an integral part of these consolidated financial statements.

CCH II, LLC AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN MEMBER’S EQUITY (DEFICIT)
(dollars in millions)

	Member’s Equity (Deficit)	Accumulated Other Comprehensive Income (Loss)	Total Member's Equity (Deficit)

BALANCE, December 31, 2005	$3,400	$2	$3,402
Distributions to parent company	(1,446)	--	(1,446)
Changes in fair value of interest rate agreements	--	(1)	(1)
Net loss	(402)	--	(402)

BALANCE, December 31, 2006	1,552	1	1,553
Distributions to parent company	(1,195)	--	(1,195)
Changes in fair value of interest rate agreements	--	(123)	(123)
Other	(14)	(1)	(15)
Net loss	(588)	--	(588)

BALANCE, December 31, 2007	(245)	(123)	(368)
Distributions to parent company	(819)	--	(819)
Changes in fair value of interest rate agreements	--	(180)	(180)
Net loss	(1,723)	--	(1,723)

BALANCE, December 31, 2008	$(2,787)	$(303)	$(3,090)

The accompanying notes are an integral part of these consolidated financial statements.

CCH II, LLC AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(dollars in millions)

	Year Ended December 31,
	2008	2007	2006

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(1,723)	$(588)	$(402)
Adjustments to reconcile net loss to net cash flows from operating activities:
Depreciation and amortization	1,310	1,328	1,362
Impairment of franchises	1,521	178	--
Asset impairment charges	--	56	159
Noncash interest expense	30	23	28
Change in value of derivatives	62	46	(6)
Deferred income taxes	(47)	12	--
(Gain) loss on sale of assets, net	13	(3)	(192)
Loss on extinguishment of debt	4	21	27
Other, net	48	20	17
Changes in operating assets and liabilities, net of effects from acquisitions and dispositions:
Accounts receivable	(1)	(33)	23
Prepaid expenses and other assets	--	(5)	1
Accounts payable, accrued expenses and other	(21)	29	(15)
Receivables from and payables to related party, including deferred management fees	22	38	27

Net cash flows from operating activities	1,218	1,122	1,029

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(1,202)	(1,244)	(1,103)
Change in accrued expenses related to capital expenditures	(39)	(2)	24
Proceeds from sale of assets, including cable systems	43	104	1,020
Other, net	(12)	(31)	(6)

Net cash flows from investing activities	(1,210)	(1,173)	(65)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings of long-term debt	3,105	7,877	6,322
Borrowings from related parties	--	--	105
Repayments of long-term debt	(1,179)	(6,628)	(6,918)
Repayments to related parties	(115)	--	(20)
Proceeds from issuance of debt	--	--	440
Payments for debt issuance costs	(42)	(33)	(33)
Distributions	(819)	(1,195)	(831)
Other, net	(12)	5	--

Net cash flows from financing activities	938	26	(935)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	946	(25)	29
CASH AND CASH EQUIVALENTS, beginning of period	7	32	3

CASH AND CASH EQUIVALENTS, end of period	$953	$7	$32

CASH PAID FOR INTEREST	$1,027	$980	$911

NONCASH TRANSACTIONS:
Issuance of debt by CCH II, LLC	$--	$--	$410
Issuance of debt by Charter Communications Operating, LLC	$--	$--	$37
Retirement of Renaissance Media Group LLC debt	$--	$--	$(37)
Distribution of Charter Communications Inc. convertible notes and accrued interest	$--	$--	$(615)

The accompanying notes are an integral part of these consolidated financial statements.

CCH II, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2008, 2007 AND 2006
(dollars in millions, except where indicated)

1.	Organization and Basis of Presentation

CCH II, LLC (“CCH II”) is a holding company whose principal assets at December 31, 2008 are the equity interests in its operating subsidiaries.  CCH II is a direct subsidiary of CCH I, LLC (“CCH I”), which is an indirect subsidiary of Charter Communications Holdings, LLC (“Charter Holdings”).  Charter Holdings is an indirect subsidiary of Charter Communications, Inc. (“Charter”).  The consolidated financial statements include the accounts of CCH II and all of its subsidiaries where the underlying operations reside, which are collectively referred to herein as the "Company."  All significant intercompany accounts and transactions among consolidated entities have been eliminated.

The Company is a broadband communications company operating in the United States.  The Company offers to residential and commercial customers traditional cable video programming (basic and digital video), high-speed Internet services, and telephone services, as well as advanced broadband services such as high definition television, Charter OnDemand™, and digital video recorder (“DVR”) service.  The Company sells its cable video programming, high-speed Internet, telephone, and advanced broadband services primarily on a subscription basis.  The Company also sells local advertising on cable networks.

The preparation of financial statements in conformity with accounting principles generally accepted in the United States (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Areas involving significant judgments and estimates include capitalization of labor and overhead costs; depreciation and amortization costs; impairments of property, plant and equipment, franchises and goodwill; income taxes; and contingencies.  Actual results could differ from those estimates.

Reclassifications.  Certain prior year amounts have been reclassified to conform with the 2008 presentation.

2.	Liquidity and Capital Resources

The Company’s consolidated financial statements have been prepared assuming that it will continue as a going concern.  The conditions noted below raise substantial doubt about the Company’s ability to continue as a going concern.  The consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

On February 12, 2009, Charter announced that it had reached agreements in principle with certain holders of the Company’s and its parent companies’ notes (the “Noteholders”) holding approximately $4.1 billion in aggregate principal amount of notes issued by Charter’s subsidiaries, CCH I and CCH II.  Pursuant to separate restructuring agreements, dated February 11, 2009, entered into with each Noteholder (as amended, the “Restructuring Agreements”), on March 27, 2009, Charter and its subsidiaries, including CCH II, filed voluntary petitions for relief under Chapter 11 of the United States Bankruptcy Code to implement a restructuring pursuant to a joint plan of reorganization (as amended, the “Plan”) aimed at improving their capital structure.  The filing of bankruptcy is an event of default under the Company’s indebtedness.  Refer to discussion of subsequent events regarding the Plan in Note 26.

During the fourth quarter of 2008, Charter Communications Operating, LLC (“Charter Operating”) drew down all except $27 million of amounts available under the revolving credit facility.  During the first quarter of 2009, Charter Operating presented a qualifying draw notice to the banks under the revolving credit facility but was refused those funds.  Additionally, upon filing bankruptcy, Charter Operating will no longer have access to the revolving credit facility and will rely on cash on hand and cash flows from operating activities to fund our projected cash needs.  The Company’s and its parent companies’ projected cash needs and projected sources of liquidity depend upon, among other things, its actual results, the timing and amount of its expenditures, and the outcome of various matters in its Chapter 11 bankruptcy proceedings and financial restructuring.  The outcome of the Plan is subject to substantial risks.  See Note 26.

CCH II, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2008, 2007 AND 2006
(dollars in millions, except where indicated)

The Company incurred net losses of $1.7 billion, $588 million, and $402 million in 2008, 2007, and 2006, respectively.  The Company’s net cash flows from operating activities were $1.2 billion, $1.1 billion, and $1.0 billion for the years ending December 31, 2008, 2007, and 2006, respectively.

The Company's total debt as of December 31, 2008 was $14.2 billion, consisting of $8.6 billion of credit facility debt and $5.6 billion accreted value of high-yield notes.  In 2009, $70 million of the Company’s debt matures.  In 2010 and beyond, significant additional amounts will become due under the Company’s remaining long-term debt obligations including $1.9 billion of CCH II senior notes maturing in September 2010.

The Company requires significant cash to fund debt service costs, capital expenditures and ongoing operations.  The Company has historically funded these requirements through cash flows from operating activities, borrowings under its credit facilities, equity contributions from its parent companies, proceeds from sales of assets, issuances of debt securities, and cash on hand.  However, the mix of funding sources changes from period to period.  For the year ended December 31, 2008, the Company generated $1.2 billion of net cash flows from operating activities, after paying cash interest of $1.0 billion.  In addition, the Company used $1.2 billion for purchases of property, plant and equipment.  Finally, the Company generated net cash flows from financing activities of $938 million, as a result of financing transactions and credit facility borrowings completed during the year ended December 31, 2008.  As of December 31, 2008, the Company had cash on hand of $953 million.

Although the Company has been able to refinance or otherwise fund the repayment of debt in the past, it may not be able to access additional sources of refinancing on similar terms or pricing as those that are currently in place, or at all, or otherwise obtain other sources of funding, especially given the recent volatility and disruption of the capital and credit markets and the deterioration of general economic conditions in recent months.

Limitations on Distributions

As long as Charter’s convertible senior notes remain outstanding and are not otherwise converted into shares of common stock, Charter must pay interest on the convertible senior notes and repay the principal amount.  Charter’s ability to make interest payments on its convertible senior notes, and to repay the outstanding principal of its convertible senior notes will depend on its ability to raise additional capital and/or on receipt of payments or distributions from Charter Communications Holding Company, LLC (“Charter Holdco”) and its subsidiaries.  As of December 31, 2008, Charter Holdco was owed $13 million in intercompany loans from Charter Operating and had $1 million in cash, which amounts were available to pay interest and principal on Charter's convertible senior notes to the extent not otherwise used, for example, to satisfy maturities at Charter Holdings.  In addition, as long as Charter Holdco continues to hold the $137 million of Charter Holdings’ notes due 2009 and 2010 (as discussed further below), Charter Holdco will receive interest and principal payments from Charter Holdings to the extent Charter Holdings is able to make such payments.  Such amounts may be available to pay interest and principal on Charter’s convertible senior notes, although Charter Holdco may use those amounts for other purposes.

Distributions by Charter’s subsidiaries to a parent company for payment of principal on parent company notes, are restricted under the indentures governing the Company’s and its parent companies’ notes, and under the CCO Holdings, LLC (“CCO Holdings”) credit facility, unless there is no default under the applicable indenture and credit facilities, and unless each applicable subsidiary’s leverage ratio test is met at the time of such distribution.  For the quarter ended December 31, 2008, there was no default under any of these indentures or credit facilities.  However, certain of Charter’s subsidiaries did not meet their applicable leverage ratio tests based on December 31, 2008 financial results.  As a result, distributions from certain of Charter’s subsidiaries to their parent companies would have been restricted at such time and will continue to be restricted unless those tests are met.  Distributions by Charter Operating for payment of principal on parent company notes are further restricted by the covenants in its credit facilities.

Distributions by CCH I Holdings, LLC (“CIH”), CCH I, CCH II, CCO Holdings, and Charter Operating to a parent company for payment of parent company interest are permitted if there is no default under the aforementioned indentures and CCO Holdings and Charter Operating credit facilities.

CCH II, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2008, 2007 AND 2006
(dollars in millions, except where indicated)

The indentures governing the Charter Holdings notes permit Charter Holdings to make distributions to Charter Holdco for payment of interest or principal on Charter’s convertible senior notes, only if, after giving effect to the distribution, Charter Holdings can incur additional debt under the leverage ratio of 8.75 to 1.0, there is no default under Charter Holdings’ indentures, and other specified tests are met.  For the quarter ended December 31, 2008, there was no default under Charter Holdings’ indentures, the other specified tests were met, and Charter Holdings met its leverage ratio test based on December 31, 2008 financial results.  Such distributions would be restricted, however, if Charter Holdings fails to meet these tests at the time of the contemplated distribution.  In the past, Charter Holdings has from time to time failed to meet this leverage ratio test.  There can be no assurance that Charter Holdings will satisfy these tests at the time of the contemplated distribution.  During periods in which distributions are restricted, the indentures governing the Charter Holdings notes permit Charter Holdings and its subsidiaries to make specified investments (that are not restricted payments) in Charter Holdco or Charter, up to an amount determined by a formula, as long as there is no default under the indentures.

In addition to the limitation on distributions under the various indentures discussed above, distributions by Charter’s subsidiaries, including the Company, may be limited by applicable law.  Under the Delaware Limited Liability Company Act, Charter’s subsidiaries may only make distributions if they have “surplus” as defined in the act.  Under fraudulent transfer laws, Charter’s subsidiaries may not pay dividends if they are insolvent or are rendered insolvent thereby.  The measures of insolvency for purposes of these fraudulent transfer laws vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, an entity would be considered insolvent if:

·	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all its assets;
·
the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

·	it could not pay its debts as they became due.

It is uncertain whether Charter’s subsidiaries, including the Company, will have, at the relevant times, sufficient surplus at the relevant subsidiaries to make distributions, including for payments of interest and principal on the debts of the parents of such entities, and there can otherwise be no assurance that Charter’s subsidiaries will not become insolvent or will be permitted to make distributions in the future in compliance with these restrictions in amounts needed to service parent company indebtedness.

3.	Summary of Significant Accounting Policies

Cash Equivalents

The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents.  These investments are carried at cost, which approximates market value.  Cash and cash equivalents consist primarily of money market funds and commercial paper.

Property, Plant and Equipment

Property, plant and equipment are recorded at cost, including all material, labor and certain indirect costs associated with the construction of cable transmission and distribution facilities.  While the Company’s capitalization is based on specific activities, once capitalized, costs are tracked by fixed asset category at the cable system level and not on a specific asset basis.  For assets that are sold or retired, the estimated historical cost and related accumulated depreciation is removed.  Costs associated with initial customer installations and the additions of network equipment necessary to enable advanced services are capitalized.  Costs capitalized as part of initial customer installations include materials, labor, and certain indirect costs.  Indirect costs are associated with the activities of the Company’s personnel who assist in connecting and activating the new service and consist of compensation and indirect costs associated with these support functions.  Indirect costs primarily include employee benefits and payroll taxes, direct variable costs associated with capitalizable activities, consisting primarily of installation and construction vehicle

CCH II, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2008, 2007 AND 2006
(dollars in millions, except where indicated)

costs, the cost of dispatch personnel and indirect costs directly attributable to capitalizable activities.  The costs of disconnecting service at a customer’s dwelling or reconnecting service to a previously installed dwelling are charged to operating expense in the period incurred.  Costs for repairs and maintenance are charged to operating expense as incurred, while plant and equipment replacement and betterments, including replacement of cable drops from the pole to the dwelling, are capitalized.

Depreciation is recorded using the straight-line composite method over management’s estimate of the useful lives of the related assets as follows:

Cable distribution systems	7-20 years
Customer equipment and installations	3-5 years
Vehicles and equipment	1-5 years
Buildings and leasehold improvements	5-15 years
Furniture, fixtures and equipment	5 years

Asset Retirement Obligations

Certain of the Company’s franchise agreements and leases contain provisions requiring the Company to restore facilities or remove equipment in the event that the franchise or lease agreement is not renewed.  The Company expects to continually renew its franchise agreements and has concluded that substantially all of the related franchise rights are indefinite lived intangible assets.  Accordingly, the possibility is remote that the Company would be required to incur significant restoration or removal costs related to these franchise agreements in the foreseeable future.  Statement of Financial Accounting Standards (“SFAS”) No. 143, Accounting for Asset Retirement Obligations, as interpreted by Financial Accounting Standards Board (“FASB”) Interpretation (“FIN”) No. 47, Accounting for Conditional Asset Retirement Obligations – an Interpretation of FASB Statement No. 143, requires that a liability be recognized for an asset retirement obligation in the period in which it is incurred if a reasonable estimate of fair value can be made.  The Company has not recorded an estimate for potential franchise related obligations but would record an estimated liability in the unlikely event a franchise agreement containing such a provision were no longer expected to be renewed.  The Company also expects to renew many of its lease agreements related to the continued operation of its cable business in the franchise areas.  For the Company’s lease agreements, the estimated liabilities related to the removal provisions, where applicable, have been recorded and are not significant to the financial statements.

Franchises

Franchise rights represent the value attributed to agreements with local authorities that allow access to homes in cable service areas acquired through the purchase of cable systems.  Management estimates the fair value of franchise rights at the date of acquisition and determines if the franchise has a finite life or an indefinite-life as defined by SFAS No. 142, Goodwill and Other Intangible Assets. All franchises that qualify for indefinite-life treatment under SFAS No. 142 are no longer amortized against earnings but instead are tested for impairment annually or more frequently as warranted by events or changes in circumstances (see Note 7).  The Company concluded that substantially all of its franchises qualify for indefinite-life treatment.  Costs incurred in renewing cable franchises are deferred and amortized over 10 years.

Other Noncurrent Assets

Other noncurrent assets primarily include deferred financing costs, investments in equity securities and goodwill.  Costs related to borrowings are deferred and amortized to interest expense over the terms of the related borrowings.

Investments in equity securities are accounted for at cost, under the equity method of accounting or in accordance with SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities.  The Company recognizes losses for any decline in value considered to be other than temporary.

CCH II, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2008, 2007 AND 2006
(dollars in millions, except where indicated)

Valuation of Property, Plant and Equipment

The Company evaluates the recoverability of long-lived assets to be held and used for impairment when events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.  Such events or changes in circumstances could include such factors as impairment of the Company’s indefinite life franchise under SFAS No. 142, changes in technological advances, fluctuations in the fair value of such assets, adverse changes in relationships with local franchise authorities, adverse changes in market conditions or a deterioration of operating results.  If a review indicates that the carrying value of such asset is not recoverable from estimated undiscounted cash flows, the carrying value of such asset is reduced to its estimated fair value.  While the Company believes that its estimates of future cash flows are reasonable, different assumptions regarding such cash flows could materially affect its evaluations of asset recoverability.  No impairments of long-lived assets to be held and used were recorded in 2008, 2007, and 2006; however, approximately $56 million and $159 million of impairment on assets held for sale was recorded for the years ended December 31, 2007 and 2006, respectively (see Note 4).

Derivative Financial Instruments

The Company accounts for derivative financial instruments in accordance with SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended.  For those instruments which qualify as hedging activities, related gains or losses are recorded in accumulated other comprehensive income (loss).  For all other derivative instruments, the related gains or losses are recorded in the statements of operations.  The Company uses interest rate swap agreements to manage its interest costs and reduce the Company’s exposure to increases in floating interest rates.  The Company’s policy is to manage its exposure to fluctuations in interest rates by maintaining a mix of fixed and variable rate debt within a targeted range.  Using interest rate swap agreements, the Company agrees to exchange, at specified intervals through 2013, the difference between fixed and variable interest amounts calculated by reference to agreed-upon notional principal amounts.  At the banks’ option, certain interest rate swap agreements may be extended through 2014.  The Company does not hold or issue any derivative financial instruments for trading purposes.

Revenue Recognition

Revenues from residential and commercial video, high-speed Internet and telephone services are recognized when the related services are provided.  Advertising sales are recognized at estimated realizable values in the period that the advertisements are broadcast.  Franchise fees imposed by local governmental authorities are collected on a monthly basis from the Company’s customers and are periodically remitted to local franchise authorities.  Franchise fees of $187 million, $177 million, and $179 million for the years ended December 31, 2008, 2007, and 2006, respectively, are reported in other revenues, on a gross basis with a corresponding operating expense.  Sales taxes collected and remitted to state and local authorities are recorded on a net basis.

The Company’s revenues by product line are as follows:

	Year Ended December 31,
	2008	2007	2006

Video	$3,463	$3,392	$3,349
High-speed Internet	1,356	1,243	1,047
Telephone	555	345	137
Commercial	392	341	305
Advertising sales	308	298	319
Other	405	383	347

	$6,479	$6,002	$5,504

CCH II, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2008, 2007 AND 2006
(dollars in millions, except where indicated)

Programming Costs

The Company has various contracts to obtain basic, digital and premium video programming from program suppliers whose compensation is typically based on a flat fee per customer.  The cost of the right to exhibit network programming under such arrangements is recorded in operating expenses in the month the programming is available for exhibition.  Programming costs are paid each month based on calculations performed by the Company and are subject to periodic audits performed by the programmers.  Certain programming contracts contain incentives to be paid by the programmers.  The Company receives these payments related to the activation of the programmer’s cable television channel and recognizes the incentives on a straight-line basis over the life of the programming agreement as a reduction of programming expense.  This offset to programming expense was $33 million, $25 million, and $32 million for the years ended December 31, 2008, 2007, and 2006, respectively.  As of December 31, 2008 and 2007, the deferred amounts of such economic consideration, included in other long-term liabilities, were $61 million and $90 million, respectively.  Programming costs included in the accompanying statement of operations were $1.6 billion, $1.6 billion, and $1.5 billion for the years ended December 31, 2008, 2007, and 2006, respectively.

Advertising Costs

Advertising costs associated with marketing the Company’s products and services are generally expensed as costs are incurred.  Such advertising expense was $229 million, $187 million, and $131 million for the years ended December 31, 2008, 2007, and 2006, respectively.

Multiple-Element Transactions

In the normal course of business, the Company enters into multiple-element transactions where it is simultaneously both a customer and a vendor with the same counterparty or in which it purchases multiple products and/or services, or settles outstanding items contemporaneous with the purchase of a product or service from a single counterparty.  Transactions, although negotiated contemporaneously, may be documented in one or more contracts.  The Company’s policy for accounting for each transaction negotiated contemporaneously is to record each element of the transaction based on the respective estimated fair values of the products or services purchased and the products or services sold.  In determining the fair value of the respective elements, the Company refers to quoted market prices (where available), historical transactions or comparable cash transactions.

Stock-Based Compensation

The Company accounts for stock-based compensation in accordance with SFAS No. 123(R), Share – Based Payment, which addresses the accounting for share-based payment transactions in which a company receives employee services in exchange for (a) equity instruments of that company or (b) liabilities that are based on the fair value of the company’s equity instruments or that may be settled by the issuance of such equity instruments.  The Company recorded $33 million, $18 million, and $13 million of option compensation expense which is included in general and administrative expenses for the years ended December 31, 2008, 2007, and 2006, respectively.

The fair value of each option granted is estimated on the date of grant using the Black-Scholes option-pricing model.  The following weighted average assumptions were used for grants during the years ended December 31, 2008, 2007, and 2006, respectively; risk-free interest rates of 3.5%, 4.6%, and 4.6%; expected volatility of 88.1%, 70.3%, and 87.3% based on historical volatility; and expected lives of 6.3 years, 6.3 years, and 6.3 years, respectively.  The valuations assume no dividends are paid.

Income Taxes

CCH II is a single member limited liability company not subject to income tax.  CCH II holds all operations through indirect subsidiaries.  The majority of these indirect subsidiaries are limited liability companies that are also not subject to income tax.  However, certain of the limited liability companies are subject to state income tax.  In addition, certain of CCH II’s indirect subsidiaries are corporations that are subject to income tax.  The Company

CCH II, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2008, 2007 AND 2006
(dollars in millions, except where indicated)

recognizes deferred tax assets and liabilities for temporary differences between the financial reporting basis and the tax basis of these indirect corporate subsidiaries’ assets and liabilities and expected benefits of utilizing net operating loss carryforwards.  The impact on deferred taxes of changes in tax rates and tax law, if any, applied to the years during which temporary differences are expected to be settled, are reflected in the consolidated financial statements in the period of enactment (see Note 20).

Charter, our indirect parent company, is subject to income taxes.  Accordingly, in addition to the Company’s deferred tax liabilities, Charter has recorded net deferred tax liabilities of approximately $379 million related to their approximate 53% investment in Charter Holdco which is not reflected at the Company.

Segments

SFAS No. 131, Disclosure about Segments of an Enterprise and Related Information, established standards for reporting information about operating segments in annual financial statements and in interim financial reports issued to shareholders.  Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated on a regular basis by the chief operating decision maker, or decision making group, in deciding how to allocate resources to an individual segment and in assessing performance of the segment.

The Company’s operations are managed on the basis of geographic operating segments.  The Company has evaluated the criteria for aggregation of the geographic operating segments under paragraph 17 of SFAS No. 131 and believes it meets each of the respective criteria set forth.  The Company delivers similar products and services within each of its geographic operations.  Each geographic service area utilizes similar means for delivering the programming of the Company’s services; have similarity in the type or class of customer receiving the products and services; distributes the Company’s services over a unified network; and operates within a consistent regulatory environment.  In addition, each of the geographic operating segments has similar economic characteristics.  In light of the Company’s similar services, means for delivery, similarity in type of customers, the use of a unified network and other considerations across its geographic operating structure, management has determined that the Company has one reportable segment, broadband services.

4.	Sale of Assets

In 2006, the Company sold certain cable television systems serving approximately 356,000 video customers in 1) West Virginia and Virginia to Cebridge Connections, Inc. (the “Cebridge Transaction”); 2) Illinois and Kentucky to Telecommunications Management, LLC, doing business as New Wave Communications (the “New Wave Transaction”) and 3) Nevada, Colorado, New Mexico and Utah to Orange Broadband Holding Company, LLC (the “Orange Transaction”) for a total sales price of approximately $971 million.  The Company used the net proceeds from the asset sales to reduce borrowings, but not commitments, under the revolving portion of the Company’s credit facilities.  These cable systems met the criteria for assets held for sale.  As such, the assets were written down to fair value less estimated costs to sell, resulting in asset impairment charges during the year ended December 31, 2006 of approximately $99 million related to the New Wave Transaction and the Orange Transaction.  The Company determined that the West Virginia and Virginia cable systems comprise operations and cash flows that for financial reporting purposes meet the criteria for discontinued operations.  Accordingly, the results of operations for the West Virginia and Virginia cable systems have been presented as discontinued operations, net of tax, for the year ended December 31, 2006, including a gain of $200 million on the sale of cable systems.

CCH II, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2008, 2007 AND 2006
(dollars in millions, except where indicated)

Summarized consolidated financial information for the years ended December 31, 2006 for the West Virginia and Virginia cable systems is as follows:

Year Ended December 31, 2006
Revenues	$109
Income before income taxes	$238
Income tax expense	$(22)
Net income	$216
Earnings per common share, basic and diluted	$0.65

In 2007 and 2006, the Company recorded asset impairment charges of $56 million and $60 million, respectively, related to other cable systems meeting the criteria of assets held for sale.

5.      Allowance for Doubtful Accounts

Activity in the allowance for doubtful accounts is summarized as follows for the years presented:

	Year Ended December 31,
	2008	2007	2006

Balance, beginning of year	$18	$16	$17
Charged to expense	122	107	89
Uncollected balances written off, net of recoveries	(122)	(105)	(90)

Balance, end of year	$18	$18	$16

6.	Property, Plant and Equipment

Property, plant and equipment consists of the following as of December 31, 2008 and 2007:

	2008	2007

Cable distribution systems	$7,008	$6,697
Customer equipment and installations	4,057	3,740
Vehicles and equipment	256	257
Buildings and leasehold improvements	439	426
Furniture, fixtures and equipment	390	384

	12,150	11,504
Less: accumulated depreciation	(7,191)	(6,432)

	$4,959	$5,072

The Company periodically evaluates the estimated useful lives used to depreciate its assets and the estimated amount of assets that will be abandoned or have minimal use in the future.  A significant change in assumptions about the extent or timing of future asset retirements, or in the Company’s use of new technology and upgrade programs, could materially affect future depreciation expense.  In 2007, the Company changed the useful lives of certain property, plant, and equipment based on technological changes.  The change in useful lives reduced depreciation expense by approximately $81 million and $8 million during 2008 and 2007, respectively.

Depreciation expense for each of the years ended December 31, 2008, 2007, and 2006 was $1.3 billion.

CCH II, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2008, 2007 AND 2006
(dollars in millions, except where indicated)

7.      Franchises, Goodwill and Other Intangible Assets

Franchise rights represent the value attributed to agreements or authorizations with local and state authorities that allow access to homes in cable service areas.  Management estimates the fair value of franchise rights at the date of acquisition and determines if the franchise has a finite life or an indefinite-life as defined by SFAS No. 142, Goodwill and Other Intangible Assets.  Franchises that qualify for indefinite-life treatment under SFAS No. 142 are tested for impairment annually, or more frequently as warranted by events or changes in circumstances.  Franchises are aggregated into essentially inseparable units of accounting to conduct the valuations.  The units of accounting generally represent geographical clustering of the Company’s cable systems into groups by which such systems are managed.  Management believes such grouping represents the highest and best use of those assets.  The Company has historically assessed that its divisional operations were the appropriate level at which the Company’s franchises should be evaluated.  Based on certain organizational changes in 2008, the Company determined that the appropriate units of accounting for franchises are now the individual market area, which is a level below the Company’s geographic divisional groupings previously used.  The organizational change in 2008 consolidated the Company’s three divisions to two operating groups and put more management focus on the individual market areas.  The Company completed its impairment assessment as of December 31, 2008 upon completion of its 2009 budgeting process.  Largely driven by the impact of the current economic downturn along with increased competition, the Company lowered its projected revenue and expense growth rates, and accordingly revised its estimates of future cash flows as compared to those used in prior valuations.  As a result, the Company recorded $1.5 billion of impairment for the year ended December 31, 2008.   The Company recorded $178 million of impairment for the year ended December 31, 2007.  The valuation completed for 2006 showed franchise fair values in excess of book value, and thus resulted in no impairment.

The Company’s valuations, which are based on the present value of projected after tax cash flows, result in a value of property, plant and equipment, franchises, customer relationships, and its total entity value.  The value of goodwill is the difference between the total entity value and amounts assigned to the other assets.

Franchises, for valuation purposes, are defined as the future economic benefits of the right to solicit and service potential customers (customer marketing rights), and the right to deploy and market new services, such as interactivity and telephone, to the potential customers (service marketing rights).  Fair value is determined based on estimated discounted future cash flows using assumptions consistent with internal forecasts.  The franchise after-tax cash flow is calculated as the after-tax cash flow generated by the potential customers obtained (less the anticipated customer churn), and the new services added to those customers in future periods.  The sum of the present value of the franchises' after-tax cash flow in years 1 through 10 and the continuing value of the after-tax cash flow beyond year 10 yields the fair value of the franchise.

Customer relationships, for valuation purposes, represent the value of the business relationship with existing customers (less the anticipated customer churn), and are calculated by projecting future after-tax cash flows from these customers, including the right to deploy and market additional services to these customers.  The present value of these after-tax cash flows yields the fair value of the customer relationships.  Substantially all acquisitions occurred prior to January 1, 2002.  The Company did not record any value associated with the customer relationship intangibles related to those acquisitions.  For acquisitions subsequent to January 1, 2002, the Company did assign a value to the customer relationship intangible, which is amortized over its estimated useful life.

CCH II, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2008, 2007 AND 2006
(dollars in millions, except where indicated)

As of December 31, 2008 and 2007, indefinite-lived and finite-lived intangible assets are presented in the following table:

	December 31, 2008			December 31, 2007
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Indefinite-lived intangible assets:
Franchises with indefinite lives	$7,377	$--	$7,377	$8,929	$--	$8,929
Goodwill	68	--	68	67	--	67
	$7,445	$--	$7,445	$8,996	$--	$8,996

Finite-lived intangible assets:
Franchises with finite lives	$16	$9	$7	$23	$10	$13
Other intangible assets	71	41	30	97	73	24
	$87	$50	$37	$120	$83	$37

Franchise amortization expense represents the amortization relating to franchises that did not qualify for indefinite-life treatment under SFAS No. 142, including costs associated with franchise renewals.  During the year ended December 31, 2008, the net carrying amount of indefinite-lived franchises was reduced by $1.5 billion as a result of the impairment of franchises discussed above, $32 million related to cable asset sales completed in 2008, and $4 million as a result of the finalization of purchase accounting related to cable asset acquisitions.  Additionally, during the year ended December 31, 2008, approximately $5 million of franchises that were previously classified as finite-lived were reclassified to indefinite-lived, based on management’s assessment when these franchises migrated to state-wide franchising.  For the year ended December 31, 2007, the net carrying amount of indefinite-lived franchises was reduced by $178 million as a result of the impairment of franchises discussed above, $77 million related to cable asset sales completed in 2007, and $56 million as a result of the asset impairment charges recorded related to these cable asset sales.  These decreases were offset by $33 million of franchises added as a result of acquisitions of cable assets.

Franchise amortization expense for the years ended December 31, 2008, 2007, and 2006 was $2 million, $3 million, and $2 million, respectively.  During the year ended December 31, 2008, the net carrying amount of finite-lived franchises increased $1 million as a result of costs incurred associated with franchise renewals.  Other intangible assets amortization expense for the years ended December 31, 2008, 2007 and 2006 was $5 million, $4 million, and $4 million, respectively.  The Company expects that amortization expense on franchise assets and other intangible assets will be approximately $7 million annually for each of the next five years.  Actual amortization expense in future periods could differ from these estimates as a result of new intangible asset acquisitions or divestitures, changes in useful lives and other relevant factors.

8.      Accounts Payable and Accrued Expenses

Accounts payable and accrued expenses consist of the following as of December 31, 2008 and 2007:

	2008	2007

Accounts payable – trade	$86	$116
Accrued capital expenditures	56	95
Accrued expenses:
Interest	193	192
Programming costs	305	273
Franchise related fees	60	66
Compensation	80	75
Other	200	184

	$980	$1,001

CCH II, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2008, 2007 AND 2006
(dollars in millions, except where indicated)

9.	Long-Term Debt

Long-term debt consists of the following as of December 31, 2008 and 2007:

	2008		2007
	Principal Amount	Accreted Value	Principal Amount	Accreted Value
CCH II, LLC
10.250% senior notes due September 15, 2010	$1,860	$1,857	$2,198	$2,192
10.250% senior notes due October 1, 2013	614	598	250	260
CCO Holdings, LLC:
8 3/4% senior notes due November 15, 2013	800	796	800	795
Credit facility	350	350	350	350
Charter Communications Operating, LLC:
8.000% senior second-lien notes due April 30, 2012	1,100	1,100	1,100	1,100
8 3/8% senior second-lien notes due April 30, 2014	770	770	770	770
10.875% senior second-lien notes due September 15, 2014	546	527	--	--
Credit facilities	8,246	8,246	6,844	6,844
Total Debt	$14,286	$14,244	$12,312	$12,311
Less: Current Portion	70	70	--	--
Long-Term Debt	$14,216	$14,174	$12,312	$12,311

The accreted values presented above generally represent the principal amount of the notes less the original issue discount at the time of sale, plus the accretion to the balance sheet date.  However, the current accreted value for legal purposes and notes indenture purposes (the amount that is currently payable if the debt becomes immediately due) is equal to the principal amount of notes.  See Note 26 related to the Plan.

CCH II, LLC Notes

The CCH II Notes are senior debt obligations of CCH II and CCH II Capital Corp.   The CCH II Notes rank equally with all other current and future unsecured, unsubordinated obligations of CCH II and CCH II Capital Corp.  The CCH II 2013 Notes are guaranteed on a senior unsecured basis by Charter Holdings.  The CCH II notes are structurally subordinated to all obligations of subsidiaries of CCH II, including the CCO Holdings notes, the Charter Operating notes and the Charter Operating credit facilities.

On or after September 15, 2008, the issuers of the CCH II 2010 Notes may redeem all or a part of the notes at a redemption price that declines ratably from the initial redemption price of 105.125% to a redemption price on or after September 15, 2009 of 100.0% of the principal amount of the CCH II 2010 Notes redeemed, plus, in each case, any accrued and unpaid interest.  On or after October 1, 2010, the issuers of the CCH II 2013 Notes may redeem all or a part of the notes at a redemption price that declines ratably from the initial redemption price of 105.125% to a redemption price on or after October 1, 2012 of 100.0% of the principal amount of the CCH II 2013 Notes redeemed, plus, in each case, any accrued and unpaid interest.

In the event of specified change of control events, CCH II must offer to purchase the outstanding CCH II notes from the holders at a purchase price equal to 101% of the total principal amount of the notes, plus any accrued and unpaid interest.

In July 2008, CCH II completed a tender offer, in which $338 million of CCH II’s 10.25% senior notes due 2010 were accepted for $364 million of CCH II’s 10.25% senior notes due 2013, which were issued as part of the same series of notes as CCH II’s $250 million aggregate principal amount of 10.25% senior notes due 2013, which were issued in September 2006.  The transactions resulted in a loss on extinguishment of debt of approximately $4 million

CCH II, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2008, 2007 AND 2006
(dollars in millions, except where indicated)

for the year ended December 31, 2008, included in loss on extinguishment of debt on the Company’s consolidated statements of operations.

CCO Holdings Notes

The CCO Holdings notes are senior debt obligations of CCO Holdings and CCO Holdings Capital Corp. They rank equally with all other current and future unsecured, unsubordinated obligations of CCO Holdings and CCO Holdings Capital Corp.  The CCO Holdings notes are structurally subordinated to all obligations of subsidiaries of CCO Holdings, including the Charter Operating notes and the Charter Operating credit facilities.

On or after November 15, 2008, the issuers of the CCO Holdings 8 ¾% senior notes may redeem all or a part of the notes at a redemption price that declines ratably from the initial redemption price of 104.375% to a redemption price on or after November 15, 2011 of 100.0% of the principal amount of the CCO Holdings 8 ¾% senior notes redeemed, plus, in each case, any accrued and unpaid interest.

In the event of specified change of control events, CCO Holdings must offer to purchase the outstanding CCO Holdings senior notes from the holders at a purchase price equal to 101% of the total principal amount of the notes, plus any accrued and unpaid interest.

Charter Operating Notes

The Charter Operating notes are senior debt obligations of Charter Operating and Charter Communications Operating Capital Corp.  To the extent of the value of the collateral (but subject to the prior lien of the credit facilities), they rank effectively senior to all of Charter Operating’s future unsecured senior indebtedness.  The collateral currently consists of the capital stock of Charter Operating held by CCO Holdings, all of the intercompany obligations owing to CCO Holdings by Charter Operating or any subsidiary of Charter Operating, and substantially all of Charter Operating’s and the guarantors’ assets (other than the assets of CCO Holdings).  CCO Holdings and those subsidiaries of Charter Operating that are guarantors of, or otherwise obligors with respect to, indebtedness under the Charter Operating credit facilities and related obligations, guarantee the Charter Operating notes.

Charter Operating may, at any time and from time to time, at their option, redeem the outstanding 8% second lien notes due 2012, in whole or in part, at a redemption price equal to 100% of the principal amount thereof plus accrued and unpaid interest, if any, to the redemption date, plus the Make-Whole Premium.  The Make-Whole Premium is an amount equal to the excess of (a) the present value of the remaining interest and principal payments due on an 8% senior second-lien note due 2012 to its final maturity date, computed using a discount rate equal to the Treasury Rate on such date plus 0.50%, over (b) the outstanding principal amount of such Note.

On or after April 30, 2009, Charter Operating may redeem all or a part of the 8 3/8% senior second lien notes at a redemption price that declines ratably from the initial redemption price of 104.188% to a redemption price on or after April 30, 2012 of 100% of the principal amount of the 8 3/8% senior second lien notes redeemed plus in each case accrued and unpaid interest.

In March 2008, Charter Operating issued $546 million principal amount of 10.875% senior second-lien notes due 2014, guaranteed by CCO Holdings and certain other subsidiaries of Charter Operating, in a private transaction.  Net proceeds from the senior second-lien notes were used to reduce borrowings, but not commitments, under the revolving portion of the Charter Operating credit facilities.

The Charter Operating 10.875% senior second-lien notes may be redeemed at the option of Charter Operating on or after varying dates, in each case at a premium, plus the Make-Whole Premium.  The Make-Whole Premium is an amount equal to the excess of (a) the present value of the remaining interest and principal payments due on a 10.875% senior second-lien note due 2014 to its final maturity date, computed using a discount rate equal to the Treasury Rate on such date plus 0.50%, over (b) the outstanding principal amount of such note.  The Charter Operating 10.875% senior second-lien notes may be redeemed at any time on or after March 15, 2012 at specified prices.  In the event of specified change of control events, Charter Operating must offer to purchase the Charter

CCH II, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2008, 2007 AND 2006
(dollars in millions, except where indicated)

Operating 10.875% senior second-lien notes at a purchase price equal to 101% of the total principal amount of the Charter Operating notes repurchased plus any accrued and unpaid interest thereon.

High-Yield Restrictive Covenants; Limitation on Indebtedness.

The indentures governing the CCO Holdings and Charter Operating notes contain certain covenants that restrict the ability of CCO Holdings, CCO Holdings Capital Corp., Charter Operating, Charter Communications Operating Capital Corp., and all of their restricted subsidiaries to:

·	incur additional debt;
·	pay dividends on equity or repurchase equity;
·	make investments;
·	sell all or substantially all of their assets or merge with or into other companies;
·	sell assets;
·	enter into sale-leasebacks;
·
in the case of restricted subsidiaries, create or permit to exist dividend or payment restrictions with respect to the bond issuers, guarantee their parent companies debt, or issue specified equity interests;

·	engage in certain transactions with affiliates; and
·	grant liens.

CCO Holdings Credit Facility

The CCO Holdings credit facility consists of a $350 million term loan.  The term loan matures on September 6, 2014.  The CCO Holdings credit facility also allows the Company to enter into incremental term loans in the future, maturing on the dates set forth in the notices establishing such term loans, but no earlier than the maturity date of the existing term loans.  However, no assurance can be given that the Company could obtain such incremental term loans if CCO Holdings sought to do so.  Borrowings under the CCO Holdings credit facility bear interest at a variable interest rate based on either LIBOR or a base rate plus, in either case, an applicable margin.  The applicable margin for LIBOR term loans, other than incremental loans, is 2.50% above LIBOR.  The applicable margin with respect to the incremental loans is to be agreed upon by CCO Holdings and the lenders when the incremental loans are established.  The CCO Holdings credit facility is secured by the equity interests of Charter Operating, and all proceeds thereof.

Charter Operating Credit Facilities

The Charter Operating credit facilities provide borrowing availability of up to $8.0 billion as follows:

·
a term loan with an initial total principal amount of $6.5 billion, which is repayable in equal quarterly installments, commencing March 31, 2008, and aggregating in each loan year to 1% of the original amount of the term loan, with the remaining balance due at final maturity on March 6, 2014; and

·	a revolving line of credit of $1.5 billion, with a maturity date on March 6, 2013.

The Charter Operating credit facilities also allow the Company to enter into incremental term loans in the future with an aggregate amount of up to $1.0 billion, with amortization as set forth in the notices establishing such term loans, but with no amortization greater than 1% prior to the final maturity of the existing term loan.  In March 2008, Charter Operating borrowed $500 million principal amount of incremental term loans (the “Incremental Term Loans”) under the Charter Operating credit facilities. The Incremental Term Loans have a final maturity of March 6, 2014 and prior to this date will amortize in quarterly principal installments totaling 1% annually beginning on June 30, 2008.  The Incremental Term Loans bear interest at LIBOR plus 5.0%, with a LIBOR floor of 3.5%, and are otherwise governed by and subject to the existing terms of the Charter Operating credit facilities.   Net proceeds from the Incremental Term Loans were used for general corporate purposes.  Although the Charter Operating credit facilities allow for the incurrence of up to an additional $500 million in incremental term loans, no assurance can be

CCH II, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2008, 2007 AND 2006
(dollars in millions, except where indicated)

given that additional incremental term loans could be obtained in the future if Charter Operating sought to do so especially after filing a Chapter 11 bankruptcy proceeding on March 27, 2009.  See Note 26.

Amounts outstanding under the Charter Operating credit facilities bear interest, at Charter Operating’s election, at a base rate or the Eurodollar rate (1.46% to 3.50% as of December 31, 2008 and 4.87% to 5.24% as of December 31, 2007), as defined, plus a margin for Eurodollar loans of up to 2.00% for the revolving credit facility and 2.00% for the term loan, and quarterly commitment fee of 0.5% per annum is payable on the average daily unborrowed balance of the revolving credit facility.

The obligations of Charter Operating under the Charter Operating credit facilities (the “Obligations”) are guaranteed by Charter Operating’s immediate parent company, CCO Holdings, and the subsidiaries of Charter Operating, except for certain subsidiaries, including immaterial subsidiaries and subsidiaries precluded from guaranteeing by reason of provisions of other indebtedness to which they are subject (the “non-guarantor subsidiaries”).  The Obligations are also secured by (i) a lien on substantially all of the assets of Charter Operating and its subsidiaries (other than assets of the non-guarantor subsidiaries), and (ii) a pledge by CCO Holdings of the equity interests owned by it in Charter Operating or any of Charter Operating’s subsidiaries, as well as intercompany obligations owing to it by any of such entities.

As of December 31, 2008, outstanding borrowings under the Charter Operating credit facilities were approximately $8.2 billion and the unused total potential availability was approximately $27 million.

Credit Facilities — Restrictive Covenants

Charter Operating Credit Facilities

The Charter Operating credit facilities contain representations and warranties, and affirmative and negative covenants customary for financings of this type.  The financial covenants measure performance against standards set for leverage to be tested as of the end of each quarter.  Additionally, the Charter Operating credit facilities contain provisions requiring mandatory loan prepayments under specific circumstances, including in connection with certain sales of assets, so long as the proceeds have not been reinvested in the business.

The Charter Operating credit facilities permit Charter Operating and its subsidiaries to make distributions to pay interest on the Charter convertible notes, the Charter Holdings notes, the CIH notes, the CCH I notes, the CCH II notes, the CCO Holdings notes, the CCO Holdings credit facility, and the Charter Operating senior second-lien notes, provided that, among other things, no default has occurred and is continuing under the Charter Operating credit facilities.  Conditions to future borrowings include absence of a default or an event of default under the Charter Operating credit facilities, and the continued accuracy in all material respects of the representations and warranties, including the absence since December 31, 2005 of any event, development, or circumstance that has had or could reasonably be expected to have a material adverse effect on the Company’s business.

The events of default under the Charter Operating credit facilities include, among other things:

·	the failure to make payments when due or within the applicable grace period,
·
the failure to comply with specified covenants, including but not limited to a covenant to deliver audited financial statements for Charter Operating with an unqualified opinion from the Company’s independent accountants and without a “going concern” or like qualification or exception.

·
the failure to pay or the occurrence of events that cause or permit the acceleration of other indebtedness owing by CCO Holdings, Charter Operating, or Charter Operating’s subsidiaries in amounts in excess of $100 million in aggregate principal amount,

·
the failure to pay or the occurrence of events that result in the acceleration of other indebtedness owing by certain of CCO Holdings’ direct and indirect parent companies in amounts in excess of $200 million in aggregate principal amount,

CCH II, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2008, 2007 AND 2006
(dollars in millions, except where indicated)

·
Paul G. Allen, Charter’s chairman and primary shareholder, and/or certain of his family members and/or their exclusively owned entities (collectively, the “Paul Allen Group”) ceasing to have the power, directly or indirectly, to vote at least 35% of the ordinary voting power of Charter Operating,

·
the consummation of any transaction resulting in any person or group (other than the Paul Allen Group) having power, directly or indirectly, to vote more than 35% of the ordinary voting power of Charter Operating, unless the Paul Allen Group holds a greater share of ordinary voting power of Charter Operating, and

·	Charter Operating ceasing to be a wholly-owned direct subsidiary of CCO Holdings, except in certain very limited circumstances.

CCO Holdings Credit Facility

The CCO Holdings credit facility contains covenants that are substantially similar to the restrictive covenants for the CCO Holdings notes.  The CCO Holdings credit facility contains provisions requiring mandatory loan prepayments under specific circumstances, including in connection with certain sales of assets, so long as the proceeds have not been reinvested in the business.  The CCO Holdings credit facility permits CCO Holdings and its subsidiaries to make distributions to pay interest on the Charter convertible senior notes, the Charter Holdings notes, the CIH notes, the CCH I notes, the CCH II notes, the CCO Holdings notes, and the Charter Operating second-lien notes, provided that, among other things, no default has occurred and is continuing under the CCO Holdings credit facility.

Based upon outstanding indebtedness as of December 31, 2008, the amortization of term loans, scheduled reductions in available borrowings of the revolving credit facilities, and the maturity dates for all senior and subordinated notes and debentures, total future principal payments on the total borrowings under all debt agreements as of December 31, 2008, are as follows:

Year	Amount

2009	$70
2010	1,930
2011	70
2012	1,170
2013	2,799
Thereafter	8,247

$14,286

10.	Loans Payable – Related Party

Loans payable-related party as of December 31, 2008 consists of loans from Charter Holdco to Charter Operating of $13 million.  Loans payable-related party as of December 31, 2007 consists of loans from Charter Holdco to Charter Operating of $123 million.

11.      Temporary Equity

Temporary equity represents Mr. Allen’s 5.6% membership interests in CC VIII, LLC (“CC VIII”), an indirect subsidiary of the Company, of $203 million and $199 million as of December 31, 2008 and 2007, respectively.  Mr. Allen’s CC VIII interest is classified as temporary equity as a result of Mr. Allen’s ability to put his interest to the Company upon a change in control.

12.      Noncontrolling Interest

Noncontrolling interest represents CCH I’s 13% membership interests in CC VIII of $473 million and $464 million as of December 31, 2008 and 2007, respectively. Noncontrolling interest in the accompanying condensed consolidated statements of operations represents the 2% accretion of the preferred membership interest in CC VIII

CCH II, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2008, 2007 AND 2006
(dollars in millions, except where indicated)

plus approximately 18.6% of CC VIII’s income, inclusive of Mr. Allen’s 5.6% membership interest accounted for as temporary equity.

13.      Comprehensive Loss

The Company reports changes in the fair value of interest rate agreements designated as hedging the variability of cash flows associated with floating-rate debt obligations, that meet the effectiveness criteria of SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, in accumulated other comprehensive loss.  Comprehensive loss for the years ended December 31, 2008, 2007, and 2006 was $1.9 billion, $712 million, and $403 million, respectively.

14.      Accounting for Derivative Instruments and Hedging Activities

The Company uses interest rate swap agreements to manage its interest costs and reduce the Company’s exposure to increases in floating interest rates.  The Company’s policy is to manage its exposure to fluctuations in interest rates by maintaining a mix of fixed and variable rate debt within a targeted range.  Using interest rate swap agreements, the Company agrees to exchange, at specified intervals through 2013, the difference between fixed and variable interest amounts calculated by reference to agreed-upon notional principal amounts.  At the banks’ option, certain interest rate swap agreements may be extended through 2014.

The Company’s hedging policy does not permit it to hold or issue derivative instruments for speculative trading purposes.  The Company does, however, have certain interest rate derivative instruments that have been designated as cash flow hedging instruments.  Such instruments effectively convert variable interest payments on certain debt instruments into fixed payments.  For qualifying hedges, SFAS No. 133 allows derivative gains and losses to offset related results on hedged items in the consolidated statement of operations.  The Company has formally documented, designated and assessed the effectiveness of transactions that receive hedge accounting.  For the years ended December 31, 2008, 2007, and 2006, change in value of derivatives includes gains of $0, $0, and $2 million, respectively, which represent cash flow hedge ineffectiveness on interest rate hedge agreements.  This ineffectiveness arises from differences between critical terms of the agreements and the related hedged obligations.

Changes in the fair value of interest rate agreements that are designated as hedging instruments of the variability of cash flows associated with floating-rate debt obligations, and that meet the effectiveness criteria specified by SFAS No. 133 are reported in accumulated other comprehensive loss.  For the years ended December 31, 2008, 2007, and 2006, losses of $180 million, $123 million and $1 million, respectively, related to derivative instruments designated as cash flow hedges, were recorded in accumulated other comprehensive loss.  The amounts are subsequently reclassified as an increase or decrease to interest expense in the same periods in which the related interest on the floating-rate debt obligations affects earnings (losses).

Certain interest rate derivative instruments are not designated as hedges as they do not meet the effectiveness criteria specified by SFAS No. 133.  However, management believes such instruments are closely correlated with the respective debt, thus managing associated risk.  Interest rate derivative instruments not designated as hedges are marked to fair value, with the impact recorded as a change in value of derivatives in the Company’s consolidated statements of operations.  For the years ended December 31, 2008, 2007, and 2006, change in value of derivatives includes losses of $62 million and $46 million and gains of $4 million, respectively, resulting from interest rate derivative instruments not designated as hedges.

As of December 31, 2008, 2007, and 2006, the Company had outstanding $4.3 billion, $4.3 billion, and $1.7 billion, in notional amounts of interest rate swaps outstanding.  The notional amounts of interest rate instruments do not represent amounts exchanged by the parties and, thus, are not a measure of exposure to credit loss.  The amounts exchanged are determined by reference to the notional amount and the other terms of the contracts.

CCH II, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2008, 2007 AND 2006
(dollars in millions, except where indicated)

15.      Fair Value of Financial Instruments

The Company has estimated the fair value of its financial instruments as of December 31, 2008 and 2007 using available market information or other appropriate valuation methodologies.  Considerable judgment, however, is required in interpreting market data to develop the estimates of fair value.  Accordingly, the estimates presented in the accompanying consolidated financial statements are not necessarily indicative of the amounts the Company would realize in a current market exchange.

The carrying amounts of cash, receivables, payables and other current assets and liabilities approximate fair value because of the short maturity of those instruments.

The fair value of interest rate agreements represents the estimated amount the Company would receive or pay upon termination of the agreements adjusted for Charter Operating’s credit risk.  Management believes that the sellers of the interest rate agreements will be able to meet their obligations under the agreements.  In addition, some of the interest rate agreements are with certain of the participating banks under the Company’s credit facilities, thereby reducing the exposure to credit loss.  The Company has policies regarding the financial stability and credit standing of major counterparties.  Nonperformance by the counterparties is not anticipated nor would it have a material adverse effect on the Company’s consolidated financial condition or results of operations.

The estimated fair value of the Company’s notes at December 31, 2008 and 2007 are based on quoted market prices and the fair value of the credit facilities is based on dealer quotations.

A summary of the carrying value and fair value of the Company’s debt at December 31, 2008 and 2007 is as follows:

	2008		2007
	Carrying	Fair	Carrying	Fair
	Value	Value	Value	Value
Debt
CCH II debt	$2,455	$1,051	$2,452	$2,390
CCO Holdings debt	796	505	795	761
Charter Operating debt	2,397	1,923	1,870	1,807
Credit facilities	8,596	6,187	7,194	6,723

The Company adopted SFAS No. 157, Fair Value Measurements, on its financial assets and liabilities effective January 1, 2008, and has an established process for determining fair value.  The Company has deferred adoption of SFAS No. 157 on its nonfinancial assets and liabilities including fair value measurements under SFAS No. 142 and SFAS No. 144 of franchises, goodwill, property, plant, and equipment, and other long-term assets until January 1, 2009 as permitted by FASB Staff Position (“FSP”) 157-2.  Fair value is based upon quoted market prices, where available.  If such valuation methods are not available, fair value is based on internally or externally developed models using market-based or independently-sourced market parameters, where available.  Fair value may be subsequently adjusted to ensure that those assets and liabilities are recorded at fair value.  The Company’s methodology may produce a fair value that may not be indicative of net realizable value or reflective of future fair values, but the Company believes its methods are appropriate and consistent with other market peers.  The use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different fair value estimate as of the Company’s reporting date.

SFAS No. 157 establishes a three-level hierarchy for disclosure of fair value measurements, based upon the transparency of inputs to the valuation of an asset or liability as of the measurement date, as follows:

·	Level 1 – inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

CCH II, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2008, 2007 AND 2006
(dollars in millions, except where indicated)

·
Level 2 – inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.

·	Level 3 – inputs to the valuation methodology are unobservable and significant to the fair value measurement.

Interest rate derivatives are valued using a present value calculation based on an implied forward LIBOR curve (adjusted for Charter Operating’s credit risk) and are classified within level 2 of the valuation hierarchy.  The Company’s interest rate derivatives are accounted for at fair value on a recurring basis and totaled $411 million and $169 million as of December 31, 2008 and 2007, respectively.  The weighted average interest pay rate for the Company’s interest rate swap agreements was 4.93% and 4.93% at December 31, 2008 and 2007, respectively.

16.      Other Operating (Income) Expenses, Net

Other operating (income) expenses, net consist of the following for the years presented:

	Year Ended December 31,
	2008	2007	2006

(Gain) loss on sale of assets, net	$13	$(3)	$8
Special charges, net	56	(14)	13

	$69	$(17)	$21

(Gain) loss on sale of assets, net

(Gain) loss on sale of assets represents the (gain) loss recognized on the sale of fixed assets and cable systems.

Special charges, net

Special charges, net for the year ended December 31, 2008 includes severance charges and litigation related items, including settlement costs associated with the Sjoblom litigation (see Note 22), offset by favorable insurance settlements related to hurricane Katrina claims.  Special charges, net for the year ended December 31, 2007, primarily represents favorable legal settlements of approximately $20 million offset by severance associated with the closing of call centers and divisional restructuring.  Special charges, net for the year ended December 31, 2006 primarily represent severance associated with the closing of call centers and divisional restructuring.

17.      Loss on Extinguishment of Debt

	Year Ended December 31,
	2008	2007	2006

CCO Holdings notes redemption	$--	$(19)	$--
Charter Operating credit facilities refinancing	--	(13)	(27)
CCH II tender offer	(4)	--	--

	$(4)	$(32)	$(27)

See Note 9 for discussion of 2008 debt transactions.

In April 2007, CCO Holdings redeemed $550 million of its senior floating rate notes due December 15, 2010 resulting in a loss on extinguishment of debt of approximately $19 million for the year ended December 31, 2007, included in loss on extinguishment of debt on the Company’s consolidated statements of operations.

CCH II, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2008, 2007 AND 2006
(dollars in millions, except where indicated)

In March 2007, Charter Operating refinanced its facilities resulting in a loss on extinguishment of debt for the year ended December 31, 2007 of approximately $13 million included in loss on extinguishment of debt on the Company’s consolidated statements of operations.

In April 2006, Charter Operating completed a $6.85 billion refinancing of its credit facilities including a new $350 million revolving/term facility (which converts to a term loan no later than April 2007), a $5.0 billion term loan due in 2013 and certain amendments to the existing $1.5 billion revolving credit facility.  In addition, the refinancing reduced margins on Eurodollar rate term loans to 2.625% from a weighted average of 3.15% previously and margins on base rate term loans to 1.625% from a weighted average of 2.15% previously.  Concurrent with this refinancing, the CCO Holdings bridge loan was terminated.  The refinancing resulted in a loss on extinguishment of debt for the year ended December 31, 2006 of approximately $27 million.

18.	Other Expense, Net

Other expense, net consists of the following for years presented:

	Year Ended December 31,
	2008	2007	2006

Noncontrolling interest (Note 11 and 12)	$(13)	$(22)	$(20)
Gain (loss) on investment	(1)	(2)	13
Other, net	(5)	--	3

	$(19)	$(24)	$(4)

19.      Stock Compensation Plans

Charter has stock compensation plans (the “Plans”) which provide for the grant of non-qualified stock options, stock appreciation rights, dividend equivalent rights, performance units and performance shares, share awards, phantom stock and/or shares of restricted stock (shares of restricted stock not to exceed 20.0 million shares of Charter Class A common stock), as each term is defined in the Plans.  Employees, officers, consultants and directors of Charter and its subsidiaries and affiliates are eligible to receive grants under the Plans.  The 2001 Stock Incentive Plan allows for the issuance of up to a total of 90.0 million shares of Charter Class A common stock (or units convertible into Charter Class A common stock).

Under Charter's Long-Term Incentive Program (“LTIP”), a program administered under the 2001 Stock Incentive Plan, employees of Charter and its subsidiaries whose pay classifications exceeded a certain level were eligible in 2006 and 2007 to receive stock options, and more senior level employees were eligible to receive stock options and performance units.  The stock options vest 25% on each of the first four anniversaries of the date of grant.  Generally, options expire 10 years from the grant date.  The performance units became performance shares on or about the first anniversary of the grant date, conditional upon Charter's performance against financial performance measures established by Charter’s management and approved by its board of directors as of the time of the award.  The performance shares become shares of Charter Class A common stock on the third anniversary of the grant date of the performance units.  In March 2008, Charter adopted the 2008 incentive program to allow for the issuance of performance units and restricted stock under the 2001 Stock Incentive Plan and for the issuance of performance cash.  Under the 2008 incentive program, subject to meeting performance criteria, performance units and performance cash are deposited into a performance bank of which one-third of the balance is paid out each year.  Restricted stock granted under this program vests annually over a three-year period beginning from the date of grant.  During the year ended December 31, 2008, Charter granted $8 million of performance cash under Charter’s 2008 incentive program and recognized $2 million of expense for the year ended December 31, 2008.

CCH II, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2008, 2007 AND 2006
(dollars in millions, except where indicated)

A summary of the activity for Charter’s stock options for the years ended December 31, 2008, 2007, and 2006, is as follows (amounts in thousands, except per share data):

	2008		2007		2006
	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price

Outstanding, beginning of period	25,682	4.02	26,403	3.88	29,127	4.47
Granted	45	1.19	4,549	2.77	6,065	1.28
Exercised	(53)	1.18	(2,759)	1.57	(1,049)	1.41
Cancelled	(3,630)	5.27	(2,511)	2.98	(7,740)	4.39

Outstanding, end of period	22,044	3.82	25,682	4.02	26,403	3.88

Weighted average remaining contractual life	6 years		7 years		8 years

Options exercisable, end of period	15,787	4.53	13,119	5.88	10,984	6.62

Weighted average fair value of options granted	0.90		1.86		0.96
The following table summarizes information about Charter’s stock options outstanding and exercisable as of December 31, 2008 (amounts in thousands, except per share data):

Range of Exercise Prices			Options Outstanding			Options Exercisable
			Number Outstanding	Weighted- Average Remaining Contractual Life	Weighted- Average Exercise Price	Number Exercisable	Weighted- Average Remaining Contractual Life	Weighted- Average Exercise Price
$1.00	—	$1.36	8,278	7 years	1.17	5,528	7 years	1.17
$1.53	—	$1.96	2,821	6 years	1.55	2,178	6 years	1.55
$2.66	—	$3.35	4,981	7 years	2.89	2,229	6 years	2.92
$4.30	—	$5.17	3,566	5 years	5.00	3,454	5 years	5.02
$9.13	—	$12.27	1,008	3 years	11.19	1,008	3 years	11.19
$13.96	—	$20.73	1,168	1 year	18.41	1,168	1 year	18.41
$21.20	—	$23.09	222	2 years	22.86	222	2 years	22.86

A summary of the activity for Charter’s restricted Class A common stock for the years ended December 31, 2008, 2007, and 2006, is as follows (amounts in thousands, except per share data):

	2008		2007		2006
	Shares	Weighted Average Grant Price	Shares	Weighted Average Grant Price	Shares	Weighted Average Grant Price

Outstanding, beginning of period	4,112	2.87	3,033	1.96	4,713	2.08
Granted	10,761	0.85	2,753	3.64	906	1.28
Vested	(2,298)	2.36	(1,208)	1.83	(2,278)	1.62
Cancelled	(566)	1.57	(466)	4.37	(308)	4.37

Outstanding, end of period	12,009	1.21	4,112	2.87	3,033	1.96

CCH II, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2008, 2007 AND 2006
(dollars in millions, except where indicated)

A summary of the activity for Charter’s performance units and shares for the years ended December 31, 2008, 2007, and 2006, is as follows (amounts in thousands, except per share data):

	2008		2007		2006
	Shares	Weighted Average Grant Price	Shares	Weighted Average Grant Price	Shares	Weighted Average Grant Price

Outstanding, beginning of period	28,013	2.16	15,206	1.27	5,670	3.09
Granted	10,137	0.84	14,797	2.95	13,745	1.22
Vested	(1,562)	1.49	(41)	1.23	--	--
Cancelled	(3,551)	2.08	(1,949)	1.51	(4,209)	3.58

Outstanding, end of period	33,037	1.80	28,013	2.16	15,206	1.27

As of December 31, 2008, deferred compensation remaining to be recognized in future periods totaled $41 million.

In the first quarter of 2009, the majority of restricted stock and performance units and shares were forfeited, and the remaining will be cancelled in connection with the Plan.  See Note 26.

20.      Income Taxes

CCH II is a single member limited liability company not subject to income tax.  CCH II holds all operations through indirect subsidiaries.  The majority of these indirect subsidiaries are limited liability companies that are not subject to income tax.  However, certain of the limited liability companies are subject to state income tax.  In addition, certain of CCH II’s indirect subsidiaries are corporations that are subject to income tax.

For the year ended December 31, 2008, the Company recorded income tax benefit related to decreases in deferred tax liabilities of certain of its indirect subsidiaries attributable to the write-down of franchise assets for financial statement purposes and not for tax purposes.  For the years ended December 31, 2007 and 2006, the Company recorded income tax expense related to increases in deferred tax liabilities and current federal and state income taxes primarily related to differences in accounting for franchises at our indirect corporate subsidiaries and limited liability companies that are subject to income tax.  However, the actual tax provision calculations in future periods will be the result of current and future temporary differences, as well as future operating results.

CCH II, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2008, 2007 AND 2006
(dollars in millions, except where indicated)

Current and deferred income tax benefit (expense) is as follows:

	December 31,
	2008	2007	2006
Current expense:
Federal income taxes	$(2)	$(3)	$(3)
State income taxes	(5)	(5)	(4)

Current income tax expense	(7)	(8)	(7)

Deferred benefit (expense):
Federal income taxes	28	4	--
State income taxes	19	(16)	--

Deferred income tax benefit (expense)	47	(12)	--

Total income benefit (expense)	$40	$(20)	$(7)

Income tax benefit for the year ended December 31, 2008 included $32 million of deferred tax benefit related to the impairment of franchises.  Income tax for the year ended December 31, 2007 includes $18 million of deferred income tax expense previously recorded at the Company’s indirect parent company.  This adjustment should have been recorded by the Company in prior periods.

The Company’s effective tax rate differs from that derived by applying the applicable federal income tax rate of 35%, and average state income tax rate of 2.3%, 2.9%, and 5% for the years ended December 31, 2008, 2007, and 2006, respectively, as follows:

	December 31,
	2008	2007	2006

Statutory federal income tax benefit	$617	$199	$222
Statutory state income tax benefit, net	40	16	32
Losses allocated to limited liability companies not subject to income taxes	(657)	(216)	(249)
Franchises	47	(12)	--
Valuation allowance provided and other	(7)	(7)	(12)

Income tax benefit (expense)	$40	$(20)	$(7)

CCH II, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2008, 2007 AND 2006
(dollars in millions, except where indicated)

The tax effects of these temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 2008 and 2007 for the indirect subsidiaries of the Company which are included in long-term liabilities are presented below.

	December 31,
	2008	2007
Deferred tax assets:
Net operating loss carryforward	$97	$111
Other	2	8

Total gross deferred tax assets	99	119
Less: valuation allowance	(60)	(70)

Deferred tax assets	$39	$49

Deferred tax liabilities:
Property, plant & equipment	$(36)	$(37)
Franchises	(182)	(238)

Deferred tax liabilities	(218)	(275)

Net deferred tax liabilities	$(179)	$(226)

As of December 31, 2008, the Company had deferred tax assets of $99 million, which primarily relate to net operating loss carryforwards of certain of its indirect corporate subsidiaries and limited liability companies subject to state income tax.  These net operating loss carryforwards (generally expiring in years 2009 through 2028) are subject to certain return limitations.  A valuation allowance of $60 million exists with respect to these carry forwards as of December 31, 2008.

No tax years for Charter or Charter Holdco, our indirect parent companies, are currently under examination by the Internal Revenue Service.  Tax years ending 2006, 2007 and 2008 remain subject to examination.

In January 2007, the Company adopted FIN 48, Accounting for Uncertainty in Income Taxes—an Interpretation of FASB Statement No. 109, which provides criteria for the recognition, measurement, presentation and disclosure of uncertain tax positions. A tax benefit from an uncertain position may be recognized only if it is “more likely than not” that the position is sustainable based on its technical merits.  The Company does not believe it has taken any significant positions that would not meet the “more likely than not” criteria and require disclosure.

21.      Related Party Transactions

The following sets forth certain transactions in which the Company and the directors, executive officers, and affiliates of the Company are involved.  Unless otherwise disclosed, management believes each of the transactions described below was on terms no less favorable to the Company than could have been obtained from independent third parties.

Charter is a party to management arrangements with Charter Holdco and certain of its subsidiaries.  Under these agreements, Charter and Charter Holdco provide management services for the cable systems owned or operated by their subsidiaries.  The management services include such services as centralized customer billing services, data processing and related support, benefits administration and coordination of insurance coverage and self-insurance programs for medical, dental and workers’ compensation claims.  Costs associated with providing these services are charged directly to the Company’s operating subsidiaries and are included within operating costs in the accompanying consolidated statements of operations.  Such costs totaled $213 million, $213 million, and $231 million for the years ended December 31, 2008, 2007, and 2006, respectively.  All other costs incurred on behalf of

CCH II, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2008, 2007 AND 2006
(dollars in millions, except where indicated)

Charter’s operating subsidiaries are considered a part of the management fee and are recorded as a component of selling, general and administrative expense, in the accompanying consolidated financial statements.  For the years ended December 31, 2008, 2007, and 2006, the management fee charged to the Company’s operating subsidiaries approximated the expenses incurred by Charter Holdco and Charter on behalf of the Company’s operating subsidiaries.  The Company’s previous credit facilities prohibited payments of management fees in excess of 3.5% of revenues until repayment of the outstanding indebtedness.  In the event any portion of the management fee due and payable was not paid, it would be deferred by Charter and accrued as a liability of such subsidiaries.  Any deferred amount of the management fee would bear interest at the rate of 10% per year, compounded annually, from the date it was due and payable until the date paid.

Mr. Allen, the controlling shareholder of Charter, and a number of his affiliates have interests in various entities that provide services or programming to Charter’s subsidiaries.  Given the diverse nature of Mr. Allen’s investment activities and interests, and to avoid the possibility of future disputes as to potential business, Charter and Charter Holdco, under the terms of their respective organizational documents, may not, and may not allow their subsidiaries to engage in any business transaction outside the cable transmission business except for certain existing approved investments.  Charter or Charter Holdco or any of their subsidiaries may not pursue, or allow their subsidiaries to pursue, a business transaction outside of this scope, unless Mr. Allen consents to Charter or its subsidiaries engaging in the business transaction.  The cable transmission business means the business of transmitting video, audio, including telephone, and data over cable systems owned, operated or managed by Charter, Charter Holdco or any of their subsidiaries from time to time.

Mr. Allen or his affiliates own or have owned equity interests or warrants to purchase equity interests in various entities with which the Company does business or which provides it with products, services or programming.  Among these entities are Oxygen Media Corporation (“Oxygen Media”), Digeo, Inc. (“Digeo”), and Microsoft Corporation.  Mr. Allen owns 100% of the equity of Vulcan Ventures Incorporated (“Vulcan Ventures”) and Vulcan Inc. and is the president of Vulcan Ventures.  Ms. Jo Allen Patton is a director of the Company and the President and Chief Executive Officer of Vulcan Inc. and is a director and Vice President of Vulcan Ventures.  Mr. Lance Conn is a director of the Company and is Executive Vice President of Vulcan Inc. and Vulcan Ventures.  The various cable, media, Internet and telephone companies in which Mr. Allen has invested may mutually benefit one another.  The Company can give no assurance, nor should you expect, that any of these business relationships will be successful, that the Company will realize any benefits from these relationships or that the Company will enter into any business relationships in the future with Mr. Allen’s affiliated companies.

Mr. Allen and his affiliates have made, and in the future likely will make, numerous investments outside of the Company and its business.  The Company cannot provide any assurance that, in the event that the Company or any of its subsidiaries enter into transactions in the future with any affiliate of Mr. Allen, such transactions will be on terms as favorable to the Company as terms it might have obtained from an unrelated third party.  Also, conflicts could arise with respect to the allocation of corporate opportunities between the Company and Mr. Allen and his affiliates.  The Company has not instituted any formal plan or arrangement to address potential conflicts of interest.

In 2009, pursuant to indemnification provisions in the October 2005 settlement with Mr. Allen regarding the CC VIII interest, the Company reimbursed Vulcan Inc. approximately $3 million in legal expenses.

Oxygen. Oxygen Media LLC ("Oxygen") provides programming content to the Company pursuant to a carriage agreement.  Under the carriage agreement, the Company paid Oxygen approximately $6 million, $8 million, and $8 million for the years ended December 31, 2008, 2007, and 2006, respectively.

In 2005, pursuant to an amended equity issuance agreement, Oxygen Media delivered 1 million shares of Oxygen Preferred Stock with a liquidation preference of $33.10 per share plus accrued dividends to Charter Holdco.  In November 2007, Oxygen was sold to an unrelated third party and Charter Holdco received approximately $35 million representing its liquidation preference on its preferred stock.  Mr. Allen and his affiliates also no longer have an interest in Oxygen.

CCH II, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2008, 2007 AND 2006
(dollars in millions, except where indicated)

Digeo, Inc. In March 2001, Charter Ventures and Vulcan Ventures Incorporated formed DBroadband Holdings, LLC for the sole purpose of purchasing equity interests in Digeo.  In connection with the execution of the broadband carriage agreement, DBroadband Holdings, LLC purchased an equity interest in Digeo funded by contributions from Vulcan Ventures Incorporated.  At that time, the equity interest was subject to a priority return of capital to Vulcan Ventures up to the amount contributed by Vulcan Ventures on Charter Ventures’ behalf.  After Vulcan Ventures recovered its amount contributed (the “Priority Return”), Charter Ventures should have had a 100% profit interest in DBroadband Holdings, LLC.  Charter Ventures was not required to make any capital contributions, including capital calls to DBroadband Holdings, LLC.  DBroadband Holdings, LLC therefore was not included in the Company’s consolidated financial statements.  Pursuant to an amended version of this arrangement, in 2003, Vulcan Ventures contributed a total of $29 million to Digeo, $7 million of which was contributed on Charter Ventures’ behalf, subject to Vulcan Ventures’ aforementioned priority return.  Since the formation of DBroadband Holdings, LLC, Vulcan Ventures has contributed approximately $56 million on Charter Ventures’ behalf.  On October 3, 2006, Vulcan Ventures and Digeo recapitalized Digeo.  In connection with such recapitalization, DBroadband Holdings, LLC consented to the conversion of its preferred stock holdings in Digeo to common stock, and Vulcan Ventures surrendered its Priority Return to Charter Ventures.  As a result, DBroadband Holdings, LLC is now included in the Company’s consolidated financial statements.  Such amounts are immaterial.  After the recapitalization, DBroadband Holdings, LLC owns 1.8% of Digeo, Inc’s common stock.  Digeo, Inc. is therefore not included in the Company’s consolidated financial statements.  In December 2007, the Digeo, Inc. common stock was transferred to Charter Operating, and DBroadband Holdings, LLC was dissolved.

The Company paid Digeo Interactive approximately $0, $0, and $2 million for the years ended December 31, 2008, 2007, and 2006, respectively, for customized development of the i-channels and the local content tool kit.

On June 30, 2003, Charter Holdco entered into an agreement with Motorola, Inc. for the purchase of 100,000 DVR units.  The software for these DVR units is being supplied by Digeo Interactive, LLC under a license agreement entered into in April 2004.  Pursuant to a software license agreement with Digeo Interactive for the right to use Digeo's proprietary software for DVR units, the Company paid approximately $1 million, $2 million, and $3 million in license and maintenance fees in 2008, 2007, and 2006, respectively.

The Company paid approximately $1 million, $10 million, and $11 million for the years ended December 31, 2008, 2007, and 2006, respectively, in capital purchases under an agreement with Digeo Interactive for the development, testing and purchase of 70,000 Digeo PowerKey DVR units.  Total purchase price and license and maintenance fees during the term of the definitive agreements are expected to be approximately $41 million.  The definitive agreements are terminable at no penalty to Charter in certain circumstances.

In May 2008, Charter Operating entered into an agreement with Digeo Interactive, LLC, a subsidiary of Digeo, Inc., for the minimum purchase of high-definition DVR units for approximately $21 million.  This minimum purchase commitment is subject to reduction as a result of certain specified events such as the failure to deliver units timely and catastrophic failure.  The software for these units is being supplied under a software license agreement with Digeo Interactive, LLC; the cost of which is expected to be approximately $2 million for the initial licenses and on-going maintenance fees of approximately $0.3 million annually, subject to reduction to coincide with any reduction in the minimum purchase commitment.  For the year ended December 31, 2008, Charter has purchased approximately $1 million of DVR units from Digeo Interactive, LLC under these agreements.

CCH II, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2008, 2007 AND 2006
(dollars in millions, except where indicated)

22.      Commitments and Contingencies

Commitments

The following table summarizes the Company’s payment obligations as of December 31, 2008 for its contractual obligations.

	Total	2009	2010	2011	2012	2013	Thereafter
Contractual Obligations
Capital and Operating Lease Obligations (1)	$96	$22	$20	$15	$12	$9	$18
Programming Minimum Commitments (2)	687	315	101	105	110	56	--
Other (3)	475	368	66	22	19	--	--

Total	$1,258	$705	$187	$142	$141	$65	$18

(1)  The Company leases certain facilities and equipment under noncancelable operating leases.  Leases and rental costs charged to expense for the years ended December 31, 2008, 2007, and 2006, were $24 million, $23 million, and $23 million, respectively.

(2)  The Company pays programming fees under multi-year contracts ranging from three to ten years, typically based on a flat fee per customer, which may be fixed for the term, or may in some cases escalate over the term.  Programming costs included in the accompanying statement of operations were $1.6 billion, $1.6 billion, and $1.5 billion, for the years ended December 31, 2008, 2007, and 2006, respectively.  Certain of the Company’s programming agreements are based on a flat fee per month or have guaranteed minimum payments.  The table sets forth the aggregate guaranteed minimum commitments under the Company’s programming contracts.

(3) “Other” represents other guaranteed minimum commitments, which consist primarily of commitments to the Company’s billing services vendors.

The following items are not included in the contractual obligation table due to various factors discussed below.  However, the Company incurs these costs as part of its operations:

·
The Company also rents utility poles used in its operations.  Generally, pole rentals are cancelable on short notice, but the Company anticipates that such rentals will recur.  Rent expense incurred for pole rental attachments for the years ended December 31, 2008, 2007, and 2006, was $47 million, $47 million, and $44 million, respectively.

·
The Company pays franchise fees under multi-year franchise agreements based on a percentage of revenues generated from video service per year.  The Company also pays other franchise related costs, such as public education grants, under multi-year agreements.  Franchise fees and other franchise-related costs included in the accompanying statement of operations were $179 million, $172 million, and $175 million for the years ended December 31, 2008, 2007, and 2006, respectively.

·
The Company also has $158 million in letters of credit, primarily to its various worker’s compensation, property and casualty, and general liability carriers, as collateral for reimbursement of claims.  These letters of credit reduce the amount the Company may borrow under its credit facilities.

Litigation

The Company and its parent companies are defendants or co-defendants in several unrelated lawsuits claiming infringement of various patents relating to various aspects of its businesses.  Other industry participants are also defendants in certain of these cases, and, in many cases, the Company expects that any potential liability would be the responsibility of its equipment vendors pursuant to applicable contractual indemnification provisions. In the event that a court ultimately determines that the Company infringes on any intellectual property rights, it may be

CCH II, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2008, 2007 AND 2006
(dollars in millions, except where indicated)

subject to substantial damages and/or an injunction that could require the Company or its vendors to modify certain products and services the Company offers to its subscribers.  While the Company believes the lawsuits are without merit and intends to defend the actions vigorously, the lawsuits could be material to the Company’s consolidated results of operations of any one period, and no assurance can be given that any adverse outcome would not be material to the Company’s consolidated financial condition, results of operations or liquidity.

In the ordinary course of business, the Company and its parent companies may face employment law claims, including claims under the Fair Labor Standards Act and wage and hour laws of the states in which we operate.   On August 15, 2007, a complaint was filed, on behalf of both nationwide and state of Wisconsin classes of certain categories of current and former Charter technicians, against Charter in the United States District Court for the Western District of Wisconsin (Sjoblom v. Charter Communications, LLC and Charter Communications, Inc.), alleging that Charter violated the Fair Labor Standards Act and Wisconsin wage and hour laws by failing to pay technicians for certain hours claimed to have been worked.  While the Company believes it has substantial factual and legal defenses to the claims at issue, in order to avoid the cost and distraction of continuing to litigate the case, the Company reached a settlement with the plaintiffs, which received final approval from the court on January 26, 2009.  The Company has accrued settlement costs associated with the Sjoblom case.  The Company has been subjected, in the normal course of business, to the assertion of other similar claims and could be subjected to additional such claims.  The Company can not predict the ultimate outcome of any such claims.

The Company and its parent companies are party to lawsuits and claims that arise in the ordinary course of conducting its business.  The ultimate outcome of these other legal matters pending against the Company or its subsidiaries cannot be predicted, and although such lawsuits and claims are not expected individually to have a material adverse effect on the Company’s consolidated financial condition, results of operations or liquidity, such lawsuits could have, in the aggregate, a material adverse effect on the Company’s consolidated financial condition, results of operations or liquidity.

Regulation in the Cable Industry

The operation of a cable system is extensively regulated by the Federal Communications Commission (“FCC”), some state governments and most local governments.  The FCC has the authority to enforce its regulations through the imposition of substantial fines, the issuance of cease and desist orders and/or the imposition of other administrative sanctions, such as the revocation of FCC licenses needed to operate certain transmission facilities used in connection with cable operations.  The 1996 Telecom Act altered the regulatory structure governing the nation’s communications providers.  It removed barriers to competition in both the cable television market and the telephone market.  Among other things, it reduced the scope of cable rate regulation and encouraged additional competition in the video programming industry by allowing telephone companies to provide video programming in their own telephone service areas.

Future legislative and regulatory changes could adversely affect the Company’s operations, including, without limitation, additional regulatory requirements the Company may be required to comply with as it offers new services such as telephone.

23.      Employee Benefit Plan

The Company’s employees may participate in the Charter Communications, Inc. 401(k) Plan.  Employees that qualify for participation can contribute up to 50% of their salary, on a pre-tax basis, subject to a maximum contribution limit as determined by the Internal Revenue Service.  For each payroll period, the Company will contribute to the 401(k) Plan (a) the total amount of the salary reduction the employee elects to defer between 1% and 50% and (b) a matching contribution equal to 50% of the amount of the salary reduction the participant elects to defer (up to 5% of the participant’s payroll compensation), excluding any catch-up contributions.  The Company made contributions to the 401(k) plan totaling $8 million, $7 million, and $8 million for the years ended December 31, 2008, 2007, and 2006, respectively.

CCH II, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2008, 2007 AND 2006
(dollars in millions, except where indicated)

24.      Recently Issued Accounting Standards

In December 2007, the FASB issued SFAS No. 141R, Business Combinations: Applying the Acquisition Method, which provides guidance on the accounting and reporting for business combinations. SFAS No. 141R is effective for fiscal years beginning after December 15, 2008.  The Company adopted SFAS No. 141R effective January 1, 2009.  The adoption of SFAS No. 141R has not had a material impact on the Company’s financial statements.

In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements - An Amendment of ARB No. 51, which provides guidance on the accounting and reporting for minority interests in consolidated financial statements.  SFAS No. 160 requires losses to be allocated to non-controlling (minority) interests even when such amounts are deficits.   SFAS No. 160 is effective for fiscal years beginning after December 15, 2008.  The Company adopted SFAS No. 160 effective January 1, 2009 and applied the effects retrospectively to all periods presented to the extent prescribed by the standard.  The adoption resulted in the presentation of Mr. Allen’s previous 5.6% preferred membership interest in CC VIII as temporary equity and CCH I’s 13% membership interest in CC VIII as noncontrolling interest in the Company’s consolidated balance sheets as of December 31, 2008 and 2007 as presented, which were previously classified as minority interest.  See Notes 11 and 12.

In February 2008, the FASB issued FASB Staff Position (FSP) 157-2, Effective Date of FASB Statement No. 157, which deferred the effective date of SFAS No. 157 to fiscal years beginning after November 15, 2008 for nonfinancial assets and nonfinancial liabilities.  The Company applied SFAS No. 157 to nonfinancial assets and nonfinancial liabilities beginning January 1, 2009.  The adoption of SFAS No. 157 has not had a material impact on the Company’s financial statements.

In March 2008, the FASB issued SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities, an amendment of FASB Statement No. 133, which requires companies to disclose their objectives and strategies for using derivative instruments, whether or not designated as hedging instruments under SFAS No. 133.  SFAS No. 161 is effective for interim periods and fiscal years beginning after November 15, 2008.  The Company adopted SFAS No. 161 effective January 1, 2009.  The adoption of SFAS No. 161 has not had a material impact on the Company’s financial statements.

In April 2008, the FASB issued FSP FAS 142-3, Determination of the Useful Life of Intangible Assets, which amends the factors to be considered in renewal or extension assumptions used to determine the useful life of a recognized intangible asset.  FSP FAS 142-3 is effective for interim periods and fiscal years beginning after December 15, 2008.  The Company adopted FSP FAS 142-3 effective January 1, 2009.  The adoption of FSP FAS 142-3 has not had a material impact on the Company’s financial statements.

In May 2008, the FASB issued FSP Accounting Principles Board (“APB”) 14-1, Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement), which specifies that issuers of convertible debt instruments that may be settled in cash upon conversion should separately account for the liability and equity components in a manner reflecting their nonconvertible debt borrowing rate when interest costs are recognized in subsequent periods.  FSP APB 14-1 is effective for interim periods and fiscal years beginning after December 15, 2008.  The Company adopted FSP APB 14-1 effective January 1, 2009.  The adoption of FSP APB 14-1 has not had a material impact on the Company’s financial statements.

The Company does not believe that any other recently issued, but not yet effective accounting pronouncements, if adopted, would have a material effect on its accompanying financial statements.

25.      Parent Company Only Financial Statements

As the result of limitations on, and prohibitions of, distributions, substantially all of the net assets of the consolidated subsidiaries are restricted from distribution to CCH II, the parent company.  The following condensed parent-only financial statements of CCH II account for the investment in its subsidiaries under the equity method of accounting.  The financial statements should be read in conjunction with the consolidated financial statements of the Company and notes thereto.

CCH II, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2008, 2007 AND 2006
(dollars in millions, except where indicated)

CCH II, LLC (Parent Company Only)
Condensed Balance Sheet

	December 31,
	2008	2007
ASSETS
Cash and cash equivalents	$5	$5
Receivable – related party	4	11
Investment in subsidiaries	--	1,912
Loans receivable - subsidiaries	227	209
Other assets	13	19

Total assets	$249	$2,156

LIABILITIES AND MEMBER’S DEFICIT
Current liabilities	$71	$72
Long-term debt	2,455	2,452
Losses in excess of investment in subsidiaries	813	--
Member’s deficit	(3,090)	(368)

Total liabilities and member’s deficit	$249	$2,156

Condensed Statement of Operations

	Year Ended December 31,
	2008	2007	2006

Interest expense	$(246)	$(238)	$(209)
Loss on extinguishment of debt	(4)	--	--
Equity in losses of subsidiaries	(1,473)	(350)	(193)

Net loss	$(1,723)	$(588)	$(402)

CCH II, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2008, 2007 AND 2006
(dollars in millions, except where indicated)

Condensed Statements of Cash Flows

	Year Ended December 31,
	2008	2007	2006
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(1,723)	$(588)	$(402)
Noncash interest expense	8	6	5
Loss on extinguishment of debt	4	--	--
Equity in losses of subsidiaries	1,473	350	193
Changes in operating assets and liabilities	(11)	(19)	(5)

Net cash flows from operating activities	(249)	(251)	(209)

CASH FLOWS FROM INVESTING ACTIVITIES:
Distributions from subsidiaries	1,072	1,447	1,151
Investment in subsidiaries	--	--	(148)
Loan to subsidiary	--	--	(195)

Net cash flows from investing activities	1,072	1,447	808

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from debt issuance	--	--	440
Repayments of long-term debt	--	--	(189)
Distributions to parent companies	(819)	(1,195)	(831)
Payments for debt issuance costs	(4)	--	(15)

Net cash flows from financing activities	(823)	(1,195)	(595)

NET INCREASE IN CASH AND CASH EQUIVALENTS	--	1	4
CASH AND CASH EQUIVALENTS, beginning of year	5	4	--

CASH AND CASH EQUIVALENTS, end of year	$5	$5	$4

26.      Subsequent Events

Impairment of Franchises

During the quarter ended September 30, 2009, the Company performed an interim franchise impairment analysis and recorded a preliminary non-cash franchise impairment charge of $2.9 billion (unaudited) which represented the Company’s best estimate of the impairment of its franchise assets. The Company currently expects to finalize its franchise impairment analysis during the quarter ended December 31, 2009, which could potentially result in an impairment charge that materially differs from the estimate.  In addition, effective December 1, 2009, the Company will apply fresh start accounting in accordance with Statement of Position 90-7, Financial Reporting by Entities in Reorganization Under the Bankruptcy Code (“SOP 90-7”) and as such will adjust its franchise assets to reflect fair value.

Emergence from Reorganization Proceedings and Related Events

On March 27, 2009, the Company, its parent companies, and certain affiliates (collectively, the “Debtors”) filed voluntary petitions in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”) seeking relief under the provisions of Chapter 11 of Title 11 of the United States Code (the “Bankruptcy Code”).  The Chapter 11 cases were jointly administered under the caption In re Charter Communications, Inc., et al., Case No. 09-11435 (the “Chapter 11 Cases”).  The Debtors continued to operate their businesses and managed

CCH II, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2008, 2007 AND 2006
(dollars in millions, except where indicated)

their properties as debtors in possession under the jurisdiction of the Bankruptcy Court and in accordance with the applicable provisions of the Bankruptcy Code from March 27, 2009 until emergence from Chapter 11 on November 30, 2009 (the “Effective Date”).

On November 17, 2009, the Bankruptcy Court entered an order (the “Confirmation Order”) confirming the Company's pre-arranged joint plan of reorganization (as amended, the "Plan") and, on the Effective Date, the Plan was consummated and the Company and its parent companies’ emerged from bankruptcy. As provided in the Plan and the Confirmation Order, (i) the notes and bank debt of Charter Operating and CCO Holdings remained outstanding; (ii) holders of approximately $1.5 billion of notes issued by CCH II received new CCH II notes (the “Notes Exchange”); (iii) holders of notes issued by CCH I received shares of Charter new Class A common stock;  (iv) holders of notes issued by CIH received warrants to purchase shares of Charter new Class A common stock; (v) holders of notes issued by Charter Holdings received warrants to purchase shares of Charter new Class A common stock; (vi) holders of convertible notes issued by Charter received cash and preferred stock issued by Charter; and (vii) all previously outstanding shares of Charter Class A common stock were cancelled.  In addition, as part of the Plan, the holders of CCH I notes received and transferred to Mr. Allen $85 million of new CCH II notes.  The Plan resulted in the reduction of the Company’s parent companies’ debt by approximately $8 billion.

The consummation of the Plan was funded with cash on hand, the Notes Exchange, and proceeds of approximately $1.6 billion of an equity rights offering (the “Rights Offering”) in which holders of CCH I notes purchased approximately $1.6 billion of Charter’s new Class A common stock.

Pursuant to a separate restructuring agreement among Charter, Mr. Allen, and CII (as amended, the “Allen Agreement”), in settlement and compromise of their legal, contractual and equitable rights, claims and remedies against Charter and its subsidiaries, and in addition to any amounts received by virtue of their holding any claims of the type set forth above, upon the Effective Date of the Plan, CII was issued shares of the new Class B common stock of Charter equal to 2% of the equity value of Charter, after giving effect to the Rights Offering, but prior to issuance of warrants and equity-based awards provided for by the Plan and 35% (determined on a fully diluted basis) of the total voting power of all new capital stock of Charter.  Each share of new Class B common stock is convertible, at the option of the holder subject to various restrictions, into one share of new Class A common stock, and is subject to significant restrictions on transfer.  Certain holders of new Class A common stock (and securities convertible into or exercisable or exchangeable therefor) and new Class B common stock will receive certain customary registration rights with respect to their shares.  At the Effective Date of the Plan, CII also received (i) warrants to purchase shares of new Class A common stock of Charter in an aggregate amount equal to 4% of the equity value of reorganized Charter, after giving effect to the Rights Offering, but prior to the issuance of warrants and equity-based awards provided for by the Plan, (ii) $85 million principal amount of new CCH II notes, (iii) $25 million in cash for amounts owing to CII under a management agreement, (iv) $20 million in cash for reimbursement of fees and expenses in connection with the Plan, and (v) an additional $150 million in cash.  In addition, on the Effective Date of the Plan, CII retained a 1% equity interest in reorganized Charter Holdco and a right to exchange such interest into new Class A common stock of Charter. Further, Mr. Allen transferred his preferred equity interest in CC VIII to Charter.

Charter Operating Revolving Credit Facility

The Company has utilized $1.4 billion of the $1.5 billion revolving credit facility under its Amended and Restated Credit Agreement, dated as of March 18, 1999, as amended and restated as of March 6, 2007 (the “Credit Agreement”).  Upon filing bankruptcy, Charter Operating no longer had access to the revolving feature of its revolving credit facility.  Reinstatement of the Credit Agreement resulted in the revolving credit facility remaining in place with its original terms except its revolving feature.

Plan Effects

In the disclosure statement related to the Plan, the reorganization value of the Company and its parent companies was set forth as approximately $14.1 billion to $16.6 billion, with a midpoint estimate of $15.4 billion. The reorganization value was determined using numerous projections and assumptions that are inherently subject to

CCH II, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2008, 2007 AND 2006
(dollars in millions, except where indicated)

significant uncertainties and the resolution of contingencies beyond the control of the Company. Accordingly, there can be no assurance that the estimates, assumptions and amounts reflected in the valuation will be realized.

CCH II, LLC AND SUBSIDIARIES
(DEBTOR-IN-POSSESSION)
CONDENSED CONSOLIDATED BALANCE SHEETS
(DOLLARS IN MILLIONS)

	September 30,	December 31,
	2009	2008
	(Unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$1,061	$953
Accounts receivable, less allowance for doubtful accounts of $22 and $18, respectively	209	221
Prepaid expenses and other current assets	49	23
Total current assets	1,319	1,197

INVESTMENT IN CABLE PROPERTIES:
Property, plant and equipment, net of accumulated depreciation	4,797	4,959
Franchises, net	4,520	7,384
Total investment in cable properties, net	9,317	12,343

OTHER NONCURRENT ASSETS	204	224

Total assets	$10,840	$13,764

LIABILITIES AND MEMBER’S DEFICIT
LIABILITIES NOT SUBJECT TO COMPROMISE:
CURRENT LIABILITIES:
Accounts payable and accrued expenses	$1,324	$980
Payables to related party	220	232
Current portion of long-term debt	11,740	70
Total current liabilities	13,284	1,282

LONG-TERM DEBT	--	14,174
LOANS PAYABLE – RELATED PARTY	13	13
DEFERRED MANAGEMENT FEES – RELATED PARTY	--	14
OTHER LONG-TERM LIABILITIES	152	695

LIABILITIES SUBJECT TO COMPROMISE (INCLUDING AMOUNTS DUE TO
RELATED PARTY OF $25 AND $0, RESPECTIVELY)	2,808	--

TEMPORARY EQUITY	179	203

MEMBER’S DEFICIT:
Accumulated other comprehensive loss	(266)	(303)
Member’s deficit	(5,747)	(2,787)
Total CCO Holdings member’s deficit	(6,013)	(3,090)

Noncontrolling interest	417	473
Total member’s deficit	(5,596)	(2,617)

Total liabilities and member’s deficit	$10,840	$13,764

CCH II, LLC AND SUBSIDIARIES
(DEBTOR-IN-POSSESSION)
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(DOLLARS IN MILLIONS)
Unaudited

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008

REVENUES	$1,693	$1,636	$5,045	$4,823

COSTS AND EXPENSES:
Operating (excluding depreciation and amortization)	736	710	2,164	2,089
Selling, general and administrative	357	371	1,044	1,059
Depreciation and amortization	327	332	977	981
Impairment of franchises	2,854	--	2,854	--
Other operating (income) expenses, net	10	15	(38)	51

	4,284	1,428	7,001	4,180

Income (loss) from operations	(2,591)	208	(1,956)	643

OTHER INCOME (EXPENSES):
Interest expense, net	(204)	(267)	(682)	(783)
Change in value of derivatives	--	(7)	(4)	(1)
Reorganization items, net	(198)	--	(467)	--
Other income (expense), net	--	(4)	1	(6)

	(402)	(278)	(1,152)	(790)

Loss before income taxes	(2,993)	(70)	(3,108)	(147)

INCOME TAX BENEFIT	75	14	68	12

Consolidated net loss	(2,918)	(56)	(3,040)	(135)

Less: Net (income) loss – noncontrolling interest	102	(6)	80	(18)

Net loss – CCH II member	$(2,816)	$(62)	$(2,960)	$(153)

CCH II, LLC AND SUBSIDIARIES
(DEBTOR-IN-POSSESSION)
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(DOLLARS IN MILLIONS)
Unaudited

	Nine Months Ended September 30,
	2009	2008

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss – CCH II member	$(2,960)	$(153)
Adjustments to reconcile net loss to net cash flows from operating activities:
Depreciation and amortization	977	981
Impairment of franchises	2,854	--
Noncash interest expense	25	21
Change in value of derivatives	4	1
Noncash reorganization items, net	99	--
Deferred income taxes	(76)	(16)
Noncontrolling interest	(80)	18
Other, net	29	38
Changes in operating assets and liabilities, net of effects from dispositions:
Accounts receivable	12	(23)
Prepaid expenses and other assets	(26)	(9)
Accounts payable, accrued expenses and other	175	28
Receivables from and payables to related party, including deferred management fees	(32)	5

Net cash flows from operating activities	1,001	891

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(819)	(938)
Change in accrued expenses related to capital expenditures	(18)	(41)
Other, net	(4)	(1)

Net cash flows from investing activities	(841)	(980)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings of long-term debt	--	2,355
Repayments of long-term debt	(52)	(1,161)
Repayments to related parties	--	(12)
Payments for debt issuance costs	--	(42)
Distributions	--	(487)
Other, net	--	(11)

Net cash flows from financing activities	(52)	642

NET INCREASE IN CASH AND CASH EQUIVALENTS	108	553
CASH AND CASH EQUIVALENTS, beginning of period	953	7

CASH AND CASH EQUIVALENTS, end of period	$1,061	$560

CASH PAID FOR INTEREST	$658	$753

CCH II, LLC AND SUBSIDIARIES
(DEBTOR-IN-POSSESSION)
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)
(dollars in millions)

1.	Organization, Basis of Presentation and Bankruptcy Proceedings

Organization

CCH II, LLC (“CCH II") is a holding company whose principal assets at September 30, 2009 are the equity interest in its operating subsidiaries. CCH II is a direct subsidiary of CCH I, LLC (“CCH I”), which is an indirect subsidiary of Charter Communications Holdings, LLC (“Charter Holdings”). Charter Holdings is an indirect subsidiary of Charter Communications, Inc. (“Charter”).  The consolidated financial statements include the accounts of CCH II and all of its subsidiaries where the underlying operations reside, which are collectively referred to herein as the “Company.”  All significant intercompany accounts and transactions among consolidated entities have been eliminated.

The Company is a broadband communications company operating in the United States.  The Company offers to residential and commercial customers traditional cable video programming (basic and digital video), high-speed Internet services, and telephone services, as well as advanced broadband services such as high definition television, Charter OnDemand™, and digital video recorder (“DVR”) service.  The Company sells its cable video programming, high-speed Internet, telephone, and advanced broadband services primarily on a subscription basis.  The Company also sells local advertising on cable networks.

Basis of Presentation

The accompanying condensed consolidated financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States (“GAAP”) for interim financial information and the rules and regulations of the Securities and Exchange Commission (the “SEC”).  Accordingly, certain information and footnote disclosures typically included in the Company’s Annual Report have been condensed or omitted for this quarterly report.  The accompanying condensed consolidated financial statements are unaudited and are subject to review by regulatory authorities.  However, in the opinion of management, such financial statements include all adjustments, which consist of only normal recurring adjustments, necessary for a fair presentation of the results for the periods presented.  Interim results are not necessarily indicative of results for a full year.

The condensed consolidated financial statements have also been prepared in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 852, Reorganizations (“ASC 852”), and on a going concern basis, which assumes the continuity of operations and reflects the realization of assets and satisfaction of liabilities in the ordinary course of business.  The condensed consolidated financial statements reflect adjustments to record amounts in accordance with ASC 852.  However, they do not reflect all adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might result from the outcome of these uncertainties.  Additionally, a plan of reorganization could materially change amounts reported in the condensed consolidated financial statements, which do not give effect to all adjustments of the carrying value of assets and liabilities that are necessary as a consequence of reorganization under Chapter 11.  Effective December 1, 2009, the Company and its parent companies will apply fresh start accounting in accordance with ASC 852 which requires assets and liabilities to be reflected at fair value.

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Areas involving significant judgments and estimates include capitalization of labor and overhead costs; depreciation and amortization costs; impairments of property, plant and equipment, franchises and goodwill; income taxes; and contingencies.  Actual results could differ from those estimates.

Certain prior year amounts have been reclassified to conform with the 2009 presentation.

All subsequent events have been evaluated for disclosure in the financial statements through January 15, 2010.

CCH II, LLC AND SUBSIDIARIES
(DEBTOR-IN-POSSESSION)
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)
(dollars in millions)

Emergence from Reorganization Proceedings and Related Events

On March 27, 2009, the Company, its parent companies, and certain affiliates (collectively, the “Debtors”) filed voluntary petitions in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”) seeking relief under the provisions of Chapter 11 of Title 11 of the United States Code (the “Bankruptcy Code”).  The Chapter 11 cases were jointly administered under the caption In re Charter Communications, Inc., et al., Case No. 09-11435 (the “Chapter 11 Cases”).  The Debtors continued to operate their businesses and managed their properties as debtors in possession under the jurisdiction of the Bankruptcy Court and in accordance with the applicable provisions of the Bankruptcy Code from March 27, 2009 until emergence from Chapter 11 on November 30, 2009 (the “Effective Date”).

On November 17, 2009, the Bankruptcy Court entered an order (the “Confirmation Order”) confirming the Company’s pre-arranged joint plan of reorganization (as amended, the “Plan”), and, on the Effective Date, the Plan was consummated and the Company and its parent companies’ emerged from bankruptcy. As provided in the Plan and the Confirmation Order, (i) the notes and bank debt of Charter Communications Operating, LLC (“Charter Operating”) and CCO Holdings, LLC (“CCO Holdings”) remained outstanding; (ii) holders of approximately $1.5 billion of notes issued by CCH II received new CCH II notes (the “Notes Exchange”); (iii) holders of notes issued by CCH I received shares of Charter new Class A common stock;  (iv) holders of notes issued by CCH I Holdings, LLC (“CIH”) received warrants to purchase shares of Charter new Class A common stock; (v) holders of notes issued by Charter Holdings received warrants to purchase shares of Charter new Class A common stock; (vi) holders of convertible notes issued by Charter received cash and preferred stock issued by Charter; and (vii) all previously outstanding shares of Charter Class A common stock were cancelled.  In addition, as part of the Plan, the holders of CCH I notes received and transferred to Mr. Allen $85 million of new CCH II notes.  The Plan resulted in the reduction of the Company’s parent companies’ debt by approximately $8 billion.

The consummation of the Plan was funded with cash on hand, the Notes Exchange, and proceeds of approximately $1.6 billion of an equity rights offering (the “Rights Offering”) in which holders of CCH I notes purchased approximately $1.6 billion of Charter’s new Class A common stock.

Pursuant to a separate restructuring agreement among Charter, Mr. Allen, and Charter Investment, Inc. (“CII”) (as amended, the “Allen Agreement”), in settlement and compromise of their legal, contractual and equitable rights, claims and remedies against Charter and its subsidiaries, and in addition to any amounts received by virtue of their holding any claims of the type set forth above, upon the Effective Date of the Plan, CII was issued shares of the new Class B common stock of Charter equal to 2% of the equity value of Charter, after giving effect to the Rights Offering, but prior to issuance of warrants and equity-based awards provided for by the Plan and 35% (determined on a fully diluted basis) of the total voting power of all new capital stock of Charter.  Each share of new Class B common stock is convertible, at the option of the holder subject to various restrictions, into one share of new Class A common stock, and is subject to significant restrictions on transfer.  Certain holders of new Class A common stock (and securities convertible into or exercisable or exchangeable therefor) and new Class B common stock will receive certain customary registration rights with respect to their shares.  At the Effective Date of the Plan, CII also received (i) warrants to purchase shares of new Class A common stock of Charter in an aggregate amount equal to 4% of the equity value of reorganized Charter, after giving effect to the Rights Offering, but prior to the issuance of warrants and equity-based awards provided for by the Plan, (ii) $85 million principal amount of new CCH II notes, (iii) $25 million in cash for amounts owing to CII under a management agreement, (iv) $20 million in cash for reimbursement of fees and expenses in connection with the Plan, and (v) an additional $150 million in cash.  In addition, on the Effective Date of the Plan, CII retained a 1% equity interest in reorganized Charter Communications Holding Company, LLC (“Charter Holdco”) and a right to exchange such interest into new Class A common stock of Charter. Further, Mr. Allen transferred his preferred equity interest in CC VIII, LLC (“CC VIII”) to Charter.

CCH II, LLC AND SUBSIDIARIES
(DEBTOR-IN-POSSESSION)
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)
(dollars in millions)

Charter Operating Revolving Credit Facility

The Company has utilized $1.4 billion of the $1.5 billion revolving credit facility under its Amended and Restated Credit Agreement, dated as of March 18, 1999, as amended and restated as of March 6, 2007 (the “Credit Agreement”).  Upon filing bankruptcy, Charter Operating no longer had access to the revolving feature of its revolving credit facility.  Reinstatement of the Credit Agreement resulted in the revolving credit facility remaining in place with its original terms except its revolving feature.

Plan Effects

In the disclosure statement related to the Plan, the reorganization value of the Company and its parent companies was set forth as approximately $14.1 billion to $16.6 billion, with a midpoint estimate of $15.4 billion. The reorganization value was determined using numerous projections and assumptions that are inherently subject to significant uncertainties and the resolution of contingencies beyond the control of the Company. Accordingly, there can be no assurance that the estimates, assumptions and amounts reflected in the valuation will be realized.

2.           Liabilities Subject to Compromise and Reorganization Items, Net

Liabilities Subject to Compromise

Under the Bankruptcy Code, certain claims against the Company in existence prior to the filling of the petitions for relief under the federal bankruptcy laws are stayed while the Company continues business operations as a DIP.  These estimated claims are reflected in condensed consolidated balance sheets as liabilities subject to compromise at the expected allowed claim amount as of September 30, 2009 and are summarized in the table below.  Such claims remain subject to future adjustments.  Adjustments may result from actions of the Bankruptcy Court, negotiations, rejection or acceptance of executory contracts, determination as to the value of any collateral securing claims, proofs of claim or other events.

As of September 30, 2009, the amounts subject to compromise consisted of the following items.

Accrued Expenses
Accrued interest	$296
Deferred management fees – related party	25
Other	46
Total Accrued Expenses Subject To Compromise	367

Debt
CCH II 10.250% senior notes due September 15, 2010	1,857
CCH II 10.250% senior notes due October 1, 2013	584
Total Debt Subject to Compromise	2,441

Total Liabilities Subject to Compromise	$2,808

CCH II, LLC AND SUBSIDIARIES
(DEBTOR-IN-POSSESSION)
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)
(dollars in millions)

Reorganization Items, Net

Reorganization items, net is presented separately in the condensed consolidated statements of operations and represents items of income, expense, gain or loss that are realized or incurred by the Company because it is in reorganization under Chapter 11 of the U.S. Bankruptcy Code.

Reorganization items, net consisted of the following items:

	Three Months Ended September 30, 2009	Nine Months Ended September 30, 2009
Penalty interest, net	$136	$257
Loss on debt at allowed claim amount	--	41
Professional fees	58	145
Paul Allen management fee settlement – related party	--	11
Other	4	13

Total Reorganization Items, Net	$198	$467

Reorganization items, net consist of adjustments to record liabilities at the allowed claim amount and other expenses directly related to the Company’s bankruptcy proceedings.  Penalty interest primarily represents the 2% per annum penalty interest on the Company’s debt and credit facilities, and the incremental amounts owed on the Company’s credit facilities as a result of the requirement to pay the prime rate plus the 1% per annum applicable margin instead of the election to pay the Eurodollar rate. Upon filing bankruptcy, the Company is not able to elect the Eurodollar rate on credit facilities but must pay interest at the prime rate plus the 1% per annum applicable margin plus 2% per annum penalty interest.

3.           Franchises, Goodwill and Other Intangible Assets

Franchise rights represent the value attributed to agreements or authorizations with local and state authorities that allow access to homes in cable service areas.  Management estimates the fair value of franchise rights at the date of acquisition and determines if the franchise has a finite life or an indefinite-life as defined by ASC 350-10, Intangibles – Goodwill and Other - Overall.  Franchises that qualify for indefinite-life treatment are tested for impairment annually, or more frequently as warranted by events or changes in circumstances.  Franchises are aggregated into essentially inseparable units of accounting to conduct the valuations.  The units of accounting generally represent clustering of the Company’s cable systems into groups by which such systems are managed.  Management believes such grouping represents the highest and best use of those assets.

As a result of the continued economic pressure on the Company’s customers from the recent economic downturn along with increased competition, the Company determined that its projected future growth would be lower than previously anticipated in its annual impairment testing in December 2008.  Accordingly, the Company determined that sufficient indicators existed to require it to perform an interim franchise impairment analysis as of September 30, 2009.  The Company determined that an impairment of franchises is probable and can be reasonably estimated. Accordingly, for the quarter ended September 30, 2009, the Company recorded a preliminary non-cash franchise impairment charge of $2.9 billion which represents the Company’s best estimate of the impairment of its franchise assets. The Company currently expects to finalize its franchise impairment analysis during the quarter ended December 31, 2009, which could result in an impairment charge that differs from the estimate.  In addition, on the Effective Date of the Plan, the Company and its parent companies will apply fresh start accounting in accordance with ASC 852 and as such will adjust its franchise, goodwill, and other intangible assets to reflect fair value and will also establish any previously unrecorded intangible assets at their fair values.  The Company expects these fresh start adjustments will result in material increases to total tangible and intangible assets, primarily as a result of adjustments to property, plant and equipment, goodwill and customer relationships.

CCH II, LLC AND SUBSIDIARIES
(DEBTOR-IN-POSSESSION)
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)
(dollars in millions)

Consistent with prior impairment tests, the Company determined the estimated fair value of each unit of accounting utilizing an income approach model based on the present value of the estimated discrete future cash flows of each unit assuming a discount rate. This approach makes use of unobservable factors such as projected revenues, expenses, capital expenditures, and a discount rate applied to the estimated cash flows. The determination of the discount rate was based on a weighted average cost of capital approach, which uses a market participant’s cost of equity and after-tax cost of debt and reflects the risks inherent in the cash flows attributable to the franchises.

The Company estimated discounted future cash flows using reasonable and appropriate assumptions including among others, penetration rates for basic and digital video, high-speed Internet, and telephone; revenue growth rates; and expected operating margins and capital expenditures.  The assumptions are derived based on the Company’s and its peers’ historical operating performance adjusted for current and expected competitive and economic factors surrounding the cable industry.  The estimates and assumptions made in the Company’s valuations are inherently subject to significant uncertainties, many of which are beyond its control, and there is no assurance that these results can be achieved. The primary assumptions for which there is a reasonable possibility of the occurrence of a variation that would significantly affect the measurement value include the assumptions regarding revenue growth, programming expense growth rates, the amount and timing of capital expenditures and the discount rate utilized.  The assumptions used are consistent with internal forecasts, some of which differ from the assumptions used for the annual impairment testing in December 2008 as a result of the economic and competitive environment discussed previously.  The change in assumptions reflects the lower than anticipated growth in revenues experienced during the first three quarters of 2009 and the expected reduction of future cash flows as compared to those used in the December 2008 valuations.

As of September 30, 2009 and December 31, 2008, indefinite-lived and finite-lived intangible assets are presented in the following table:

	September 30, 2009			December 31, 2009
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Indefinite-lived intangible assets:
Franchises with indefinite lives	$4,514	$--	$4,514	$7,377	$--	$7,377
Goodwill	68	--	68	68	--	68

	$4,582	$--	$4,582	$7,445	$--	$7,445
Finite-lived intangible assets:
Franchises with finite lives	$16	$10	$6	$16	$9	$7
Other intangible assets	83	46	37	71	41	30

	$99	$56	$43	$87	$50	$37

During the nine months ended September 30, 2009, the net carrying amount of indefinite-lived franchises was reduced by $2.9 billion related to impairment of franchises and $9 million related to cable asset sales completed in 2009.

Franchise amortization expense represents the amortization relating to franchises that did not qualify for indefinite-life treatment including costs associated with franchise renewals.  Franchise amortization expense for each of the three months ended September 30, 2009 and 2008 was approximately $0.4 million and for each of the nine months ended September 30, 2009 and 2008 was approximately $1 million.  Other intangible assets amortization expense for the three months ended September 30, 2009 and 2008 was approximately $2 million and $1 million, respectively, and for the nine months ended September 30, 2009 and 2008 was approximately $5 million and $3 million, respectively.  The Company expects that amortization expense on franchise assets and other intangible assets will be approximately $7 million annually for each of the next five years.  Actual amortization expense in

CCH II, LLC AND SUBSIDIARIES
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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)
(dollars in millions)

future periods could differ from these estimates as a result of new intangible asset acquisitions or divestitures, changes in useful lives, the application of fresh start accounting and other relevant factors.

4.           Accounts Payable and Accrued Expenses

Accounts payable and accrued expenses not subject to compromise consist of the following as of September 30, 2009 and December 31, 2008:

	September 30, 2009	December 31, 2008

Accounts payable – trade	$82	$86
Accrued capital expenditures	38	56
Accrued expenses:
Terminated interest rate swap liability	495	--
Interest	154	193
Programming costs	281	305
Compensation	72	80
Franchise-related fees	49	60
Other	153	200

	$1,324	$980

5.           Debt Not Subject to Compromise

Debt not subject to compromise consists of the following as of September 30, 2009 and December 31, 2008:

	September 30, 2009		December 31, 2008
	Principal Amount	Accreted Value	Principal Amount	Accreted Value
CCH II, LLC:
10.250% senior notes due September 15, 2010	$--	$--	$1,860	$1,857
10.250% senior notes due October 1, 2013	--	--	614	598
CCO Holdings, LLC:
8 ¾% senior notes due November 15, 2013	800	797	800	796
Credit facility	350	350	350	350
Charter Communications Operating, LLC:
8.000% senior second-lien notes due April 30, 2012	1,100	1,100	1,100	1,100
8 3/8% senior second-lien notes due April 30, 2014	770	770	770	770
10.875% senior second-lien notes due September 15, 2014	546	529	546	527
Credit facilities	8,194	8,194	8,246	8,246
Total Debt Not Subject to Compromise	$11,760	$11,740	$14,286	$14,244

The accreted values presented above generally represent the principal amount of the notes less the original issue discount at the time of sale, plus the accretion to the balance sheet date.

Filing for bankruptcy is an event of default under the Company’s credit facilities and the indentures governing its debt. Therefore, in accordance with ASC 470-10-45, Debt – Overall – Other Presentation Matters, debt has been classified as current as of September 30, 2009.  The Company does not intend to repay the current portion of long-term debt with current assets but reinstated this debt through the Plan.  Accordingly, upon the Effective Date of the Plan, $11.7 billion of the debt classified as current was reclassified as long-term.  See Note 1.

CCH II, LLC AND SUBSIDIARIES
(DEBTOR-IN-POSSESSION)
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)
(dollars in millions)

Although CCH II’s debt is classified as subject to compromise as of September 30, 2009, on the Effective Date of the Plan, existing holders of senior notes of CCH II and CCH II Capital Corp. (“CCH II Notes”) exchanged $1.5 billion principal amount of their CCH II Notes plus accrued interest for $1.7 billion principal amount of new 13.5% Senior Notes of CCH II and CCH II Capital Corp. (the “New CCH II Notes”).  CCH II Notes and accrued interest that were not exchanged were paid in cash in an amount equal to $1.1 billion.

6.           Loans Payable – Related Party

Loans payable-related party as of September 30, 2009 and December 31, 2008 consists of loans from Charter Holdco to the Company of $13 million.

7.           Temporary Equity

Temporary equity represents Mr. Allen’s previous 5.6% membership interests in CC VIII, an indirect subsidiary of the Company of $179 million and $203 million as of September 30, 2009 and December 31, 2008, respectively.  Mr. Allen’s CC VIII interest is classified as temporary equity as a result of Mr. Allen’s previous ability to put his interest to the Company upon a change in control.  Mr. Allen transferred his 5.6% membership interest to Charter on the Effective Date.

8.           Noncontrolling Interest

Noncontrolling interest represents CCH I’s 13% membership interests in CC VIII of $417 million and $473 million as of September 30, 2009 and December 31, 2008, respectively. Noncontrolling interest in the accompanying condensed consolidated statements of operations represents the 2% accretion of the preferred membership interest in CC VIII plus approximately 18.6% of CC VIII’s income, inclusive of Mr. Allen’s previous 5.6% membership interest accounted for as temporary equity.

9.	Comprehensive Income (Loss)

The Company reports changes in the fair value of interest rate agreements designated as hedging the variability of cash flows associated with floating-rate debt obligations, that meet the effectiveness criteria as outlined in ASC 815-30, Derivatives and Hedging – Cash Flow Hedges (“ASC 815-30”), in accumulated other comprehensive income (loss) after giving effect to the noncontrolling interest share of gains and losses.  Comprehensive loss was $2.8 billion and $81 million for the three months ended September 30, 2009 and 2008, respectively, and $2.9 billion and $154 million for the nine months ended September 30, 2009 and 2008, respectively.

10.           Accounting for Derivative Instruments and Hedging Activities

The Company used interest rate swap agreements to manage its interest costs and reduce the Company’s exposure to increases in floating interest rates.  The Company’s policy is to manage its exposure to fluctuations in interest rates by maintaining a mix of fixed and variable rate debt within a targeted range.  Using interest rate swap agreements, the Company agreed to exchange, at specified intervals through 2013, the difference between fixed and variable interest amounts calculated by reference to agreed-upon notional principal amounts.  At the banks’ option, certain interest rate swap agreements could have been extended through 2014.

Upon filing for Chapter 11 bankruptcy, the counterparties to the interest rate swap agreements terminated the underlying contracts and, upon emergence from bankruptcy, will receive payment for the market value of the interest rate swap agreements as measured on the date the counterparties terminated.  At September 30, 2009, the terminated interest rate swap liabilities of $495 million are reflected at settlement amounts and were recorded in current liabilities in the condensed consolidated balance sheets.  The terminated interest rate swap liabilities were classified as not subject to compromise in the condensed consolidated balance sheets at September30, 2009 as they are fully secured by the Company’s assets.  The amount remaining in accumulated other comprehensive loss related

CCH II, LLC AND SUBSIDIARIES
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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)
(dollars in millions)

to these interest rate swap agreements will be amortized over the original life of the interest rate agreements until emergence from Chapter 11 bankruptcy.

The Company’s hedging policy does not permit it to hold or issue derivative instruments for speculative trading purposes.  The Company did, however, have certain interest rate derivative instruments that were designated as cash flow hedging instruments.  Such instruments effectively converted variable interest payments on certain debt instruments into fixed payments.  For qualifying hedges, ASC 815-30 allows derivative gains and losses to offset related results on hedged items in the consolidated statements of operations.  The Company formally documented, designated and assessed the effectiveness of transactions that received hedge accounting.

Changes in the fair value of interest rate agreements that were designated as hedging instruments of the variability of cash flows associated with floating-rate debt obligations, and that met the effectiveness criteria specified by ASC 815-30 were reported in accumulated other comprehensive loss.  The amounts were subsequently reclassified as an increase or decrease to interest expense in the same periods in which the related interest on the floating-rate debt obligations affected earnings (losses).

Certain interest rate derivative instruments were not designated as hedges as they did not meet the effectiveness criteria specified by ASC 815-30.  However, management believes such instruments were closely correlated with the respective debt, thus managing associated risk.  Interest rate derivative instruments not designated as hedges were marked to fair value, with the impact recorded as a change in value of derivatives in the Company’s consolidated statements of operations.

As of December 31, 2008, the Company had outstanding $4.3 billion in notional amounts of interest rate swap agreements outstanding.  The notional amounts of interest rate instruments do not represent amounts exchanged by the parties and, thus, are not a measure of exposure to credit loss.  The amounts exchanged were determined by reference to the notional amount and the other terms of the contracts.

The effect of derivative instruments on the Company’s consolidated statement of operations is presented in the table below.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008

Change in value of derivatives:
Loss on interest rate derivatives not designated as hedges	$--	$(7)	$(4)	$(1)

Accumulated other comprehensive loss:
Loss on interest rate derivatives designated as hedges (effective portion)	$--	$(19)	$(9)	$(1)

Amount of loss reclassified from accumulated other comprehensive loss into interest expense or reorganization items, net	$23	$(23)	$12	$(55)

CCH II, LLC AND SUBSIDIARIES
(DEBTOR-IN-POSSESSION)
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)
(dollars in millions)

11.           Fair Value

Financial Assets and Liabilities

The Company has estimated the fair value of its financial instruments as of September 30, 2009 and December 31, 2008 using available market information or other appropriate valuation methodologies.  Considerable judgment, however, is required in interpreting market data to develop the estimates of fair value.  Accordingly, the estimates presented in the accompanying consolidated financial statements are not necessarily indicative of the amounts the Company would realize in a current market exchange.  The carrying amounts of cash, receivables, payables and other current assets and liabilities approximate fair value because of the short maturity of those instruments.

The estimated fair value of the Company’s notes at September 30, 2009 and December 31, 2008 are based on quoted market prices and the fair value of the credit facilities is based on dealer quotations.

A summary of the carrying value and fair value of the Company’s debt at September 30, 2009 and December 31, 2008 is as follows:

	September 30, 2009		December 31, 2008
	Carrying	Fair	Carrying	Fair
	Value	Value	Value	Value

CCH II debt	$--	$--	$2,455	$1,051
CCO Holdings debt	797	817	796	505
Charter Operating debt	2,399	2,497	2,397	1,923
Credit facilities	8,544	8,089	8,596	6,187

The Company adopted ASC 820-10, Fair Value Measurements and Disclosures – Overall (“ASC 820-10”), on its financial assets and liabilities effective January 1, 2008, and has an established process for determining fair value.  Fair value is based upon quoted market prices, where available.  If such valuation methods are not available, fair value is based on internally or externally developed models using market-based or independently-sourced market parameters, where available.  Fair value may be subsequently adjusted to ensure that those assets and liabilities are recorded at fair value.  The Company’s methodology may produce a fair value that may not be indicative of net realizable value or reflective of future fair values, but the Company believes its methods are appropriate and consistent with other market peers.  The use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different fair value estimate as of the Company’s reporting date.

ASC 820-10 establishes a three-level hierarchy for disclosure of fair value measurements, based upon the transparency of inputs to the valuation of an asset or liability as of the measurement date, as follows:

·	Level 1 – inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.
·
Level 2 – inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.

·	Level 3 – inputs to the valuation methodology are unobservable and significant to the fair value measurement.

Interest rate derivatives were valued at December 31, 2008 using a present value calculation based on an implied forward LIBOR curve (adjusted for Charter Operating’s credit risk) and were classified within level 2 of the valuation hierarchy.

CCH II, LLC AND SUBSIDIARIES
(DEBTOR-IN-POSSESSION)
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)
(dollars in millions)

The Company has no financial liabilities accounted for at fair value at September 30, 2009 due to the termination of the interest rate swap agreements.  At December 31, 2008, the Company’s financial liabilities that were accounted for at fair value on a recurring basis are presented in the table below:

	Fair Value as of December 31, 2008
	Level 1	Level 2	Level 3	Total
Other long-term liabilities:
Interest rate derivatives designated as hedges	$--	$303	$--	$303
Interest rate derivatives not designated as hedges	--	108	--	108

	$--	$411	$--	$411

The weighted average interest pay rate for the Company’s interest rate swap agreements was 4.93% at December 31, 2008.

Nonfinancial Assets and Liabilities

As permitted by ASC 820-10, the Company adopted ASC 820-10 effective January 1, 2009 on its nonfinancial assets and liabilities including fair value measurements of franchises, property, plant, and equipment, and other intangible assets.  These assets are not measured at fair value on a recurring basis; however they are subject to fair value adjustments in certain circumstances, such as when there is evidence that an impairment may exist.  During the three months ended September 30, 2009, the Company recorded an impairment on its franchise assets of $2.9 billion.  The impairment charge was calculated by comparing the book value of franchise assets to their fair values as of September 30, 2009 which are determined utilizing an income approach that makes use of significant unobservable inputs. Such fair value is classified as level 3 in the fair value hierarchy.  See Note 3 for additional information.

12.           Other Operating (Income) Expenses, Net

Other operating (income) expenses, net consist of the following for the three and nine months ended September 30, 2009 and 2008:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008

Loss on sale of assets, net	$3	$3	$6	$7
Special charges, net	7	12	(44)	44

	$10	$15	$(38)	$51

Loss on sale of assets, net

Loss on sale of assets represents the loss recognized on the sale of fixed assets and cable systems.

Special charges, net

Special charges, net for the three and nine months ended September 30, 2009 primarily includes net income or expense from actual or potential litigation settlements.  Special charges, net for the three and nine months ended September 30, 2008 primarily represent severance charges and settlement costs associated with certain litigation, offset by favorable insurance settlements.

CCH II, LLC AND SUBSIDIARIES
(DEBTOR-IN-POSSESSION)
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)
(dollars in millions)

13.           Income Taxes

CCH II is a single member limited liability company not subject to income tax. CCH II holds all operations through indirect subsidiaries.  The majority of these indirect subsidiaries are generally limited liability companies that are also not subject to income tax.  However, certain of the limited liability companies are subject to state income tax.  In addition, certain of CCH II’s indirect subsidiaries are corporations that are subject to income tax.

As of September 30, 2009 and December 31, 2008, the Company had net deferred income tax liabilities of approximately $104 million and $179 million, respectively. The deferred tax liabilities relate to certain of the Company’s indirect subsidiaries, which file separate income tax returns.

The Company recorded $75 million and $14 million of income tax benefit during the three months ended September 30, 2009 and 2008, respectively and $68 million and $12 million of income tax benefit during the nine months ended September 30, 2009 and 2008, respectively. Income tax benefits were realized as a result of decreases in the deferred tax liabilities of certain of the Company’s indirect corporate subsidiaries. Income tax benefit for the three and nine months ended September 30, 2009 included $78 million of deferred tax benefit related to the impairment of franchises.  The income tax benefit recorded in 2008 results from a change in state income tax laws.

No tax years for Charter or Charter Holdco are currently under examination by the Internal Revenue Service.  Tax years ending 2006, 2007 and 2008 remain subject to examination.

14.           Related Party Transactions

The following sets forth certain transactions in which the Company and the directors, executive officers, and affiliates of the Company are involved.  See also Note 6 for information regarding Loans Payable – Related Party. Unless otherwise disclosed, management believes each of the transactions described below was on terms no less favorable to the Company than could have been obtained from independent third parties.

In connection with the Plan, Charter, Mr. Allen and CII entered into the Allen Agreement, pursuant to which, among other things, Mr. Allen and such entity agreed to support the Plan, including the settlement of their rights, claims and remedies against Charter and its subsidiaries.  See Note 1.

9 OM, Inc. (formerly known as Digeo, Inc.)

Mr. Allen, through his 100% ownership of Vulcan Ventures Incorporated (“Vulcan Ventures”), owned a majority interest in 9 OM, Inc. (formerly known as Digeo, Inc.) on a fully-converted fully-diluted basis.  However, in October 2009, substantially all of 9 OM, Inc.'s assets were sold to ARRIS Group, Inc., an unrelated third party. Ms. Jo Lynn Allen was a director of Charter and is a director and Vice President of Vulcan Ventures.  Mr. Lance Conn is a director of Charter and was Executive Vice President of Vulcan Ventures until his resignation in May 2009. Mr. William McGrath is a director of Charter and is Vice President and Secretary of Vulcan Ventures, a director and Vice President of 9 OM, Inc. and a manager and Vice President of 9 OM, LLC.

In May 2008, Charter Operating entered into an agreement with 9 OM, LLC (formerly known as Digeo Interactive, LLC), a subsidiary of 9 OM, Inc., for the minimum purchase of high-definition DVR units for approximately $21 million.  This minimum purchase commitment is subject to reduction as a result of certain specified events such as the failure to deliver units timely and catastrophic failure.  The software for these units is being supplied under a software license agreement with 9 OM, LLC; the cost of which is expected to be approximately $2 million for the initial licenses and on-going maintenance fees of approximately $0.3 million annually, subject to reduction to coincide with any reduction in the minimum purchase commitment.  For the three and nine months ended September 30, 2009, the Company purchased approximately $4 million and $15 million of DVR units from 9 OM, LLC under these agreements, respectively.

CCH II, LLC AND SUBSIDIARIES
(DEBTOR-IN-POSSESSION)
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)
(dollars in millions)

15.           Contingencies

On August 28, 2008, a complaint, which was subsequently amended, was filed against Charter and Charter Communications, LLC (“Charter LLC”) in the United States District Court for the Western District of Wisconsin (now entitled, Marc Goodell et al.  v. Charter Communications, LLC and Charter Communications, Inc.).  The plaintiffs seek to represent a class of current and former broadband, system and other types of technicians who are or were employed by Charter or Charter LLC in the states of Michigan, Minnesota, Missouri or California.  Plaintiffs allege that Charter and Charter LLC violated certain wage and hour statutes of those four states by failing to pay technicians for all hours worked.   Charter and Charter LLC continue to deny all liability, believe that they have substantial defenses, and intend, after Charter’s plan of reorganization, as amended, is approved and becomes effective and the automatic stay is lifted, to vigorously contest the claims asserted.  The Company has been subjected, in the normal course of business, to the assertion of other wage and hour claims and could be subjected to additional such claims in the future.  The Company cannot predict the outcome of any such claims.

On March 27, 2009, JPMorgan Chase Bank, N.A., for itself and as Administrative Agent under the Credit Agreement, filed an adversary proceeding (the “JPMorgan Adversary Proceeding”) in Bankruptcy Court against Charter Operating and CCO Holdings seeking a declaration that there have been events of default under the Credit Agreement.  On November 17, 2009, the Bankruptcy Court entered an order ruling in favor of Charter in the JPMorgan Adversary Proceeding and allowing Charter to consummate its Plan.  JPMorgan attempted to stay the consummation of the Plan pending appeal.  The request for the stay was denied by the Bankruptcy Court and the US District Court for the Southern District of New York.  Charter consummated its Plan on November 30, 2009 and reinstated the Credit Agreement and certain other debt of its subsidiaries.  JPMorgan continues to appeal the confirmation order and decision of the Bankruptcy Court.  The Company cannot predict the ultimate outcome of the appeal.

The Company and its parent companies are party to lawsuits and claims that arise in the ordinary course of conducting its business.  The ultimate outcome of these other legal matters pending against the Company or its parent companies cannot be predicted, and although such lawsuits and claims are not expected individually to have a material adverse effect on the Company’s consolidated financial condition, results of operations or liquidity, such lawsuits could have, in the aggregate, a material adverse effect on the Company’s consolidated financial condition, results of operations or liquidity.

16.           Stock Compensation Plans

Charter has stock compensation plans (the “Equity Plans”) which provide for the grant of non-qualified stock options, stock appreciation rights, dividend equivalent rights, performance units and performance shares, share awards, phantom stock and/or shares of restricted stock (shares of restricted stock not to exceed 20.0 million shares of Charter Class A common stock), as each term is defined in the Equity Plans.  Employees, officers, consultants and directors of Charter and its subsidiaries and affiliates are eligible to receive grants under the Equity Plans.  Options granted generally vest over four years from the grant date, with 25% generally vesting on the first anniversary of the grant date and ratably thereafter.  Generally, options expire 10 years from the grant date.  Restricted stock vests annually over a one to three-year period beginning from the date of grant.  The 2001 Stock Incentive Plan allows for the issuance of up to a total of 90.0 million shares of Charter Class A common stock (or units convertible into Charter Class A common stock).  In March 2008, Charter adopted an incentive program to allow for performance cash.  Under the incentive program, subject to meeting performance criteria, performance units under the 2001 Stock Incentive Plan and performance cash are deposited into a performance bank of which one-third of the balance is paid out each year.  During the three and nine months ended September 30, 2009, no equity awards were granted. During the three and nine months ended September 30, 2009, Charter granted $0.2 million and $12 million of performance cash and restricted cash, respectively, under Charter’s 2009 incentive program.  In the first quarter of 2009, the majority of restricted stock and performance units and shares were voluntarily forfeited by participants without termination of the service period, and the remaining, along with all stock options, were cancelled in connection with the Plan.  The Plan includes an allocation of not less than 3% of new equity for employee grants with 50% of the allocation to be granted within thirty days of the Company's

CCH II, LLC AND SUBSIDIARIES
(DEBTOR-IN-POSSESSION)
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)
(dollars in millions)

emergence from bankruptcy.  Such grant of new awards is deemed to be a modification of old awards and will be accounted for as a modification of the original awards.

The Company recorded $6 million and $8 million of stock compensation expense for the three months ended September 30, 2009 and 2008, respectively, and $23 million and $24 million for the nine months ended September 30, 2009 and 2008, respectively, which is included in selling, general, and administrative expense.

17.           Recently Issued Accounting Standards

In April 2009, the FASB issued guidance included in ASC 805-20, Business Combinations – Identifiable Assets, Liabilities and Any Noncontrolling Interest (“ASC 805-20”), which addresses application issues raised by preparers, auditors, and members of the legal profession on initial recognition and measurement, subsequent measurement and accounting, and disclosure of assets and liabilities arising from contingencies in a business combination.  This guidance included in ASC 805-20 is effective for assets or liabilities arising from contingencies in business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. The Company adopted this guidance included in ASC 805-20 effective January 1, 2009.  The adoption of this guidance included in ASC 805-20 did not have a material impact on the Company’s financial statements.

In April 2009, the FASB issued guidance included in ASC 820-10-65, Fair Value Measurements and Disclosures – Overall – Transition and Open Effective Date Information (“ASC 820-10-65”), which provides additional guidance for estimating fair value in accordance with ASC 820-10 when the volume and level of activity for the asset or liability have significantly decreased. This ASC also includes guidance on identifying circumstances that indicate a transaction is not orderly.  This guidance included in ASC 820-10-65 is effective for reporting periods ending after June 15, 2009. The Company adopted this guidance included in ASC 820-10-65 effective April 1, 2009.  The adoption of this guidance included in ASC 820-10-65 did not have a material impact on the Company’s financial statements.

In April 2009, the FASB issued guidance included in ASC 825-10-65, Financial Instruments – Overall – Transition and Open Effective Date Information (“ASC 825-10-65”), to require disclosures about fair value of financial instruments for interim reporting periods of publicly traded companies as well as in annual financial statements. This ASC also requires those disclosures in summarized financial information at interim reporting periods.  This guidance included in ASC 825-10-65 is effective for reporting periods ending after June 15, 2009. The Company adopted this guidance included in ASC 825-10-65 effective April 1, 2009.  The adoption of this guidance included in ASC 825-10-65 did not have a material impact on the Company’s financial statements.

In May 2009, the FASB issued guidance included in ASC 855-10, Subsequent Events – Overall (“ASC 855-10”), to establish principles and requirements for the evaluation and disclosure of subsequent events.  This guidance included in ASC 855-10 is effective for interim or annual financial periods ending after June 15, 2009.  The Company adopted this guidance included in ASC 855-10 effective April 1, 2009 and has included the appropriate disclosure in its financial statements.

In June 2009, the FASB issued guidance included in ASC 105-10, Generally Accepted Accounting Principles – Overall (“ASC 105-10”).  ASC 105-10 is intended to be the source of GAAP and reporting standards as issued by the FASB. Its primary purpose is to improve clarity and use of existing standards by grouping authoritative literature under common topics. ASC 105-10 is effective for financial statements issued for interim and annual periods ending after September 15, 2009.  The Company adopted ASC 105-10 effective September 30, 2009.  The Codification does not change or alter existing GAAP and there was no impact on the Company’s financial statements.

CCH II, LLC AND SUBSIDIARIES
(DEBTOR-IN-POSSESSION)
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)
(dollars in millions)

In August 2009, the FASB issued guidance included in ASC 820-10-65 which states companies determining the fair value of a liability may use the perspective of an investor that holds the related obligation as an asset.  This guidance included in ASC 820-10-65 addresses practice difficulties caused by the tension between fair-value measurements based on the price that would be paid to transfer a liability to a new obligor and contractual or legal requirements that prevent such transfers from taking place.  This guidance included in ASC 820-10-65 is effective for interim and annual periods beginning after August 27, 2009, and applies to all fair-value measurements of liabilities required by GAAP. No new fair-value measurements are required by this guidance. The Company adopted this guidance included in ASC 820-10-65 effective October 1, 2009 and there was no material impact to the Company’s financial statements.

In October 2009, the FASB issued guidance included in ASC 605-25, Revenue Recognition – Multiple-Element Arrangements (“ASC 605-25”), which requires entities to allocate revenue in an arrangement using estimated selling prices of the delivered goods and services based on a selling price hierarchy.  The guidance eliminates the residual method of revenue allocation and requires revenue to be allocated using the relative selling price method.  This guidance included in ASC 605-25 should be applied on a prospective basis for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010.  The Company will adopt this guidance included in ASC 605-25 effective January 1, 2011.  The Company does not expect the adoption of this guidance included in ASC 605-25 will have a material impact on its financial statements.

The Company does not believe that any other recently issued, but not yet effective accounting pronouncements, if adopted, would have a material effect on its accompanying financial statements.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20. Indemnification of Directors and Officers

Indemnification Under the Limited Liability Company Agreement of CCH II

The limited liability company agreement of CCH II provides that the members, the manager, the directors, their affiliates or any person who at any time serves or has served as a director, officer, employee or other agent of any member or any such affiliate, and who, in such capacity, engages or has engaged in activities on behalf of CCH II, shall be indemnified and held harmless by CCH II to the fullest extent permitted by law from and against any losses, damages, expenses, including attorneys’ fees, judgments and amounts paid in settlement actually and reasonably incurred by or in connection with any claim, action, suit or proceeding arising out of or incidental to such indemnifiable person’s acts or omissions on behalf of CCH II. Notwithstanding the foregoing, no indemnification is available under the limited liability company agreement in respect of any such claim adjudged to be primarily the result of bad faith, willful misconduct or fraud of an indemnifiable person. Payment of these indemnification obligations shall be made from the assets of CCH II and the members shall not be personally liable to an indemnifiable person for payment of indemnification.

Indemnification Under the Delaware Limited Liability Company Act

Section 18-108 of the Delaware Limited Liability Company Act authorizes a limited liability company to indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever, subject to such standards and restrictions, if any, as are set forth in its limited liability company agreement.

Indemnification Under the By-Laws of CCH II Capital

The bylaws of CCH II Capital require CCH II Capital, to the fullest extent authorized by the Delaware General Corporation Law, to indemnify any person who was or is made a party or is threatened to be made a party or is otherwise involved in any action, suit or proceeding by reason of the fact that he is or was a director or officer of CCH II Capital or is or was serving at the request of CCH II Capital as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other entity or enterprise, in each case, against all expense, liability and loss (including attorneys’ fees, judgments, amounts paid in settlement, fines, ERISA excise taxes or penalties) reasonably incurred or suffered by such person in connection therewith.

Indemnification Under the Delaware General Corporation Law

Section 145 of the Delaware General Corporation Law, authorizes a corporation to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. In addition, the Delaware General Corporation Law does not permit indemnification in any threatened, pending or completed action or suit by or in the right of the corporation in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses, which such court shall deem proper. To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above, or in defense of any claim, issue or matter, such person shall be indemnified against expenses, including attorneys’ fees, actually and reasonably incurred by such person. Indemnity is mandatory to the extent a claim, issue or matter has been successfully defended. The Delaware General Corporation Law also allows a corporation to provide for the elimination or limit of the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director

(i)	for any breach of the director’s duty of loyalty to the corporation or its stockholders,

(ii)	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,

(iii)	for unlawful payments of dividends or unlawful stock purchases or redemptions, or

(iv)
for any transaction from which the director derived an improper personal benefit. These provisions will not limit the liability of directors or officers under the federal securities laws of the United States.

Item 21. Exhibits and Financial Schedules.

Exhibits

Exhibits are listed by numbers corresponding to the Exhibit Table of Item 601 in Regulation S-K.

Exhibit		Description

3.1
Certificate of Formation of CCH II, LLC (incorporated by reference to Exhibit 3.1 to Amendment No. 1 to the registration statement on Form S-4 of CCH II, LLC and CCH II Capital Corporation filed on March 24, 2004 (File No. 333-111423)).

3.2	*	Amended and Restated Limited Liability Company Agreement of CCH II, LLC, dated as of November 30, 2009.
3.3	*	Amended and Restated Certificate of Incorporation of CCH II Capital Corp. dated effective November 30, 2009.
3.4
Amended and Reinstated By-laws of CCH II Capital Corporation (incorporated by reference to Exhibit 3.4 to Amendment No. 1 to the registration statement on Form S-4 of CCH II, LLC and CCH II Capital Corporation filed on March 24, 2004 (File No. 333-111423)).

4.1
Indenture relating to the 13.50% Senior Notes due 2016, dated as of November 30, 2009, among CCH II, LLC, CCH II Capital Corp. and The Bank of New York Mellon Trust Company, NA (incorporated by reference to Exhibit 10.1 to the current report on Form 8-K of Charter Communications, Inc. filed on December 4, 2009 (File No. 000-27927)).

5.1	**	Opinion of Kirkland & Ellis LLP regarding legality.
10.1
Indenture relating to the 8-3/4 % Senior Notes due 2013, dated as of November 10, 2003, by and among CCO Holdings, LLC, CCO Holdings Capital Corp. and Wells Fargo Bank, N.A., as trustee (incorporated by reference to Exhibit 4.1 to Charter Communications, Inc.’s current report on Form 8-K filed on November 12, 2003 (File No. 000-27927)).

10.2
Indenture relating to the 8% senior second lien notes due 2012 and 83/8 % senior second lien notes due 2014, dated as of April 27, 2004, by and among Charter Communications Operating, LLC, Charter Communications Operating Capital Corp. and Wells Fargo Bank, N.A. as trustee (incorporated by reference to Exhibit 10.32 to Amendment No. 2 to the registration statement on Form S-4 of CCH II, LLC filed on May 5, 2004 (File No. 333-111423)).

10.3	(a)
Indenture relating to the 10.875% senior second lien notes due 2014 dated as of March 19, 2008, by and among Charter Communications Operating, LLC, Charter Communications Operating Capital Corp. and Wilmington Trust Company, trustee (incorporated by reference to Exhibit 10.1 to the quarterly report filed on Form 10-Q of Charter Communications, Inc. filed on May 12, 2008 (File No. 000-027927)).
10.3	(b)
Collateral Agreement, dated as of March 19, 2008 by and among Charter Communications Operating, LLC, Charter Communications Operating Capital Corp., CCO Holdings, LLC and certain of its subsidiaries in favor of Wilmington Trust Company, as trustee (incorporated by reference to Exhibit 10.2 to the quarterly report filed on Form 10-Q of Charter Communications, Inc. filed on May 12, 2008 (File No. 000-027927)).

10.4
Commitment Letter, dated February 11, 2009, by and among Charter Communications, Inc., CCH I LLC, CCH II LLC, Charter Communications Operating, LLC and certain members of the Crossover Committee (incorporated by reference to Exhibit 10.2 to the current report on Form 8-K of Charter Communications, Inc. filed on February 13, 2009 (File No. 001-33664)).

10.4	(a)
Restructuring Agreement, dated February 11, 2009, by and between Charter Communications, Inc. and certain members of the Crossover Committee (incorporated by reference to Exhibit 10.1 to the current report on Form 8-K of Charter Communications, Inc. filed on February 13, 2009 (File No. 001-33664)).

10.4	(b)
Amendment to Restructuring Agreement, dated July 30, 2009, by and between Charter Communications, Inc. and certain members of the Crossover Committee (incorporated by reference to Exhibit 10.1 to the quarterly report on Form 10-Q of Charter Communications, Inc. filed on November 9, 2009 (File No. 001-33664)).

10.4	(c)
Second Amendment to Restructuring Agreement, dated September 29, 2009, by and between Charter Communications, Inc. and certain members of the Crossover Committee (incorporated by reference to Exhibit 10.3 to the quarterly report on Form 10-Q of Charter Communications, Inc. filed on November 9, 2009 (File No. 001-33664)).

10.4	(d)
Third Amendment to Restructuring Agreement, dated October 13, 2009, by and between Charter Communications, Inc. and certain members of the Crossover Committee (incorporated by reference to Exhibit 10.5 to the quarterly report on Form 10-Q of Charter Communications, Inc. filed on November 9, 2009 (File No. 001-33664)).

10.4	(e)
Fourth Amendment to Restructuring Agreement, dated October 30, 2009, by and between Charter Communications, Inc. and certain members of the Crossover Committee (incorporated by reference to Exhibit 10.7 to the quarterly report on Form 10-Q of Charter Communications, Inc. filed on November 9, 2009 (File No. 001-33664)).

10.4	(f)
Fifth Amendment to Restructuring Agreement, dated November 10, 2009, by and between Charter Communications, Inc. and certain members of the Crossover Committee (incorporated by reference to Exhibit 10.2(f) to the registration statement on Form S-1 of Charter Communications, Inc. filed on December 31, 2009 (File No. 333-111423)).

10.4	(g)
Sixth Amendment to Restructuring Agreement, dated November 25, 2009, by and between Charter Communications, Inc. and certain members of the Crossover Committee (incorporated by reference to Exhibit 10.2(g) to the registration statement on Form S-1 of Charter Communications, Inc. filed on December 31, 2009 (File No. 333-111423)).

10.5	(a)
Restructuring Agreement, dated as of February 11, 2009, by and among Paul G. Allen, Charter Investment, Inc. and Charter Communications, Inc. (incorporated by reference to Exhibit 10.4 to the current report on Form 8-K of Charter Communications, Inc. filed on February 13, 2009 (File No. 001-33664)).

10.5	(b)
Amendment to Restructuring Agreement, dated July 30, 2009, by and among Paul G. Allen, Charter Investment, Inc. and Charter Communications, Inc. (incorporated by reference to Exhibit 10.2 to the quarterly report on Form 10-Q of Charter Communications, Inc. filed on November 9,

2009 (File No. 001-33664)).
10.5	(c)
Second Amendment to Restructuring Agreement, dated September 29, 2009, by and among Paul G. Allen, Charter Investment, Inc. and Charter Communications, Inc. (incorporated by reference to Exhibit 10.4 to the quarterly report on Form 10-Q of Charter Communications, Inc. filed on November 9, 2009 (File No. 001-33664)).

10.5	(d)
Third Amendment to Restructuring Agreement, dated October 13, 2009, by and among Paul G. Allen, Charter Investment, Inc. and Charter Communications, Inc. (incorporated by reference to Exhibit 10.6 to the quarterly report on Form 10-Q of Charter Communications, Inc. filed on November 9, 2009 (File No. 001-33664)).

10.5	(e)
Fourth Amendment to Restructuring Agreement, dated October 30, 2009, by and among Paul G. Allen, Charter Investment, Inc. and Charter Communications, Inc. (incorporated by reference to Exhibit 10.8 to the quarterly report on Form 10-Q of Charter Communications, Inc. filed on November 9, 2009 (File No. 001-33664)).

10.5	(f)
Fifth Amendment to Restructuring Agreement, dated November 11, 2009, by and among Paul G. Allen, Charter Investment, Inc. and Charter Communications, Inc. (incorporated by reference to Exhibit 10.3(f) to the registration statement on Form S-1 of Charter Communications, Inc. filed on December 31, 2009 (File No. 333-111423)).

10.5	(g)
Sixth Amendment to Restructuring Agreement, dated November 25, 2009, by and among Paul G. Allen, Charter Investment, Inc. and Charter Communications, Inc. (incorporated by reference to Exhibit 10.3(g) to the registration statement on Form S-1 of Charter Communications, Inc. filed on December 31, 2009 (File No. 333-111423)).

10.6
Commitment Letter, dated February 11, 2009, by and among Charter Communications, Inc., CCH I LLC, CCH II LLC, Charter Communications Operating, LLC and certain members of the Crossover Committee (incorporated by reference to Exhibit 10.2 to the current report on Form 8-K of Charter Communications, Inc. filed on February 13, 2009 (File No. 001-33664)).

10.7
Registration Rights Agreement, dated as of November 30, 2009, by and among Charter Communications, Inc. and certain investors listed therein (incorporated by reference to Exhibit 10.2 to the current report on Form 8-K of Charter Communications, Inc. filed on December 4, 2009 (File No. 001-33664)).

10.8
Exchange and Registration Rights Agreement, dated as of November 30, 2009, by and among CCH II, LLC, CCH II Capital Corp and certain investors listed therein (incorporated by reference to Exhibit 10.3 to the current report on Form 8-K of Charter Communications, Inc. filed on December 4, 2009 (File No. 001-33664)).

10.9
Exchange Agreement, dated as of November 30, 2009, among Charter Communications, Inc., Charter Investment, Inc., Paul G. Allen and Charter Communications Holding Company, LLC (incorporated by reference to Exhibit 10.5 to the current report on Form 8-K of Charter Communications, Inc. filed on December 4, 2009 (File No. 001-33664)).

10.10
Lock-Up Agreement, dated as November 30, 2009, among Charter Communications, Inc, Paul G. Allen and Charter Investment, Inc. (incorporated by reference to Exhibit 10.1 to the current report on Form 8-K of Charter Communications, Inc. filed on December 4, 2009 (File No. 001-33664)).

10.11
Amended and Restated Limited Liability Company Agreement, dated as of November 30, 2009, among Charter Communications, Inc, Charter Investment, Inc. and Charter Communications Holding Company, LLC (incorporated by reference to Exhibit 10.4 to the current report on Form 8-K of Charter Communications, Inc. filed on December 4, 2009 (File No. 001-33664)).

10.12
Second Amended and Restated Mutual Services Agreement, dated as of June 19, 2003 between Charter Communications, Inc. and Charter Communications Holding Company, LLC (incorporated by reference to Exhibit 10.5(a) to the quarterly report on Form 10-Q filed by Charter Communications, Inc. on August 5, 2003 (File No. 000-27927)).

10.13
Amended and Restated Management Agreement, dated as of June 19, 2003, between Charter Communications Operating, LLC and Charter Communications, Inc. (incorporated by reference to Exhibit 10.4 to the quarterly report on Form 10-Q filed by Charter Communications, Inc. on August 5, 2003 (File No. 333-83887)).

10.14
Amended and Restated Credit Agreement, dated as of March 6, 2007, among Charter Communications Operating, LLC, CCO Holdings, LLC, the lenders from time to time parties thereto and JPMorgan Chase Bank, N.A., as administrative agent (incorporated by reference to Exhibit 10.1 to the current report on Form 8-K of Charter Communications, Inc. filed on March 12, 2007 (File No. 000-27927)).

10.15
Amended and Restated Guarantee and Collateral Agreement made by CCO Holdings, LLC, Charter Communications Operating, LLC and certain of its subsidiaries in favor of JPMorgan Chase Bank, N.A., as administrative agent, dated as of March 18, 1999, as amended and restated as of March 6, 2007 (incorporated by reference to Exhibit 10.2 to the current report on Form 8-K of Charter Communications, Inc. filed on March 12, 2007 (File No. 000-27927)).

10.16
Credit Agreement, dated as of March 6, 2007, among CCO Holdings, LLC, the lenders from time to time parties thereto and Bank of America, N.A., as administrative agent (incorporated by reference to Exhibit 10.3 to the current report on Form 8-K of Charter Communications, Inc. filed on March 12, 2007 (File No. 000-27927)).

10.17
Pledge Agreement made by CCO Holdings, LLC in favor of Bank of America, N.A., as Collateral Agent, dated as of March 6, 2007 (incorporated by reference to Exhibit 10.4 to the current report on Form 8-K of Charter Communications, Inc. filed on March 12, 2007 (File No. 000-27927)).

10.18
Charter Communications, Inc. Amended and Restated 2009 Stock Incentive Plan (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K of Charter Communications, Inc. filed on December 21, 2009 (File No. 001-33664)).

10.19	†
Amended and Restated Employment Agreement dated as of July 1, 2008, by and between Neil Smit and Charter Communications, Inc. (incorporated by reference, to Exhibit 10.1 to the current report on Form 8-K of Charter Communications, Inc. filed on September 30, 2008 (File No. 000-27927)).

10.20	†
Amended and Restated Employment Agreement between Eloise E. Schmitz and Charter Communications, Inc., dated as of July 1, 2008 (incorporated by reference to Exhibit 10.4 to the quarterly report on Form 10-Q of Charter Communications, Inc. filed on August 5, 2008 (File No. 000-27927)).

10.21	†
Amended and Restated Employment Agreement between Michael J. Lovett and Charter Communications, Inc., dated as of August 1, 2007 (incorporated by reference to Exhibit 10.3 to the quarterly report on Form 10-Q of Charter Communications, Inc. filed on August 2, 2007 (File No. 000-27927)).

10.22	†
Amended and Restated Employment Agreement between Marwan Fawaz and Charter Communications, Inc. dated August 1, 2007 (incorporated by reference to Exhibit 10.52(a) to the annual report on Form 10-K of Charter Communications, Inc. filed on March 16, 2009 (File No. 000-27927)).

10.23	†
Amended and Restated Employment Agreement between Grier C. Raclin and Charter Communications, Inc., dated as of August 1, 2007 (incorporated by reference to Exhibit 10.4 to the quarterly report on Form 10-Q of Charter Communications, Inc. filed on August 2, 2007 (File No.

000-27927)).
10.24	†
Amendment to Employment Agreement of Neil Smit, dated November 30, 2009 (incorporated by reference to Exhibit 10.7 to the current report on Form 8-K of Charter Communications, Inc. filed on December 4, 2009 (File No. 000-27927)).

10.25	†
Amendment to Employment Agreement of Eloise Schmitz, dated November 30, 2009 (incorporated by reference to Exhibit 10.8 to the current report on Form 8-K of Charter Communications, Inc. filed on December 4, 2009 (File No. 000-27927)).

10.26	†
Amendment to the Amended and Restated Employment Agreement between Michael J. Lovett and Charter Communications, Inc., dated as of March 5, 2008 (incorporated by reference to Exhibit 10.5 to the quarterly report on Form 10-Q of Charter Communications, Inc., filed on May 12, 2008 (File No. 000-27927)).

10.27	(a) †
Amendment to Amended and Restated Employment Agreement between Marwan Fawaz and Charter Communications, Inc. dated as of March 5, 2008(incorporated by reference to Exhibit 10.52(b) to the annual report on Form 10-K of Charter Communications, Inc. filed on March 16, 2009 (File No. 000-27927)).

10.27	(b)†
Amendment to Employment Agreement of Marwan Fawaz, dated November 30, 2009 (incorporated by reference to Exhibit 10.9 to the current report on Form 8-K of Charter Communications, Inc. filed on December 4, 2009 (File No. 000-27927)).

10.28	(a) †
Amendment to the Amended and Restated Employment Agreement between Grier C. Raclin and Charter Communications, Inc., dated as of March 5, 2008 (incorporated by reference to Exhibit 10.6 to the quarterly report on Form 10-Q of Charter Communications, Inc. filed on May 12, 2008 (File No. 000-27927)).

10.28	(b) †
Amendment to Employment Agreement of Grier Raclin, dated November 30, 2009 (incorporated by reference to Exhibit 10.10 to the current report on Form 8-K of Charter Communications, Inc. filed on December 4, 2009 (File No. 000-27927)).

10.28	(c) †
Separation Agreement and Release, dated December 15, 2009, by and between Grier C. Raclin and Charter Communications, Inc. (incorporated by reference to Exhibit 99.1 to the current report on Form 8-K of Charter Communications, Inc. filed on December 21, 2009 (File No. 001-33664)).

10.29	†
Charter Communications, Inc. Value Creation Plan adopted on March 12, 2009 (incorporated by reference to Exhibit 10.1 to the quarterly report on Form 10-Q of Charter Communications, Inc. filed on May 7, 2009 (File No. 001-33664)).

10.30
Debtors’ Disclosure Statement filed pursuant to Chapter 11 of the United States Bankruptcy Code filed on May 1, 2009 with the United States Bankruptcy Court for the Southern District of New York in Case No. 09-11435 (Jointly Administered) (incorporated by reference to Exhibit 10.1 to the quarterly report on Form 10-Q of Charter Communications, Inc. filed on August 6, 2009 (File No. 001-33664)).

10.31
Debtors’ Joint Plan of Reorganization filed pursuant to Chapter 11 of the United States Bankruptcy Code filed on July 15, 2009 with the United States Bankruptcy Court for the Southern District of New York in Case No. 09-11435 (Jointly Administered) (incorporated by reference to Exhibit 10.2 to the quarterly report on Form 10-Q of Charter Communications, Inc. filed on August 6, 2009 (File No. 001-33664)).

10.32
Summary of Charter Communications, Inc. 2009 Executive Bonus Plan (incorporated by reference to Exhibit 10.2 to the quarterly report on Form 10-Q of Charter Communications, Inc. filed on May 7, 2009 (File No. 001-33664)).

12.1	*	Computation of Ratio of Earnings to Fixed Charges.
21.1	*	Subsidiaries of CCH II, LLC.
23.1	**	Consent of Kirkland & Ellis LLP (included with Exhibit 5.1).
23.2	*	Consent of KPMG LLP.
24.1	*	Power of attorney (included in signature page).
25.1	**	Statement of eligibility of trustee.
99.1	**	Form of Cover Letter to Registered Holders and the Depository Trust Company Participants.
99.2	**	Form of Broker Letter.
99.3	**	Form of Letter of Transmittal.

*           Document attached
**         To be filed
†           Management compensatory plan or arrangement

Financial Statement Schedules

Schedules not listed above are omitted because of the absence of the conditions under which they are required or because the information required by such omitted schedules is set forth in the financial statements or the notes thereto.

Item 22. Undertakings

The undersigned registrants hereby undertake that:

(1) Prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to the reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(2) Every prospectus: (i) that is filed pursuant to the immediately preceding paragraph or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned registrants hereby undertake to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

The undersigned registrants hereby undertake to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrants pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by the registrants of expenses incurred or paid by a director, officer, or controlling person of the registrants in the successful defense of any action, suit or proceeding, is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by them is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Saint Louis, State of Missouri, on January 15, 2010.

                CCH II, LLC,
                Registrant

                By: CHARTER COMMUNICATIONS, INC.,
                Sole Manager

                By: /s/ Kevin D. Howard
                Senior Vice President - Finance, Controller and Chief Accounting Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Eloise E. Schmitz, Gregory L. Doody, Richard R. Dykhouse and Paul J. Rutterer, and each of them singly, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and any and all additional registration statements pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the SEC, granting unto each said attorney-in-fact and agents full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them or their or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Neil Smit Neil Smit	President, Chief Executive Officer, Director (Principal Executive Officer) of Charter Communications, Inc.	January 15, 2010

/s/ Eloise E. Schmitz Eloise E. Schmitz	Chief Financial Officer (Principal Financial Officer) of Charter Communications, Inc.	January 15, 2010

/s/ Kevin D. Howard Kevin D. Howard	Chief Accounting Officer (Principal Accounting Officer) of Charter Communications, Inc.	January 15, 2010

Eric L. Zinterhofer	Director of Charter Communications, Inc.	January __, 2010

/s/ W. Lance Conn W. Lance Conn	Director of Charter Communications, Inc.	January 15, 2010

/s/ Darren Glatt Darren Glatt	Director of Charter Communications, Inc.	January 15, 2010

/s/ Bruce A. Karsh Bruce A. Karsh	Director of Charter Communications, Inc.	January 15, 2010

/s/ John D. Markley, Jr. John D. Markley, Jr.	Director of Charter Communications, Inc.	January 11, 2010

/s/ William L. McGrath William L. McGrath	Director of Charter Communications, Inc.	January 15, 2010

/s/ David C. Merritt David C. Merritt	Director of Charter Communications, Inc.	January 15, 2010

/s/ Christopher M. Temple Christopher M. Temple	Director of Charter Communications, Inc.	January 15, 2010

/s/ Robert Cohn Robert Cohn	Director of Charter Communications, Inc.	January 11, 2010

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, CCH II Capital Corp. has duly caused this registration statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Saint Louis, State of Missouri on January 15, 2010.

                CCH II CAPITAL CORP.
                Registrant

                By/s/ Kevin D. Howard
                Senior Vice President - Finance, Controller and Chief Accounting Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Eloise E. Schmitz, Gregory L. Doody, Richard R. Dykhouse and Paul J. Rutterer, and each of them singly, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and any and all additional registration statements pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the SEC, granting unto each said attorney-in-fact and agents full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them or their or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Neil Smit Neil Smit	President, Chief Executive Officer, Director (Principal Executive Officer) of Charter Communications, Inc.	January 15, 2010

/s/ Eloise E. Schmitz Eloise E. Schmitz	Chief Financial Officer (Principal Financial Officer) of Charter Communications, Inc.	January 15, 2010

/s/ Kevin D. Howard Kevin D. Howard	Chief Accounting Officer (Principal Accounting Officer) of Charter Communications, Inc.	January 15, 2010

Exhibit		Description
3.1
Certificate of Formation of CCH II, LLC (incorporated by reference to Exhibit 3.1 to Amendment No. 1 to the registration statement on Form S-4 of CCH II, LLC and CCH II Capital Corporation filed on March 24, 2004 (File No. 333-111423)).

3.2	*	Amended and Restated Limited Liability Company Agreement of CCH II, LLC, dated as of November 30, 2009.
3.3	*	Amended and Restated Certificate of Incorporation of CCH II Capital Corp. dated effective November 30, 2009.
3.4
Amended and Reinstated By-laws of CCH II Capital Corporation (incorporated by reference to Exhibit 3.4 to Amendment No. 1 to the registration statement on Form S-4 of CCH II, LLC and CCH II Capital Corporation filed on March 24, 2004 (File No. 333-111423)).

4.1
Indenture relating to the 13.50% Senior Notes due 2016, dated as of November 30, 2009, among CCH II, LLC, CCH II Capital Corp. and The Bank of New York Mellon Trust Company, NA (incorporated by reference to Exhibit 10.1 to the current report on Form 8-K of Charter Communications, Inc. filed on December 4, 2009 (File No. 000-27927)).

5.1	**	Opinion of Kirkland & Ellis LLP regarding legality.
10.1
Indenture relating to the 8-3/4 % Senior Notes due 2013, dated as of November 10, 2003, by and among CCO Holdings, LLC, CCO Holdings Capital Corp. and Wells Fargo Bank, N.A., as trustee (incorporated by reference to Exhibit 4.1 to Charter Communications, Inc.’s current report on Form 8-K filed on November 12, 2003 (File No. 000-27927)).

10.2
Indenture relating to the 8% senior second lien notes due 2012 and 83/8 % senior second lien notes due 2014, dated as of April 27, 2004, by and among Charter Communications Operating, LLC, Charter Communications Operating Capital Corp. and Wells Fargo Bank, N.A. as trustee (incorporated by reference to Exhibit 10.32 to Amendment No. 2 to the registration statement on Form S-4 of CCH II, LLC filed on May 5, 2004 (File No. 333-111423)).

10.3	(a)
Indenture relating to the 10.875% senior second lien notes due 2014 dated as of March 19, 2008, by and among Charter Communications Operating, LLC, Charter Communications Operating Capital Corp. and Wilmington Trust Company, trustee (incorporated by reference to Exhibit 10.1 to the quarterly report filed on Form 10-Q of Charter Communications, Inc. filed on May 12, 2008 (File No. 000-027927)).

10.3	(b)
Collateral Agreement, dated as of March 19, 2008 by and among Charter Communications Operating, LLC, Charter Communications Operating Capital Corp., CCO Holdings, LLC and certain of its subsidiaries in favor of Wilmington Trust Company, as trustee (incorporated by reference to Exhibit 10.2 to the quarterly report filed on Form 10-Q of Charter Communications, Inc. filed on May 12, 2008 (File No. 000-027927)).

10.4
Commitment Letter, dated February 11, 2009, by and among Charter Communications, Inc., CCH I LLC, CCH II LLC, Charter Communications Operating, LLC and certain members of the Crossover Committee (incorporated by reference to Exhibit 10.2 to the current report on Form 8-K of Charter Communications, Inc. filed on February 13, 2009 (File No. 001-33664)).

10.4	(a)
Restructuring Agreement, dated February 11, 2009, by and between Charter Communications, Inc. and certain members of the Crossover Committee (incorporated by reference to Exhibit 10.1 to the current report on Form 8-K of Charter Communications, Inc. filed on February 13, 2009 (File No. 001-33664)).

10.4	(b)	Amendment to Restructuring Agreement, dated July 30, 2009, by and between Charter Communications, Inc. and certain members of the Crossover Committee (incorporated by reference to Exhibit 10.1 to the quarterly report on Form 10-Q of Charter Communications, Inc. filed on November 9, 2009 (File No. 001-33664)).
10.4	(c)
Second Amendment to Restructuring Agreement, dated September 29, 2009, by and between Charter Communications, Inc. and certain members of the Crossover Committee (incorporated by reference to Exhibit 10.3 to the quarterly report on Form 10-Q of Charter Communications, Inc. filed on November 9, 2009 (File No. 001-33664)).

10.4	(d)
Third Amendment to Restructuring Agreement, dated October 13, 2009, by and between Charter Communications, Inc. and certain members of the Crossover Committee (incorporated by reference to Exhibit 10.5 to the quarterly report on Form 10-Q of Charter Communications, Inc. filed on November 9, 2009 (File No. 001-33664)).

10.4	(e)
Fourth Amendment to Restructuring Agreement, dated October 30, 2009, by and between Charter Communications, Inc. and certain members of the Crossover Committee (incorporated by reference to Exhibit 10.7 to the quarterly report on Form 10-Q of Charter Communications, Inc. filed on November 9, 2009 (File No. 001-33664)).

10.4	(f)
Fifth Amendment to Restructuring Agreement, dated November 10, 2009, by and between Charter Communications, Inc. and certain members of the Crossover Committee (incorporated by reference to Exhibit 10.2(f) to the registration statement on Form S-1 of Charter Communications, Inc. filed on December 31, 2009 (File No. 333-111423)).

10.4	(g)
Sixth Amendment to Restructuring Agreement, dated November 25, 2009, by and between Charter Communications, Inc. and certain members of the Crossover Committee (incorporated by reference to Exhibit 10.2(g) to the registration statement on Form S-1 of Charter Communications, Inc. filed on December 31, 2009 (File No. 333-111423)).

10.5	(a)
Restructuring Agreement, dated as of February 11, 2009, by and among Paul G. Allen, Charter Investment, Inc. and Charter Communications, Inc. (incorporated by reference to Exhibit 10.4 to the current report on Form 8-K of Charter Communications, Inc. filed on February 13, 2009 (File No. 001-33664)).

10.5	(b)
Amendment to Restructuring Agreement, dated July 30, 2009, by and among Paul G. Allen, Charter Investment, Inc. and Charter Communications, Inc. (incorporated by reference to Exhibit 10.2 to the quarterly report on Form 10-Q of Charter Communications, Inc. filed on November 9, 2009 (File No. 001-33664)).

10.5	(c)
Second Amendment to Restructuring Agreement, dated September 29, 2009, by and among Paul G. Allen, Charter Investment, Inc. and Charter Communications, Inc. (incorporated by reference to Exhibit 10.4 to the quarterly report on Form 10-Q of Charter Communications, Inc. filed on November 9, 2009 (File No. 001-33664)).

10.5	(d)
Third Amendment to Restructuring Agreement, dated October 13, 2009, by and among Paul G. Allen, Charter Investment, Inc. and Charter Communications, Inc. (incorporated by reference to Exhibit 10.6 to the quarterly report on Form 10-Q of Charter Communications, Inc. filed on November 9, 2009 (File No. 001-33664)).

10.5	(e)
Fourth Amendment to Restructuring Agreement, dated October 30, 2009, by and among Paul G. Allen, Charter Investment, Inc. and Charter Communications, Inc. (incorporated by reference to Exhibit 10.8 to the quarterly report on Form 10-Q of Charter Communications, Inc. filed on November 9, 2009 (File No. 001-33664)).

10.5	(f)	Fifth Amendment to Restructuring Agreement, dated November 11, 2009, by and among Paul G. Allen, Charter Investment, Inc. and Charter Communications, Inc. (incorporated by reference to

Exhibit 10.3(f) to the registration statement on Form S-1 of Charter Communications, Inc. filed on December 31, 2009 (File No. 333-111423)).
10.5	(g)
Sixth Amendment to Restructuring Agreement, dated November 25, 2009, by and among Paul G. Allen, Charter Investment, Inc. and Charter Communications, Inc. (incorporated by reference to Exhibit 10.3(g) to the registration statement on Form S-1 of Charter Communications, Inc. filed on December 31, 2009 (File No. 333-111423)).

10.6
Commitment Letter, dated February 11, 2009, by and among Charter Communications, Inc., CCH I LLC, CCH II LLC, Charter Communications Operating, LLC and certain members of the Crossover Committee (incorporated by reference to Exhibit 10.2 to the current report on Form 8-K of Charter Communications, Inc. filed on February 13, 2009 (File No. 001-33664)).

10.7
Registration Rights Agreement, dated as of November 30, 2009, by and among Charter Communications, Inc. and certain investors listed therein (incorporated by reference to Exhibit 10.2 to the current report on Form 8-K of Charter Communications, Inc. filed on December 4, 2009 (File No. 001-33664)).

10.8
Exchange and Registration Rights Agreement, dated as of November 30, 2009, by and among CCH II, LLC, CCH II Capital Corp and certain investors listed therein (incorporated by reference to Exhibit 10.3 to the current report on Form 8-K of Charter Communications, Inc. filed on December 4, 2009 (File No. 001-33664)).

10.9
Exchange Agreement, dated as of November 30, 2009, among Charter Communications, Inc., Charter Investment, Inc., Paul G. Allen and Charter Communications Holding Company, LLC (incorporated by reference to Exhibit 10.5 to the current report on Form 8-K of Charter Communications, Inc. filed on December 4, 2009 (File No. 001-33664)).

10.10
Lock-Up Agreement, dated as November 30, 2009, among Charter Communications, Inc, Paul G. Allen and Charter Investment, Inc. (incorporated by reference to Exhibit 10.1 to the current report on Form 8-K of Charter Communications, Inc. filed on December 4, 2009 (File No. 001-33664)).

10.11
Amended and Restated Limited Liability Company Agreement, dated as of November 30, 2009, among Charter Communications, Inc, Charter Investment, Inc. and Charter Communications Holding Company, LLC (incorporated by reference to Exhibit 10.4 to the current report on Form 8-K of Charter Communications, Inc. filed on December 4, 2009 (File No. 001-33664)).

10.12
Second Amended and Restated Mutual Services Agreement, dated as of June 19, 2003 between Charter Communications, Inc. and Charter Communications Holding Company, LLC (incorporated by reference to Exhibit 10.5(a) to the quarterly report on Form 10-Q filed by Charter Communications, Inc. on August 5, 2003 (File No. 000-27927)).

10.13
Amended and Restated Management Agreement, dated as of June 19, 2003, between Charter Communications Operating, LLC and Charter Communications, Inc. (incorporated by reference to Exhibit 10.4 to the quarterly report on Form 10-Q filed by Charter Communications, Inc. on August 5, 2003 (File No. 333-83887)).

10.14
Amended and Restated Credit Agreement, dated as of March 6, 2007, among Charter Communications Operating, LLC, CCO Holdings, LLC, the lenders from time to time parties thereto and JPMorgan Chase Bank, N.A., as administrative agent (incorporated by reference to Exhibit 10.1 to the current report on Form 8-K of Charter Communications, Inc. filed on March 12, 2007 (File No. 000-27927)).

10.15
Amended and Restated Guarantee and Collateral Agreement made by CCO Holdings, LLC, Charter Communications Operating, LLC and certain of its subsidiaries in favor of JPMorgan Chase Bank, N.A., as administrative agent, dated as of March 18, 1999, as amended and restated as of March 6,

2007 (incorporated by reference to Exhibit 10.2 to the current report on Form 8-K of Charter Communications, Inc. filed on March 12, 2007 (File No. 000-27927)).
10.16
Credit Agreement, dated as of March 6, 2007, among CCO Holdings, LLC, the lenders from time to time parties thereto and Bank of America, N.A., as administrative agent (incorporated by reference to Exhibit 10.3 to the current report on Form 8-K of Charter Communications, Inc. filed on March 12, 2007 (File No. 000-27927)).

10.17
Pledge Agreement made by CCO Holdings, LLC in favor of Bank of America, N.A., as Collateral Agent, dated as of March 6, 2007 (incorporated by reference to Exhibit 10.4 to the current report on Form 8-K of Charter Communications, Inc. filed on March 12, 2007 (File No. 000-27927)).

10.18
Charter Communications, Inc. Amended and Restated 2009 Stock Incentive Plan (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K of Charter Communications, Inc. filed on December 21, 2009 (File No. 001-33664)).

10.19	†
Amended and Restated Employment Agreement dated as of July 1, 2008, by and between Neil Smit and Charter Communications, Inc. (incorporated by reference, to Exhibit 10.1 to the current report on Form 8-K of Charter Communications, Inc. filed on September 30, 2008 (File No. 000-27927)).

10.20	†
Amended and Restated Employment Agreement between Eloise E. Schmitz and Charter Communications, Inc., dated as of July 1, 2008 (incorporated by reference to Exhibit 10.4 to the quarterly report on Form 10-Q of Charter Communications, Inc. filed on August 5, 2008 (File No. 000-27927)).

10.21	†
Amended and Restated Employment Agreement between Michael J. Lovett and Charter Communications, Inc., dated as of August 1, 2007 (incorporated by reference to Exhibit 10.3 to the quarterly report on Form 10-Q of Charter Communications, Inc. filed on August 2, 2007 (File No. 000-27927)).

10.22	†
Amended and Restated Employment Agreement between Marwan Fawaz and Charter Communications, Inc. dated August 1, 2007 (incorporated by reference to Exhibit 10.52(a) to the annual report on Form 10-K of Charter Communications, Inc. filed on March 16, 2009 (File No. 000-27927)).

10.23	†
Amended and Restated Employment Agreement between Grier C. Raclin and Charter Communications, Inc., dated as of August 1, 2007 (incorporated by reference to Exhibit 10.4 to the quarterly report on Form 10-Q of Charter Communications, Inc. filed on August 2, 2007 (File No. 000-27927)).

10.24	†
Amendment to Employment Agreement of Neil Smit, dated November 30, 2009 (incorporated by reference to Exhibit 10.7 to the current report on Form 8-K of Charter Communications, Inc. filed on December 4, 2009 (File No. 000-27927)).

10.25	†
Amendment to Employment Agreement of Eloise Schmitz, dated November 30, 2009 (incorporated by reference to Exhibit 10.8 to the current report on Form 8-K of Charter Communications, Inc. filed on December 4, 2009 (File No. 000-27927)).

10.26	†
Amendment to the Amended and Restated Employment Agreement between Michael J. Lovett and Charter Communications, Inc., dated as of March 5, 2008 (incorporated by reference to Exhibit 10.5 to the quarterly report on Form 10-Q of Charter Communications, Inc., filed on May 12, 2008 (File No. 000-27927)).

10.27	(a) †
Amendment to Amended and Restated Employment Agreement between Marwan Fawaz and Charter Communications, Inc. dated as of March 5, 2008(incorporated by reference to Exhibit 10.52(b) to the annual report on Form 10-K of Charter Communications, Inc. filed on March 16,

2009 (File No. 000-27927)).
10.27	(b)†
Amendment to Employment Agreement of Marwan Fawaz, dated November 30, 2009 (incorporated by reference to Exhibit 10.9 to the current report on Form 8-K of Charter Communications, Inc. filed on December 4, 2009 (File No. 000-27927)).

10.28	(a) †
Amendment to the Amended and Restated Employment Agreement between Grier C. Raclin and Charter Communications, Inc., dated as of March 5, 2008 (incorporated by reference to Exhibit 10.6 to the quarterly report on Form 10-Q of Charter Communications, Inc. filed on May 12, 2008 (File No. 000-27927)).

10.28	(b) †
Amendment to Employment Agreement of Grier Raclin, dated November 30, 2009 (incorporated by reference to Exhibit 10.10 to the current report on Form 8-K of Charter Communications, Inc. filed on December 4, 2009 (File No. 000-27927)).

10.28	(c) †
Separation Agreement and Release, dated December 15, 2009, by and between Grier C. Raclin and Charter Communications, Inc. (incorporated by reference to Exhibit 99.1 to the current report on Form 8-K of Charter Communications, Inc. filed on December 21, 2009 (File No. 001-33664)).

10.29	†
Charter Communications, Inc. Value Creation Plan adopted on March 12, 2009 (incorporated by reference to Exhibit 10.1 to the quarterly report on Form 10-Q of Charter Communications, Inc. filed on May 7, 2009 (File No. 001-33664)).

10.30
Debtors’ Disclosure Statement filed pursuant to Chapter 11 of the United States Bankruptcy Code filed on May 1, 2009 with the United States Bankruptcy Court for the Southern District of New York in Case No. 09-11435 (Jointly Administered) (incorporated by reference to Exhibit 10.1 to the quarterly report on Form 10-Q of Charter Communications, Inc. filed on August 6, 2009 (File No. 001-33664)).

10.31
Debtors’ Joint Plan of Reorganization filed pursuant to Chapter 11 of the United States Bankruptcy Code filed on July 15, 2009 with the United States Bankruptcy Court for the Southern District of New York in Case No. 09-11435 (Jointly Administered) (incorporated by reference to Exhibit 10.2 to the quarterly report on Form 10-Q of Charter Communications, Inc. filed on August 6, 2009 (File No. 001-33664)).

10.32
Summary of Charter Communications, Inc. 2009 Executive Bonus Plan (incorporated by reference to Exhibit 10.2 to the quarterly report on Form 10-Q of Charter Communications, Inc. filed on May 7, 2009 (File No. 001-33664)).

12.1	*	Computation of Ratio of Earnings to Fixed Charges.
21.1	*	Subsidiaries of CCH II, LLC.
23.1	**	Consent of Kirkland & Ellis LLP (included with Exhibit 5.1).
23.2	*	Consent of KPMG LLP.
24.1	*	Power of attorney (included in signature page).
25.1	**	Statement of eligibility of trustee.
99.1	**	Form of Cover Letter to Registered Holders and the Depository Trust Company Participants.
99.2	**	Form of Broker Letter.
99.3	**	Form of Letter of Transmittal.

*           Document attached
**           To be filed
†           Management compensatory plan or arrangement